Document 2

CONTENTS

2	Company Profile
3	Principal Financial Data and Indicators
7	Changes in Share Capital and Shareholdings of Principal Shareholders
10	Chairman’s Statement
16	Business Review and Prospects
26	Management’s Discussion and Analysis (“MD&A”)
38	Significant Events
46	Connected Transactions
48	Corporate Governance
53	Management’s Report on Internal Control
56	Summary of Shareholders’ Meetings
57	Report of the Board of Directors
62	Report of the Supervisory Board
64	Directors, Supervisors, Senior Management and Employees
76	Principal Wholly-owned, Controlling and Non Wholly-owned Subsidiaries
77	Financial Statements
193	Corporate Information
195	Documents for Inspection
196	Confirmation from the Directors and Senior Management

This annual report includes forward-looking statements. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects or anticipates will or may occur in the future (including but not limited to projections, targets, reserves and other estimates and business plans) are forward-looking statements. The Company’s actual results or developments may differ materially from those indicated by these forward-looking statements as a result of various factors and uncertainties. The Company makes the forward-looking statements referred to herein as at 27 March 2009 and unless required by regulatory authorities, the Company undertakes no obligation to update these statements.

IMPORTANT: THE BOARD OF DIRECTORS AND THE SUPERVISORY BOARD OF CHINA PETROLEUM & CHEMICAL CORPORATION ("SINOPEC CORP.") AND ITS DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT WARRANT THAT THERE ARE NO MATERIAL OMISSIONS FROM, OR MISREPRESENTATIONS OR MISLEADING STATEMENTS CONTAINED IN THIS ANNUAL REPORT, AND JOINTLY AND SEVERALLY ACCEPT FULL RESPONSIBILITY FOR THE AUTHENTICITY, ACCURACY AND COMPLETENESS OF THE INFORMATION CONTAINED IN THIS ANNUAL REPORT. MR. SHI WANPENG, MR. YAO ZHONGMIN AND MR. FAN YIFEI, DIRECTORS OF SINOPEC CORP., COULD NOT ATTEND THE TWENTY-SEVENTH MEETING OF THE THIRD SESSION OF THE BOARD FOR REASON OF OFFICIAL DUTIES. MR. SHI WANPENG, AUTHORISED MR. LI DESHUI, MR. YAO ZHONGMIN AND MR. FAN YIFEI BOTH AUTHORISED MR. WANG TIANPU TO VOTE ON HIS BEHALF IN RESPECT OF THE RESOLUTIONS PUT FORWARD IN THE MEETING OF THE BOARD. MR. SU SHULIN, CHAIRMAN OF THE BOARD, MR. WANG TIANPU, DIRECTOR, PRESIDENT OF SINOPEC CORP., MR. DAI HOULIANG, DIRECTOR, SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER OF SINOPEC CORP. AND MR. LIU YUN, HEAD OF THE CORPORATE FINANCE DEPARTMENT OF SINOPEC CORP., HEREBY WARRANT THE AUTHENTICITY AND COMPLETENESS OF THE FINANCIAL STATEMENTS CONTAINED IN THIS ANNUAL REPORT.

Exploration and Production	Refining	Marketing and Distribution	Chemicals

COMPANY PROFILE
Sinopec Corp. is a Chinese company listed in Hong Kong, New York, London and Shanghai with integrated energy and chemical operations. The principal operations of Sinopec Corp. and its subsidiaries (the “Company”) include:

exploring for and developing, producing and trading crude oil and natural gas processing crude oil into refined oil products, producing refined oil products and trading, transporting, distributing and marketing refined oil products producing, distributing and trading petrochemical products

The Company’s competitive strengths are mainly reflected in:

its leading market position in the production and sales of refined oil products in China its status as the largest petrochemical producer in China

its strategic market position in China’s highest economic growth areas its well-established, highly efficient and cost effective sales and distribution network its integrated business structure with strong resistance against industry cyclical risks its well-recognised brand and excellent reputation

The Company intends to fully implement its strategies that are well balanced between the Company’s development, return to shareholders, reward to the society and its employees, so that the Company would achieve sustained, effective and harmonious growth, and realise the goal of becoming a multinational energy and chemical corporation with strong competitiveness.

PRINCIPAL FINANCIAL DATA AND INDICATORS

1	FINANCIAL DATA AND INDICATORS PREPARED IN ACCORDANCE WITH THE PRC ACCOUNTING STANDARDS FOR BUSINESS ENTERPRISES (“ASBE”)

	(1)	Principal financial data

	For the years ended 31 December
	2008	2007			2006
Items	RMB millions	as restated* RMB millions	as previously reported RMB millions	Change %	RMB millions
Operating income	1,452,101	1,204,843	1,204,843	20.5	1,061,669
Profit before taxation	24,226	83,434	82,911	(71.0)	76,305
Net profit attributable to equity shareholders of the Company	29,689	56,515	54,947	(47.5)	52,625
Net profit attributable to equity shareholders of the Company before extraordinary gain and loss	29,820	56,551	49,622	(47.3)	54,332
Net cash flow from operating activities	74,883	124,250	124,250	(39.7)	98,870

	At 31 December
	2008	2007			2006
Items	RMB millions	as restated* RMB millions	as previously reported RMB millions	Change %	RMB millions
Total assets	752,235	729,863	718,572	3.1	613,627
Shareholders’ equity attributable to equity shareholders of the Company	330,080	308,045	300,949	7.2	264,910

(2)	Principal financial indicators

	For the years ended 31 December
	2008	2007			2006
Items	RMB	as restated* RMB	as previously reported RMB	Change %	RMB
Basic earnings per share	0.342	0.652	0.634	(47.5)	0.607
Diluted earnings per share	0.302	0.652	0.634	(53.7)	0.607
Basic earnings per share (before extraordinary gain and loss)	0.344	0.652	0.572	(47.3)	0.627
Fully diluted return on net assets (%)	8.99	18.35	18.26	(9.36) percentage points	19.87
Weighted average return on net assets (%)	9.24	19.64	19.52	(10.40) percentage points	21.47
Fully diluted return (before extraordinary gain and loss) on net assets (%)	9.03	18.36	16.49	(9.33) percentage points	20.51
Weighted average return (before extraordinary gain and loss) on net assets (%)	9.28	19.65	17.63	(10.37) percentage points	22.17
Net cash flow from operating activities per share	0.864	1.433	1.433	(39.7)	1.140

	At 31 December
	2008	2007			2006
Items	RMB	as restated* RMB	as previously reported RMB	Change %	RMB
Net assets attributable to equity shareholders of the Company per share	3.807	3.553	3.471	7.2	3.055
Adjusted net assets attributable to equity shareholders of the Company per share	3.715	3.473	3.391	7.0	2.982

*	The Company retrospectively adjusted the financial data in accordance with the China Accounting Standards for Business Enterprises Bulletin No.2 issued by the Ministry of Finance.

(3)	Extraordinary items and corresponding amounts

Items	For the year ended 31 December 2008 (Income)/Expenses RMB millions
Loss on disposal of fixed assets	(248)
Employee reduction expenses	306
Donations	104
Gain on disposal of long-term equity investments	(70)
Gain on disposal of sellable financial assets	(186)
Other non-operating income and expenses	194
Subtotal	100
Tax effect	(25)
Total	75
Attributable to:
Equity shareholders of the Company	131
Minority interests	(56)

(4)	Significant changes of items in the financial statements

The table below sets forth reasons for those changes where the fluctuation was more than 30% during the reporting period, or such changes which constituted 5% or more of total assets at the balance sheet date or more than 10% of profit before taxation:

Items	At 31 December		Increase/(decrease)
	2008 RMB millions	2007 RMB millions	Amount RMB millions	Percentage (%)	Reasons for change
Bills receivable	3,659	12,851	(9,192)	(71.5)	Mainly due to enhanced collection of cash in respond to the changes in market condition
Accounts receivable	12,989	22,947	(9,958)	(43.4)	Mainly due to falling crude price, which resulted in decrease in accounts receivable from crude oil sales
Other accounts receivable	20,520	11,822	8,698	73.6	Mainly due to the increase in prepaid income tax
Other current assets	287	100	187	187.0	Mainly due to the increase in the tradable financial assets
Other non-current assets	1,012	2,190	(1,178)	(53.8)	Mainly due to the decrease in sellable financial assets held by the Company
Short-term borrowings	63,972	36,954	27,018	73.1	Mainly due to the increase in short-term financing for supporting the expansion of production and operations
Short term payable bonds	15,000	10,074	4,926	48.9	Please refer to Note 29 to the financial statements prepared in accordance with ASBE
Bills payable	17,493	12,162	5,331	43.8	Mainly due to the increase in settlement by bills
Accounts payable	56,667	93,049	(36,382)	(39.1)	Mainly due to falling crude oil price, which resulted in decrease in accounts payable for crude oil purchase
Salaries payable	1,778	5,905	(4,127)	(69.9)	Mainly due to the change in payment method of staff salaries
Tax payable	7,057	17,562	(10,505)	(59.8)	Please refer to Note 25 to the financial statements prepared in accordance with ASBE
Non-current liabilities to be due within one year	19,511	13,466	6,045	44.9	Please refer to Note 27 to the financial statements prepared in accordance with ASBE
Bonds payable	62,207	42,606	19,601	46.0	Please refer to Note 29 to the financial statements prepared in accordance with ASBE
Other non-current liabilities	1,397	1,049	348	33.2	Mainly due to the increase in long- term accounts payable
Operating revenue	1,452,101	1,204,843	247,258	20.5	Please refer to MD&A
Operating costs	1,326,783	1,013,201	313,582	30.9	Please refer to MD&A
Sales tax and surcharges	56,799	34,304	22,495	65.6	Please refer to Note 35 to the financial statements prepared in accordance with ASBE
Financial expenses	8,723	4,890	3,833	78.4	Please refer to Note 36 to the financial statements prepared in accordance with ASBE
Exploration expenses	8,310	11,105	(2,795)	(25.2)	Please refer to MD&A
Impairment losses	16,617	6,975	9,642	138.2	Please refer to Note 38 to the financial statements prepared in accordance with ASBE
Gain/(loss) from changes in fair value	3,969	(3,211)	7,180	(223.6)	Please refer to Note 39 to the financial statements prepared in accordance with ASBE
Investment income	980	5,756	(4,776)	(83.0)	Please refer to Note 40 to the financial statements prepared in accordance with ASBE
Non-operating income	51,391	6,828	44,563	652.7	Please refer to Note 41 to the financial statements prepared in accordance with ASBE
Non-operating expenses	1,099	2,059	(960)	(46.6)	Please refer to Note 42 to the financial statements prepared in accordance with ASBE
Income tax (benefit/(expense))	1,889	(24,713)	26,602	(107.6)	Please refer to Note 43 to the financial statements prepared in accordance with ASBE
Minority interests	(3,574)	2,206	(5,780)	(262.0)	Mainly due to the increase in net losses from controlling subsidiaries

2	FINANCIAL INFORMATION EXTRACTED FROM THE FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

				Unit: RMB millions

	For the years ended 31 December
Items	2008	2007	2006	2005	2004
Turnover, other operating revenues and other income	1,502,443	1,209,706	1,066,902	826,825	617,951
Operating profit	28,123	85,864	80,632	67,977	62,948
Profit before taxation	24,317	83,464	78,542	64,525	59,386
Profit attributable to equity shareholders of the Company	29,769	56,533	53,603	41,354	35,289
Basic earnings per share (RMB)	0.343	0.652	0.618	0.477	0.407
Diluted earnings per share (RMB)	0.303	0.652	0.618	0.477	0.407
Return on capital employed (%)	5.3	12.0	12.8	12.0	12.6
Return on net assets (%)	9.1	18.4	20.3	18.3	18.1
Net cash generated from operating activities per share (RMB)	0.781	1.379	1.067	0.902	0.795

				Unit: RMB millions

	At 31 December
Items	2008	2007	2006	2005	2004
Non-current assets	603,516	547,609	464,342	396,169	355,729
Net current liabilities	110,226	80,239	69,882	28,722	25,499
Non-current liabilities	143,968	134,612	107,803	110,174	102,519
Minority interests	20,653	25,325	22,323	31,174	32,472
Total equity attributable to equity shareholders of the Company	328,669	307,433	264,334	226,099	195,239
Net assets per share (RMB)	3.791	3.546	3.049	2.608	2.252
Adjusted net assets per share (RMB)	3.699	3.466	2.976	2.548	2.241
Debt/equity ratio*(%)	27.89	28.13	27.57	31.38	32.91

*	Debt/equity ratio = long-term loans/(total equity attributable to equity shareholders of the Company+ long-term loans) x 100%

3	MAJOR DIFFERENCES BETWEEN THE AUDITED FINANCIAL STATEMENTS PREPARED UNDER ASBE AND IFRS

	(1)	Analysis of the effects of major differences between the net profit under ASBE and profit for the year under IFRS

	For the years ended 31 December
Items	2008 RMB millions	2007 RMB millions
Net profit under ASBE	26,115	58,721
Adjustments:
Reduced amortisation on revaluation of land use rights	30	30
Government subsidies	61	—
Effects of the above adjustments on taxation and change in tax rate on deferred tax	(6)	(8)
Profit for the year under IFRS	26,200	58,743

(2)	Analysis of the effects of major differences between the shareholders’ equity under ASBE and total equity under IFRS

	At 31 December
Items	2008 RMB millions	2007 RMB millions
Shareholders’ equity under ASBE	350,946	333,494
Adjustments:
Reduced amortisation on revaluation of land use rights	(1,012)	(1,042)
Government subsidies	(912)	—
Effects of the above adjustments on taxation and change in tax rate on deferred tax	300	306
Total equity under IFRS	349,322	332,758

CHANGES IN SHARE CAPITAL AND SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS

1	CHANGES IN THE SHARE CAPITAL OF SINOPEC CORP.
Unit: 1,000 Shares

Pre-movement	Increase/(decrease)
	Numbers	Percentage %	New shares issued	Bonus issued	Post-movement Convesrsion from reserves	Others	Sub-total	Number	Percentage %
Shares with selling restrictions	61,422,922	70.84	—	—	—	(4,335,122)	(4,335,122)	57,087,800	65.84
1 State-owned shares	61,422,922	70.84	—	—	—	(4,335,122)	(4,335,122)	57,087,800	65.84
2 State-owned legal person shares	—	—	—	—	—	—	—	—	—
3 Shares held by other domestic investors	—	—	—	—	—	—	—	—	—
4 Shares held by foreign investors	—	—	—	—	—	—	—	—	—
Shares without selling restrictions	25,279,517	29.16	—	—	—	4,335,122	4,335,122	29,614,639	34.16
1 RMB ordinary shares	8,499,029	9.80	—	—	—	4,335,122	4,335,122	12,834,151	14.80
2 Shares traded in non-RMB currencies and listed domestically	—	—	—	—	—	—	—	—	—
3 Shares listed overseas	16,780,488	19.35	—	—	—	—	—	16,780,488	19.35
4 Others	—	—	—	—	—	—	—	—	—
Total Shares	86,702,439	100.00	—	—	—	—	—	86,702,439	100.00

Note:	Percentage of individual items may not add up to total figure due to rounding.

2	CHANGES IN SHARES WITH SELLING RESTRICTIONS
Unit: 1,000 Shares

Name of shareholders	Number of shares with selling restriction at beginning of the year	Number of shares with selling restriction expired during the year	Number of shares with selling restriction added during the year	Number of shares with selling restriction at end of the year	Reasons of selling restriction	Date when restriction expired
China Petrochemical Corporation	61,422,922	4,335,122	0	57,087,800	A Share reform	2008.10.16

3	NUMBER OF SHAREHOLDERS AND SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS

Number of shareholders of Sinopec Corp. as at 31 December 2008 was 1,160,809, including 1,153,757 holders of A Shares and 7,052 holders of H Shares. The public float of Sinopec Corp. satisfied the requirement of the Rules Governing The Listing of Securities on the Stock Exchange of Hong Kong Limited.

	(1)	Top ten shareholders

Unit: 1,000 Shares

Name of Shareholders	Nature of shareholders	As a percentage of total shares in issue at the end of reporting period	Number of shares held at the end of reporting period	Number of shares with selling restrictions	Number of pledges or lock-ups
		%
China Petrochemical Corporation	State-owned shares	75.84	65,758,044	57,087,800	0
HKSCC (Nominees) Limited	H Shares	19.25	16,687,682	0	N/A
Guotai Junan Securities Co. Ltd.	A Shares	0.44	377,906	0	0
Rongtong New Blue Chip Securities Investment Fund	A Shares	0.09	76,462	0	0
Bosera Thematic Sector Equity Securities Investment Fund	A Shares	0.09	75,000	0	0
Shanghai Stock Exchange Tradable Open-end Index Securities Investment Fund	A Shares	0.07	58,346	0	0
Everbright Baodexin Quantative Core Securities Investment Fund	A Shares	0.06	51,056	0	0
China Social Security Fund 102 Portfolio	A Shares	0.06	50,617	0	0
E Fund 50 Index securities Investment Fund	A Shares	0.06	50,334	0	0
Shanghai Investment & Morgan China Premium Securities Investment Fund	A Shares	0.06	49,827	0	0

(2)	Top ten shareholders of shares without selling restrictions

Unit: 1,000 shares

Name of shareholders	Number of shares without selling restrictions	Type of shares held
HKSCC (Nominees) Limited	16,687,682	H Shares
China Petrochemical Corporation	8,670,244	A Shares
Guotai Junan Securities Co. Ltd.	377,906	A Shares
Rongtong New Blue Chip Securities Investment Fund	76,462	A Shares
Bosera Thematic Sector Equity Securities Investment Fund	75,000	A Shares
Shanghai Stock Exchange Tradable Open-end Index Securities Investment Fund	58,346	A Shares
Everbright Baodexin Quantative Core Securities Investment Fund	51,056	A Shares
China Social Security Fund 102 Portfolio	50,617	A Shares
E Fund 50 Index securities Investment Fund	50,334	A Shares
Shaihai Investment & Morgan China Premium Securities Investment Fund	49,827	A Shares

Statement on the connection or activities in concert among the above mentioned shareholders:

We are not aware of any other connection or activities in concert among or between the top ten shareholders and top ten shareholders of shares without selling restrictions, except that Bosera Thematic Sector Equity Securities Investment Fund and China Social Security Fund 102 Portfolio are both managed by Bosera Fund Corporation.

(3)	Information disclosed by the shareholders of H Shares according to the Securities and Futures Ordinance

Name of shareholders	Capacity of interests held	Number of share interests held or regarded as held	Approximate percentage of Sinopec Corp.’s interests (H Share) (%)
JPMorgan Chase & Co.	Beneficial owner Investment manager Custodian corporation	1,953,549,980(L) 1,377,382,050(S) 9,067,875,880(L) 7,716,339,660(L)	1.16%(L) 0.82%(S) 5.40%(L) 4.60%(L)
AllianceBernstein L.P.	Investment manager Interest of corporation controlled by the substantial shareholder	13,046,994,010(L) 1,800,845,400(L)	7.78%(L) 1.07%(L)
Barclays Global Investors UK Holdings Limited	Interest of corporation controlled by the substantial shareholder	8,997,405,230(L) 13,950(S)	5.36%(L) 0.00%(S)
Barclays PLC	Interest of corporation controlled by the substantial shareholder	8,997,405,230(L) 13,950(S)	5.36%(L) 0.00%(S)

Note:	(L): Long position, (S): Short position

4	CHANGES IN THE CONTROLLING SHAREHOLDERS AND THE EFFECTIVE CONTROLLER

There was no change in the controlling shareholders or the effective controller of Sinopec Corp. during the reporting period.

	(1)	Controlling shareholder

The controlling shareholder of Sinopec Corp. is China Petrochemical Corporation. Established in July 1998, China Petrochemical Corporation is a state authorised investment organisation and a state-owned company. Its registered capital is RMB 104.9 billion, and the legal representative is Mr. Su Shulin. Through reorganisation in 2000, China Petrochemical Corporation injected its principal petroleum and petrochemical operations into Sinopec Corp. and retained certain petrochemical facilities and small-scale refineries. It provides well-drilling services, well logging services, downhole operation services, services in connection with manufacturing and maintenance of production equipment, engineering construction, utility services and social services.

	(2)	Except for HKSCC (Nominees) Limited, no other legal person shareholders hold 10% or more of shares of Sinopec Corp.

	(3)	Basic information of the effective controller

China Petrochemical Corporation is the effective controller of Sinopec Corp.

	(4)	Diagram of the equity and controlling relationship between Sinopec Corp. and its effective controller

5	ISSUANCE AND LISTING OF SECURITIES

Please refer to “Significant Events” of this annual report.

CHAIRMAN’S STATEMENT

Su Shulin, Chairman

Dear shareholders:

First of all, on behalf of the Board of Directors of Sinopec Corp., I would like to express our sincere gratitude to all shareholders as well as the public for your care and support.

In 2008, international oil prices experienced drastic increase and sharp fall, while domestic prices for refined oil products were under tight control. Demand for refined oil products plunged after experienced a high growth level, and both the demand and prices of petrochemical products plummeted harshly. Since July 2008, the international financial crisis has extended quickly to the real economy. Challenged by the unpreceding changes, Sinopec Corp. proactively adjusted its business strategies and capitalised on its strengths in exploration and production, its competitive positioning in refining, chemicals business and sales, and its advantageous position in its international trading business to secure and optimise resources. Sinopec Corp. has benefited from the parent company’s complementary strengths in petroleum and petrochemical engineering services, and its international strategy to “go global”. This has allowed the Company to make solid advances through precision management, capturing potential and improving efficiency, promoting technology renovation, strengthening workplace safety, saving energy and reducing emissions. The output of oil and natural gas is on steady rise, and profit increases significantly. The Company promptly adjusted its refining and chemical production in line with the shifting market demand. Because of the strict control on the refined oil products prices, refining business suffered huge losses. Chemical business also recorded red in the fourth quarter due to the falling demand and prices of chemical products in the international market. However, I am glad to see that, with years of dedication on improving the marketing network, the sales volume of refined oil products rises steadily, marketing structure is fine-tuned, and the profit marks constant growth. The strategy of centralised marketing of petrochemical products, after several years of reform, has begun to take effects and strengthen our capability to defend market risks. In the first three quarters of last year, the Company actively responded to a domestic shortage of oil products and tightening controls over price by the government by safeguarding supplies, especially during periods of disaster relief, busy farming season, and the Beijing Olympic Games, and, as a result, benefitted the consumers and made significant contribution to sustain the steady and rapid social and economic development in China. Supported by management and employees, in the year of 2008, the Company accumulated valuable experience for future business operations and development by actively responding to severe market challenges.

In 2008, under the PRC Accounting Standards for Business Enterprises (“ASBE”), our operating income amounted to RMB 1.4521 trillion, representing an increase of 20.5% over 2007. Net profit attributed to equity shareholders of the Company was RMB 29.69 billion, representing a decrease by 47.5% over previous year. Under International Financial Reporting Standards (“IFRS”), profit for the period attributed to equity shareholders of the Company was RMB 29.77 billion, down by 47.3% compared to 2007. Considering the Company’s earnings level, future development, and shareholders’ interests, the Board of Directors has recommended a full year dividend of RMB0.12 per share for the year of 2008. Excluding the interim dividend of RMB 0.03 per share, the final dividend for 2008 is RMB 0.09 per share.

In respect of the past three years , China’s economy has maintained rapid growth and the demand for energy and petrochemical products has increased signifcantly, which provided a favorable environment for the Company’s development. However, because international crude oil prices rose significantly and the control over domestic oil products prices were tightened, the refining business suffered huge losses for a long period. Facing both opportunities and challenges, the Board of Directors adhered to the scientific approach of development, adopted the guidelines of reform, adjustment, management, innovation, and development, and consistently implemented the strategies of integrating and globalising resources and markets. At the same time, we carefully carried out government’s pricing mechanism on refined oil products, attached great importance to the corporate social responsibilities, and made all efforts to ensure the oil products supply. The Board of Directors of this term also actively communicated with relevant government authorities to win the policy support that helped improve the Company’s operational performance. Over the past three years, we have made remarkable advances on corporate governance, development, reforms and adjustments as well as scientific and technological innovations.

Sinopec Corp. is committed to improving corporate governance. We have completed the A share reform to conform the interests of all shareholders. To meet regulatory requirements and the Company’s development, we performed a series of specific activities to enhance corporate governance. We implemented and improved the system of independent directors and specialised committees, which provided support for scientific decision making by the Board of Directors. This term of Board of Directors continued to strengthen our internal control through annual review and enhanced risk control and improved management level. With efforts on strengthening precision management and enhancing comprehensive budget control, the Company has build up an integrated fund management system, improved management efficiency in production organisation, product sales and material procurement. In addition, Sinopec Corp. has been continuously enhancing its disclosure and engagement with investors to ensure effective and timely communications.

In line with development plan from 2006 to 2008, the Company took full advantage of its existing advantages, brought up the strengths to make up for the weaknesses, and accelerated its development. Capital expenditure in the past three years totaled RMB 300.5 billion. In upstream, the Company increased the input of exploration and development on oil and gas fields to build up more capacity. A number of projects, such as the Sichuan-to-East China Gas Project, has been proceeding smoothly, which strengthened its upstream business and provided a unique advantage to the Company. By keeping close to the market and upstream resources, the Company continues to configure its refinery business and fine-tune its structure. It has built and upgraded a number of major projects, including the Qingdao refinery project and Maoming ethylene project where adaptability to crude resources have become more flexible. Furthermore, the Fujian refinery and ethylene project, the Tianjin refinery and ethylene project, and the Zhenhai ethylene project are all on schedule. Refining and chemical industry clusters are also taking shape in the areas along the Yangtze Delta, Pearl River Delta and Bohai Bay. With a comprehensive sales network for oil products, Sinopec Corp. is increasingly dominant in the market, and continuously improving the service quality, brand image and corporate reputation. The Company constructed new oil storage and transmission facilities and revamped existing ones such as Caofeidian crude oil dock with an aim to build up a modern logistics system. The Zhenhai-Shanghai-Nanjing oil pipeline has been completed and put into operation. The total length of gas transmission pipeline constructed is 705 kilometers and the refined oil products pipeline, include the one around Beijing city, exceeds 6,000 kilometers. 79% of our crude oil and 34% of refined oil products are transmissed through pipeline. In the past three years, the Company’s newly added reserves of crude oil amounted to 520 million tonnes and natural gas to 369.7 billion cubic meters The output of crude oil and natural gas increased by 4.1% and 14.3% respectively. The Company’s comprehensive refining capacity rose by 20.7%, and the sales volume of refined oil products surged by 17.6%, with the proportion of end sales grew by 7.6 percentage points. The output of ethylene jumped by 18.2%.

During the current term of the Board of Directors, the Company continued to fortify core business devleopment and focus on fine-tuning respective business streams. We further consolidated the sales, operations of chemical products with the establishment of an integrated sales unit responsible for such products, significantly benefiting from the advantage of sales centralisation. We acquired from China Petrochemical Corp. part of its crude oil production, refinery and service station assets as well as pipelines for oil products transmission. We also completed the merger of some of our subsidiaries. All of these initiatives have allowed for greater concentration on core business, better managerial mechanism and a gradual decrease of connected transactions. During the year, the company leveraged favorable market conditions to successfully launch the issurance of zero-coupon convertible bonds, detachable convertible bonds and corporate bonds in both domestic and overseas markets. This lifted the percentage of direct financing by the Company to 34.2% as at the end of 2008 from 9% at the end of 2005, up by 25 percentage points, which helped optimise its debt structure and lower its financing cost to a great extent to provide support for seamless execution of the Company’s development strategy.

Closely adhering to the Company’s principles of focusing on core business development, fostering technological improvement, Sinopec reaped in fruitful results during this session of Board of Directors. With the forward-looking marine-facies research going on smoothly, the exploratory technologies for further development in Puguang Gas Field and carbonates reservoir have basically come into shape. This extends not only our arena of oil and gas exploration scope but also our exploratory capability and standard in this respect. Whilst the proportion of processing substandard crude oil is on a steady rise, we realised commercialisation of production technologies for refined oil products par with EU IV standard on the back of proprietary technologies. We also brought to fruition an industrial application of our proprietary technologies in full in the areas of single-stage recycle hydro-cracking with a capacity of 1.5 million tonnes per year and production of polypropylene with a capacity of 0.3 million tonnes per year. At present, we are equipped with the capacity to construct 10-million–tonne oil refineries and one-million-tonne of ethylene plants on an independent basis. We enhanced researches on new and alternative energies. Breakthrough has also been made on the technology of producing synthetic oil with synthesis gas. During the year, we developed and manufactured an array of new products—the Great Wall special lubricant was employed by Chang’e-1 Lunar Probe and Shenzhou-7 Spaceship; and Donghai-brand modified asphalt and special compound of polypropylene were used in the construction of gyms for the Beijing Olympic Games. The application of ERP information technology was in full swing. The technology team represented by Mr. Min Enze, an academician of Chinese Academy of Engineering, made great contribution to the Company’s scientific and technological advancements. Over the past three years, we have been awarded 2671 patents out of 3680 patent applications.

The Board of Directors values human resources and attaches great importance to every single staff member in the Company. The Company has approved and applied the Employee Guidelines with an aim to discipline employees’ conduct and promote corporate culture. We have spared no efforts to strengthen the building of teams of operatonal management, professional and technical talents; created a sound environment for career development for our staff at different levels; and encouraged the cultivation of self-motivation and creativity among all staff. The Company’s management cares about every staff member, taking proactive measures to improve workplace environment,strengthens the supervision of occupational healthiness and raises the level of labour protection. Over the year, the launch of activities evolving around the theme of “engaging with the masses and promoting harmony, making concerted efforts to promote development”, greatly narrowed the gap between the management and staff members, which is condusive to the steadibility of our workforce as a whole. The morale and cohensiveness of the team is further enhanced.

Sinopec Corp. carried out its social responsibilities and pushed forward harmonious development, We abided by the ten principles of the UN Global Compact by focusing on sustainable development, implementing HSE management systems and subsequently reported the Company’s sustainability to stakeholders. We devised and strictly executed Guidance for Safe Production, promoted energy conservation and emission reduction, supplied the high-quality clean fuel, and achieved significant results on all these fronts. In the past three years, the energy intensity, industrial water consumption and COD in discharged waste water decreased by 14.1%, 12.2% and 13.2%, respectively. The Company has actively engaged in the philanthropic events. In 2008, South China experienced a natural disaster caused by low-temperature sleet and frost. Furthermore, the Wenchuan earthquake shocked people across the globe. The company reacted quickly to organise and participate in rescue and relief efforts. The Company and employees donated money and materials worth RMB 300 million to the earthquake-stricken area. As a partner of the 2008 Beijing Olympic Games, we provided quality oil and petrochemical products and services. Over the past years, the philanthropic events we supported, such as Health Express, Chun Lei Program, Poverty Relief and Tibet-aid program etc, have achieved excellent results.

Through years of reform, restructuring, strengthened management and innovation, the Company realised rapid development. Compared with 2005, the company’s scale of operations expanded steadily. Under IFRS, turnover, other operating revenue and other income increased by 81.7%. The asset structure and its quality remarkably improved. Total assets increased by 40.8% and the shareholders’ equity increased by 45.4%. The distributed dividend in the past three years amounted to RMB 37.7 billion, a relatively good reward for our shareholders. China Petrochemical Corporation with Sinopec Corp. as its core asset, ranked 16th in the 2008 Fortune 500 companies.

The achievements mentioned above were realised not only with the support of our shareholders and other stakeholders, but also with the diligence of Board of Directors, management, and our employees. Before Directors of the Board step down as their term expires, I, on behalf of the Board, would like to express our sincere thanks to our shareholders and those who supported us. We would also like to express our gratitude to supervisors, management, and employees for their continued commitment and cooperation.

In May 2009, due to the regulatory requirements and job movement, the Directors of Zhou Yuan, Shi Wanpeng, Yao Zhongmin and Fan Yifei, Supervisors of Kang Xianzhang, Zhang Jitian, Cui Guoqi and Li Zhonghua will step down. During tenure, they dutifully carried out responsibilities and worked hard for the Board’s scientific decision making and the Company’s development. Therefore, I would like to extend my appreciation for their continuous efforts and remarkable contribution.

Looking forward to 2009, as the global economy complicates and the financial crisis spreads, the demand for oil and petrochemical products will slow down thereby intensifying market competition. The Company will face a lot of challenges. However, the Chinese government has announced a series of measures aimed at stimulating domestic demand and driving economic growth and has implemented some stimulus plans for relevant industries including the petrochemical industry, which will provide opportunities for the Company to expand its operations. At the end of December 2008, China implemented the new refined oil products pricing mechanism and we foresee our refining business turn from loss making as we suffered in previous years into profit making. These factors will provide new opportunities for the Company’s sustainable development.

In 2009, the Company will proactively respond to the influence of international financial crisis, take the market opportunity and adjust its operation strategies to expand resources, expand market, improve management, and reduce cost, in order to fulfill the full year targets. In line with the market condition and the Company’s overall development objectives, the Board of Directors plans capital expenditure at RMB 111.8 billion. The capital expenditure will be used to increase upstream investment, expedite the construction of projects like Sichuan-East China Gas Project, optimise the layout of refining and chemical plants, adjust product mix and increase the production of high value added products, improve the modern logistics system and support rapid development of the marketing and distribution of refined oil and chemical products. In addition, from view of strategy, Sinopec is studying the market opportunity of directly acquiring international oil and gas assets to enhance its upstream resource basis.

The Board of Directors has nominated candidates to the new Board. These candidates are experts in macro-economy, finance, corporate management, and/or in oil and petrochemical industry. I believe their rich professional backgrounds and work experience will enrich and energise the Board of Directors and strengthen the Board’s decision-making capability and inherit and develop the Company’s strategies. I hope the in-coming Board of Directors and the management continue to strengthen the layout of the Company’s integrated operations, accelerate its upstream exploration and development to expand its resource base; to concentrate its refining and chemical business, with concerted efforts from production, sales and R&D, to increase the production of products well-received by the market and high-value-added products, to enhance its competitiveness. The Company will continue to strengthen precision management, promote technological advance to expedite the development and application of proprietary core technologies, in order to provide support for the Company’s development.

I believe that in 2009, under the leadership of the existing and in-coming Board of Directors, supported by management and employees, Sinopec Corp. will adhere to the scientific approach of development and take on the challenges we may face. We are confident we can achieve greater progress and become a competitive international energy and chemical company. We will reward our shareholders and employees and contribute to the society with our remarkable performance and development.

Su Shulin
The Board Chairman

Beijing, China
March 27, 2009

BUSINESS REVIEW AND PROSPECTS

Mr. Wang Tianpu, President

BUSINESS REVIEW

In 2008, the Chinese government actively responded to the drastic changes in the international and domestic economic environment, as well as several severe natural disasters which are rare in China’s history. The government took effective measures to ensure continued growth of the national economy achieving a GDP growth of 9.0%. Confronted with historically high crude oil prices in the international markets and tight domestic price controls, the Company adjusted its business strategy accordingly, enhancing precision management, reducing cost and increasing efficiency to guarantee stable supply of oil products in the domestic market. Through concerted efforts from all the employees, new progresses and achievements have been made in various aspects.

1.	Review of Market Environment

	(1)	Crude oil market

In 2008, crude oil price experienced extreme volatility in the international markets. Oil price fell by more than USD100/bbl after peaked in July. The average Platt’s Spot Price was USD97/bbl, an increase of 33.8% from the previous year. Price trend of domestic crude oil is in line with international markets.

(2)
Refined oil products market

In 2008, the domestic refined oil market experienced drastic changes from a supply shortage driven by a surge in demand in the first three quarters to oversupply as a result of the drop in demand growth in the fourth quarter. According to the Company’s statistics, the apparent domestic consumption of refined oil products (inclusive of gasoline, diesel and jet fuel) in 2008 was 204.94 million tonnes, up by 10.2% compared with 2007.

	(3)	Chemicals market

In 2008, domestic demand for chemical products recorded negative growth for the first time in the last 20 years. Particularly, in the second half of 2008, the worsened international financial crisis started to affect the real economy, weakening the demand for chemical products. In the fourth quarter, the prices of chemical products plunged in the domestic and international markets. According to the Company’s statistics, the annual domestic apparent consumption of ethylene equivalent  decreased by 0.3%, the apparent consumption of synthetic resin and synthetic rubber decreased by 4.9% and 5.6% respectively, nevertheless, the apparent consumption of synthetic fiber increased slightly by 0.7%.

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2007 Jan
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Movement of International Crude Oil Prices

Note: Exchange rate between USD and RMB was 7.604 and 6.945 for 2007 and 2008 respectively.

2.	Production and Operation

	(1)	Exploration and Production

In 2008, the Company continued its strategy of expanding its oil and gas resources. In exploration, new breakthroughs have been made in such regions as northeastern Sichuan, Tahe and the matured fields in eastern China. In 2008, the Company completed 13,892 kilometers of 2D seismic and 6,080 square kilometers of 3D seismic exploration, drilled 544 exploration wells with a total footage of 1,768.1 kilometers. Addition of proved reserve of oil and gas was 267.6 million barrels of oil equivalent. With respect to development, the Sichuan-East China Gas project has been progressing on schedule and the construction of the Songnan gas field is on track. Meanwhile, the production capacity building in key areas has been strengthened and the development scheme of reserve through enhanced efforts in developing marginal reserves has been optimised, resulting in a steady increase in oil and gas production. Newly added crude production capacity for 2008 is 5.8 million tonnes/year and the newly added production capacity of natural gas is 1.334 billion cubic meters/year. The output of crude oil was 41.8 million tonnes and the output of natural gas was 8.3 billion cubic meters, an increase of 1.8% and 3.7% respectively from the previous year. While the outputs of crude oil in the matured fields in eastern China had been stable over the past years, the production in the newly developed western fields has accelerated.

Summary of Operations of Exploration and Production Segment

	2008	2007	2006	Change 07-08 (%)
Crude Oil Production (mmbbls)	296.80	291.67	285.19	1.8
Natural Gas Production (bcf)	2,931	2,826	2,565	3.7
Newly-added proved reserve of crude oil (mmbbls)	114	21	286	442.9
Newly-added proved reserve of natural gas (bcf)	9,216	37,567	1,615	(75.5)
Proved reserve of crude oil (mmbbls)	2,841	3,024	3,295	(6.1)
Proved reserve of natural gas (bcf)	69,593	63,308	28,567	9.9
Proved reserve of oil and gas (mmboe)	4,001	4,079	3,771	(1.9)

Summary of Production and Operations of Shengli Oil Field

	2008	2007	2006	Change 07-08 (%)
Crude Oil Production (mmbbls)	196.96	196.68	194.65	0.1
Natural Gas Production (bcf)	272	277	283	(1.8)
Newly-added proved reserve of crude oil (mmbbls)	116	76	185	52.6
Newly-added proved reserve of natural gas (bcf)	(360)	420	192	—
Proved reserve of crude oil (mmbbls)	2,151	2,231	2,352	(3.6)
Proved reserve of natural gas (bcf)	2,644	3,276	3,133	(19.3)
Proved reserve of oil and gas (mmboe)	2,195	2,286	2,404	(4.0)

Note:	Crude oil volume is converted at 1 tonne to 7.1 barrels, and gas volume is converted at 1 cubic meter to 35.31 cubic feet

(2)	Refining Segment

In 2008, the Company was under pressure from both meeting domestic market demand and suffering huge losses as a result of the government’s strict price control over oil products. Despite the difficulties, the Company managed to meet domestic demand for refined products, by keeping refinery facilities running at full capacity, pushed for the startup of newly-constructed and revamped facilities and adjusted the product mix to increase the proportion of gasoline and diesel. The Company adhered to the strategy of optimising and diversifying crude oil sources, to reduce the purchasing cost. The Company fully leveraged on the crude oil pipeline transmission capacity, improved allocation and transportation of crude oil, thus reduced transportation and storage costs. It tapped its refineries’ potentials in processing high-sulfur, high-acid or heavy crude and accelerated the revamp of facilities to take in different grades of crude. The Company strengthened management and optimised process, and increased light products yield and refinery yield even with low-grade crude oil. Responsive to market changes for high-value-added products, it upgraded the quality of gasoline and diesel, and  adjusted the product mix. As a partner of the 2008 Beijing Olympic Games, the Company took the lead to supply Guo IV grade clean fuel, matching the demand from the hosting cities during the Games. In 2008, the Company processed 169 million tonnes of crude oil, representing an increase of 4.5% over the previous year; and produced 105.86 million tonnes of refined products, up 9.4% from the previous year.

Sources of Crude oil				Unit: million tonnes
	2008	2007	2006	Change 07-08 (%)
Internal supplies	30.88	30.83	30.81	0.2
PetroChina Company Limited	6.13	6.89	8.81	(11.0)
CNOOC Ltd.	7.55	7.42	6.38	1.8
Imported	125.61	116.87	106.52	7.5
Total	170.17	162.01	152.52	5.0

Summary of Production and Operations of Refining Segment

	2008	2007	2006	Change 07-08 (%)
Crude oil throughput (thousand bbls/day)	3,399.00	3,253.00	3,069.10	4.50
Gasoline, diesel and kerosene production (million tonnes)	105.86	96.76	91.02	9.40
Of which: Gasoline (million tonnes)	29.09	25.98	24.47	12.00
Diesel (million tonnes)	68.78	62.46	60.19	10.10
Kerosene (million tonnes)	7.99	8.32	6.35	(4.00)
Light chemical feedstock (million tonnes)	22.99	23.84	23.07	(3.60)
Light products yield (%)	74.80	74.48	74.75	0.32 percentage point
Refinery yield (%)	94.07	93.95	93.47	0.12 percentage point

Note 1:	Refinery throughput is converted at 1 tonne to 7.35 barrels

(3)	Marketing and Distribution

In 2008, the Company actively adapted itself to changes in the market. Supply in the first three quarters of 2008 was particularly tight, and the Company collected resources through various channels such as outsourcing and imports to increase oil products supply and ensured sufficient supply to the domestic market during periods of disaster relief, the agricultural peak season, and the Beijing Olympic Games. By doing so, the Company made important contributions to China’s economic and social development. The Company improved the marketing structure and greatly increased the proportion of retail sales. It also fully utilised existing logistics system and increased the utilisation of pipeline transportation to reduce freight costs. Efforts have also been made in improving the service function of the service stations, improving the service quality, facilitating the renovation of the service stations, encouraging the use of IC cards, and expanding the non-fuel business. Throughput per station has increased steadily. In 2008, the Company sold 123 million tonnes of refined oil product, an increase of 3.0% from the previous year, of which retail volume was 84.1 million tonnes, up by 9.8% over 2007.

Summary of Operations of Marketing and Distribution Segment

	2008	2007	2006	Change 07-08 (%)
Total domestic sales volume of refined oil products (million tonnes)	122.98	119.39	111.68	3.0
Of which: Retail volume (million tonnes)	84.10	76.62	72.16	9.8
Direct sales volume (million tonnes)	19.63	20.17	18.95	(2.7)
Wholesale volume (million tonnes)	19.25	22.6	20.57	(14.8)
Total number of service stations	29,279	29,062	28,801	0.7
Of which: Company-operated	28,647	28,405	28,001	0.9
Franchised	632	657	800	(3.8)
Average annual throughput per station (tonne/station)	2,935	2,697	2,577	8.8

(4)	Chemicals

In 2008, in view of the changing domestic demand for chemical products, the Company made continuous efforts to increase the efficiency of facilities. By carrying out the flexible strategy to adapt to the changing market, the Company optimised its allocation of materials and production scheme, and through strengthening the connection among production, sales and research, and the management of marketing, the Company adjusted its production volume according to the market demand. The Company strengthened management of sales and marketing, fully utilised its advantages in centralised marketing of chemical products, to optimise regional markets and rationalise allocation of resources. It enhanced precision management, improved efficiency of facilities in operation and ensured production safety. It also adjusted production in accordance with market needs. In 2008, ethylene production reached 6.289 million tonnes, representing a 3.7% decrease against the previous year and sold 28.21 million tonnes of chemical products, representing a decrease of 2.8% against the previous year.

Summary of Production of Major Chemical Products
Unit: thousand tonnes

	2008	2007	2006	Change from 2007 to 2008 (%)
Ethylene	6,289	6,534	6,163	(3.7)
Synthetic resin	9,590	9,660	8,619	(0.7)
Synthetic rubber	834	800	668	4.3
Synthetic fiber monomer and polymer	7,264	8,018	7,242	(9.4)
Synthetic fiber	1,260	1,417	1,502	(11.1)
Urea	1,649	1,565	1,609	5.4

(5)	Research and Development

In 2008, in order to meet the requirements of production and operation, the Company successfully developed a number of new technologies. The Company has developed technological systems such as the development of the Puguang gas field and the development of the carbonate reservoir. These developments supported reserve and production capacity buildup while reducing cost and increasing efficiency. Clean fuel production technologies such as gasoline selective desulfurisation and diesel hydrofining, and the complete technologies of caprolactam have been successfully commercialised. The pilot tests on producing oil from synthetic gas and bio-diesel have been completed, giving a solid foundation for developing new energies. Significant progress has been achieved in the application of water injection technology in major oil fields, large-scale ethyl benzene and isopropyl benzene production. The application of forecast technology on deep-level carbonate reservoir and technologies on styrene have achieved prominent results. A breakthrough has been made on the operation technologies of coal gasification. The Company developed and produced a number of new products to meet market needs. The Great Wall special lubricant was successfully used on the Shenzhou-VII spacecraft, and polyethylene resin was used in the drinking water pipeline of the life-support system in the space suits. In 2008, the Company applied for 918 domestic patents and was granted 572. The Company applied for 225 foreign patents and was granted 173.

(6)	Health, Safety and Environment

In 2008, the Company maintained its stable and safe production and made remarkable achievements in energy saving and emission reductions. The Company continued to improve the HSE management system, enhanced production safety and environmental protection rules, strictly observed the Guidance of Safe Production, implemented safety and environment responsibilities at all levels and increased awareness of safety and environment protection among all employees. The Company continued to work on eliminating causes for potential accidents and environmental hazards, ensuring a safe and clean work environment. The energy conservation and emission reduction measurements were implemented achieving pre-set goals. Energy intensity for the year reduced by 5.2%; the industrial water consumption decreased by 3.6%; Chemical Oxygen Demand in waste water dropped by 4.3%; and the recycling rate of industrial water stayed over 95%. For other detailed information, please refer to the Company’s report on sustainable development.

(7)	Cost Reduction

In 2008, the Company took various measures to reduce costs, such as leveraging the existing logistics system, optimising resources allocation, reducing transportation costs, further increasing the throughput of lower quality crude oil, reducing the procurement cost of crude oil and consumption of energy and materials in the production process by optimising the operation of the facilities. In 2008, the Company effectively saved RMB 3.964 billion in cost. Of the total cost saved, the Exploration and Production Segment, the Refining Segment, the Marketing and Distribution Segment and the Chemicals Segment achieved cost saving of RMB 727 million, RMB 1,645 million, RMB 780 million and RMB 812 million respectively.

(8)	Capital Expenditure

In 2008, the Company’s total capital expenditure was RMB 107.3 billion, among which, capital expenditure for exploration and development was RMB 57.65 billion. The exploration and development in Puguang Gas Field, construction of the purification plant and pipeline and market development are underway as scheduled. The development of the Tahe oil field is going on smoothly. The newly-built production capacity of crude oil is 5.8 million tonnes/ year and the newly-built production capacity of natural gas is 1.33 billion cubic meters/year. The capital expenditure for Refining Segment was RMB 12.49 billion, among which, Qingdao Refinery have been put into production, the revamping project of Gaoqiao to improve adapability for low quality crude, the projects to upgrade quality of oil products in Wuhan and Luoyang, and the Caofeidian crude oil jetty project were completed and commenced production. The construction of modification of heavy crude oil in Tahe has also started. Capital expenditure in Marketing and Distribution Segment was RMB 14.15 billion. With this investment, the Company has further improved its refined oil products network through construction, acquisition and renovation of service stations and oil storage. Thereby, the Company’s leading role in the strategic market was consolidated, and 720 self-operated service stations were added. Capital expenditure in Chemicals Segment was RMB 20.62 billion. Steady progress has also been seen in the ethylene projects in Fujian, Tianjin and Zhenhai. Jinling paraxylene expansion project, Yangzi butadiene expansion project and Yanshan butyl rubber expansion project have been completed and put into production. Capital expenditure in Corporate and Others amounted to RMB 2.39 billion for the construction of an information system now achieved new progress.

BUSINESS PROSPECT

1.	Market Analysis

Looking into 2009, the persistent and widespread international financial crisis has exerted significant influence on domestic and global oil and chemical markets. Influenced by falling demand, the international oil prices are expected to fluctuate at a relatively low level for a certain period. The demand growth for refined oil products in domestic market is expected to slow down. Due to the combined pressure of slower economic growth and a downward cyclical trend, the chemicals business will be facing more challenging situations.

Under the difficult market environment, we are also faced with favorable opportunities and factors. Despite a global economic slowdown, the growth of the Chinese economy is only partially influenced and the Chinese economic fundamentals will remain unchanged with the basic domestic demand for oil and petrochemical products remains robust. The Chinese government has taken proactive fiscal and easy monetary policies, undertaking a series of measures aiming to expand domestic demand and promote economic growth. It will soon come up with a top 10 industry promotion plan with the petrochemical industry included, which will help the Company to speed up its technological renovation and industrial upgrade. In particular, the Company focused and accelerated the construction of some key projects for improving people’s livelihood, developing the infrastructure, supporting agriculture, farmers and rural areas, and enhanced energy conservation and environmental protection. The Company accelerated the reconstruction of disaster-hit areas, which also provided new opportunities for expanding the oil and petrochemical markets. The implementation of the VAT reform and easy monetary policy will be conducive for the Company to reduce cost of investment and financing. Meanwhile, through years of development, the Company’s business operation, asset quality, industrial structure and profitability have reached a new level with a reinforced capability to defend risks. These strengths and advantages give us a chance to create opportunities in face of challenges, creating sustainable, effective and harmonious development.

2.	Production and Operation

As the market changes in 2009, the Company will continue to undertake flexible operational strategies, further strengthen its intensive management, carefully organise production, attach importance to the safety of production, material and energy conservation and focus on the following areas:

Exploration and Production: The Company will continue to strengthen theoretical and technological innovations and manage cost control to ensure the stable growth of oil and gas reserves and output. In exploration, the Company will strengthen its comprehensive research into geology and increase investment, especially in the geophysical exploration. In development, the Company will steadily increase the recovery rate and the output of single wells, maintain stable increase in the production of oil and gas while firmly controlling development and operating costs. In development of natural gas, we will place emphasis on ensuring commence of production in the Puguang and Songnan gas fields, strengthening the development of natural gas market, the construction of natural gas pipelines, to ensure favorable conditions and coordination between production, transportation and sales. In 2009, the Company plans to produce 42.4 million tonnes of crude oil and 10 billion cubic meters of natural gas.

Refining: Responding to the demand changes in the refined oil products and chemical feedstock markets, The Company will operate for maximum profitability and optimise its production scheme, ensuring coordination between upstream and downstream operations, make efforts to reduce the purchasing costs of crude oil, further adjust product mix, increase the output of high value-added products such as LPG, lubricants and asphalt and formulate a flexible marketing strategy to steadily improve market competitiveness. In 2009, the Company plans to process 184 million tonnes of crude oil and produce 115 million tonnes of refined oil products.

Marketing and Distribution: The Company will rapidly respond to market changes and continue to explore and improve service quality to bolster customer loyalty and expand retail sales. The Company will strive to expand direct sales according to market changes. In addition, it will reinforce improvement of logistics for oil products and management of distribution to enhance the capability of the logistics in ensuring supply of products and reduce costs. Moreover, the Company will enhance internal management to reduce various expenses related to distribution of oil products. Non-fuel business will be actively promoted and self service stations will be promoted furthur. In 2009, the Company plans 125 million tonnes of domestic sales of oil products.

Chemicals: The Company is strengthening its awareness of its competition and service and will continue its technological cooperation with key industries and key users. It will take full advantage of its location and scale, formulating flexible marketing strategies for various products and expand market with greatest efforts. The Company will enhance the management to combine production, sales and research, optimise product mix in accordance with market demand. The Company will actively promote the development of new products and increase production of products well received by the market and high value-added products.

The Company will optimise the resource allocation and utilisation of light chemical feedstock, light hydrocarbon from gas fields and natural gas to maximise overall profitability; focus on cost reduction and efficiency increase; enhance the pre-marketing of products from new projects. In 2009, the Company plans to produce 6.83 million tonnes of ethylene.

Technology and Development: The Company will continue to follow the main paths of scientific & technological innovations, with an aim to obtain more resources, produce better products, provide better service and achieve better performance. Research will also be deepened in respect of the marine facies geological condition, oil and natural gas distribution pattern in the key strategic regions such as south China, Erdos and Tarim. The Company will also be engaged in the research and development of technologies to significantly improve the recovery rate in oil fields, to develop natural gas fields stably and with high efficiency, and to facilitate the development of chemicals for injection and tertiary recovery technologies recovery. In terms of the refining and chemical technology, emphasis will be put on the improvement of technologies to increase high product yield with lower quality crude oil and heavy oil, conserve energy and reduce costs. The technology for producing ethylene, polyolefin will be furthur improved. Efforts will be intensified to improve the technology of the clean fuel production and to develop high-performance chemical products with high value-added, to enhance conservation of energy and water, safety and environment protection, to promote clean fuel production and improve energy efficiency.

Cost Reduction: In 2009, the Company intends to rely on scientific and technological advancement, reinforced management and deepened reforms to continuously improve its operation efficiency. It plans to achieve a cost reduction of RMB 2.8 billion, among which RMB 600 million is to be achieved by the Exploration and Production Segment, RMB 900 million by the Refining Segment, RMB 600 million by the Chemicals Segment and RMB 700 million by the Marketing and Distribution Segment.

Capital Expenditure: In 2009, the Company will continue to follow the principle of taking profitability and core projects as the priority of investment. The investment management procedures will be strictly controlled and the project construction will be meticulously managed. The total planned capital expenditure is RMB 111.8 billion among which, the capital expenditure for Exploration and Development Segment is RMB 55 billion. The Sichuan-East China Gas Project will be the focus of efforts, and the crude oil production capacity buildup in Tahe and Shengli oil fields as well as the natural gas capacity buildup in Puguang and Erdos fields will be managed on track. The total capital expenditure for the Refining Segment will be RMB 16.8 billion. The emphasis shall be put on auxiliary and supporting projects, upgrade of oil quality, and further acceleration of the transportation & delivery system as well as storage & transportation network. The expenditure for Marketing and Distributing Segment will reach RMB 12.0 billion. Further efforts will be made to construct and purchase the petrol & gas stations along highway and in the strategic areas. The sales network of refined oil products will be further improved. The total expenditure for Chemicals Segment is RMB 26.4 billion, which will be used for integrated refinery and chemical projects in Tianjin, and Zhenhai ethylene projects. The total expenditure for Corporate and Others is planned at RMB 1.6 billion.

In 2009, we will continue to pursue scientific development and actively take challenges. With concerted efforts, we will endeavor to achieve advancement in various aspects and strive to become an energy and chemical company with international competitiveness and with our dedicated efforts to develop the enterprise, reward the shareholders, contribute to the society and benefit the employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY’S AUDITED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES. PART OF THE FINANCIAL DATA PRESENTED IN THIS SECTION IS DERIVED FROM THE COMPANY’S AUDITED FINANCIAL STATEMENTS THAT HAVE BEEN PREPARED IN ACCORDANCE WITH THE INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”), UNLESS OTHERWISE STATED

1.	CONSOLIDATED RESULTS OF OPERATIONS

In 2008, the Company’s turnover, other operating revenues and other income were RMB 1,502.4 billion, and the operating profit was RMB 28.1 billion, representing an increase of 24.2% and a decrease of 67.2% compared with 2007, respectively. The main reasons are that in 2008, the international crude oil prices soared, and the domestic prices of refined oil were under macro-regulation, which caused the refining segment suffer huge losses.

The following table sets forth the major revenue and expense items in the consolidated income statement of the Company for the indicated periods:

	Years ended 31 December
	2008	2007	Change
	RMB millions		(%)
Turnover, other operating revenues and other income	1,502,443	1,209,706	24.2
Of which: Turnover	1,420,321	1,173,869	21.0
Other operating revenues and other income	82,122	35,837	129.2
Operating expenses	(1,474,320)	(1,123,842)	31.2
Of which: Purchased crude oil, products, and operating supplies and expenses	(1,285,155)	(970,929)	32.4
Selling, general and administrative expenses	(46,175)	(37,843)	22.0
Depreciation, depletion and amortisation	(45,823)	(43,315)	5.8
Exploration expenses, including dry holes	(8,310)	(11,105)	(25.2)
Personnel expenses	(23,285)	(22,745)	2.4
Taxes other than income tax	(56,799)	(34,304)	65.6
Other operating expenses, net	(8,773)	(3,601)	143.6
Operating profit	28,123	85,864	(67.2)
Net finance costs	(4,776)	(8,101)	(41.0)
Investment income and share of profit less losses from associates and jointly controlled entities	970	5,701	(83.0)
Profit before taxation	24,317	83,464	(70.9)
Tax benefit/(expense)	1,883	(24,721)	(107.6)
Profit for the year	26,200	58,743	(55.4)
Attributable to:
Equity shareholders of the Company	29,769	56,533	(47.3)
Minority interests	(3,569)	2,210	(261.5)

(1)	Turnover, other operating revenues and other income

In 2008, the Company’s turnover, other operating revenues and other income were RMB 1,502.4 billion, of which turnover was RMB 1,420.3 billion, representing an increase of 21.0% over 2007. These results were largely attributable to the increase in selling price and sales volume of refined oil as well as the increase in volume of trading business. In 2008, the Company’s other operating revenues were RMB 31.8 billion, representing an increase of 2.6% over 2007. In 2008, the Company recognised a subsidy of RMB 50.3 billion.

The following table sets forth the company’s external sales volume, average realised prices and the respective rates of change from 2007 to 2008 for the Company’s major products:

	Sales volume			Average realised price
	(thousand tonnes)			(RMB/tonne, RMB/thousand cubic meters)
	Years ended 31 December		change	Years ended 31 December		change
	2008	2007	(%)	2008	2007	(%)
Crude oil	4,394	4,431	(0.8)	4,190	3,110	34.7
Natural gas (million cubic meters)	6,283	5,817	8.0	911	811	12.3
Gasoline	37,731	35,177	7.3	6,409	5,408	18.5
Diesel	80,234	76,916	4.3	5,629	4,724	19.2
Kerosene	9,216	7,047	30.8	6,063	4,728	28.2
Basic chemical feedstock	9,643	10,230	(5.7)	6,261	6,200	1.0
Monomers and polymer for synthetic fiber	3,709	4,053	(8.5)	8,224	9,109	(9.7)
Synthetic resin	7,792	7,864	(0.9)	10,088	10,203	(1.1)
Synthetic fiber	1,352	1,501	(9.9)	10,478	11,605	(9.7)
Synthetic rubber	973	958	1.6	16,129	13,738	17.4
Chemical fertiliser	1,658	1,574	5.3	1,729	1,659	4.2

Most of the crude oil and a small portion of natural gas produced by the Company were internally used for refining and chemicals production and the remainings were sold to other customers. In 2008, the total revenue of crude oil, natural gas and other upstream products that were sold externally amounted to RMB 26.4 billion, representing an increase of 29.4% over 2007, and accounting for 1.8% of the turnover, other operating revenues and other income. The increase was mainly due to the increase in the price of crude oil and the expansion of the Company’s natural gas business.

The Company’s refining segment and marketing and distribution segment sell petroleum products (mainly consisting of gasoline, diesel and kerosene which are referred to as refined oil products and other refined petroleum products) to external parties. In 2008, the external sales revenue of petroleum products by these two segments were RMB 932.5 billion, accounting for 62.1% of the Company’s turnover, other operating revenue and other income, and representing an increase of 20.0% over 2007. This is mainly due to the increase in the price of petroleum products as well as the Company’s efforts in expanding the sales volume of products and optimising the marketing structure. The sales revenue of gasoline, diesel and kerosene was RMB 749.3 billion, accounting for 80.4% of the total turnover of petroleum products and representing an increase of 27.7% over 2007. The turnover of other refined oil products was RMB 183.2 billion, representing a decrease of 3.5% compared with 2007 and accounting for 19.6% of the total turnover of petroleum products.

The Company’s external sales revenue of chemical products was RMB 207.4 billion, accounting for 13.8% of its turnover, other operating revenues and other income, and representing a decrease of 4.6% compared with 2007. This was mainly due to the decrease in selling prices and sales volume of chemical products (other than synthetic rubber and chemical fertilizer).

(2)	Operating expenses

In 2008, the Company’s operating expenses were RMB 1,474.3 billion, representing an increase of 31.2% over 2007, among which:

Purchased crude oil, products and operating supplies and expenses were RMB 1,285.2 billion, representing an increase of 32.4% over 2007, and accounting for 87.2% of the total operating expense, of which:

Crude oil purchase cost was RMB 678.8 billion, representing an increase of 40.3% over 2007. The costs accounted for 46.0% of the total operating expenses, representing an increase of 3.0 percentage points. With the rapid economic development in China and the expanded market demand, the processing volume of crude oil purchased from the third parties increased accordingly. In 2008, the total throughput of crude oil purchased externally reached 132.48 million tonnes (excluding the amounts processed for third parties), representing an increase of 6.9%. The average unit processing cost for crude oil purchased externally was RMB 5,124 per tonne, representing an increase of 31.3% over 2007.

In 2008, other purchasing costs of the Company reached RMB 606.4 billion, accounting for 41.1% of the total operating expenses, and representing an increase of 24.5% over 2007. The increase was mainly due to the increased volume in the subsidiaries’ trading business and the increased cost for other outsourcing materials.

Selling, general and administrative expenses were RMB 46.2 billion, representing an increase of 22.0% over 2007. This was mainly due to the RMB 3.4 billion increase in products delivering costs and other miscellaneous charges, caused by the increased sales volume of refined oil as well as the increased unit transportation cost.

Depreciation, depletion and amortisation was RMB 45.8 billion, representing an increase of 5.8% over 2007. This was mainly resulted from continuous investment in property, plant and equipment by the Company in recent years.

Exploration expenses reached RMB 8.3 billion, representing a decrease of 25.2%. This was mainly due to the decrease in upstream exploration activities over last year.

Personnel expenses were RMB 23.3 billion, representing an increase of 2.4% over 2007.

Taxes other than income tax were RMB 56.8 billion, representing an increase of 65.6% over 2007. The increase was mainly due to the increase of special oil income levy in the amount of RMB 21.6 billion as a result of increase in crude oil price, and the increase of the consumption tax in the amount of RMB 1.2 billion.

Other operating expenses, net were RMB 8.8 billion, representing an increase of 143.6%. The increase was mainly due to the increase in impairment loss on long-lived assets, which increased by RMB 5.4 billion compared with 2007. It was mainly attributable to the lower price of crude oil which led to the decrease in reserves estimated and higher production and development cost in certain blocks.

	(3)	Operating profit

In 2008, the Company’s operating profit was RMB 28.1 billion, representing a decrease of 67.2% over 2007.

	(4)	Net finance cost

In 2008, the Company’s net finance costs were RMB 4.8 billion, representing a decrease of 41.0% compared with 2007. The decrease was mainly attributed to RMB 3.9 billion unrealized gain on embedded derivative component of convertible bonds, representing an increase of gain by RMB 7.2 billion over 2007, and interest expense of RMB 11.3 billion, representing an increase of RMB 4 billion over 2007.

	(5)	Profit before taxation

In 2008, the Company’s profit before taxation reached RMB 24.3 billion, representing a decrease of 70.9% compared with 2007.

	(6)	Tax benefit/(expense)

In 2008, the Company’s tax benefit was RMB 1.9 billion.

	(7)	Minority interests

In 2008, loss for the year attributable to the minority interests of the Company reached RMB 3.6 billion. This is mainly due to the losses of certain subsidiaries held by the Company.

	(8)	Profit attributable to equity shareholders of the Company

In 2008, the profit attributable to equity shareholders of the Company was RMB 29.8 billion, representing a decrease of 47.3% compared with 2007.

2.	DISSCUSSION ON RESULTS OF SEGMENT OPERATION

The Company manages its operations in four business segments, namely, exploration and production segment, refining segment, marketing and distribution segment and chemicals segment, and a corporate and others. Unless otherwise specified herein, the inter-segment transactions have not been eliminated from financial data discussed in this section. In addition, the operating revenue data of each business segment have included the “other operating revenues” and “other income” of the segment.

The following table shows the operating revenues by each segment, the contribution of external sales and inter-segment sales as a percentage of operating revenues before elimination of inter-segment sales, and the contribution of external sales as a percentage of consolidated operating revenues (i.e. after elimination of inter-segment sales) for the periods indicated.

	Operating revenues		As a percentage of operating revenue before elimination of inter-segment sales		As a percentage of consolidated operating revenue after elimination of inter-segment sales
	Years ended 31 December		Years ended 31 December		Years ended 31 December
	2008	2007	2008	2007	2008	2007
	RMB millions		(%)		(%)
Exploration and Production Segment
External sales(1)	45,108	38,194	1.6	1.8	3.0	3.2
Inter-segment sales	151,393	107,473	5.3	5.0
Operating revenues	196,501	145,667	6.9	6.8
Refining Segment
External sales(1)	175,118	124,178	6.1	5.7	11.6	10.2
Inter-segment sales	683,965	534,671	24.0	24.6
Operating revenues	859,083	658,849	30.1	30.3
Marketing and Distribution Segment
External sales(1)	813,838	662,950	28.6	30.6	54.2	54.8
Inter-segment sales	3,200	2,841	0.1	0.1
Operating revenues	817,038	665,791	28.7	30.7
Chemicals Segment
External sales(1)	213,610	224,699	7.5	10.4	14.2	18.6
Inter-segment sales	27,481	15,990	1.0	0.7
Operating revenues	241,091	240,689	8.5	11.1
Corporate and Others
External sales(1)	254,769	159,685	8.9	7.4	17.0	13.2
Inter-segment sales	479,982	297,145	16.9	13.7
Operating revenues	734,751	456,830	25.8	21.1
Operating revenue before elimination of inter-segment sales	2,848,464	2,167,826	100.0	100.0
Elimination of inter-segment sales	(1,346,021)	(958,120)
Consolidated operating revenues	1,502,443	1,209,706			100.0	100.0

Note:	(1)	Including other operating revenues and other income.

The following table sets forth the operating revenues, operating expenses and operating profit/(loss) by each segment before elimination of the inter-segment transactions for the periods indicated, and the rates of change from 2007 to 2008.

	Years ended 31 December
	2008	2007	Change
	RMB millions		(%)
Exploration and Production Segment
Operating revenues	196,501	145,667	34.9
Operating expenses	129,932	96,901	34.1
Operating profit	66,569	48,766	36.5
Refining Segment
Operating revenues	859,083	658,849	30.4
Operating expenses	920,621	669,301	37.5
Operating loss	(61,538)	(10,452)	—
Marketing and Distribution Segment
Operating revenues	817,038	665,791	22.7
Operating expenses	778,829	630,064	23.6
Operating profit	38,209	35,727	6.9
Chemicals Segment
Operating revenues	241,091	240,689	0.2
Operating expenses	254,193	227,383	11.8
Operating (loss)/profit	(13,102)	13,306	—
Corporate and others
Operating revenues	734,751	456,830	60.8
Operating expenses	736,766	458,313	60.8
Operating loss	(2,015)	(1,483)	—

(1)	Exploration and Production Segment

Most of the crude oil and a small portion of the natural gas produced by the exploration and production segment were used for the Company’s refining and chemicals operations. Most of the natural gas and a small portion of crude oil produced by the Company were sold to other customers.

In 2008, the operating revenues of this segment were RMB 196.5 billion, representing an increase of 34.9% over 2007. The increase was mainly due to the increase in the sales volume and sales prices of crude oil and natural gas.

In 2008, the segment sold 39.41 million tonnes of crude oil and 6.9 billion cubic meters of natural gas, representing an increase of 1.4% and 9.5% respectively over 2007. The average realised price of crude oil was RMB 4,269 per tonne, representing an increase of 37.9%. The average realised price of natural gas was RMB 941 per thousand cubic meters, representing an increase of 14.4% over 2007.

In 2008, the operating expenses of this segment were RMB 129.9 billion, representing an increase of 34.1% over 2007. The increase was mainly due to the following reasons:

The purchased raw materials, products and operating supplies and expenses increased by RMB 2 billion, which were mainly caused by the increased price of raw materials and fuels.

The impairment losses increased by RMB 5.4 billion over 2007, which was attributable to the lower in price of crude oil which led to the decrease in reserves estimated and higher production and development cost in certain blocks.

The increase in depreciation, depletion and amortisation amounted to RMB 3.9 billion was mainly due to the continuous investment in oil and gas assets.

Special oil income levy increased by RMB 21.6 billion, which was mainly due to the increase in crude oil price.

The exploration expense decreased by RMB 2.8 billion over 2007. It was mainly due to the decrease of upstream exploration activities over last year.

In 2008, in light of the high crude oil price, in order to increase oil and gas production, the Company developed more marginal oil reserves, which, together with increased water and electricity charges associated with oil and gas production, contributed to the increase in the lifting cost of crude oil and natural gas by 4.8% from RMB 601 per tonne in 2007 to RMB 630 per tonne in 2008.

In 2008, the operating profit of the segment was RMB 66.6 billion representing an increase of 36.5% over 2007.

(2)	Refining Segment

Business activities of the refining segment consists of purchasing crude oil from the third parties or from the exploration and production segment of the Company, processing the crude oil into refined oil products, selling gasoline, diesel and kerosene to the marketing and distribution segment, selling a portion of chemical feedstock to the chemicals segment of the Company, and selling other refined petroleum products to the domestic and overseas customers.

In 2008, the operating revenues of this segment were RMB 859.1 billion, representing an increase of 30.4% over 2007. The increase was mainly attributable to the increase in the price and sales volume of each refined petroleum products.

The following table sets forth the sales volumes, average realised prices and the respective rates of change of the Company’s major refined oil products of the segment from 2007 to 2008.

	Sales volume			Average realised price
	(thousand tonnes)			(RMB/tonne)
	Years ended 31 December		change	Years ended 31 December		change
	2008	2007	(%)	2008	2007	(%)
Gasoline	28,165	23,965	17.5	5,587	4,641	20.4
Diesel	67,779	61,541	10.1	4,934	4,057	21.6
Chemical feedstock	23,466	25,509	(8.0)	5,982	4,985	20.0
Other refined oil products	41,357	42,204	(2.0)	4,388	3,884	13.0

In 2008, the sales revenues of gasoline by the segment were RMB 157.4 billion, representing an increase of 41.5% over 2007 and accounting for 18.3% of the segment’s operating revenues.

In 2008, the sales revenues of diesel by the segment were RMB 334.4 billion, representing an increase of 34.0% over 2007 and accounting for 38.9% of the segment’s operating revenues.

In 2008, the sales revenues of chemical feedstock by the segment were RMB 140.4 billion, representing an increase of 10.4% over 2007 and accounting for 16.3% of the segment’s operating revenues.

In 2008, the sales revenues of refined petroleum products other than gasoline, diesel and chemical feedstock were RMB 181.5 billion, representing an increase of 10.7% over 2007 and accounting for 21.1% of the segment’s operating revenues.

In 2008, this segment’s operating expenses were RMB 920.6 billion, representing an increase of 37.5% over the 2007. The increase was mainly attributable to the increase of raw materials prices.

In 2008, the average cost of crude oil processed was RMB 5,004 per tonne, representing an increase of 33.0% over 2007. Refining throughput were 163.26 million tonnes (excluding the volume processed for third parties), representing an increase of 5.1% over 2007. In 2008, the total costs of crude oil processed were RMB 817 billion, representing an increase of 39.8% over 2007, and accounting for 88.7% of the segment’s operating expenses, up by 1.4 percentage points over 2007.

In 2008, due to the high international crude oil prices, and the government’s tight control over refined oil products’ prices, the refining segment of the Company incurred significant losses. The refining margin (defined as the sales revenues less the crude oil costs and refining feedstock costs and taxes other than income tax divided by the throughput of crude oil and refining feedstock) was at a loss of RMB 388 per tonne, representing a decrease of RMB 495 per tonne over that of 2007, which was a profit of RMB 107 per tonne.

In 2008, the unit refining cash operating cost (defined as operating expenses less the purchase cost of crude oil and refining feedstock, depreciation and amortisation, taxes other than income tax, other operating expenses; and divided by the throughput of crude oil and refining feedstock) was RMB 129 per tonne, representing a decrease of RMB 4 per tonne, or 3%, against 2007. The reason was that the segment continued to reduce cost and enlarge the processing quantity.

In 2008, the subsidy recognised by this segment was RMB 40.5 billion. However, this segment still incurred an operating loss of RMB 61.5 billion, representing an increase in loss of RMB 51.1 billion over 2007.

(3)	Marketing and Distribution Segment

The business activities of the marketing and distribution segment include purchasing refined oil products from the refining segment and third parties, making wholesale and direct sales to domestic customers, and retail of the refined oil products through the segment’s retail and distribution network work, as well as providing related services.

In 2008, the operating revenues of this segment were RMB 817 billion, up by 22.7% over 2007. The increase was mainly attributable to the fact that the segment grasped the market opportunities, flexibly adjusted the sales policy and expanded the sales volume.

In 2008, the sales revenues from sales of gasoline and diesel were RMB 695.7 billion, accounting for 85.2% of the segment’s operating revenues. The percentage of retail in the total sales volume of gasoline and diesel increased to 66.5% from 63.8% in 2007, representing an increase of 2.7 percentage points. The percentage of direct sales in the total sales volume increased to 21.1% from 17.5% in 2007, representing an increase of 3.6 percentage points. The percentage of wholesale volume in the total sales volume decreased to 12.4% from 18.7% in 2007, representing a decrease of 6.3 percentage points.

The following table sets forth the sales volume, average realised price and the respective rates of change of the four major refined oil product categories in 2007 and 2008, including detailed information of different sales channels for gasoline and diesel.

	Sales volume			Average realised price
	(thousand tonnes)			(RMB/tonne)
	Years ended 31 December		Changes	Years ended 31 December		Changes
	2008	2007	(%)	2008	2007	(%)
Gasoline	37,712	35,124	7.4	6,410	5,410	18.5
Of which: Retail	29,833	26,728	11.6	6,524	5,542	17.7
Direct sales	2,614	2,611	0.1	6,013	5,036	19.4
Wholesale	5,265	5,785	(9.0)	5,964	4,967	20.1
Diesel	80,649	77,288	4.3	5,629	4,723	19.2
Retail	48,894	44,991	8.7	5,704	4,832	18.0
Direct sales	22,313	17,034	31.0	5,561	4,742	17.3
Wholesale	9,442	15,263	(38.1)	5,402	4,381	23.3
Kerosene	9,186	7,005	31.1	6,065	4,729	28.3
Fuel oil	11,459	13,160	(12.9)	3,692	2,923	26.3

In 2008, the subsidy income recognised by the segment was RMB 9.8 billion.

In 2008, the operating expenses of this segment were RMB 778.8 billion, representing an increase of 23.6% over 2007. The increase was mainly due to the increase in the purchasing cost of refined oil products.

In 2008, the segment’s unit cash selling expenses of refined oil products (defined as the operating expenses less the purchasing costs, taxes other than income tax, depreciation and amortisation, and divided by the sales volume) was RMB 153.0 per tonne, representing an increase of 10.2% over 2007. The increase was mainly due to the increase of repair cost as well as the increase in lease expense, labour cost and other daily expenses caused by the inflation.

In 2008, the operating profit of this segment was RMB 38.2 billion, representing an increase of 6.9% over 2007. This was mainly due to the increase of domestic demand on refined oil products as well as improvement in the sales structure of the Company.

(4)	Chemicals Segment

The business activities of the chemicals segment include purchasing chemical feedstock from the refining segment and third parties, producing, marketing and distributing petrochemical and inorganic chemical products.

In 2008, the operating revenues of the Chemicals Segment were RMB 241.1 billion, representing an increase of 0.2% over 2007.

In 2008, the sales revenues of the Company’s six major categories of chemical products (namely basic organic chemicals, monomers and polymers for synthetic fiber, synthetic resin, synthetic fiber, synthetic rubber and chemical fertiliser) totalled approximately RMB 222.6 billion, representing a decrease of 2.1% over 2007, and accounting for 92.3% of the segment’s operating revenues.

The following table sets forth the sales volumes, average realised prices and rates of change of each of these six categories of chemical products of this segment in 2007 and 2008.

	Sales volume			Average realised price
	(thousand tonne)			(RMB/tonne)
	Years ended 31 December		Changes	Years ended 31 December		Changes
	2008	2007	(%)	2008	2007	(%)
Basic organic chemicals	12,588	12,888	(2.3)	6,303	5,870	7.4
Monomers and polymers for synthetic fiber	3,757	4,089	(8.1)	8,237	9,116	(9.6)
Synthetic resin	7,867	7,964	(1.2)	10,075	10,163	(0.9)
Synthetic fiber	1,352	1,501	(9.9)	10,478	11,605	(9.7)
Synthetic rubber	989	977	1.2	16,163	13,721	17.8
Chemical fertiliser	1,659	1,599	3.8	1,729	1,657	4.3

In 2008, the operating expense of the chemicals segment were RMB 254.2 billion, representing an increase of 11.8% over 2007. The reasons were primarily due to the increase in the prices of feedstock and ancillary materials, which, together, contributed to an increase of RMB 26.2 billion over 2007.

In 2008, the operating loss of the chemicals segment was RMB 13.1 billion, representing a decrease in profit of RMB 26.4 billion over 2007.

(5)	Corporate and Others

The business activities of corporate and others mainly consist of import and export business of the Company’s subsidiaries, research and development activities of the Company, and administrative activities of its headquarter.

In 2008, the operating revenues in corporate and others were about RMB 734.8 billion, representing an increase of 60.8% over 2007. The increase was mainly due to increase in the trading volume of crude oil and refined oil products.

In 2008, the operating expenses of this segment were RMB 736.8 billion, representing an increase of 60.8% over 2007. The increase was mainly due to the increase in the purchasing costs of its trading business associated with the increase in its operating revenue.

In 2008, the operating loss of this segment was RMB 2 billion and increased by RMB 500 million compared with 2007.

3.	ASSETS, LIABILITIES, EQUITY AND CASH FLOW

The primary sources of funding of the Company are from its operating activities, short-term and long-term loans, and the fund is mainly used for operating expenditure, capital expenditure as well as repayment of short-term and long-term loans.

	(1)	Assets, liabilities and equity
Unit: RMB millions

	At 31 December 2008	At 31 December 2007	Amount of Changes
Total assets	767,827	732,725	35,102
Current assets	164,311	185,116	(20,805)
Non-current assets	603,516	547,609	55,907
Total liabilities	418,505	399,967	18,538
Current liabilities	274,537	265,355	9,182
Non-current liabilities	143,968	134,612	9,356
Equity attributable to the equity shareholders of the Company	328,669	307,433	21,236
Share capital	86,702	86,702	—
Reserves	241,967	220,731	21,236
Minority interests	20,653	25,325	(4,672)
Total equity	349,322	332,758	16,564

The total assets were RMB 767.8 billion, which increased by RMB 35.1 billion compared with the end of 2007. Of which:

The current assets were RMB 164.3 billion, which decreased by RMB 20.8 billion compared with the end of 2007. The reasons were that the Company’s inventories decreased by RMB 20.8 billion as a result of the price drop of crude oil and other raw materials; as a result of the price drop of refined oil and chemical products, the Company’s accounts receivable decreased by RMB 10 billion and bills receivable decreased by RMB 9.2 billion. In addition, the Company’s prepaid value-added tax and income tax as well as other current assets increased by RMB 19.8 billion.

The non-current assets were RMB 603.5 billion, which increased by RMB 55.9 billion compared with the end of 2007. The reasons were due to the implementation of annual investment program, which led to the increase in the property, plant and equipment as well as construction in progress by RMB 54.6 billion.

The total liabilities were RMB 418.5 billion, which increased by RMB 18.5 billion compared with the end of 2007. Of which:

The current liabilities were RMB 274.5 billion, which increased by RMB 9.2 billion compared with the end of 2007. The main reasons were that the
Company newly borrowed short-term loans, and loans from Sinopec Group Company and its fellow subsidiaries amounted to RMB 38 billion; accrued expenses and other payables increased by RMB 12.7 billion; accounts payable decreased by RMB 36.4 billion due to the price drop of crude oil and other raw materials.

The non-current liabilities were RMB 144 billion, which increased by RMB 9.4 billion compared with the end of 2007. The reasons were that the
Company increased RMB 7.1 billion of long-term loans due to the implementation of annual investment program, and accrued provision for future dismantlement cost of oil & gas properties of RMB 1.9 billion.

Equity attributable to the equity shareholders of the Company were RMB 328.7 billion, which increased by RMB 21.2 billion compared with the end of 2007, representing the increase in reserves.

(2)	Cash flow

The following table shows the major items of consolidated cash flow statements of 2008 and 2007.

Unit: RMB millions

	Years ended 31 December
Major items of cash flow	2008	2007
Net cash flow from operating activities	67,712	119,594
Net cash flow from investing activities	(110,158)	(113,587)
Net cash flow from financing activities	41,777	(5,310)
Net (decrease)/increase in cash and cash equivalents	(669)	697

In 2008, the profit before taxation was RMB 24.3 billion. And the profit after adjusting the items (non-cash expenses items) which had no influence on the cash flow from operating activities was RMB 86.4 billon. The major non-cash expenses items included depreciation, depletion and amortization of RMB 45.8 billion; dry hole expenses of RMB 4.2 billion; impairment losses on long-lived assets of RMB 8.5 billion.

The change of inventories and operating receivables and payables led to cash inflow of RMB 9.4 billion. The main reasons were that due to the price drop on crude oil and other raw materials, the Company’s inventories, receivables and payables had decreased significantly, while the decrease in inventories and receivables was in a larger extent than that of the payables.

After adjusting the non-cash expenses items as well as inventories, receivables and payables in the profit before taxation, deducting cash payment of income tax of RMB 21.1 billion, and deducting net cash outflow for paid and received interest and the receipt of profits from investment and dividend with an aggregate amount of RMB 7 billion, the net cash inflow from operating activities was RMB 67.7 billion.

Net cash outflow from investing activities was RMB 110.2 billion.The main reason was due to the implementation of annual investment program.

Net cash inflow from financing activities was RMB 41.8 billion.

The main reasons were that the Company timely adjusted the debt structure,  increased direct financing, issued bonds with warrants of RMB 29.9 billion during the year (after deducting issuing cost), increased short-term corporate bonds with a net amount of RMB 5 billion, increased RMB 21.9 billion of bank and other loans; moreover the distribution of dividends and the distribution of cash and cash equivalents to Sinopec Group Company were RMB 14.8 billion.

Judging from the cash flow during the whole year, in face of the spreading international financial crisis and the drop in domestic market demand, the Company actively and stably enhanced financing, adjusted debt structure, and decreased financing cost; meanwhile, the Company further strengthened the centralised management on funding activities, kept strict control on the scale of cash and cash equivalent, decreased fund sinking, accelerated fund turnover and improved the overall efficiency.

(3)	Contingent liability

Please refer to relevant contents in this report “Significant Events” regarding material guarantees and their executions.

(4)	Capital expenditures

Please refer to the description on capital expenditures in the section of “Business Review and Prospects”.

(5)	Research & development and environmental expenses

The research & development expenses refered to the amounts recognised as expenses during the period. In 2008, the Company’s research & development expenses was RMB 3.4 billion, same as last year.

The environmental expenses refered to the normal pollutant discharge fees paid by the Company, excluding any capitalised cost for pollutant processing facilities. In 2008, the Company’s environmental expenses were RMB 2.3 billion, increased by RMB 200 million compared with 2007.

(6)	Measurement on fair values of financial derivatives

The company established and improved the decision-making mechanism, business operation process and internal control regarding accounting of financial derivatives and information disclosure.

A.Measurement of fair value on financial derivatives

Unit: RMB millions

Items	Balance as at 1 January 2008	Fair value change recognised in profit and loss during the year	Fair value change recognised in equity during the year	Provision for impairment losses for the year	Balance as at 31 December 2008
Financial assets
Among which:
1. Financial assets at fair value through profit and loss	—	22	—	—	114
Among which:
Derivative financial assets	—	22	—	—	114
2. Available-for-sale financial assets	653	—	296	—	154
Total financial assets	653	22	296	—	268
Financial liabilities	(3,947)	3,947	—	—	—
Investment properties	—	—	—	—	—
Productive biological assets	—	—	—	—	—
Other	—	—	—	—	—
Total	3,294	3,969	(296)	—	268

B.	Financial assets and liabilities in foreign currencies held by the Company

Unit: RMB millions

Items	Balance as at 1 January 2008	Fair value change recognised in profit and loss during the year	Fair value change recognised in equity during the year	Provision for impairment losses for the year	Balance as at 31 December 2008
Financial assets
Among which:
1. Financial assets at fair value through profit and loss	—	22	—	—	114
Among which:
Derivative financial assets	—	22	—	—	114
2. Loans and receivables	25,098	—	—	(9)	16,274
3. Available-for-sale financial assets	68	—	(38)	—	31
4. Held-to-maturity investments	—	—	—	—	—
Total	25,166	22	(38)	(9)	16,419
Financial liabilities	88,546	(3,947)	—	—	46,296

Note:
The financial assets and liabilities in foreign currencies held by Company mainly represent the financial assets and liabilities in foreign currencies held by the overseas subsidiaries of the Company in their respective functional currencies.

4.	ANALYSIS OF FINANCIAL STATEMENTS PREPARED UNDER ASBE

The major differences between the Company’s financial statements prepared under ASBE and IFRS are set out in Section C of the financial statements of the Company on page 190 of this report.

(1) The operating income and operating profit of the Company by segments under ABSE are as follows:

	Years ended 31 December
	2008	2007
	RMB millions	RMB millions
Operating income
Exploration and Production Segment	196,501	145,667
Refining Segment	818,581	656,923
Marketing and Distribution Segment	807,198	662,854
Chemicals Segment	241,091	240,689
Others	734,751	456,830
Elimination of inter-segment sales	(1,346,021)	(958,120)
Consolidated operating income	1,452,101	1,204,843
Operating profit/(loss)
Exploration and Production Segment	66,839	49,111
Refining Segment	(102,084)	(13,666)
Marketing and Distribution Segment	28,308	33,597
Chemicals Segment	(13,352)	13,416
Others	(2,003)	(1,448)
Financial expenses, investment income and gain/loss from changes in fair value	(3,774)	(2,345)
Consolidated operating profit/(loss)	(26,066)	78,665
Net profit attributable to equity shareholders of the Company	29,689	56,515

Operating profit/loss: In 2008, the Company’s operating loss was RMB 26.1 billion, representing a decrease in operating profit of RMB 104.7 billion over last year. This was mainly due to the price increases of raw materials and crude oil as well as the domestic macro-regulation on the prices of refined oil.

Net profit: In 2008, the Company’s net profit attributable to the equity shareholders of the Company was RMB 29.7 billion, representing a decrease of RMB 26.8 billion or 47.5% over 2007.

(2)	Financial data prepared under ASBE:

Unit: RMB millions

	31 December	31 December
	2008	2007	Changes
Total assets	752,235	729,863	22,372
Long-term liabilities	143,056	134,612	8,444
Shareholders’ equity	350,946	333,494	17,452

Analysis of changes:

Total assets: At the end of 2008, the Company’s total assets were RMB 752.2 billion which increased by RMB 22.4 billion compared with the end of 2007. The main reasons are that due to the implementation of annual investment program, the fixed assets and construction in progress increased by RMB 54.6 billion; due to the price drop of crude oil and other raw materials, the Company’s inventories and other current assets decreased by RMB 33.5 billion.

Long-term liabilities: At the end of 2008, the Company’s long-term liabilities were RMB 143.1 billion which increased by RMB 8.4 billion compared with the end of 2007. The main reasons were that the Company adjusted the liability structure and increased direct financing, leading to an increase of RMB 19.6 billion in bonds while the long-term loans decreased by RMB 12.8 billion.

Shareholders’ equity: At the end of 2008, the shareholders’ equity was RMB 350.9 billion which increased by RMB 17.5 billion compared with the end of 2007. This was mainly due to the increase in retained earnings as well as the increase in capital reserve due to the issue of bonds with warrants.

(3)	The results of the principal operations by segments

Segment	Income from principal operations (RMB millions)	Cost of principal operations (RMB millions)	Gross profit margin Note (%)	Increase/ decrease of income from principal operations compared with the preceding year (%)	Increase/ decrease of cost of principal operations compared with the preceding year (%)	Increase/ decrease of gross profit margin with the the preceding (%)
Exploration and production	196,501	70,876	45.7%	34.9%	9.8%	(1.1%)
Refining	818,581	886,721	(10.3%)	24.6%	39.4%	(10.5%)
Chemicals	241,091	238,255	1.1%	0.2%	11.4%	(9.7%)
Marketing and distribution	807,198	749,609	7.0%	21.8%	24.6%	(2.1%)
Others	734,751	730,513	0.6%	60.8%	60.5%	0.3%
Elimination of inter-segment sales	(1,346,021)	(1,349,191)	Not applicable	Not applicable	Not applicable	Not applicable
Total	1,452,101	1,326,783	4.7%	20.5%	30.9%	(8.3%)

Note:	Gross profit margin=(Income from principal operations- Cost of principal operations, taxes and surcharges)/Income from principal operations

SIGNIFICANT EVENTS

1.	ISSURANCE OF BONDS WITH WARRANTS IN THE DOMESTIC MARKET

On February 20, 2008, Sinope Corp. issued convertible bonds with warrants at amount of RMB 30 billion (“Bonds with Warrants”). The bonds were issued with a term of six years, fixed annual interest rate of 0.8% and 3.03 billion warrants. The warrants are valid for two years with an exercise ratio of 2:1 between warrants and A Share. On March 4, 2008, the bonds and warrants were listed in Shanghai Stock Exchange. The proceeds from issuing bonds will be used for Sichuan-East China Gas Project, Tianjin 1 million tonnes per annum (tpa) ethylene project, Zhenhai 1 million tpa ethylene project and repayment of bank loans. The proceeds from exercise of the warrants will be used for the projects of Tianjin 1 million tpa ethylene project, Zhenhai 1 million tpa ethylene project, Wuhan ethylene project, repayment of bank loans and replenishment of working capital of Sinopec Corp.

2.	ISSURANCE OF HK$11.7 BILLION ZERO CONPON CONVERTIBLE BONDS IN OVERSEA MAEKET

Name of holder	As at December 31, 2008 Number of bonds held
Euroclear	7,578,700
Clearstream	4,121,300

Significant changes of the Company’s profitability, financial position and creditability: None

Information on the Company’s liability and credit changes as well as the cash arrangement for the future annual debt repayment

In 2008, the Company’s liability to asset ratio was 54.5%. The liability proportion was kept stable and there was no material change in structure. The Company’s credit rating obtained from domestic organizations remained as AAA on a long-term basis. On the expiration date in the future, the Company will primarily use the its own fund to repay the due bonds. The remnant will be obtained through bank loans or through direct financing in the capital market.

3.	ISSURANCE OF CORPORATE BONDS IN THE DOMESTIC MARKET

The annual general meeting of the shareholders of Sinopec Corp. for 2007 approved the issuance of corporate bonds in the amount up to RMB 20 billion. The proceeds from issuing bonds will be used for adjusting the Company’s debt structure; replenishing the Company’s working capital and improving the Company’s financial position. For details, please see relevant announcements published in China Securities Journal, Shanghai Securities News and Securities Times on May 27, 2008. Such issuance was approved by the Issuance & Audit Committee of China Securities Regulatory Commission on 19 November, 2008.

Sinopec Corp. held its first extraordinary general meeting of shareholders for 2005, which passed a special resolution of issuing short-term financing debentures. For details, please see the relevant announcements in China Securities Journal, Shanghai Securities News and Securities Times of mainland China as well as Economy Daily and South China Morning Post of Hong Kong on September 20, 2005. During the period of this report, the company issued short-term financing debentures at the amount of RMB 15 billion, which were issued on December 22, 2008. The term was six months and the interest rate was 2.30%. The debentures are targeted on institutional investors on the bond market among Chinese banks (excluding investors prohibited by the law and relevant regulations).

4.	MAJOR PROJECTS

(1) Sichuan-to-East China Gas Project

This is a major project under China’s 11th Five-year Plan. This project consists of two parts, namely, exploration and production of Puguang Gas Field as well as gas purification project; long-distance natural gas pipeline transportation project from Puguang Gas field to Shanghai. The total investment for this project is RMB 63.2 billion. The core section is expected to complete by 2009, with initial production commencing the same year.

(2) Qingdao refinery project

The capacity of this project is 10 million tpa. The project started construction in June 2005 and was completed and put into production in May 2008.

	(3)	Tianjin ethylene project

This project mainly includes 1 million tpa ethylene unit, 12.5 million tpa refinery expansion project and thermal power utilities facilities. The total project investment is about RMB 26.8 billion. With construction started in June 2006, the project is proceeding smoothly. It is scheduled to be completed at the end of 2009.

	(4)	Zhenhai ethylene project

This project mainly consists a 1 million tpa ethylene unit, downstream auxiliary facilities and public utilities facilities. The project investment is about RMB 21.9 billion, and construction commenced in November 2006. At present, the project is proceeding smoothly. The project is scheduled to be completed in 2010.

5.	SUBSIDY

During the first half of 2008, the international price on crude oil increased significantly. The domestic price of refined oil products was under tight control and the price of oil products was even lower than that of crude oil. Due to losses, some local refineries cut off their production and even stopped production, which caused shortage of refined oil products in domestic market. In order to ensure the stability of refined oil products market, the Company took various measures to increase the output of refined oil products. Meanwhile, the Company purchased refined oil products from some local oil refineries at a high price, which is aimed at ensuring the supply of refined oil products in domestic market and has achieved apparent results. However, this also led to huge losses of the Company’s refining business. In 2008, the Company recognised subsidies of RMB 50.3 billion.

6.	PERFORMANCE OF THE COMMITMENTS BY CHINA PETROCHEMICAL CORPORATION, WHICH HAS OVER 5% OF SHARES OF SINOPEC CORP.

By the end of the reporting period, the major commitments made by China Petrochemical Corporation include:

	i	to comply with the connected transaction agreements;

	ii	to solve issues regarding legality of the land use rights certificates and property ownership rights certificates within a specified period of time;

	iii	to implement the Re-organisation Agreement (for definition, please refer to prospectus on issuing H shares);

	iv	to grant licenses for intellectual property rights;

	v	to refrain from involvement in competition within the industry;

	vi	to withdraw from the business competition and conflict of interests with Sinopec Corp.

The details on the above-mentioned commitments were included in the prospectus for the issuance of A shares of Sinopec Corp., which was published in China Securities Journal, Shanghai Securities News and Securities Times on June 22, 2001.

During the period of this report, Sinopec Corp. was not aware of any breach of the above-mentioned major commitments by substantial shareholder.

7.	ISSURANCE OF CORPORATE BONDS AND INTEREST PAYMENTS

On February 24, 2004, Sinopec Corp. issued ten-year-term corporate bonds at amount of RMB 3.5 billion in mainland China. The credit rating of bonds was AAA. The fixed annual interest rate is 4.61%. On September 28, 2004, the bonds were listed on Shanghai Stock Exchange. For details, please see the relevant announcements in China Securities Journal, Shanghai Securities News and Securities Times of mainland China as well as Economy Daily and South China Morning Post of Hong Kong on February 24, 2004 and September 28, 2004. Till December 31, 2008, the balance of principals for this term of bonds was RMB 3.5 billion. On February 24, 2009, Sinopec Corp. paid in full the interest for the fifth year of interest accrued.

On February 20, 2008, Sinope Corp. issued convertible bonds with warrants at amount of RMB 30 billion in domestic capital market. The term of bonds was six years and the fixed annual interest rate was 0.8%. On March 4, 2008, the corporate bonds of this term was listed on Shanghai Stock Exchange. For details, please see relevant announcements published in China Securities Journal, Shanghai Securities News and Securities Times on February 18, 2008. On February 20, 2009, Sinopec Corp. paid in full the interest for the first year for bonds of interest accrued.

8.	ASSETS ACQUISITION

Please refer to section about Connected Transaction.

9.	MATERIAL LITIGATIONS AND ARBITRATIONS

During the period of this report, the Company was not involved in any material litigations or arbitrations.

10.	MATERIAL GUARANTEE CONTRACTS AND PERFORMANCE THEREOF

Major guarantees externally (excluding guarantees for the non-wholly owned subsidiaries)

Unit: RMB millions

Name of guarantee	Date of occurrence (date of signing the agreement)	Amount guaranteed	Type of guarantee	Period of guarantee	Whether completed or not	Whether guaranteed by related parties (yes or no)Note 1
Yueyang Sinopec Corp.-Shell Coal Gasification Corporation	December 10, 2003	377	joint and several obligations	December 10, 2003 - December 10, 2017	No	No
Fujian Refining & Petrochemical Co., Ltd.	September 6, 2007	9,166	joint and several obligations	September 6, 2007 - December 31, 2015	No	No
Shanghai Gaoqiao-SK Solvent Co., Ltd.	September 22, 2006; November 24, 2006; March 30, 2007; April 16, 2007	75	joint and several obligations	September 22, 2006 - September 22, 2011; November 24, 2006 - November 24, 2011; March 30, 2007 - March 30, 2012; April 16, 2007 - April 16, 2012	No	Yes
Balance of Guarantee by Sinopec Corp. Yangzi Petrochemical for its associates and joint ventures		193			No	No
Balance of Guarantee by Sinopec Corp. Shanghai Petrochemical for its associates and joint ventures		17			No	No
Balance of Sinopec Corp. Sales Company Limited for its associates and joint ventures		75			No	No
Total amount of guarantees provided during the reporting period Note 2						105
Total amount of guarantees outstanding at the end of the reporting period Note 2						9,903

Guarantees by the Company to controlled subsidiaries
Total amount of guarantee provided to controlled subsidiaries during the reporting period						None
Total amount of guarantee for controlled subsidiaries outstanding at the end of the reporting period						170

Total amount of guarantees of the Company (including those provided for controlled subsidiaries)
Total amount of guarantees Note 3						10,073
The proportion of the total amount of guarantees to Sinopec Corp.’s net assets(%)						3.1

Guarantees provided for shareholders, effective controllers and related parties						None
Amount of debt guarantees provided directly or indirectly to the companies with liabilities to assets ratio of over 70%						82
The amount of guarantees in excess of 50% of the net assets						None
Total amount of the above three guarantee itemsNote 4						82

Note 1:	As defined in Rule 10.1.3 of the stock listing rules of Shanghai Stock Exchange.

Note 2:
The amount of guarantees provided during the reporting period and the amount of guarantees outstanding at the end of the reporting period include the guarantees provided by the controlled subsidiaries to external parties. The amount of the guarantees provided by these subsidiaries is derived by multiplying the guarantees provided by Sinopec Corp.’s subsidiaries by the percentage of shares held by Sinopec Corp. in such subsidiaries.

Note 3:
Total amount of guarantees is the aggregate of the above “total amount of guarantees outstanding at the end of the reporting period (excluding the guarantees provided for controlled subsidiaries)” and “total amount of guarantees for controlled subsidiaries outstanding at the end of the reporting period”.

Note 4:
“Total amount of the above three guarantee items” is the aggregate of “guarantees provided for shareholders, effective controllers and connected parties”, “amount of debt guarantees provided directly or indirectly to the companies with liabilities to assets ratio of over 70%” and “the amount of guarantees in excess of 50% of the net assets”.

Material Guarantees under Performance
The twenty-second meeting of the First Session of the Board of Directors of Sinopec Corp. approved the proposal regarding Sinopec Corp.’s provision of guarantee to Yueyang Sinopec Shell Coal Gasification Co., Ltd., in the amount of RMB 377 million.

The eighth meeting of the Third Session of the Board of Directors of Sinopec Corp. approved the proposal to provide guarantee to Fujian United Petrochemical Company Limited for its Fujian Refining and Ethylene Joint Venture Project in the amount of RMB 9.166 billion.

Specific statement and independent opinions presented by independent directors regarding external guarantees provided by Sinopec Corp. accumulated up to and during 2008:

We, as independent directors of Sinopec Corp., hereby make the following statement after conducting a thorough checking of external guarantees provided by Sinopec Corp. accumulated up to and during 2008 in accordance with requirements of the domestic regulatory authorities:

The accumulated balance of external guarantees provided by Sinopec Corp. for the year 2008 was about RMB 10.073 billion, accounting for approximately 3.1% of the its net assets, and representing a decrease of 0.9% compared to last year. Sinopec Corp. itself did not incur any external guarantee during the reporting period, the external guarantee amount decreased 21.91% compared to last year. External guarantees provided before 2008 have been disclosed in detail in the annual report of 2007.

We hereby present the following opinions:

The accumulated balance of external guarantees provided by Sinopec Corp. for the year of 2008 decreased by 17.16% compared with last year. Sinopec Corp. shall continue to strengthen management and proactively monitor guarantee risk. Sinopec Corp. shall continue to follow the approval and disclosure procedures strictly for new external guarantees occurred thereafter in accordance with relevant provisions for guarantees.

11.	GENERAL MEETINGS OF SHAREHOLDERS

During this reporting period, Sinopec Corp. held one general meeting of shareholders in strict compliance with the procedures of notification, convening of shareholders’ meetings as stipulated in relevant laws, rules and regulations and the Company By-laws of Sinopec Corp. For further details, please refer to the brief introduction to the general meetings of shareholders on page 56 of this report.

12.	TRUSTEESHIP, CONTRACTING AND LEASE

During this reporting period, Sinopec Corp. didn’t have any events regarding significant trusteeship, contracting or lease of any other company’s assets, nor placing its assets to or under any other companies trusteeship, contracting or lease that is subject to disclosure.

13.	OTHER MATERIAL CONTRACTS

During this reporting period, Sinopec Corp. didn’t have any omission in disclosure of any other material contracts that are subject to disclosure.

14.	ENTRUSTED MONEY MANAGEMENT

During this reporting period, Sinopec Corp. didn’t entrust or continue to entrust any others to carry out cash assets management on its behalf.

15.	SHARES AND SECURITIES INVESTMENT OF OTHER LISTED COMPANIES HELD BY THE COMPANY

No.	Stock Code	Company Name Abbreviation	Number of Shares Held	Shares held as a percentage of total shares	Initial Investment Cost	Book value		Equity investment income Accounting Entry
						at the end of reporting period	for the year
1	384 (HK)	Sino Gas International Holdings	210 million shares	6.3%	HK$128 million	RMB136 million	0	Long-term equity investment
Other securities investment held at end of the reporting period			—	—	—	—	—	—
Total			—	—	—	—	—	—

Other than the above, Sinopec Corp. didn’t hold any share of non-listed financial entities or companies preparing for being listed in the near future, nor did it trade the shares of any other listed companies.

16.	ASSETS MORTGAGE

On December 31, 2008, the details of the company’s assets mortgage were listed in Note 29 of the financial statement compiled according to the international rules on financial report.

17.	EQUITY INTERESTS OF DIRECTORS, SUPERVISORS AND OTHER MEMBERS OF THE SENIOR MANAGEMENT

As of December 31, 2008, none of Sinopec’s directors, supervisors and other members of the senior management had any share of Sinopec Corp.

During this reporting period, none of the directors, supervisors or other members of the senior management or any of their respective associates had any interests or short positions (including those that are deemed to be such, or regarded as owned in accordance with relevant provisions of the Securities and Futures Ordinance) in any shares or debentures or related shares of Sinopec Corp. or its associated corporations (as defined in Part XV of the Securities and Futures Ordinance) which are required to notify Sinopec Corp. and the Hong Kong Stock Exchange pursuant to Division 7 and 8 of Part XV of the Securities and Futures Ordinance or which are required pursuant to section 352 of the Securities and Futures Ordinance to be entered in the register referred to therein, or which are required to notify Sinopec Corp. and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions Entered by Directors of Listed Companies as specified in the Listing Rules of the Hong Kong Stock Exchange (including those interests and short positions that are deemed to be such, or are regarded to be owned in accordance with the relative provisions under the Securities and Futures Ordinance).

18.	THE DETAILED IMPLEMENTATION OF THE EQUITY INCENTIVE PROGRAM DURING THE REPORTING PERIOD

Sinopec Corp. didn’t implement any equity incentive program at the end of the reporting period.

19.	THE IMPROPRIATION OF FUND BY THE HOLDING SHAREHOLDERS OF LISTED COMPANIES AND OTHER RELATED PARTIES

Not applicable

20.	OTHER SIGNIFICANT EVENTS

During the reporting period, neither Sinopec Corp., nor the Board of Directors of Sinopec Corp. as well as the incumbent directors were subject to any investigation by the CSRC, nor was there any administrative penalty or circular of criticism released by the CSRC, the Securities and Futures Commission of Hong Kong and the Securities and Exchange Committee of the United States, nor any reprimand published by the Shanghai Stock Exchange, the Hong Kong Stock Exchange, the New York Stock Exchange or the London Stock Exchange.

CONNECTED TRANSACTIONS
1	AGREEMENTS CONCERNING CONNECTED TRANSACTIONS BETWEEN THE COMPANY AND CHINA PETROCHEMICAL CORPORATION

Prior to overseas listing, in order to ensure the smooth continuation of normal production and of business transacted between the Company and China Petrochemical Corporation, the parties entered into a number of agreements on connected transactions. On 31March 2006, Sinopec Corp. and China Petrochemical Corporation entered into Supplementary Agreement of Connected Transactions. The terms of Mutual Supply Agreement and Cultural, Hygienic and Community Services Agreement were changed to commence from 1January 2007 to 31December 2009. The supplementary agreement is applicable to the continuing connected transactions conducted by the Company after 1January 2007. Particulars of the connected transactions are set out below:

	(1)	Agreement for the mutual supply of ancillary services for products, production and construction services (“Mutual Supply Agreement”).

	(2)	China Petrochemical Corporation provides trademarks, patents and computer software to the Company for use free of charge.

	(3)	China Petrochemical Corporation provides cultural and educational, hygienic and community services to the Company.

	(4)	China Petrochemical Corporation provides leasing of lands and certain properties to the Company.

	(5)	China Petrochemical Corporation provides consolidated insurance to the Company.

	(6)	China Petrochemical Corporation provides shareholders’ loans to the Company.

	(7)	The Company provides service stations franchisee licences to China Petrochemical Corporation.

2	WAIVER OF CONNECTED TRANSACTIONS BETWEEN THE COMPANY AND CHINA PETROCHEMICAL CORPORATION GRANTED BY THE HONG KONG STOCK EXCHANGE

Pursuant to the Hong Kong Listing Rules, the above connected transactions are subject to full disclosure, depending on their nature and the value of the transactions, with prior approvals from independent directors, and/or shareholders’ meetings, and the Hong Kong Stock Exchange. At the time of its listing, Sinopec Corp. applied for waivers from the Hong Kong Stock Exchange of the requirement to fully comply with the disclosure requirements of the Hong Kong Listing Rules in respect of the transactions mentioned above. The Hong Kong Stock Exchange conditionally exempted Sinopec Corp. from complying with the obligations of continuous disclosure.

The proposal of continuing connected transaction for the three years from 2007 to 2009 was approved at the Annual General Meeting of Shareholders for 2005 held on 24th May 2006. For details of the continuing connected transactions, please refer to relevant announcements published in China Securities Journal, Shanghai Securities News and Securities Times in mainland China and Hong Kong Economic Times and South China Morning Post in Hong Kong on 3rd April 2006.

3	DISCLOSURE AND APPROVAL OF CONNECTED TRANSACTIONS BETWEEN THE COMPANY AND CHINA PETROCHEMICAL CORPORATION COMPLY WITH THE LISTING RULES OF THE SHANGHAI STOCK EXCHANGE

There is no substantial change in above agreements on connected transactions during the reporting period. The accumulated amounts of the connected transactions for the year 2008 of Sinopec Corp. are in compliance with the relevant requirements of the Listing Rules of the Shanghai Stock Exchange. For detailed implementation of connected transaction agreements, please refer to following item 4.

4	CONNECTED TRANSACTIONS ENTERED INTO BY THE COMPANY DURING THE YEAR

Audited by the auditors of Sinopec Corp., the aggregate amount of connected transactions actually occurred in relation to the Company during the year was RMB 318.580 billion, of which, incoming trade amounted to RMB 121.451 billion, and outgoing trade amounted to RMB 197.129 billion (including RMB 197.032 billion of sales of goods, RMB 19 million of interest received, RMB 78 million of agency commission income). In 2008, the products and services provided by China Petrochemical Corporation and its associates (procurement, storage, exploration and production services, production-related services) to the Company were RMB 91.907 billion, representing 6.23% of the Company’s operating expenses for the year 2008, which is reduced by 2.47% comparing with last year. The auxiliary and community services provided by China Petrochemical Corporation to the Company were RMB 1.611 billion, representing 0.11% of the operating expenses of the Company for 2008, which is slightly reduced by 0.14% comparing with last year. In 2008, the product sales from the Company to China Petrochemical Corporation amounted to RMB 80.340 billion, representing 5.53% of the Company’s operating revenue. With regard to the Leasing Agreement for Properties, the amount of rent paid by the Company to China Petrochemical Corporation and its associates for the year 2008 was approximately RMB 368 million. With regard to the premium payable under SPI Fund Document, the amount of fund paid by the Company for the year 2008 was RMB 1.381 billion. The amount of each category of transactions did not exceed its respective proposed cap specified in the announcement published on 31March 2006.

On 22 August 2008, Sinopec Corp. and China Petrochemical Corporation entered into Memorandum of Amendment to the Leasing Agreement for Land Use Rights, which amended the annual cap for the transactions under Leasing Agreement for Land Use Rights to RMB4.5 billion, and this adjustment has been reviewed and approved at the twenty-third meeting of the Third Session of the Board of Directors of Sinopec Corp. The amount of rental payable by the Company to China Petrochemical Corporation by 31 December, 2008 was approximately RMB 4.234 billion.

Connected sales and purchases table:
Unit: RMB millions

	Sales of goods and provision of services to connected party		Purchase of goods and services from connected party
Connected party	Transaction amount	Percentage of the total amount of the type of transaction	Transaction amount	Percentage of the total amount of the type of transaction
China Petrochemical Corporation	80,340	5.53%	98,950	6.71%
Other connected parties	116,770	8.04%	21,179	1.44%
Total	197,110	13.57%	120,129	8.15%

Notes:
Principle of pricing for connected transactions: (1) Government-prescribed prices and government-guided prices are adopted for products or projects if such prices are available; (2) Where there is no government-prescribed price or government-guided price for products or projects, the market price (inclusive of bidding price) will apply; (3) Where none of the above is applicable, the price will be decided based on the cost incurred plus a reasonable profit of not more than 6% of the price.

Please refer to Note 36 to the financial statements prepared under the IFRS in this annual report for details of the connected transactions actually occurred during this year.

The above mentioned connected transactions in 2008 have been approved at the twenty-seventh meeting of the Third Session of the Board of Directors of Sinopec Corp.

The auditors of Sinopec Corp. have confirmed to the Board of Directors in writing that:

	(1)	the transactions have been approved by the Board of Directors;

	(2)	the transactions have been entered into for considerations consistent with the pricing policies as stated in the relevant agreements;

	(3)	the transactions have been entered into in accordance with the terms of the respective agreements and documents governing the respective transactions; and

	(4)	the relevant actual amounts have not exceeded the relevant caps disclosed in the announcements.

After reviewing the above connected transactions, the independent directors of Sinopec Corp. have confirmed that:

	(1)	The transactions have been entered into by Sinopec Corp. in its ordinary course of business;

	(2)	The transactions have been entered into based on one of the following terms:

(a) on normal commercial terms;

(b) on terms not less favorable than those available from/to independent third parties; or

(c) on terms that are fair and reasonable to the shareholders of Sinopec Corp., where there is no available comparison to determine whether item (a) or (b) is satisfied; and

	(3)	The total value of each category of transactions did not exceed its respective cap.

5	OTHER SIGNIFICANT CONNECTED TRANSACTIONS OCCURRED DURING THIS YEAR

Acquisition of the Downhole Operation Assets of Maintenance Nature from the Wholly-owned Entities of China Petrochemical Corporation

The twenty-first meeting of the Third Session of the Board of Directors of Sinopec Corp. was held on 26 June 2008, at which the proposals including the “Proposal Concerning the Acquisition of the Downhole Operation Assets of Maintenance Nature from the Subsidiaries of China Petrochemical Corporation” were reviewed and approved. According to the proposals, Sinopec Corp. acquired the downhole operation assets of maintenance nature, the relevant business and associated liabilities of China Petrochemical Corporation. The consideration for the acquisition was RMB1.624 billion. Sinopec Corp. used its own fund to pay for the consideration. The acquisition of such assets and business can further satisfy the demands for the regular downhole operational services from the oil production plants owned by Sinopec Corp. and maintain the steady and orderly daily production. After the acquisition, the number of operations will be reduced and costs on production will be saved, the management system for oil field operation will be streamlined and the synergy between the oil production business and the downhole operation business of Sinopec Corp. will be improved, the production efficiency will be enhanced, and further reduce a large number of connected transactions in connection with downhole operation services between Sinopec Corp. and China Petrochemical Corporation. For details of this acquisition, please refer to the relevant announcements published in China Securities Journal, Shanghai Securities News and Securities Times as well as on the websites of Shanghai Stock Exchange (http://www.sse.com.cn) and Hong Kong Stock Exchange (http://www.hkex.com.hk) on 27 June, 2008.

6	FUNDS PROVIDED BETWEEN CONNECTED PARTIES

Unit: RMB millions

	Fund to Connected Parties		Fund from Connected Parties
	Amount incurred	Balance	Amount incurred	Balance
Connected Parties
China Petrochemical Corporation	(3,515)	2,447	(628)	10,637
Other connected parties	265	578	(111)	—
Total	(3,250)	3,025	(739)	10,637

CORPORATE GOVERNANCE

1	IMPROVEMENT ON CORPORATE GOVERNANCE DURING THE REPORTING PERIOD

During the reporting period, Sinopec Corp. continued to commit itself to the standard operation, enhance fundamental system and improve its corporate governance. In accordance with the requirements of the CSRC and taking into account of the actual circumstances of the Company, Sinopec Corp. developed the specific measures and put them into effect, and accomplished the subsequent work required from the comprehensive review on its corporate governance, finally formulated the Fulfillment Report on Remedies to the Comprehensive Review on its Corporate Governance; elaborately organised and further enhanced the post training and sense of responsibility induction for directors and supervisors; amended the Articles of Association, the Working Rules for the Independent Directors, the Working Rules for the Audit Committee to Board of Directorsand the Internal Control Manual; fulfilled its social responsibility and continued to release its Sustainable Development Report. In addition, information disclosure and investor relations of the Company have been strengthened, which make the company’s transparency continuously improved.

2	INDEPENDENT DIRECTORS’ PERFORMANCE OF THEIR DUTIES

During the reporting period, the independent directors of Sinopec Corp. were committed to carrying out the related working rules of independent directors and fulfilling their duties and fiduciary obligations as specified in the relevant laws, regulations and the Articles of Association of Sinopec Corp. They reviewed the documents submitted by Sinopec Corp. with due care, attended meetings of both the Board of Directors and the professional committees of the Board of Directors (Please refer to the Section Report of the Board of Directors in this annual report for detailed information on attendance of the meetings.) , provided independent opinions on connected transactions, external guarantees and put forth many constructive comments and suggestions relating to the Company’s corporate governance, reform and development, production and operation etc. During the performance of their duties of independent directors, they objectively and independently protected the legal interests of shareholders, in particular, the interests of the minority shareholders.

As required by the Hong Kong Stock Exchange, Sinopec Corp. makes the following confirmations concerning the independence of its independent directors: Sinopec Corp. has received annual confirmations from all the independent non-executive directors acknowledging full compliance with the relevant requirements in respect of their independence pursuant to Rule 3.13 of the Listing Rules. Sinopec Corp. takes the view that all independent non-executive directors are independent.

3	SEPARATION BETWEEN SINOPEC CORP. AND ITS CONTROLLING SHAREHOLDER

Sinopec Corp. is independent from its controlling shareholder, China Petrochemical Corporation, in respect of business, personnel, asset, organisational structure and finance and has its own independent and comprehensive business operations and management capability.

4	THE IMPLEMENTATION AND IMPROVEMENT OF THE COMPANY’S INTERNAL CONTROL SYSTEM

For details of this issue, please refer to Self-evaluation Report on Internal Control of the Company.

5	SENIOR MANAGEMENT EVALUATION AND INCENTIVE SCHEMES

Sinopec Corp. has established and is continuously improving the fairness and transparency of its performance evaluation and incentive schemes for the directors, supervisors and other senior management officers. Sinopec Corp. implements various incentive schemes like “Measures for Implementation of Senior Management Remuneration Packages”.

6	CORPORATE GOVERNANCE REPORT (IN ACCORDANCE WITH THE LISTING RULES OF THE HONG KONG STOCK EXCHANGE)

	(1)	Compliance with Code on Corporate Governance Practices

Sinopec Corp. commits itself to standard operation so as to improve its corporate governance and to achieve sustainable development. Sinopec Corp. has fully complied with the Code on Corporate Governance Practices set out in Appendix 14 of the Listing Rules of the Hong Kong Stock Exchange during the year ended 31st December 2008.

		A	Board of Directors

		A.1	Board of Directors

a.
Board meetings shall be held at least once a quarter. For any regular meeting of the Board, a notice will be given 14 days in advance; while for other types of Board meetings, a notice will normally be given 10 days in advance. The documents and information for the above meetings will generally be submitted 10 days in advance to each and every director. In 2008, Sinopec Corp. held 8 Board meetings. For the information about attendance, please refer to the Report of the Board of Directors of this annual report

			b.	Each Board member may submit proposals for Board meetings to be included in the agenda for Board meetings, and each and every director is entitled to request other related information.

c.
The Board Secretary shall assist the directors in handling the routine tasks of the Board, keep the directors informed about any regulation, policy and other domestic and overseas requirements and ensure that the directors observe domestic and overseas laws and regulations as well as the Articles of Association and other related regulations when performing their duties and responsibilities.

A.2	Chairman and Executive President

Mr. Su Shulin serves as Chairman of the Board, while Mr. Wang Tianpu serves as the President. The Chairman is elected by a simple majority vote, while the President is nominated by the chairman and appointed by the Board. The duties and responsibilities of the Chairman and the President are separate and the scope of their respective duties and responsibilities are set forth in the Articles of Association.

A.3	Board Composition

a.
The Board is made up of 11 members, each with extensive professional and governance experiences (Please refer to the Section Directors, Supervisors, Other Senior Management and Employees in this report for detailed information). Of the 11 members, 3 are independent non-executive directors. Over half of the Board are non-executive directors or independent non-executive directors.

b.
Sinopec Corp. has received from each independent non-executive director a letter of confirmation for 2008 regarding its qualification under relevant independence requirements set out in rule 3.13 of the Listing Rules of the Hong Kong Stock Exchange. Sinopec Corp. considers that each of the independent non-executive directors is independent

A.4	Appointment, Re-election and Removal

	a.	Term of each session of all the directors (including non-executive directors) is 3 years, and the continous appointment time of an independent non-executive director shall not exceed 6 years.

	b.	All directors are elected by the general meeting of shareholders. The Board is not authorised to fill casual vacancies.

	c.	For each newly appointed director, Sinopec Corp. arranged for professional consultants, including PRC and Hong Kong lawyers, to induct each of the newly appointed director.

A.5	Responsibility of Directors

a.
All the non-executive directors have equal authorities to the executive directors. In addition, all the non-executive directors, especially the independent non-executive directors are entitled to some special authorities. The Articles of Association and the Rules and Procedures for Board of Directors’ Meetings of Sinopec Corp. clearly provide the authorities of directors and non-executive directors including independent non-executive directors, which are published on the website of Sinopec Corp at http://www.sinopec.com.

	b.	Each of the directors can devote enough time and efforts to the affairs of Sinopec Corp.

c.
Each of the directors confirmed that he has complied with the Model Code during the reporting period. In addition, the Company formulated the Model Code of Securities Transactions by Corporate Employees and the Rules governing Transaction of the Company’s Shares by Corporate Directors, Superiors and Senior Management Officers so as to regulate the activities of the Company staff in purchase and sale of the securities of the Company.

A.6	Supply and Access to Information

a.
The meeting agenda of Board & each professional committee as well as other reference documents will be distributed in advance prior to the meetings, which make each member have sufficient time to review the same and facilitate to discuss the same comprehensively at meetings. Each and every director may procure all the related information in a comprehensive and timely manner, and may seek the advice from professional consultants if necessary.

b.
The Board Secretary is responsible for organising and preparing materials for Board meetings, including preparation of explanations for each proposed agenda to enable clear understanding by each director. The President shall provide the directors with necessary information and data. The director may request the President, or request, via the President, relevant departments to provide necessary information and explanation.

B	Remuneration of directors and senior management officers

a.
A Remuneration and Performance Evaluation Committee has been set up and the relevant rules has been formulated, its members including director Shi Wanpeng, director Liu Zhongli, director Li Deshui and director Dai Houliang, its main authorities include proposing to the Board remuneration plans for directors, supervisors and senior management officers.

	b.	The Remuneration and Performance Evaluation Committee has always consulted the Chairman and the President regarding proposed remuneration of other executive directors.

c.
Committee members may obtain independent professional advice. Costs arising from or in connection with such consultation are borne by Sinopec Corp. Meanwhile, the committee appoints consultants to provide suggestions to the committee. The expenses of the committee are included in the budget of the Company. In addition, according to the policy of the Company, the senior management officers and relevant departments of the Company shall adopt positive and cooperative attitude and actively cooperate with the work of the Remuneration and Performance Evaluation Committee.

C	Accountability and Audit

C.1	Financial Reporting

a.
Directors are responsible for supervising the accounts preparation during each fiscal period, and make abovementioned amounts really and fairly reflect the condition of business, performance and cash flow of the Group during such period. The Board approved the Financial Report for the Year 2008 and warranted that there were no material omissions from, or misrepresentations or misleading statements contained in the annual report, and jointly and severally accepted full responsibility for the authenticity, accuracy and completeness of the information contained in the annual report.

b.
Sinopec Corp. has adopted an internal control mechanism to ensure that the management and related Sinopec Corp. departments have provided sufficient financial data and related explanation and information to the Board and its Audit Committee.

	c.	The external auditors of Sinopec Corp. made a statement about their reporting responsibilities in their report on the financial statements.

C.2	Internal Control

a.
In 2003, according to the relevant regulatory requirements on internal control, Sinopec Corp. adopted the internal control framework recommended in the international prevailing COSO( Committee of Sponsoring Organizations) Report, and based upon the Articles of Association and all of the management systems currently in effect, as well as in accordance with related domestic and overseas governing regulations, Sinopec Corp. formulated the Internal Control Manual, in which the process control was conducted as well as the jurisdiction guide and its rules for implementation were formulated pursuant to the category of business.

	b.	The Board of Directors reviews the updated Internal Control Manual every year; since 2006, the Board reviewed the annual report together with Management’s Report on Internal Control.

c.
The management of Sinopec Corp. positively launched the propaganda and training for internal control, and the internal control responsibility was undertaken from a higher level to a lower level, which facilitated the internal control incorporated into the operation and management and cultivated the risk control culture. Sinopec Corp. conducted the comprehensive internal control review every year, and the implementation of internal control would be included into the performance evaluation system, which made the long-term mechanism for internal control to be established progressively. For detailed information of the internal control system of this reporting period, please refer to the Management’s Report on Internal Control.

	d.	The Sinopec Corp. has established its internal auditing department and has arranged adequate professional personnel for it, thus it has the relatively sound internal auditing functions.

C.3	Audit Committee

a.
The Audit Committee members include director Liu Zhongli, director Shi Wanpeng and director Li Deshui. As verified, none of the members had served as a partner or former partner to the current auditing firm.

	b.	Sinopec Corp. has promulgated the working rules of the Audit Committee. The written terms of reference are available for inspection at the Secretariat of the Board.

c.
At every meeting of the Audit Committee, written opinions shall be issued and submitted to all the members for any suggestion after the meetings. The written opinions shall be amended according to the suggestions of the members and the final minutes shall be sent to all members for signature. During the reporting period, the Board and the Audit Committee did not have any different opinion.

d.
Committee members may obtain independent professional advice. Costs arising from or in connection with such consultation are borne by Sinopec Corp. The committee appoints consultants to provide suggestions to the committee. The expenses of the committee are included in the budget of the Company. Meanwhile, according to the policy of the Company, the senior management officers and relevant departments of the company shall adopt positive and cooperative attitude and actively cooperate with the work of the Audit Committee by providing it with the relevant information.

D	Delegation by the Board

a.
The Board, the management and each of the Board committees have clear terms of reference. The Articles of Association and the Rules and Procedures for the General Meeting of Shareholders and the Rules and Procedures for the Meeting of Board of Directors have clear scope regarding the duties and authorities of the Board and the management, which are posted on the website of Sinopec Corp. at http://www.sinopec.com.

	b.	The Board committees have clear written terms of reference. The rules of the Board committees require such committees to report to the Board on their decisions or recommendations.

E	Communication with shareholders

a.
During the reporting period, a separate resolution is always proposed for each substantially separate issue at the general meetings. All resolutions were subject to voting by poll to ensure the interests of all shareholders.

b.
Sinopec Corp. arranged special department and personnel to be responsible for the relations with investors, and enhanced the communications with investors by way of holding meeting with institutional investors, inviting investors to conduct site visit, setting investor hotline etc. Sinopec Corp. also formulated serial journal, such as capital trends, daily share price information, and distributed them to directors, which promoted the directors to trace the capital market in a timely manner and understand the performance of shares price of Sinopec Corp. The shareholders who are entitled to attend the general meeting and their right, agenda of general meeting and voting procedures etc. were expressly recorded in the shareholder announcement towards the shareholders of Sinopec Corp.

c.
The chairman of the board shall attend the annual general meeting as the chairman of that meeting, and shall arrange the members of Board, senior management officers to attend the general meeting of shareholders in order to answer the questions from the shareholders.

	(2)	Nomination of Directors

The Board of Sinopec Corp. has not established a Nomination Committee, but the nomination of directors has been expressly and specifically stated in the Articles of Association and in the Rules and Procedures for the General Meeting of Shareholders respectively. The nomination of director was put forward by the shareholder individually or collectively holding over 5% (1% for nomination of independent director candidate) of the total voting shares of Sinopec Corp., the Board of Directors or the Supervisory Board and submitted to the general meeting of shareholders by way of proposal.

	(3)	Auditors

At the Annual General Meeting of Sinopec Corp. for the year 2007 held on 26 May 2008, KPMG Huazhen and KPMG were re-appointed as the domestic and overseas auditors of Sinopec Corp. for the year 2008, respectively, and the Board of Directors was authorised to determine their remunerations. As approved at the Twenty-seventh Meeting of the Third Session of the Board of Directors of Sinopec Corp., the audit fee for 2008 was HK$66 million. The financial statements for year 2008 have been audited by KPMG Huazhen and KPMG. Zhang Jingjing and Zhang Yansheng are China Registered Certified Public Accountants of KPMG Huazhen.

During the reporting period, both KPMG Huazhen and KPMG did not provide any non-audit service to Sinopec Corp. KPMG Huazhen and KPMG have provided audit services to Sinopec Corp. for 8.5 years since the second half of 2000, and the first audit engagement was entered into in March 2001.

	(4)	Other Information about Sinopec Corp.’s Corporate Governance

Except their working relationships with Sinopec Corp, none of the directors, supervisors or other senior management officers has any financial, business or family relationships or any relationships in other material aspects with each other. For information regarding changes in share capital and shareholdings of principal shareholders, please refer to page 7 to page 9; for information regarding general meetings of shareholders, please refer to page 56; for information regarding meetings of the Board of Directors and each professional committee, please refer to page 57 to page 58; for information regarding equity interests of directors, supervisors and other senior management officers, please refer to page 42; for information regarding resume and annual remuneration of directors, supervisors and other senior management officers, please refer to page 64 to page 74.

7	COMPARISON OF NEW YORK STOCK EXCHANGE CORPORATE GOVERNANCE RULES AND CHINA CORPORATE GOVERNANCE RULES FOR LISTED COMPANIES

For details, please refer to the website of Sinopec Corp. at http://english.sinopec.com/en-ir/en-governance/index.shtml

MANAGEMENT’S REPORT ON INTERNAL CONTROL

Since the implementation of internal control on January 1, 2005, with the aim of comprehensive risk management, the Company, has been continuously carrying out training on internal control, establishment of internal environment, implementing of internal control responsibilities, and organised inspection and testing on internal control each year, adopted the implementation of internal control as one of the parameters of performance assessment on management, gradually integrated internal control into the daily operation and management. The Company has established an internal control system covering decision-making, implementation, and monitoring.

Establishment and implementation of internal control are the responsibility of the Board and the management. Internal control aims at offering reasonable assurance for the legal compliance of the Company’s operation and management, safeguarding of assets, and the authenticity and completeness of financial reporting and the related information, to improve efficiency and effectiveness of business operations, and to enable the Company to achieve development strategies. Internal control consists of five elements: internal environment, risk assessment, control activities, information and communication, and monitoring.

Due to the inherent limitations, the internal control can only provide reasonable assurance to achieve the above objectives; in addition, the effectiveness of internal control may vary with the changing internal and external environment and business circumstances of the Company. The Company provide inspection and supervision mechanisms for the internal control, enabling prompt remedying measures to be implemented once the internal control deficiencies have been identified.

Assessment of internal control for 2008 was carried out by the Board, and up to December 31, 2008, there had been no significant deficiencies in the Company’s operation according to the results. As for the internal control of the Company over financial reporting, the overall system had been well established, and the implementation had been effective.

1	INTERNAL ENVIRONMENT

Since the establishment of internal control system in 2003, the internal environment of the Company has been continuously improved after several years of internal control practice. The Company’s organisational framework is reasonably configured and adapts to the requirements for corporate management, reform and development. To strengthen the internal control management, an Internal Control Steering Committee has been set up, consisting of the President as its chief, Senior Vice President, also the Chief Financial Officer, as the deputy chief, and persons in charge from the related departments as its members; the Steering Committee is provided with a full-time Internal Control Office with full-time employees. The corresponding internal control organisation are added in the branches/subsidiaries, with both full-time and part-time internal control staff. Concentrating on the strategic goals, the Companyestablishes a legitimate, honest business philosophy and positive attitudes and values. The Company puts emphasis on the education of employees’ morality clearly defines the quality requirements for the employee on key positions, establishes incentive and disciplinary mechanisms, and through education and training, continuously improves employees’ quality and job competence. The management of the Company gives priority to internal control training, organizing centralised training each year, and a total of more than 6,000 individuals from all levels of management has participated in the training; among the branches/subsidiaries, their accumulated number of trainees are to their total number of staff. Since the beginning of 2008, with the corruption prevention campaign, the Company’s management has implemented the “Code of Conduct,” emphasising the promotion of risk awareness among the employees, and advocating the corporate cultures on credibility and morality, gradually delivering the concept of internal control based on the orientation of comprehensive risk management.

2	RISK ASSESSMENT

In accordance with the goals of sustainable development, and aiming at the business operation risks, financial reporting risks, compliance risks against the internal and external laws and regulations, assets safeguarding risks, fraud risks from business operations, etc, the Company established risk assessment and risk control system on the basis of internal control. Based on the requirements for business process documentation, the Company analysed of the key aspects which have potentially significant effects on business operation goals and the objectives of financial reporting, and, conducted a comprehensive risk assessment, based on the issues and deficiencies identified through internal audit and financial checking, with reference to the audit findings made by external auditors. According to the results of the assessment, the Company further improves the Internal Control Manual, strengthens internal control and improves relevant management policies. The branches/subsidiaries enhance the implementation detailed rules and internal management system according to their risk assessments. These measures offer reasonable assurance for the financial reporting, internal fraud prevention, ensuring assets safeguarding, as well as management standardization. The Company holds monthly meeting on business operation analysis, carrying out continuous analysis and assessment, and policy and measures formulation on the following risks, and discloses the risk factors in the Company’s annual report and interim report: macroeconomic policy risks; market or business operation risks, including risks related to the Company’s business, oil and petrochemical industries, and those China-related risks; financial risks, including risks with interest rates and exchange rates (see Risk Factors in 2008 Annual Report). In addition, in order to effectively prevent and reduce operation and financial risks, the Company, based on the medium-term and long-term strategic goals, prepares the three-year roll-over budget and the five-year plan, and reports to the Board for approval by the directors and members of the Strategic Development Committee.

3	CONTROL ACTIVITIES

The Company has established and continuously improved the internal control system, which integrates the Internal Control Manual, implementation detailed rules of the branches/subsidiaries, internal control related management policies. The Company documents the internal control processes according to the operation activities and adopts the control matrix model, identifies the departments responsible for the process and the positions responsible for the control points and urges the staff to fulfill the internal control assigned duties, so as to integrate the internal control into daily management and fulfilling its risk control functions. In order to maximise the assurance and coordination functions of internal control, and engage the internal control in the production and business decision-making and process control, the Internal Control Steering Committee of the Company hold regularly meetings to review the reports, and the Internal Control Office is responsible for the routine internal control monitoring; the branches/subsidiaries also fulfill their internal control duties by holding regular internal control meetings, internal control specific topics discussions, or through discussion in production scheduling meetings, business operation analysis meetings, progress meeting, etc.

The Company management holds operating activities analysis meeting every month to continuously examine and analyse the business results and key financial indices. Financial department analyses the budget deviation of each segment, and each segment monitors the budget of each branch and subsidiary. The Company management reports the business results to the Board quarterly. The Board members have experience in the petroleum and petrochemical industry, and understand the financial statement and the related information from production to operation.

4	INFORMATION AND COMMUNICATION

The Company actively promotes information management to improve efficiency and effectiveness. The Company has established and applied e-commerce system, financial management information system, ERP system, IC fuel card management system, etc. The Company has worked out a series of management measures and operation processes to regulate information system which has been put into use from overall aspect, general control, application control, etc. Information system management division is in charge of controlling and maintaining all the information systems.

The Company clarified the communication mechanism of the financial report, and all the responsibilities related with the financial report are specified in Internal Control Manual and internal accounting system policies. Chief Financial Officer and all the divisions, as well as the headquarters finance division and each branch Company keep smooth communication with each other. Meanwhile, smooth communication are kept between the Company management and external environment, Company management and divisions, divisions and branches and subsidiaries as well as the Company management and the Board. The Board of Supervisors and audit committee examine the financial report and other financial information which are to be disclosed to the public.

As a company listed on four stock exchanges worldwide and abroad, the Company keeps the communication with shareholders and regulatory bodies, and rules and procedures for information disclosure are established for regular disclosure. The Company is subject to the inspection by China’s Securities Regulatory Commission, State-owned Assets Supervision and Administration Commission, State Council Board of Supervisors, National Audit Office of the People’s Republic of China, etc.

5	MONITORING

The Company management appraises the internal control progress report every year since 2003. The Board reviews the updated Internal Control Manual every year, and Management’s Internal Control Assessment Report has been examined since 2006. The Board has established the audit committee composed of three independent directors, and the chair is assumed by an independent non-executive director. The financial reporting process and internal control are examined by the audit committee, and internal audit division independently inspects each branch division and subsidiary on a regular basis. Annual report and internal audit report should be examined and approved by audit committee. Hotline for whistle-blowing is set in the supervision division of the Company, which established processing procedure, standard, and the protection of the informer mechanism on the reported cases. The Company registers in detail lists and monitors on the known lawsuit cases.

The Company established two-level routine monitoring mechanism for internal control, combining the headquarters overall inspection, and self-inspection and test of internal control by the branches/subsidiaries. The Company organises annual general internal control inspections and tests over the divisions of the headquarters and the Company’s branches/subsidiaries; all divisons of the headquarters and the Company’s branches/subsidiaries also regularly carry out self-inspections and tests and submit self-inspection reports to the Company’s Internal Control Office. The internal control inspection and test sample size of the Company is sufficient, and the testing methods are scientific and reasonable. In 2008, the Company has developed a detailed evaluation plan on internal control inspection, which has been reviewed and approved by the management, and prior to the inspections provides sufficient training and instructions for the employees involved; after the completion of onsite inspection, the Company’s Internal Control Office and the Audit Department conducted comprehensive analysis on the internal control inspection results, and have reported the identified internal control deficiencies to the Internal Control Steering Committee and the management. The management has formulated the remedying measures, and has communicated with the external auditors of the identified internal control deficiencies. Through the follow-up review by the Company, all the internal control deficiencies over financial reporting have been remedied by December 31, 2008; neither internal control significant deficiencies nor material weakness have been identified; other management issues have also been remedied or remedying measures have been formulated, and the remedy has met the requirements.

This internal control report was reviewed and approved at the twenty-seventh meeting of the third session of the Board of the Directors on March 27 2009.

As a Chinese company listed on the United States New York Stock Exchange, the Company had engaged KPMG to audit the internal control over financial reporting on December 31, 2008 in accordance with the provision of Sarbanes-Oxley Act. KPMG carried out internal control audit over financial reporting in accordance with the Auditing Standard No. 5 of Public Company Accounting Oversight Board (United States). The report of KPMG stated that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

SUMMARY OF SHAREHOLDERS’ MEETINGS

During the reporting period, Sinopec Corp. convened one general meeting of shareholders in strict observance of relevant laws, regulations and the provisions of the Articles of Association regarding notification, convening and holding of general meetings, the details of the general meetings are as follows:

The Annual General Meeting of Shareholders for 2007 was held on 26 May 2008 in Beijing, China.

For further details, please refer to the announcements of Sinopec Corp. published in China Securities Journal, Shanghai Securities News and Securities Times in Mainland China, and the resolutions announcement on website of the Stock Exchange of Hong Kong Limited on 27 May 2008.

REPORT OF THE BOARD OF DIRECTORS

The Board of Directors of Sinopec Corp. is pleased to present their report for the year ended 31 December 2008 for review.

1	THE MEETINGS OF THE BOARD OF DIRECTORS

During this reporting period, eight Board meetings were held, details of which are as follows:

	(1)	The nineteenth meeting of the Third Session of the Board of Directors was held on 3 April 2008 in the Headquarter of Sinopec Corp.

For details, please refer to the announcements published in China Securities Journal, Shanghai Securities News and Securities Times on 6 April, 2008 and on the website of Hong Kong Stock Exchange.

(2)
The twentieth meeting of the Third Session of the Board of Directors was held on 25 April 2008 by way of written resolutions. At the meeting, the Board approved the First Quarterly Report of 2008 and the Proposal of Issuing Non-Financial Enterprise medium term bills.

For details, please refer to the announcements published in China Securities Journal, Shanghai Securities News and Securities Times on the next working day from holding thereof and on the website of Hong Kong Stock Exchange.

	(3)	The twenty-first meeting of the Third Session of the Board of Directors was held on 26 June 2008 by way of written resolutions.

For details, please refer to the announcements published in China Securities Journal, Shanghai Securities News and Securities Times on the next working day from holding thereof and on the website of Hong Kong Stock Exchange.

(4)
The twenty-second meeting of the Third Session of the Board of Directors was held on 30 July 2008 by way of written resolutions. At the meeting, the Board approved the Report on the Rectification Implementation of Sinopec Corp. Corporate Governance Activities.

	(5)	The twenty-third meeting of the Third Session of the Board of Directors was held on 22 August 2008 in the Headquarter of Sinopec Corp.

For details, please refer to the announcements published in China Securities Journal, Shanghai Securities News and Securities Times on 25 August, 2008 and on the website of Hong Kong Stock Exchange.

	(6)	The twenty-fourth meeting of the Third Session of the Board of Directors was held on 16 September 2008 by way of written resolutions.

	(7)	The twenty-fifth meeting of the Third Session of the Board of Directors was held on 24 October 2008 by way of written resolutions.

For details, please refer to the announcements published in China Securities Journal, Shanghai Securities News and Securities Times on the next working day from holding thereof and on the website of Hong Kong Stock Exchange.

(8)
The twenty-sixth meeting of the Third Session of the Board of Directors was held on 31 December 2008 by way of written resolutions. At the meeting, the Board approved the amended Internal Control Handbook (Version 2009).

2	IMPLEMENTATION OF RESOLUTIONS PASSED AT SHAREHOLDERS’ MEETING BY THE BOARD OF DIRECTORS

During the reporting period, all members of the Board of Directors of Sinopec Corp. carried out their duties diligently and responsibly in accordance with the relevant laws and regulations and the Articles of Association, duly implemented the resolutions passed at the shareholders’ meetings, and accomplished the various tasks delegated to them at the shareholders’ meetings.

3	ATTENDANCE OF DIRECTORS AT THE BOARD OF DIRECTORS MEETINGS

During this reporting period, Sinopec Corp. held eight Board meetings, the attendance of directors at meetings are as follows:

Name	Counts of attendance by himself (times)	Counts of commissioned attendance (times)
Su Shulin	8	0
Zhou Yuan	8	0
Wang Tianpu	8	0
Zhang Jianhua	8	0
Wang Zhigang	8	0
Dai Houliang	8	0
Liu Zhongli (Independent Non-executive Director)	8	0
Shi Wanpeng (Independent Non-executive Director)	7	1
Li Deshui (Independent Non-executive Director)	7	1
Yao Zhongmin	6	2
Fan Yifei	7	1

4	MEETINGS OF PROFESSIONAL COMMITTEES

(1) Meetings of the Audit Committee

During the reporting period, the Audit Committee under the Third Session of the Board of Directors held four meetings, details of which are as follows:

a.
The seventh meeting of the Third Session of the Audit Committee was held on 2 April 2008 in Beijing, China, whereby the Explanation on the Business Performance and Financial Positions of the Year 2007, Explanation on Audit and Adjustment Issues for 2007, the Financial Statements for 2007 as audited by KPMG Huazhen and KPMG respectively in accordance with ASBE and IFRS, the Evaluation Report on Internal Control Management, the Proposal on the Auditing Fee of KPMG Huanzhen and KPMG in 2007, the Proposal on the Engagement of Domestic and Overseas Auditor in 2008 and Submittal to the Board of Directors Annual Meeting for Approval and the Authorization for Board of Directors to Determine its Remuneration, the Reports on Audit for 2007 and Tentative Plan of Audit for 2008 were reviewed and the Opinions on the Reviewing of the Financial Statements for 2007 were issued.

b.
The eighth meeting of the Third Session of the Audit Committee was held on 24 April 2008 by way of written resolutions, whereby the First Quarterly Report of 2008, the Opinions on the Reviewing of the Financial Statements for the First Quarter of 2008 was reviewed and issued.

c.
The ninth meeting of the Third Session of the Audit Committee was held on 20 August 2008 in Beijing, China, whereby the Explanation on the Business Performance and Financial Positions of the First Half of 2008, Explanation on Audit for the First Half of 2008, Explanation on Audit and Adjust Issues for the First Half of 2008 and the Interim Report of 2008 as audited by KPMG Huazhen and KPMG respectively in accordance with ASBE and IFRS, were reviewed and the Opinions on the Reviewing of the Interim Report of 2008 was issued.

d.
The tenth meeting of the Third Session of the Audit Committee was held on 28 October 2008 by way of written resolutions, whereby the Third Quarterly Report of 2008 was reviewed, and the Opinions on the Reviewing of the Third Quarterly Report of 2008 was issued.

At the beginning of 2009, prior to be on site, the auditors reported in writing to the Audit Committee on the audit plan and the relevant matters; after issuance of the preliminary audit opinion by the auditors, the Audit Committee convened meeting to review the financial statements, prepared written opinions and submit the same to the Board for its review and approval; the Audit Committee also expressed its opinions on the remunerations paid to the auditors by the Company, re-appointment of the auditors and other matters.

(2) Meetings of the Remuneration and Performance Evaluation Committee

The Remuneration and Performance Evaluation Committee under the Third Session of the Board of Directors held the third meeting on 2 April 2008 in Beijing, China. At this meeting, implementation of the Rules of Remuneration of Directors, Supervisors and Senior Management for 2007 was reviewed and the Opinion on Reviewing of the Implementation of the Rules of Remuneration of Directors, Supervisors and Senior Management for 2007 was issued.

During the reporting period, all the members of the Audit Committee and the Remuneration and Performance Evaluation Committee attended the above-mentioned meetings of the above professional committees.

5	FINANCIAL PERFORMANCE

The financial results of the Company for the year ended 31 December 2008 prepared in accordance with IFRS and its financial position as at that date and its analysis are set out from page 138 to page 189 in this Annual Report.

6	DIVIDEND

At the 27th meeting of the Third Session of the Board of Directors of Sinopec Corp., the Board approved the proposal to declare a full-year dividend of RMB 0.12 per share (including tax) in cash. The final cash dividend per share for distribution would be RMB 0.09, the total cash dividend for the year would be RMB10.4 billion. The distribution proposal will be implemented upon approval by the shareholders at the Annual General Meeting for 2008. The final dividends will be distributed on or before 30 June 2009 (Tuesday) to those shareholders whose names appear on the register of members of Sinopec Corp. at the close of business on 12 June 2009 (Friday). The register of members of Sinopec Corp.’s H shares will be closed from 8 June 2009 (Monday) to 12 June 2009 (Friday) (both dates are inclusive). In order to qualify for the final dividend for H shares, the shareholders must lodge all share certificates accompanied by the transfer documents with HKSCC Nominees Limited, at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. on 5 June 2009 (Friday) for registration.

The dividend will be denominated and declared in Renminbi, the holders of domestic shares will be paid in Renminbi and the holders of foreign shares will be paid in Hong Kong dollars. The exchange rate for the dividend to be paid in Hong Kong dollars will be determined based on the average closing exchange rate of Renminbi against Hong Kong dollars as announced by the People’s Bank of China for the week prior to the date of declaration of dividend.

In accordance with the Law on Corporate Income Tax of the People’s Republic of China and its implementation regulations which came into effect on 1 January 2008, the Company is required to withhold corporate income tax at the rate of 10% on behalf of the non-resident enterprise shareholders whose names appear on the H shares share register of members of the Company when distributing dividends to them. Any H shares of the Company registered in the name of the non-individual registered shareholder, including HKSCC Nominees Limited, other nominees, trustees, or other organizations or groups, shall be treated as shares being held by a non-resident enterprise shareholder.

As such, the corporate income tax shall be withheld from the dividend payable to such shareholder. All investors should consider the above-said contents carefully. If any investor intends to have his name appeared on the H shares share register of members of the Company, please kindly enquire about the relevant procedures with your nominees or trustees. The Company has no responsibility and shall not be responsible for confirming the identities of the shareholders. The Company will strictly comply with the law, and withhold and pay the corporate income tax on behalf of the relevant shareholders based on the H shares share register of members of the Company on the registration date. The Company will not accept any requests relating to any delay in confirming the identity of the shareholders or any errors in the identity of the shareholders.

Generally speaking, an individual shareholder of H shares or an individual holder of American Depository Shares (ADSs) who is resident and domiciled in the UK will be liable to UK income tax on the dividend received from Sinopec Corp. (after deducting relevant pre-tax deductions and tax credit). Where an individual shareholder of H shares receives a dividend from Sinopec Corp. without any deduction of tax, the amount included as income for the purposes of computing his or her UK tax liability is the gross amount of the dividend and this is taxed at the applicable rate (currently 10 % in case of a taxpayer subject to a basic rate or a lower rate, and 32.5 % in case of a taxpayer subject to a higher rate). Where tax is withheld from the dividend, credit may be claimed against UK income tax for any tax withheld from the dividend up to the amount of the UK income tax liability. If such a withholding is required, Sinopec Corp. will assume responsibility for withholding that tax regarding the income with a source within the PRC. The current Chinese-UK Double Taxation Agreement provides that the maximum withholding tax on dividend payable by a Chinese-domiciled company to UK residents is generally limited to 10% of the gross dividend.

Individual holders of H Shares or holders of ADSs who are UK resident but are not domiciled in the UK (and have submitted a claim to that effect to the UK Inland Revenue), will generally only be liable to income tax on any dividend received from Sinopec Corp. to the extent that it is repatriated to the UK.

Generally speaking, a shareholder of H shares or a holder of ADSs which is a UK tax resident and UK domiciled will be liable to UK income tax or corporation tax (as appropriate and at the rates of tax applicable to the shareholder or holder) on any dividend received from Sinopec Corp., with double tax relief available for withholding tax imposed. In certain cases (not to be discussed here), a shareholder of H shares or a holder of ADSs which is a UK tax resident may be entitled to relief for “underlying” tax paid by Sinopec Corp. or its subsidiaries.

Taxation

In accordance with the Notice on Taxation of Dividends and Stock (Options) Transfer Income obtained by Foreign-invested Companies, Foreign Companies and Foreign Citizens (Guoshuifa No.045 [1993]) published by the State Administration of Taxation, foreign individuals holding H Shares are exempted from paying personal income tax for dividends obtained from companies incorporated in PRC that issue H Shares. As stipulated by the Notice on Issues relating to Enterprise Income Tax Withholding over Dividends Distributable to Their H-Share Holders Who are Overseas Non-resident Enterprises by Chinese Resident Enterprises published by the State Administration of Taxation (Guoshuihan No. 897 [2008]), when Chinese resident enterprises distribute annual dividends for the year 2008 and years thereafter to their H-Share holders who are overseas non-resident enterprises, the enterprise income tax shall be withheld at a uniform rate of 10%. Non-resident enterprises may apply for tax refund in accordance with relevant provisions including taxation agreement (arrangement) after receiving dividends. Shareholders should consult their tax advisers regarding the PRC, Hong Kong and other tax consequences of owning and disposing of the Company’s H shares.

The cash dividend declared by the Company for the previous three years

	2008	2007	2006
Cash dividend (RMB/share)	0.12	0.165	0.15
Dividend to net profit ratio in the year (%)	35.1	25.3	24.6

The cash dividend declared by the Company during the three years from 2006 to 2008 is RMB0.435 per share, and the dividend from 2006 to 2008 as a percentage of averaged net profit in the three years is 81.6%.

7	MAJOR SUPPLIERS AND CUSTOMERS

During this reporting period, the total amount of purchase from the five largest suppliers of Sinopec Corp. represented 47.79% of the total amount of purchase by Sinopec Corp., of which purchases from the largest supplier represented 21.66% of the total. The total amount of sales to the five largest customers of Sinopec Corp. represented 10% of the total annual sales of Sinopec Corp.

During this reporting period, except for the connected transactions with the controlling shareholder, China Petrochemical Corporation, and its subsidiaries, as disclosed in Connected Transaction section of this Annual Report, none of the directors, supervisors of Sinopec Corp. and their associates or any shareholders holding over 5% in Sinopec Corp. had any interest in any of the above-mentioned major suppliers and customers.

8	BANK LOANS AND OTHER BORROWINGS

Details of bank loans and other borrowings of Sinopec Corp. as of 31 December 2008 are set out in note 29 of the financial statements prepared in accordance with IFRS in this annual report.

9	FIXED ASSETS

During this reporting period, changes to the fixed assets of Sinopec Corp. are set out in note 17 of the financial statements prepared in accordance with IFRS in this annual report.

10	RESERVES

During this reporting period, changes to the reserves of Sinopec Corp. are set out in the Consolidated Statement of Changes in Equity in the financial statements prepared in accordance with IFRS in this annual report.

11	DONATIONS

During the reporting period, the amount of donations made by Sinopec Corp. totaled around RMB 100 million.

12	PRE-EMPTIVE RIGHTS

Pursuant to the Articles of Association of Sinopec Corp. and the laws of the PRC, Sinopec Corp. is not subject to any pre-emptive rights requiring it to offer new issue of its shares to its existing shareholders in proportion to their shareholdings.

13	PURCHASE, SALES AND REDEMPTION OF SHARES

During this reporting period, neither Sinopec Corp. nor any of its affiliates repurchased, sold or redeemed any securities of Sinopec Corp.

14	RISK FACTORS

In the course of its production and operations, Sinopec Corp. actively takes various measures to mitigate operational risks. However, in practice, it may not be possible to prevent all risks and uncertainties.

Macroeconomic Policies and Government Regulation: Although the government is gradually liberalising the market entry regulations on petroleum and petrochemicals sector, the petroleum and petrochemical industries China are still subject to some forms of regulations, which include: issuing crude oil and nature gas production license, issuing crude oil and oil products business license, setting ex-refinery prices and the upper limit for retail, wholesale and supply prices of gasoline, diesel and other oil products, the imposing of the special oil income levy, formulation of import and export quotas and procedures, formulation of safety, quality and environmental protection standards. Such regulations may have material effect on the operations and profitability of the Company.

Change of Environmental Legal Requirements: Our production activities produce waste water, gas and solid (effluents). The Company has built up supporting effluent treatment systems to prevent and reduce pollution. The relevant government authorities may issue and implement more restrictive environmental laws and regulations, and apply higher standard in relation to the environmental protection. Under the aforesaid situation, The Company may incur more expenses in relation to the environment protection accordingly.

External Purchase of Crude Oil: A significant amount of the Company’s demand for crude oil is satisfied through external purchases. In recent years, especially impacted by the international financial crisis, the crude oil prices are subject to wild fluctuations, and the supply of crude oil may even be interrupted due to major incidents. Although the Company has taken flexible counter measures, it may not be fully shielded from risks associated with any wild fluctuation of international crude oil prices and disruption of supply of crude oil.

Cyclic Effects: The majority of the operational income of the Company comes from the sales of refined oil products and petrochemical products, and part of the operation and its relevant products are cyclic and are sensitive to macro-economy, the cyclic changes of regional and global economy, the change of the production capacity and output, demand of consumers, prices and supply of the raw materials, as well as prices and supply of the alternatives etc. Although the Company is an integrated energy and chemicals company, it can only counteract the disadvantages to some extent.

Investment Risk: Petroleum and chemical sector is a capital intensive industry. Although the Company adopted a prudent investment strategy and conducted rigorous feasibility study on each investment project, certain investment risk may exist that expected returns may not be achieved due to major changes in factors such as market environment, prices of equipment and raw materials, and construction period during the implementation of the projects.

Uncertainties with Additional Oil and Gas Reserves: The Company’s ability to achieve sustainable development is dependent on certain extent on our ability in discovering or acquiring additional oil and natural gas reserves and further exploring our current reserve base. To obtain additional reserves, the Company faces inherent risks associated with exploration and development and (or) with acquiring activities. The Company has to invest a large amount of money, however, whether the Company can obtain additional reserves is not certain. If the Company fails to acquire additional reserves through further exploration and development or acquisition activities, the oil and natural gas reserves and production of the Company will decline over some time which will adversely affect the Company’s financial situation and operation performance.

Operational Risks and Natural Disasters: The process of petroleum chemical production is exposed to the risk of inflammation, explosion and environmental pollution and is vulnerable to natural disasters. Such contingencies may cause serious impact to the society, grievous injuries to people and major financial losses to the Company. The Company has implemented a strict HSE management system, in an effort to avoid such risks as much as possible. Meanwhile, the main assets and inventories of the Company have been insured. However, such measures may not shield the Company from financial losses or impact.

Exchange Rate: At present, the exchange rate of RMB implements an administered floating exchange rate regime based on market supply and demand with reference to a basket of currencies. As the Company outsources a significant portion of crude oil in foreign currency which are based on US dollar-denominated international prices, fluctuations in the value of the Renminbi against the US dollars and certain other foreign currencies may affect our crude oil purchasing costs.

By Order of the Board
Su shulin
Chairman

Beijing China
27 March 2009

REPORT OF THE SUPERVISORY BOARD

Mr. Wang Zuoran, Chairman of the Supervisory Board

Dear shareholders,

The Supervisory Board, in accordance with stipulations of Company Law, Code of Corporate Governance for Listed Companies in China, local regulatory rules and the Company’s Articles of Association, has fulfilled effectively duties of supervision from the perspective of protecting the rights and interests of the Company and shareholders, with a means of combining supervision in advance, during supervision and subsequent supervision together.

In 2008, Supervisory Board held five meetings mainly for review and approval of Annual Report for 2007, Interim Report for 2008, Annual Financial Statements for 2008, Interim Financial Statements for 2008, Profit Distribution Plan for 2008, First Quarter and Third Quarter Report for 2008, and Self-Inspection Report on Prevention of Capital Misappropriation. In the same time, the Supervisory Board supervised such decision making process on important matters as sales or purchases of relevant assets, merger, reorganization, A share reform, bonds issuing, connected transactions, capital expenditure and so on.

In 2008, facing the influence and impact of global financial crisis, especially the great difficulties and challenges brought by dramatic international oil price fluctuations, tight control on domestic oil products price, substantial increase and quick shrinkage of market demand for oil products, abrupt drop of demand and price of petrochemical products and so on, the Company has actively taken measures, including optimizing production, adjusting structures, precision management, tapping potential and improving efficiency, which, on one hand ensure the steady operation of production and management and steady supply in domestic market, and on the other hand to promote the continuous improvement of economic and technical indicators, and management of operations. In accordance with ASBE, the Company has realized the operating income at amount of RMB 1,452.101 billion, representing an increase of 20.52% over last year. Net profit attributable to equity shareholders is RMB 29.689 billion, representing a decrease of 47.5% over last year; in accordance with IFRS, profit for the period attributable to shareholders is RMB 29.769 billion, representing a decrease of 47.3% over last year.

The term of this Supervisory Board will expire in May 2009. During the term of three years, the Supervisory Board has indeed enhanced supervision and checked over production, operation, financial position and duty fulfillment of senior management which has promoted standardized operation of the Company.

First, inspecting the Company’s financial condition is regarded as our main task. The current Supervisory Board organizes resources to inspect and analyze the interim and annual financial report of 2006, 2007, and 2008 and mainly reviews the Company’s consistency in follwing financial accounting standards, keeping the accounting method, and the authenticity, completeness, and the fairness of data in the financial statements. The Supervisory Board also issues the audit opinion in accordance with the reality. Meanwhile, on the basis of fully making use of internal audit result, some supervisors is organized to inspect the financial condition and related implementation status of internal control system of the 5 branch companies or  subsidiaries. Through strengthening the financial supervision, the Company improved the internal control system in respect of budget control, fund management, disposal of property, etc to make financial management more prudential and accounting more normative.

Second, we vigorously carried out process supervision on significant decision-making items. The Supervisory Board held the thirteenth meeting, mainly reviewing quarterly, interim and annual report, Profit Distribution Plan, Sustainable Development Report, Internal Control Report, and Self Inspection Report on “Preventing Occupation of Funds” carried out according to requirement of local regulatory authorities on the basis of carefully reviewing and analyzing the financial report. The Supervisory Board also put forward the suggestions of strengthening internal supervision, attaching importance to safe production, etc. The suggestions are submitted to Board of Directors, and the executives who urge related departments to implement these suggestions. Meanwhile, through attending the Board of Directors, participating in the general meeting of shareholders, we have performed process supervision on the decision-making activities, including integrating the marketing business of chemical products, purchasing the oil field maintaince & down hole operational assets, refining, gas station assets and oil products pipeline, consolidating subsidiaries, issuing zero coupon convertible bonds, convertible bonds with warrants and corporate bonds, investing to build and revamp a number of key projects, etc. Various operation and management activities are well under control.

Thirdly, we enforced regular supervision over the performance of the senior management. On the one hand, the current Supervisory Board are informed directly of the implementation status of the general meeting of shareholders, decision-making of the Board of Directors by the senior management, and the status of production and operation through participating conferences, economic activity analysis meeting, multiple forms of survey and seminar in the Company. On the other hand, the communication and coordination with intermediary agencies and functional departments were strengthened, and the problems discovered by intermediary agencies in the audit work were informed in time. The implementation status of the management proposals by the management which are put forward by the intermediary agencies are inspected to urge the senior management to work with due diligence, promoting the continuous, effective, harmonious development of the Company.

In addition, in order to adapt to the development of the Company, the Supervisory Board further revised and improved the Rules of Procedure of Supervisory Board according to domestic and foreign supervisory laws and regulations on listed companies such as the Company Law, Guidelines for the Articles of Association of Listed Companies and Code of Corporate Governance for Listed Companies, making the rules more practicable.

Through supervision and review, the Supervisory Board believes that, in the past three years, the Company operated strictly pursuant to the Company Law, related laws and regulations of China, the requirements of regulatory authorities both at home and abroad as well as the Articles of Association of the Company, made great efforts to reinforce fundamental system formulation, gradually integrated internal control into regular business management, disclosed information in time and further improved corporate governance. The Company observed agreements and pricing principle regarding connected transactions, and all the connected transactions the Company conducted were within the exemption allowance by the Stock Exchange of Hong Kong Limited and in compliance with related regulations in the Rules on the Listing of Stocks of the Shanghai Stock Exchange. The decision-making process of acquiring the assets of the parent Company was in line with related laws and regulations. Acquisition consideration was fair and reasonable. No issues that harm to the interests of non-connected shareholders and companies were found. Permitted by national policies, the Company actively organized and carried out direct financing and further optimized the debt structure. The funds collected by issuing bonds were used for projects as the Company announced. No insider trading and issues harmful to the shareholders or causing assets losses of the Company were found. The financial reports were prepared under ASBE and IFRs as well as related regulations of securities regulatory authorities both domestic and abroad, truly and completely reflecting the financial position and operational results of the company.

In the past three years, the directors, executives and other senior management fulfilled their duties and obligations of diligence and honesty as stipulated in the Articles of Association and related laws and regulations. Except former President Chen Tonghai who is suspected of being involved in violation of laws and disciplines and is receiving investigation by the national juridical authorities, other senior management members were not found of any violation of laws and disciplines. Especially in the recent two years, facing various difficulties and challenges, the Board of Directors and executives substantially strengthened scientific management, fine tuned management and weathered the severe challenging market conditions. As a result, the Company realized rapid development. As compared with 2005, both the business scale, structure and quality of assets of the Company were improved significantly, turnover, other operating revenues and other income (IFRS) increased by 81.7%, from RMB 826.825 billion to RMB 1,502.443 billion; total assets increased by 40.8%, from RMB 545.153 billion to RMB 767.827 billion; debt to equity ratio decreased by 3.49%, from 31.38% to 27.89%. While, dividends were, in the past three years, distributed to the shareholders twice a year in line with the regulations, providing shareholders a good return.

At present, the international financial crisis is spreading, international oil price is still of great uncertainty, domestic oil products demand growth slows down, and market competition is increasingly fierce. The Company still faces quite severe situations and challenge in production and business, but as the government take a series of measures to increase domestic demand and drive economy growth, revitalization plans of related industries, and the new oil products pricing mechanism, the Company also faces opportunities for its sustainable development. The Supervisory Board believes that, in 2009, the Company will, under the leadership of the Board of Directors and the executives, insist on the scientific approach of development, closely rely on the staff and make efforts together, earnestly and actively tackle the challenges, continually advance technical innovation and management innovation, make efforts to fulfill annual targets, constantly improve the competency of management, sustainable profitability, market competitiveness and risk resistance, and strive for constructing the company into a multi-national energy and chemicals company with high international competitiveness.

In addition, the current Supervisory Board will expire in May, 2009. I believe, the new Supervisory Board will, in accordance to the Company Law, regulations of securities regulatory authorities and the Articles of Association of the Company, seriously fulfill its duties, strengthen internal supervision and management, and make greater contribution to achieve sustainable and harmonious development of the Company.

Beijing, China, March 27, 2009
For the Supervisory Board

Wang Zuoran
Chairman

DIRECTORS, SUPERVISORS, SENIOR MANAGEMENT AND EMPLOYEES

1.	INTRODUCTION OF DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT

	(1)	DIRECTORS

Su Shulin, 46, Chairman of the Board of Directors of Sinopec Corp., and President and Secretary of the Party (the Communist Party of China) Leading Group of China Petrochemical Corporation. Mr. Su is a professor level senior engineer and obtained master degree. In January 1999, he was appointed as President and Deputy Secretary of the Party Committee of Daqing Petroleum Administration Bureau; in October 1999, he was appointed as Vice President of PetroChina Company Limited and concurrently Chairman, President and Secretary to the Party Committee of Daqing Petroleum Administration Bureau; in August 2000, he was appointed as Vice President and Member of the Party Leading Group of China National Petroleum Corporation (“CNPC”) and concurrently Vice President of PetroChina Company Limited as well as Chairman, President and Secretary of the Party Committee of Daqing Oil Field Co., Ltd.; in November 2002, he was appointed as director of PetroChina Company Limited, and in December 2002 acted as Vice President and Member of the Party Leading Group of CNPC and concurrently Director and Senior Vice President of PetroChina Company Limited; in September 2006 he was appointed as Committee member and Standing Committee member of the Party Liaoning Provincial Committee; in October 2006 he was appointed as Committee member, Standing Committee member and Director of Organization Dept. of the Party Liaoning Provincial Committee; in June 2007 he was appointed as President and Secretary of the Party Leading Group of China Petrochemical Corporation; in August 2007 Mr. Su was elected as Director and Chairman on Third Session of the Board of Directors of Sinopec Corp. He was elected as Alternative Member of Central Committee on the 16th and 17th National Congresses of the Party.

Zhou Yuan, 61, Vice Chairman of the Board of Directors of Sinopec Corp., and the senior consultant of China Petrochemical Corporation. Mr. Zhou is a professor level Economist and obtained university diploma. In April 1986, he was appointed as the Deputy Secretary of the Party Committee of Xinjiang Petroleum Administration Bureau (Kelamayi City) as well as the Secretary of the Party Committee of South Xinjiang Petroleum Exploration Company. In March 1989, he was appointed as the Vice Commander, Deputy Secretary of the Party Committee and Secretary of the Disciplinary Committee of Tarim Exploration and Development Headquarters. In August 1990, he was appointed as the Deputy Secretary of the Party Committee and the Secretary of Political & Legislative Affairs Committee of Xinjiang Petroleum Administration Bureau (Kelamayi City). In January 1992, he was appointed as Vice Director of Organization Dept. of the Party Committee of Xinjiang Autonomous Region. In December 1993, he was appointed as a member of the Standing Committee of the Party Discipline Committee and the Acting Deputy Director of the Party Committee of the Organization Dept. of Xinjiang Autonomous Region. In January 1998, he was appointed as a member of the Standing Committee of the Party Disciplinary Committee of the Xinjiang Autonomous Region and the Secretary of the Party Committee of Yili Autonomous Prefecture. In August 1999, he was appointed as a member of the Standing Committee of the Party Committee of the Xinjiang Autonomous Region and the Secretary of the Party Committee of Yili Autonomous Prefecture. In November 1999, he was appointed as a member of Standing Committee of the Party Committee of Xinjiang Autonomous Region and Director of the Organization Dept. of the Party Committee of Xinjiang Autonomous Region. In July 2004, he was appointed as the Vice President of China Petrochemical Corporation and deputy secretary of Party Leading Group of China Petrochemicel Corporation. In October 2008, he was appointed as the senior advisor of China Petrochemical Corporation. In March 2008, he was elected as a member of the 11th NPC Environment and Resources Protection Committee; Mr. Zhou was elected as Director and Vice Chairman of the Third Session of the Board of Directors of Sinopec Corp. in May 2006.

Wang Tianpu, 46, Director of the Board of Directors and President of Sinopec Corp.. Mr. Wang is a professor level senior engineer and obtained the doctor degree. In March 1999, Mr. Wang was appointed as Vice President of Qilu Petrochemical Company of China Petrochemical Corporation; in February 2000, he was appointed as Vice President of Sinopec Corp. Qilu Company; in September 2000, he was appointed as President of Sinopec Corp. Qilu Company. He was appointed as Vice President of Sinopec Corp. in August 2001 and was appointed as Senior Vice President of Sinopec Corp. in April 2003. He was appointed as President of Sinopec Corp. in March 2005; Mr. Wang was elected as Director of the Third Session of the Board of Directors of Sinopec Corp. and has been President of Sinopec Corp. in May 2006.

Zhang Jianhua, 44, Director of the Board of Directors and Senior Vice President of Sinopec Corp.. Mr. Zhang is a professor level senior engineer and obtained the master degree. In April 1999, He was appointed as Vice President of Shanghai Gaoqiao Petrochemical Company of China Petrochemical Corporation. In February 2000, he was appointed as Vice President of Sinopec Corp. Shanghai Gaoqiao Company. He was appointed as President of Sinopec Corp. Shanghai Gaoqiao Company in September 2000. Mr. Zhang was appointed as Vice President of Sinopec Corp. in April 2003. He was also appointed as the Director General of Sinopec Production & Operation Management Dept. in November 2003. He was appointed as Senior Vice President of Sinopec Corp. in March 2005; Mr. Zhang was elected as Director of the Third Session of the Board of Directors of Sinopec Corp. in May 2006 and has been Senior Vice President of Sinopec Corp.

Wang Zhigang, 51, Director of the Board of Directors of Sinopec Corp. and Senior Vice President of Sinopec Corp.. Mr. Wang is a professor level senior engineer and obtained the doctor degree. In February 2000, he was appointed as Vice President of Sinopec Shengli Oilfield Company Limited. In June 2000, He was appointed as Director and President of Sinopec Shengli Oilfield Company Limited. He was appointed as nominated Deputy Director General and Deputy Secretary of Party Leading Group of the Economic and Trade Committee of Ningxia Hui Autonomous Region in November 2001. He was appointed as Vice President of Sinopec Corp. in April 2003. He was also appointed as the Director General of Sinopec Exploration and Production Dept. since June 2003. He was appointed as Senior Vice President of Sinopec Corp. in March 2005; Mr. Wang was elected as Director of the Third Session of the Board of Directors of Sinopec Corp. in May 2006 and has been Senior Vice President of Sinopec Corp.

Dai Houliang, 45, Director of the Board of Directors of Sinopec Corp., Senior Vice President and Chief Finance Officer of Sinopec Corp.. Mr. Dai is a professor level senior engineer and obtained doctor degree. He was appointed as Vice President of Sinopec Yangzi Petrochemical Company in December 1997. He was appointed as Director and Vice President of Yangzi Petrochemical Co., Ltd. in April 1998. He was appointed as Vice Chairman and President of Yangzi Petrochemical Co. Ltd. and Director of Sinopec Yangzi Petrochemical Company in July 2002. He was appointed as Chairman and President of Sinopec Yangzi Petrochemical Co., Ltd. and Chairman of Sinopec Yangzi Petrochemical Company in December 2003. He was also appointed as Chairman of BASF-YPC Company Limited in December 2004. He was appointed as the Deputy CFO of Sinopec Corp. in September 2005. Mr. Dai was appointed as Vice President of Sinopec Corp. in November 2005. In May 2006, he was elected as Director of the Third Session of the Board of Directors, Senior Vice President and CFO of Sinopec Corp.

Liu Zhongli, 74, Independent Non-Executive Director of Sinopec Corp.. He is a senior economist and obtained bachelor degree. He was appointed as Deputy Director General of Planning Commission of Heilongjiang Provincial Government and a member of Party Leading Group of Planning Commission of Heilongjiang Provincial Government in July 1982. In May 1983, he was appointed as Director General of Planning Commission (Planning & Economics Commission) of Heilongjiang Provincial Government and Secretary of Party Leading Group of Planning Commission (Planning & Economics Commission) of Heilongjiang Provincial Government. He was appointed as Deputy Governor of Heilongjiang Province in May 1985. He was appointed as Vice Minister of the Ministry of Finance and Deputy Secretary of Party Leading Group of the Ministry of Finance in February 1988. He was appointed as Deputy Secretary General of the State Council and Deputy Secretary of Organizational Party Committee of the State Council in July 1990. In September 1992, he was appointed as Minister and Secretary of Party Leading Group of the Ministry of Finance. In February 1994, he was concurrently appointed as Director General of State Administration of Taxation Bureau. In March 1998, he was appointed as Head of Economic System Reform Office of the State Council and Its secretary of Party Leading Group. In August 2000, he was appointed as Chairman of National Council for Social Security Fund and Its secretary of Party Leading Group. He was appointed as a member of the Standing Committee of the Tenth Session of the Chinese People’s Political Consultative Conference (CPPCC) and Director General of the Economics Committee of CPPCC in March 2003. In October 2004, he was concurrently appointed as Chairman of the Chinese Institute of Certified Public Accountants. Mr. Liu was elected as Independent Non-Executive Director of the Third Session of the Board of Directors of Sinopec Corp. in May 2006. Mr. Liu was a member of Central Committee on the 14th and 15th National Congresses of the Party.

Shi Wanpeng, 71, Independent Non-Executive Director of Sinopec Corp.. Mr. Shi is a professor level senior engineer and obtained bachelor degree. In January 1983, he was appointed as Deputy Director General of the Transport Bureau of the State Economic Commission. In January 1987, he was appointed as the Director General of the Economic and Technical Co-operation Bureau of the State Economic Commission. In May 1988, he was appointed as Director General of the Production and Dispatch Bureau of the State Planning Commission. In July 1991, he was appointed as Deputy Secretary General of the Production Office of the State Council. In July 1992, he acted as Deputy Director General of the Economic and Trade Office of the State Council. In April 1993, he was appointed as Vice Minister of the State Economic and Trade Commission. In July 1997, he was appointed as Chairman (minister level) of the China Textiles Association. In March 1998, he was appointed as Vice Minister of the State Economic and Trade Commission. In January 2003, he was appointed as Chairman of China Packaging Federation. He was appointed as a member of the Standing Committee of the National Committee of the Tenth session of CPPCC and Deputy Director General President of its Economic Committee in March 2003. Mr. Shi was elected as Independent Non-executive Director of the Second Session of the Board of Directors of Sinopec Corp. in April 2003; he was elected as Independent Non-Executive Director of the Third Session of the Board of Directors of Sinopec Corp. in May 2006.

Li Deshui, 64, Independent Non-Executive Director of Sinopec Corp.. Mr. Li is a senior engineer, researcher, concurrently professor of the Economics School of Peking University and the Economics School of Renmin University of China and obtained bachelor degree. In 1992 he acted as Deputy Director General of the National Economy Comprehensive Dept. of the State Planning Commission. In May 1996 he was appointed as Director General of the National Economy Comprehensive Dept. of the State Planning Commission. In November 1996, he was appointed as Vice Mayor of Chongqing in Sichuan Province. In March 1997 he was appointed as Vice Mayor of Chongqing Municipality. In November 1999 he was appointed as Deputy Director General of the Research Office of the State Council and a member of its Party Leading Group. In April 2002, he was appointed as Secretary of the Party Committee and Vice President of China International Engineering Consultancy Company. In March 2003 he was appointed as Secretary of the Party Committee and Commissioner of the State Statistics Bureau, a member of the Monetary Policy Committee of the People’s Bank of China and Chairman of China Statistics Institute. In March 2005, he was elected the 36th Vice Chairman of Statistics Commission of the United Nations. In March 2005 he was appointed as a member of the Tenth Session of the CPPCC. In April 2006 he was appointed as a member of Economic Commission of CPPCC. In March 2006, he was the consultant of the State Statistics Bureau. In March 2008, he was elected as a member of the 11th CCPCC and Deputy Director General of its Economy Committee. Mr. Li was elected as Independent Non-Executive Director of the Third Session of the Board of Directors of Sinopec Corp. in May 2006.

Yao Zhongmin, 56, Director of Sinopec Corp.. Mr. Yao is a senior Economist and obtained master degree. In May 1985, he was appointed as a member of the Party Committee of China Construction Bank Henan Branch and its Vice Governor. In June 1989, he was appointed as the head of China Construction Bank Henan Branch, and was appointed as Deputy Secretary of the Party Committee and Vice Governor of the branch. In June 1992, he started to serve as Secretary of the Party Committee and Governor of China Construction Bank Henan Branch. He was appointed as Vice Governor of Henan Province in April 1993. In January 1994, he was appointed as a member of the Party Leading Group of China Development Bank and its Vice Governor and Chairman of the Party Disciplinary Supervision Committee. In March 1998, he was appointed as Deputy Secretary of the Party Leading Group of China Development Bank and its Vice Governor and Chairman of the Party Disciplinary and Committee. In June 1998, he was appointed as the Deputy Secretary of the Party Committee of China Development Bank and its Vice Governor. In December 2008, he was appointed as the Deputy Secretary of the Party Committee of China Development Bank and the chairman of its supervisory committee. Mr. Yao was elected as Director of the Third Session of the Board of Directors of Sinopec Corp. in May 2006.

Fan Yifei, 44, Director of Sinopec Corp.. Mr. Fan is a senior accountant and obtained doctor degree. In June 1993, he was appointed as Manager of the Planning and Finance Dept. and the Assistant to the General Manager of the Trust Investment Company of China Construction Bank successively. In September 1994, he was appointed as Deputy Director General of the Capital Planning Dept. of China Construction Bank. He was appointed as the Director General of the Finance and Accounting Dept. of China Construction Bank in July 1996. He was appointed as the Director General of the Planning and Finance Dept. of China Construction Bank in January 1998. Mr. Fan was appointed as the Assistant to the Governor of China Construction Bank in February 2000, during which he enriched his experience by participating in the Three Gorges Project from March 2003 to March 2004, and he was also appointed as the Assistant to the President of China Changjiang Power Co., Ltd. In June 2005, Mr. Fan was appointed as Deputy Governor of China Construction Bank. Mr. Fan was appointed as Director of the Second Session of the Board of Directors of Sinopec Corp. in April 2003 and he was elected as Director of the Third Session of the Board of Directors of Sinopec Corp.in May 2006.

Directors of Sinopec Corp.

Name	Gender	Age	Position with Sinopec Corp	Term of Office	Remuneration paid by the Company in 2008	Whether paid by the holding Company	Shares held at Sinopec Corp. (as at 31 December)
					(RMB thousand, before tax)		2008	2007
Su Shulin	Male	46	Chairman	2007.08-2009.05	—	Yes	0	0
Zhou Yuan	Male	61	Vice Chairman	2006.05-2009.05	—	Yes	0	0
Wang Tianpu	Male	46	Director, President	2006.05-2009.05	844	No	0	0
Zhang Jianhua	Male	44	Director Senior Vice President	2006.05-2009.05	808	No	0	0
Wang Zhigang	Male	51	Director Senior Vice President	2006.05-2009.05	808	No	0	0
Dai Houliang	Male	45	Director Senior Vice President, CFO	2006.05-2009.05	808	No	0	0
Liu Zhongli	Male	74	Independent Non-executive Director	2006.05-2009.05	240 (Fees)	No	0	0
Shi Wanpeng	Male	71	Independent Non-executive Director	2006.05-2009.05	240 (Fees)	No	0	0
Li Deshui	Male	64	Independent Non-executive Director	2006.05-2009.05	240 (Fees)	No	0	0
Yao Zhongmin	Male	56	Director	2006.05-2009.05	48 (Fees)	No	0	0
Fan Yifei	Male	44	Director	2006.05-2009.05	48 (Fees)	No	0	0

(2)	SUPERVISORS

Wang Zuoran, 58, Chairman of the Supervisory Board of Sinopec Corp.. Mr. Wang is a professor level senior economist and hold university diploma. In October 1994, Mr. Wang was appointed as Vice President and Party Secretary of Shengli Petroleum Administration Bureau. In February 2000, Mr. Wang was appointed as the Assistant to the President of China Petrochemical Corporation. Mr. Wang was appointed as Director of the Party’s Disciplinary Supervision Committee of China Petrochemical Corporation in July 2001. Mr. Wang started to serve as Supervisor of the First Session of the Supervisory Board of Sinopec Corp. in February 2000. In April 2003, Mr. Wang was appointed as Supervisor and Chairman of the Second Session of the Supervisory Board of Sinopec Corp.; he was elected as Supervisor and Chairman of the Third Session of the Supervisory Board of Sinopec Corp. in May 2006.

Zhang Youcai, 67, Independent Supervisor and Vice Chairman of the Supervisory Board of Sinopec Corp.. Mr. Zhang is a professor and hold university diploma. From February 1983, he was appointed as Deputy Mayor, Deputy Secretary of the Party Committee and Mayor of Nantong City successively. He was Vice Minister and member of the Party Leading Group of Ministry of Finance in December 1989 (from May 1994 to March 1998, he served concurrently as Commissioner of State-owned Assets Administration Bureau). He was appointed as a member of the Standing Committee of the Tenth National People’s Congress (NPC) and Deputy Director General of its Financial and Economic Committee of NPC in March 2003. Mr. Zhang was appointed as an Independent Non-Executive Director of the Second Session of Board of Directors of Sinopec Corp. in April 2003; he was elected as Independent Supervisor and Vice Chairman of the Third Session of the Supervisory Board of Sinopec Corp. in May 2006.

Kang Xianzhang, 60, Supervisor of Sinopec Corp.. Mr. Kang is a professor level senior political tutor and hold university diploma. In June 1995, he was appointed as the Deputy Director General of the Organization Dept. of the Communist Party Committee of the Tibet Autonomous Region. In August 1996, he was appointed as a senior researcher (deputy director general level) in the Cadre Allocation Bureau of the Organization Dept. of the Central Committee of the Communist Party of China. He was appointed as the Deputy Secretary of the Party Committee of the Coal Scientific Research Institute of the Ministry of Coal Industry in May 1997. In October 1998, he was appointed as Supervisor (deputy director general level) in the Party’s Discipline Inspection Group and the Supervisory Bureau of China Petrochemical Corporation, and was appointed as a Deputy Director General of the Supervisory Bureau of the same company in May 1999. He was appointed as the Deputy Director General of the Supervisory Dept. of Sinopec Corp. in February 2000. He was a Deputy Head of the Discipline Inspection Group of the Leading Party Group and Director General of the Supervisory Bureau of China Petrochemical Corporation from March 2001 to August 2008, Mr. Kang was appointed as Supervisor of the Second Session of the Supervisory Board of Sinopec Corp. in April 2003 ; he was elected as Supervisor of the Third Session of the Supervisory Board of Sinopec Corp. in May 2006.

Zou Huiping, 48, Supervisor of Sinopec Corp.. Mr. Zou is a professor level senior accountant and hold university diploma. In November 1998, he was appointed as Chief Accountant of Sinopec Group Guangzhou Petrochemical Works. In February 2000, he was appointed as Deputy Director General of Financial Assets Dept. of China Petrochemical Corporation. In December 2001, he was appointed as Deputy Director General of Finance Planning Dept. of China Petrochemical Corporation. In March 2006, he was Director General of Financial Assets Dept. of Sinopec Assets Management Co.,Ltd.. In March 2006, he was appointed as Director General of Audit Dept. of Sinopec Corp.. Mr. Zou was elected as Supervisor of the Third Session of the Supervisory Board of Sinopec Corp. in May 2006.

Li Yonggui 68, Independent Supervisor of Sinopec Corp.. Mr. Li is a senior economist CPA and hold university diploma. In February 1985, he was appointed as Deputy Director General of Taxation Bureau of Ministry of Finance. He was appointed as Chief Economist of State Administration of Taxation in December 1988. In April 1991, he was appointed as Deputy Director General of State Administration of Taxation. He was appointed as Chief Economist of State Administration of Taxation in February 1995. Mr. Li was appointed as Chairman of Chinese Association of Certified Public Taxation Experts in April 2000. He was appointed as consultant of Chinese Association of Certified Public Taxation Experts in July 2008. He was appointed as Vice Chairman of Chinese Association of Certified Accountants in November 2004. Mr. Li started to serve as Independent Supervisor of the Second Session of Supervisory Board of Sinopec Corp. in April 2003; he was elected as Independent Supervisor of the Third Session of Supervisory Board of Sinopec Corp. in May 2006.

Su Wensheng, 52, Employee Representative Supervisor of Sinopec Corp.. Mr. Su is a senior engineer and obtained master degree. In September 1986, he was appointed as Deputy Secretary of Party Committee and Secretary of Party Disciplinary Committee of Beijing Designing Institute of the former China Petrochemical Corporation. In November 1996, he was appointed as Secretary of Party Committee of the Beijing Designing Institute. Mr. Su was appointed as Director General of Ideology & Politics Dept. and Deputy Secretary of the Affiliated Party Committee of China Petrochemical Corporation in December 1998. He has been Managing Deputy Secretary of the Party Working Committee of the Sinopec Western New Region Exploration Headquarters since December 2001. He was appointed as the Party Secretary and Vice Chairman of Beijing Yanshan Petrochemical Corporation in October 2007. Mr. Su was appointed as an Employee Representative Supervisor of the Second Session of Supervisory Board of Sinopec Corp. in April 2003; he was elected as Employee Representative Supervisor of the Third Session of Supervisory Board of Sinopec Corp. in May 2006.

Zhang Jitian, 61, Employee Representative Supervisor of Sinopec Corp.. Mr. Zhang is a professor level senior political tutor and hold university diploma. In August 1996, he was appointed as Deputy Director General of Personnel and Educational Dept. of the former China Petrochemical Corporation; in December 1998, he was appointed as Deputy Director General of Personnel and Educational Dept. of China Petrochemical Corporation; he was Deputy Director General (remunerate as Director General) of Personnel Dept. of Sinopec Corp. from September 2005 to August 2008. Mr. Zhang was elected as Employee Representative Supervisor of the Third Session of Supervisory Board of Sinopec Corp. in May 2006.

Cui Guoqi, 55, Employee Representative Supervisor of Sinopec Corp.. Mr. Cui is a professor level senior political tutor and obtained master degree. Mr. Cui was appointed as Director and Labor Union Chairman of Sinopec Yanshan Petrochemical corporation in February 2000. He was appointed as Deputy Secretary of Party Committee, Chairman of Labor Union, director of Board of Beijing Yanshan Petrochemical Corporation in August 2005. Mr. Cui was appointed as the Deputy Secretary (remunerate as Secretary) of Party Committee of Sinopec Yanshan Petrochemical Company and its Union Chairman, Director, and Chairman of Beijing Eastern Petrochemical Co. Ltd. in November 2006. In October 2007, he was appointed as president , Deputy Secretary of Party Committee of Baichuan Economical and Trading Company of China Petrochemical Corporation and Director General of Headquarters Services Department of China Petrochemical Corporation. Mr. Cui was appointed as Employee Representative Supervisor of the Second Session of Supervisory Board of Sinopec Corp. in April 2003; he was elected as Employee Representative Supervisor of the Third Session of Supervisory Board of Sinopec Corp. in May 2006.

Li Zhonghua, 57, Employee Representative Supervisor of Sinopec Corp.. Mr. Li is a professor level senior political tutor and hold university diploma. In March 1995, he was appointed as Secretary of Party Committee and Deputy General Manager of No. 2 Drilling Company of Shengli Petroleum Administration Bureau; General Manager, Secretary of Party Committee of Offshore Drilling Company of Shengli Petroleum Administration Bureau; and General Manager, Deputy Party Secretary of the Yellow River Drilling Company of Shengli Petroleum Administration Bureau successively. In January 2004, he was appointed as Deputy Chief Engineer of Shengli Petroleum Administration Bureau and General Manager, Deputy Secretary of Party Committee of the Yellow River Drilling Company of Shengli Petroleum Administration Bureau; he was appointed as member of the Standing Committee of Party Committee and Chairman of the Labor Union of Shengli Petroleum Administration Bureau in November 2004. He was appointed as Deputy Secretary of Party Committee of Shengli Petroleum Administration Bureau in April 2006. Mr. Li was elected as Employee Representative Supervisor of the Third Session of Supervisory Board of Sinopec Corp. in May 2006.

Supervisors of Sinopec Corp.

Name	Gender	Age	Position with Sinopec Corp	Term of Office	Remuneration paid by the Company in 2008	Whether paid by the holding Company	Shares held at Sinopec Corp. (as at 31 December)
					(RMB thousand, before tax)		2008	2007
Wang Zuoran	Male	58	Chairman of Supervisory Board	2006.05-2009.05	—	Yes	0	0
Zhang Youcai	Male	67	Vice Chairman of Supervisory Board and Independent Supervisor	2006.05-2009.05	240 (Fees)	No	0	0
Kang Xianzhang	Male	60	Supervisor	2006.05-2009.05	—	Yes	0	0
Zou Huipin	Male	48	Supervisor	2006.05-2009.05	436	No	0	0
Li Yonggui	Male	68	Independent Supervisor	2006.05-2009.05	240 (Fees)	No	0	0
Su Wenshen	Male	52	Employee Representative Supervisor	2006.05-2009.05	428	No	0	0
Zhang Jitian	Male	61	Employee Representative Supervisor	2006.05-2009.05	429	No	0	0
Cui Guoqi	Male	55	Employee Representative Supervisor	2006.05-2009.05	448	No	0	0
Li Zhonghua	Male	57	Employee Representative Supervisor	2006.05-2009.05	424	No	0	0

(3)	OTHER SENIOR MANAGEMENT

Cai Xiyou, 47, Senior Vice President of Sinopec Corp.. Mr. Cai is a professor level senior economist and obtained master degree. In June 1995, he was appointed as Deputy General Manager of Jinzhou Petrochemical Company of the former China Petrochemical Corporation. In May 1996, he was appointed as Vice President of Dalian Western Pacific Petrochemical Co., Ltd (WEPEC). In December 1998, he was appointed as Vice President of Sinopec Sales Company, and in June 2001, he was appointed as Executive Vice President of Sinopec Sales Company. He was appointed as Director and President of China International United Petrochemical Company Limited (UNIPEC) in December 2001. He was appointed as Vice President of Sinopec Corp. in April 2003. Mr. Cai has been Senior Vice President of Sinopec Corp. since November 2005.

Zhang Kehua, 55, Vice President of Sinopec Corp.. Mr Zhang is a professor level senior engineer and obtained master degree. He was appointed as Vice President of No. 3 Construction Company of the former China Petrochemical Corporation in February 1994. In April 1996, he was appointed as Deputy Director General (Vice President of Sinopec Engineering Incorporation) of the Engineering Dept. of the former China Petrochemical Corporation. He was appointed as Deputy Director General of the Engineering Dept. of China Petrochemical Corporation in December 1998. Mr. Zhang was appointed as Director General of Engineering management Dept. of China Petrochemical Corporation in September 2002. Mr. Zhang was appointed as the Assistant to the President of China Petrochemical Corporation in October 2004 and has been Director General of Engineering Dept. of Sinopec Corp. in June 2007 concurrently. He was elected as Vice President of Sinopec Corp. since May 2006.

Zhang Haichao, 51, Vice President of Sinopec Corp.. Mr. Zhang is a senior economist and obtained master degree. He started to serve as Vice President of Zhejiang Petroleum Company in March 1998. He was appointed as President of Zhejiang Petroleum Company in September 1999, and appointed as President of Sinopec Zhejiang Petroleum Company in February 2000. He was appointed as Chairman of Sinopec-BP Zhejiang Petroleum Sales Co., Ltd. in April 2004. He was appointed as Secretary of the Party Committee, Vice Chairman and Vice President of Sinopec Sales Co., Ltd. in October 2004. He was appointed as Secretary of the Party Committee, Chairman and President of Sinopec Sales Co., Ltd. in November 2005. He was appointed as Chairman and President of Sinopec Sales Co., Ltd. in June 2006. He started to serve as Employee Representative Supervisor of the Second Session of the Supervisory Board of Sinopec Corp. in April 2003. Mr. Zhang has been Vice President of Sinopec Corp. since November 2005.

Jiao Fangzheng, 46, Vice President of Sinopec Corp.. Mr. Jiao is a professor level senior engineer and obtained doctor degree. In January 1999, he was appointed as Chief Geologist of Zhongyuan Petroleum Exploration Bureau of China Petrochemical Corporation. He then was appointed as Vice President and Chief Geologist of Zhongyuan Oilfield Company of Sinopec Corp. in February 2000. He was appointed as Vice President of Sinopec Exploration and Development Research Institute in July 2000. He then was appointed as Deputy Director General of Sinopec Exploration and Production Dept. in March 2001. In June 2004, he was appointed as President of the Sinopec Northwest Company. Mr. Jiao has served as Vice President of Sinopec Corp. since October 2006.

Chen Ge, 46, Secretary to the Board of Directors of Sinopec Corp.. Mr. Chen is a senior economist and obtained master degree. In July 1983, he started to work in Beijing Yanshan Petrochemical Corporation. In February 2000, he was appointed as Deputy Director General of the Board Secretariat of Sinopec Corp.. Mr. Chen has been Director General of the Board Secretariat since December 2001. Mr. Chen has been the Secretary to the Board of Directors of Sinopec Corp. since April 2003.

Other Senior Management

Name	Gender	Age	Position with Sinopec Corp	Remuneration paid by the Company in 2008	Whether paid by the holding Company	Shares held at Sinopec Corp. (as at 31 December)
				(RMB thousand, before tax)		2008	2008
Cai Xiyou	Male	47	Senior Vice President	808	No	0	0
Zhang Kehua	Male	55	Vice President	528	No	0	0
Zhang Haichao	Male	51	Vice President	513	No	0	0
Jiao Fangzheng	Male	46	Vice President	518	No	0	0
Chen Ge	Male	46	Secretary to the Board of Directors	438	No	0	0

2	NEW APPOINTMENT OR TERMINATION OF DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT

None.

3	DIRECTORS’ OR SUPERVISORS’ INTERESTS IN CONTRACTS

None of the Directors or the Supervisors of Sinopec Corp. had any beneficial interests in any material contracts to which Sinopec Corp., its holding company or any of its subsidiaries or fellow subsidiaries was a party at 31 December 2008 or at any time during the year.

4	SALARIES OF DIRECTORS, SUPERVISORS AND THE SENIOR MANAGEMENT

During this reporting period, the number of directors, supervisors and other senior management is 14 in total, with their annual remuneration is RMB 8,238,000 in total.

5	THE COMPANY’S EMPLOYEES

As at December 31, 2008, the Company has a total of 358,304 employees.

Breakdown according to operation Dept. structures:

	Number of Employees	Percentage to Total Employees (%)
Exploration and Production	140,048	39.1
Refining	82,004	22.9
Marketing and Distribution	58,260	16.2
Chemicals	69,066	19.3
R&D and Others	8,926	2.5
Total	358,304	100

Breakdown according to functions:

	Number of Employees	Percentage to Total Employees (%)
Production	184,800	51.6
Sales	57,651	16.1
Technical	46,936	13.1
Finance	9,957	2.8
Administration	28,664	8.0
Others	30,296	8.4
Total	358,304	100

Breakdown according to education level:

	Number of Employees	Percentage to Total Employees (%)
Master’s degree or above	6,327	1.8
University	67,318	18.8
Tertiary education	75,274	21.0
Technical/polytechnic school	33,159	9.2
Secondary, technical/polytechnic school or below	176,226	49.2
Total	358,304	100

6	EMPLOYEE BENEFITS SCHEME

Details of the Company’s employee benefits scheme are set out in note 37 of the financial statements prepared under IFRS which are contained in this annual report. As at 31 December 2008, the Company has a total of 142,269 retired employees. All of them participate in the basic pension schemes administered by provincial (autonomous regions and municipalities) governments. Government-administered pension schemes are responsible for the payments of basic pensions.

PRINCIPAL WHOLLY-OWNED, CONTROLLING AND NON WHOLLY-OWNED SUBSIDIARIES

At 31 December 2008, details of the principal wholly-owned, controlling and non wholly-owned subsidiaries of the Company were as follows.

Name of company	Registered capital	Percentage of shares held by Sinopec Corp.	Total assets	Net profit	Auditor	Principal activities
	RMB millions	(%)	RMB millions	-RMB millions
Sinopec Yangzi Petrochemical Company Limited	16,337	100.00	19,939	(2,948)	KPMG Huazhen	Manufacturing of intermediate petrochemcial products and petroleum products
Sinopec (Hong Kong) Limited	5,477 HKD millions	100.00	10,873 HKD millions	289 HKD millions	KPMG	Trading of crude oil and petrochemical products
Sinopec Sales Company Limited	1,700	100.00	47,421	13,849	KPMG Huazhen	Marketing and distribution of refined petroleum products
China Petrochemical International Company Limited	1,663	100.00	10,533	(42)	KPMG Huazhen	Trading of petrochemical products
China International United Petroleum and Chemical Company Limited	3,040	100.00	23,287	1,637	KPMG Huazhen	Trading of crude oil and petrochemical products
Sinopec Zhongyuan Petrochemical Company Limited	2,400	93.51	1,482	(755)	KPMG Huazhen	Manufacturing of chemical products
Sinopec Qingdao Refining and Chemical Company Limited	3,400	85.00	14,473	(3,489)	KPMG Huazhen	Manufacturing of intermediate petrochemcial products and petroleum products
Sinopec Hainan Refining and Chemical Company Limited	3,986	75.00	11,876	(5,399)	KPMG Huazhen	Manufacturing of intermediate petrochemcial products and petroleum products
Sinopec Kantons Holdings Limited	104 HKD millions	72.34	Results have not been announced	Results have not been announced	KPMG	Trading of crude oil and petroleum products
Sinopec Shell (Jiangsu) Petroleum Marketing Company Limited	830	60.00	1,434	82	KPMG Huazhen	Marketing and distribution of refined petroleum products
BP Sinopec (Zhejiang) Petroleum Company Limited	800	60.00	961	75	KPMG Huazhen	Marketing and distribution of refined petroleum products
Sinopec Shanghai Petrochemical Company Limited	7,200	55.56	Results have not been announced	Results have not been announced	KPMG Huazhen	Manufacturing of synthetic fibres, resin and plastics, intermediate petrochemical products and petroleum products
Sinopec Fujian Petrochemical Company Limited	2,253	50.00	4,720	(905)	KPMG Huazhen	Manufacturing of plastics, intermediate petrochemical products and petroleum products
Sinopec Yizheng Chemical Fibre Company Limited	4,000	42.00	Results have not been announced	Results have not been announced	KPMG Huazhen	Production and sale of polyester chips and polyester fibres

The above indicated total assets and net profit has been prepared in accordance with ASBE. Except for Sinopec Kantons Holdings Limited and Sinopec (Hong Kong) Limited which are incorporated in Bermuda and Hong Kong SAR respectively, all of the above wholly-owned and non wholly-owned subsidiaries are incorporated in the PRC. The above wholly-owned and non wholly-owned subsidiaries are limited liability companies. The Directors considered that it would be redundant to disclose the particulars of all subsidiaries and, therefore, only those which have a material impact on Sinopec Corp.’s results or net assets are set out above.

REPORT OF THE PRC AUDITORS

Huazhen

All Shareholders of
China Petroleum & Chemical Corporation:

We have audited the accompanying financial statements of China Petroleum & Chemical Corporation (the “Company”), which comprise the consolidated balance sheet and balance sheet as at 31 December 2008, the consolidated income statement and income statement, the consolidated statement of changes in equity and statement of changes in equity, the consolidated cash flow statement and cash flow statement for the year then ended, and notes to the financial statements.

1.	MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

The Company’s management is responsible for the preparation of these financial statements in accordance with China Accounting Standards for Business Enterprises (2006) issued by the Ministry of Finance of the People’s Republic of China. This responsibility includes: (1) designing, implementing and maintaining internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error; (2) selecting and applying appropriate accounting policies; and (3) making accounting estimates that are reasonable in the circumstances.

2.	AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with China Standards on Auditing for Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

3.	OPINION

In our opinion, the financial statements comply with the requirements of China Accounting Standards for Business Enterprises (2006) issued by the Ministry of Finance of the People’s Republic of China and present fairly, in all material respects, the consolidated financial position and financial position of the Company as at 31 December 2008, and the consolidated results of operations and results of operations and the consolidated cash flows and cash flows of the Company for the year then ended.

KPMG Huazhen	Certified Public Accountants
Registered in the People’s Republic of China

Zhang Jingjing
Zhang Yansheng

Beijing, The People’s Republic of China	27 March 2009

(A)	FINANCIAL STATEMENTS PREPARED UNDER THE PRC ACCOUNTING STANDARDS FOR BUSINESS ENTERPRISES

CONSOLIDATED BALANCE SHEET
as at 31 December 2008

	Note	2008	2007
		RMB millions	RMB millions
Assets
Current assets
Cash at bank and on hand	6	7,700	8,364
Bills receivable	7	3,659	12,851
Accounts receivable	8	12,989	22,947
Other receivables	9	20,520	11,822
Prepayments	10	7,597	9,402
Inventories	11	95,255	116,032
Other current assets		287	100
Total current assets		148,007	181,518
Non-current assets
Long-term equity investments	12	28,705	31,335
Fixed assets	13	403,265	375,142
Construction in progress	14	121,886	95,408
Intangible assets	15	15,965	12,714
Goodwill	16	14,328	15,581
Long-term deferred expenses	17	6,557	5,842
Deferred tax assets	18	12,510	10,133
Other non-current assets		1,012	2,190
Total non-current assets		604,228	548,345
Total assets		752,235	729,863
Liabilities and shareholders’ equity
Current liabilities
Short-term loans	20	63,972	36,954
Bills payable	21	17,493	12,162
Accounts payable	22	56,667	93,049
Receipts in advance	23	29,783	25,082
Staff costs payable	24	1,778	5,905
Taxes payable	25	7,057	17,562
Other payables	26	46,972	47,503
Short-term debentures payable	29	15,000	10,074
Non-current liabilities due within one year	27	19,511	13,466
Total current liabilities		258,233	261,757
Non-current liabilities
Long-term loans	28	64,937	77,708
Debentures payable	29	62,207	42,606
Provisions	30	9,280	7,613
Deferred tax liabilities	18	5,235	5,636
Other non-current liabilities		1,397	1,049
Total non-current liabilities		143,056	134,612
Total liabilities		401,289	396,369
Shareholders’ equity
Share capital	31	86,702	86,702
Capital reserve	32	38,518	33,600
Surplus reserves	33	90,078	65,986
Retained profits		114,782	121,757
Shareholders’ equity attributable to equity shareholders of the Company		330,080	308,045
Minority interests		20,866	25,449
Total shareholders’ equity		350,946	333,494
Total liabilities and shareholders’ equity		752,235	729,863

These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President	Head of Corporate Finance
(Authorised representative)		and Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

BALANCE SHEET
as at 31 December 2008

	Note	2008	2007
		RMB millions	RMB millions
Assets
Current assets
Cash at bank and on hand	6	2,258	3,105
Bills receivable	7	830	6,377
Accounts receivable	8	11,274	13,547
Other receivables	9	24,087	18,209
Prepayments	10	5,556	9,252
Inventories	11	70,246	65,884
Other current assets		92	23
Total current assets		114,343	116,397
Non-current assets
Long-term equity investments	12	79,449	84,789
Fixed assets	13	331,912	304,795
Construction in progress	14	113,210	80,720
Intangible assets	15	10,174	7,804
Long-term deferred expenses	17	5,607	4,995
Deferred tax assets	18	7,237	9,358
Other non-current assets		101	735
Total non-current assets		547,690	493,196
Total assets		662,033	609,593
Liabilities and shareholders’ equity
Current liabilities
Short-term loans	20	34,455	21,952
Bills payable	21	13,453	8,613
Accounts payable	22	53,602	58,932
Receipts in advance	23	25,619	23,412
Staff costs payable	24	1,359	5,282
Taxes payable	25	9,563	15,383
Other payables	26	63,494	65,729
Short-term debentures payable	29	15,000	10,074
Non-current liabilities due within one year	27	17,505	12,813
Total current liabilities		234,050	222,190
Non-current liabilities
Long-term loans	28	53,074	67,055
Debentures payable	29	62,207	42,606
Provisions	30	8,794	7,002
Deferred tax liabilities	18	4,456	4,611
Other non-current liabilities		494	601
Total non-current liabilities		129,025	121,875
Total liabilities		363,075	344,065
Shareholders’ equity
Share capital	31	86,702	86,702
Capital reserve	32	38,464	33,384
Surplus reserves	33	90,078	65,986
Retained profits		83,714	79,456
Total shareholders’ equity		298,958	265,528
Total liabilities and shareholders’ equity		662,033	609,593

These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President	Head of Corporate Finance
(Authorised representative)		and Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

CONSOLIDATED INCOME STATEMENT
for the year ended 31 December 2008

	Note	2008	2007
		RMB millions	RMB millions
Operating income	34	1,452,101	1,204,843
Less: Operating costs	34	1,326,783	1,013,201
Sales taxes and surcharges	35	56,799	34,304
Selling and distribution expenses		24,967	22,564
General and administrative expenses		40,917	35,684
Financial expenses	36	8,723	4,890
Exploration expenses, including dry holes	37	8,310	11,105
Impairment losses	38	16,617	6,975
Add: Gain/(loss) from changes in fair value	39	3,969	(3,211)
Investment income	40	980	5,756
Operating (loss)/profit		(26,066)	78,665
Add: Non-operating income	41	51,391	6,828
Less: Non-operating expenses	42	1,099	2,059
Profit before taxation		24,226	83,434
Less: Income tax (benefit)/expense	43	(1,889)	24,713
Net profit		26,115	58,721
Including: Net profit made by acquiree before the consolidation		—	(205)
Attributable to:
Equity shareholders of the Company		29,689	56,515
Minority interests		(3,574)	2,206
Basic earnings per share	54	0.34	0.65
Diluted earnings per share	54	0.30	0.65
These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President	Head of Corporate Finance
(Authorised representative)		and Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

INCOME STATEMENT
for the year ended 31 December 2008

	Note	2008	2007
		RMB millions	RMB millions
Operating income	34	959,464	882,353
Less: Operating costs	34	840,076	733,721
Sales taxes and surcharges	35	50,306	29,181
Selling and distribution expenses		20,918	18,867
General and administrative expenses		33,165	28,495
Financial expenses	36	7,933	4,076
Exploration expenses, including dry holes	37	8,310	11,002
Impairment losses	38	9,486	6,688
Add: Gain/(loss) from changes in fair value	39	3,842	(3,211)
Investment income	40	12,357	20,422
Operating profit		5,469	67,534
Add: Non-operating income	41	34,578	5,963
Less: Non-operating expenses	42	922	1,684
Profit before taxation		39,125	71,813
Less:Income tax (benefit)/expense	43	(1,797)	15,562
Net profit		40,922	56,251

These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President	Head of Corporate Finance
(Authorised representative)		and Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December 2008

	Note	2008	2007
		RMB millions	RMB millions
Cash flows from operating activities:
Cash received from sale of goods and rendering of services		1,717,060	1,400,348
Rentals received		491	370
Grants received		53,705	—
Other cash received relating to operating activities		4,738	2,793
Sub-total of cash inflows		1,775,994	1,403,511
Cash paid for goods and services		(1,544,176)	(1,135,587)
Cash paid for operating leases		(7,717)	(6,764)
Cash paid to and for employees		(27,773)	(22,255)
Value added tax paid		(35,538)	(41,011)
Income tax paid		(21,072)	(27,674)
Taxes paid other than value added tax and income tax		(48,246)	(30,965)
Other cash paid relating to operating activities		(16,589)	(15,005)
Sub-total of cash outflows		(1,701,111)	(1,279,261)
Net cash inflow from operating activities	45(a)	74,883	124,250
Cash flows from investing activities:
Cash received from disposal of investments		1,366	1,441
Dividends received		3,682	2,657
Net cash received from disposal of fixed assets and intangible assets		602	446
Cash received on maturity of time deposits with financial institutions		1,358	3,340
Other cash received relating to investing activities		446	404
Sub-total of cash inflows		7,454	8,288
Cash paid for acquisition of fixed assets and intangible assets		(108,575)	(110,638)
Cash paid for acquisition of investments		(3,089)	(1,581)
Cash paid for acquisition of time deposits with financial institutions		(1,442)	(3,373)
Cash paid for acquisition of subsidiaries and minority interests, net		(598)	(7,468)
Sub-total of cash outflows		(113,704)	(123,060)
Net cash outflow from investing activities		(106,250)	(114,772)
Cash flows from financing activities:
Cash received from contribution from minority shareholders of subsidiaries		1,137	1,223
Cash received from issuance of convertible bonds, net of issuing expenses		29,850	11,368
Cash received from issuance of corporate bonds		15,000	35,000
Cash received from borrowings		1,147,279	768,039
Sub-total of cash inflows		1,193,266	815,630
Cash repayments of corporate bonds		(10,000)	(12,000)
Cash repayments of borrowings		(1,125,333)	(788,793)
Cash paid for dividends, profits distribution or interest		(23,651)	(20,843)
Dividends paid to minority shareholders of subsidiaries		(1,404)	(593)
Distributions to Sinopec Group Company		(2,180)	(2,182)
Sub-total of cash outflows		(1,162,568)	(824,411)
Net cash inflow/(outflow) from financing activities		30,698	(8,781)
Effects of changes in foreign exchange rate		(79)	(64)
Net (decrease)/increase in cash and cash equivalents	45(b)	(748)	633

These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President and	Head of Corporate Finance
(Authorised representative)		Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

CASH FLOW STATEMENT
for the year ended 31 December 2008

	Note	2008	2007
		RMB millions	RMB millions
Cash flows from operating activities:
Cash received from sale of goods and rendering of services		1,128,155	1,027,467
Rentals received		340	171
Grants received		38,653	—
Other cash received relating to operating activities		31,727	12,513
Sub-total of cash inflows		1,198,875	1,040,151
Cash paid for goods and services		(968,452)	(821,988)
Cash paid for operating leases		(6,847)	(5,680)
Cash paid to and for employees		(23,095)	(16,930)
Value added tax paid		(30,857)	(32,060)
Income tax paid		(15,871)	(18,875)
Taxes paid other than value added tax and income tax		(41,078)	(26,090)
Other cash paid relating to operating activities		(37,984)	(20,751)
Sub-total of cash outflows		(1,124,184)	(942,374)
Net cash inflow from operating activities	45(a)	74,691	97,777
Cash flows from investing activities:
Cash received from disposal of investments		866	330
Dividends received		11,370	9,108
Net cash received from disposal of fixed assets and intangible assets		587	101
Cash received on maturity of time deposits with financial institutions		44	867
Other cash received relating to investing activities		98	87
Sub-total of cash inflows		12,965	10,493
Cash paid for acquisition of fixed assets and intangible assets		(98,755)	(93,600)
Cash paid for acquisition of investments		(4,122)	(8,222)
Cash paid for acquisition of time deposits with financial institutions		(49)	(523)
Cash paid for acquisition of subsidiaries and minority interests, net		(598)	(3,500)
Sub-total of cash outflows		(103,524)	(105,845)
Net cash outflow from investing activities		(90,559)	(95,352)
Cash flows from financing activities:
Cash received from issuance of convertible bonds, net of issuing expenses		29,850	11,368
Cash received from issuance of corporate bonds		15,000	35,000
Cash received from borrowings		802,882	495,310
Sub-total of cash inflows		847,732	541,678
Cash repayments of corporate bonds		(10,000)	(10,000)
Cash repayments of borrowings		(799,883)	(514,015)
Cash paid for dividends, profits distribution or interest		(20,653)	(19,772)
Distributions to Sinopec Group Company		(2,180)	—
Sub-total of cash outflows		(832,716)	(543,787)
Net cash inflow/(outflow) from financing activities		15,016	(2,109)
Net (decrease)/increase in cash and cash equivalents	45(b)	(852)	316

These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President and	Head of Corporate Finance
(Authorised representative)		Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
for the year ended 31 December 2008

	Share capital	Capital reserve	Surplus reserves	Retained profits	Total shareholders’ equity attributable to equity shareholders of the Company	Minority interests	Total share -holders’ equity
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Balance at 31 December 2006	86,702	38,553	59,519	74,608	259,382	22,417	281,799
Changes in accounting policies (Note 4)	—	(4,791)	1,032	9,287	5,528	51	5,579
Balance at 1 January 2007	86,702	33,762	60,551	83,895	264,910	22,468	287,378
Changes in equity for the year
1. Net profit for the year	—	—	—	56,515	56,515	2,206	58,721
2. Gains and losses recognised directly in Equity
– Unrealised gain for the change in fair value of available-for-sale financial assets, net of deferred tax (Note 32)	—	2,892	—	—	2,892	145	3,037
Sub-total of 1&2	—	2,892	—	56,515	59,407	2,351	61,758
3. Appropriations of profits:
– Appropriation for surplus reserves	—	—	5,625	(5,625)	—	—	—
– Distributions to shareholders (Note 44)	—	—	—	(13,872)	(13,872)	—	(13,872)
4. Contributions from minority interests, net of distributions	—	—	—	—	—	630	630
5. Consideration for the acquisition of Refinery Plants (Note 32)	—	(2,400)	—	—	(2,400)	—	(2,400)
6. Transferred to retained profits and surplus reserves (Note 32)	—	(654)	(190)	844	—	—	—
Balance at 31 December 2007	86,702	33,600	65,986	121,757	308,045	25,449	333,494
Balance at 1 January 2008	86,702	33,600	65,986	121,757	308,045	25,449	333,494
Changes in equity for the year
1. Net profit for the year	—	—	—	29,689	29,689	(3,574)	26,115
2. Gains and losses recognised directly in equity
– Unrealised loss for the change in fair value of available-for-sale financial assets, net of deferred tax (Note 32)	—	(2,320)	—	—	(2,320)	(118)	(2,438)
Sub-total of 1&2	—	(2,320)	—	29,689	27,369	(3,692)	23,677
3. Issuance of the Bonds with Warrants (Note 32)	—	6,879	—	—	6,879	—	6,879
4. Appropriations of profits:
– Appropriation for surplus reserves (Note 33)	—	—	24,092	(24,092)	—	—	—
– Distributions to shareholders (Note 44)	—	—	—	(12,572)	(12,572)	—	(12,572)
5. Distributions to minority interests, net of contributions	—	—	—	—	—	(368)	(368)
6. Consideration for the acquisition of Refinery Plants (Note 32)	—	(96)	—	—	(96)	—	(96)
7. Acquisition of subsidiaries and minority interests (Note 32)	—	(318)	—	—	(318)	(617)	(935)
8. Distributions to Sinopec Group Company (Note 32)	—	(106)	—	—	(106)	—	(106)
9. Government Grants (Note 32)	—	879	—	—	879	94	973
Balance at 31 December 2008	86,702	38,518	90,078	114,782	330,080	20,866	350,946

These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President and	Head of Corporate Finance
(Authorised representative)		Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

STATEMENT OF CHANGES IN EQUITY
for the year ended 31 December 2008

	Share capital	Capital reserve	Surplus reserves	Retained profits	Total shareholders’ equity
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Balance at 31 December 2006	86,702	36,526	59,329	33,415	215,972
Changes in accounting policies (Note 4)	—	(4,791)	1,032	9,287	5,528
Balance at 1 January 2007	86,702	31,735	60,361	42,702	221,500
Changes in equity for the year
1. Net profit for the year	—	—	—	56,251	56,251
2. Gains and losses recognised directly in equity
– Unrealised gain for the change in fair value of available-for-sale financial assets, net of deferred tax (Note 32)	—	2,711	—	—	2,711
Sub-total of 1&2	—	2,711	—	56,251	58,962
3. Appropriations of profits:
– Appropriation for surplus reserves	—	—	5,625	(5,625)	—
– Distributions to shareholders (Note 44)	—	—	—	(13,872)	(13,872)
4. Consideration for the acquisition of Refinery Plants (Note 32)	—	(1,062)	—	—	(1,062)
Balance at 31 December 2007	86,702	33,384	65,986	79,456	265,528
Balance at 1 January 2008	86,702	33,384	65,986	79,456	265,528
Changes in equity for the year
1. Net profit for the year	—	—	—	40,922	40,922
2. Gains and losses recognised directly in equity
– Unrealised loss for the change in fair value of available-for-sale financial assets, net of deferred tax (Note 32)	—	(2,206)	—	—	(2,206)
Sub-total of 1&2	—	(2,206)	—	40,922	38,716
3. Issuance of the Bonds with Warrants (Note 32)	—	6,879	—	—	6,879
4. Appropriations of profits:
– Appropriation for surplus reserves (Note 33)	—	—	24,092	(24,092)	—
– Distributions to shareholders (Note 44)	—	—	—	(12,572)	(12,572)
5. Consideration for the acquisition of Refinery Plants (Note 32)	—	(96)	—	—	(96)
6. Distributions to Sinopec Group Company (Note 32)	—	(106)	—	—	(106)
7. Government Grants (Note 32)	—	609	—	—	609
Balance at 31 December 2008	86,702	38,464	90,078	83,714	298,958

These financial statements have been approved by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang	Liu Yun
Chairman	Director, President	Director, Senior Vice President and	Head of Corporate Finance
(Authorised representative)		Chief Financial Officer	Department

The notes on pages 86 to 137 form part of these financial statements.

NOTES ON THE FINANCIAL STATEMENTS
for the year ended 31 December 2008

1	STATUS OF THE COMPANY

China Petroleum & Chemical Corporation (the “Company”) was established on 25 February 2000 as a joint stock limited company.

According to the State Council’s approval to the “Preliminary Plan for the Reorganisation of China Petrochemical Corporation” ( the “Reorganisation”), the Company was established by China Petrochemical Corporation (“Sinopec Group Company”), which transferred its core businesses together with the related assets and liabilities at 30 September 1999 to the Company. Such assets and liabilities had been valued jointly by China United Assets Appraisal Corporation, Beijing Zhong Zheng Appraisal Company, CIECC Assets Appraisal Corporation and Zhong Fa International Properties Valuation Corporation (“registered valuers”). The net asset value was determined at RMB 98,249,084,000. The valuation was reviewed and approved by the Ministry of Finance (the “MOF”) (Cai Ping Zi [2000] No. 20 “Comments on the Review of the Valuation Regarding the Formation of a Joint Stock Limited Company by China Petrochemical Corporation”).

In addition, pursuant to the notice Cai Guan Zi [2000] No. 34 “Reply to the Issue Regarding Management of State-Owned Equity by China Petroleum and Chemical Corporation” issued by the MOF, 68.8 billion domestic state-owned shares with a par value of RMB 1.00 each were issued to Sinopec Group Company, the amount of which is equivalent to 70% of the above net asset value transferred from Sinopec Group Company to the Company in connection with the Reorganisation.

Pursuant to the notice Guo Jing Mao Qi Gai [2000] No. 154 “Reply on the Formation of China Petroleum and Chemical Corporation”, the Company obtained the approval from the State Economic and Trade Commission on 21 February 2000 for the formation of a joint stock limited company.

The Company took over the exploration, development and production of crude oil and natural gas, refining, chemicals and related sales and marketing business of Sinopec Group Company after the establishment of the Company.

The Company and its subsidiaries (the “Group”) engage in the oil and gas and chemical operations and businesses, including:

	(1)	the exploration, development and production of crude oil and natural gas;

	(2)	the refining, transportation, storage and marketing of crude oil and petroleum product, and

	(3)	the production and sale of chemicals.

Pursuant to the resolution passed at the Directors’ meeting on 28 December 2007, the Group acquired the controlling equity interests of Zhanjiang Dongxing Petrochemical Company Limited, Sinopec Hangzhou Oil Refinery Plant, Yangzhou Petrochemical Plant, Jiangsu Taizhou Petrochemical Plant and Sinopec Qingjiang Petrochemical Company Limited (collectively “Refinery Plants”) from Sinopec Group Company (hereinafter referred to as the “Acquisition of Refinery Plants”). In accordance with the acquisition agreement with Sinopec Group Company, the Group paid a cash consideration of RMB 2,468 million to Sinopec Group Company during the year ended 31 December 2007, which is subject to further adjustment, if any, made by State-owned Assets Supervision and Administration Commission of the State Council (“SASAC”). During the year ended 31 December 2008, the consideration was adjusted by SASAC and the Group paid an additional consideration of RMB 96 million to Sinopec Group Company.

As the Group and Refinery Plants are under the common control of Sinopec Group Company, the Acquisition of Refinery Plants are considered as “combination of entities under common control”. Accordingly, the assets and liabilities of Refinery Plants have been accounted for at historical cost and the consolidated financial statements of the Company prior to this acquisition have been restated to included the results of operations and the assets and liabilities of Refinery Plants on a combined basis. The difference between the total consideration paid over the amount of the net asset of Refinery Plants was accounted for as an equity transaction.

2	BASIS OF PREPARATION

	(1)	Statement of compliance the China Accounting Standards for Business Enterprises (“ASBE”)

The financial statements have been prepared in accordance with the requirements of ASBE issued by the MOF in 2006. These financial statements present truly and completely the consolidated financial position and financial position, the consolidated results of operations and results of operations and the consolidated cashflows and cashflows of the Company.

These financial statements also comply with the disclosure requirements of “Regulation on the Preparation of Information Disclosures of Companies Issuing Public Shares, No.15: General Requirements for Financial Reports” as revised by the China Securities Regulatory Commission (“CSRC”) in 2007.

	(2)	Accounting year

The accounting year of the Group is from 1 January to 31 December.

	(3)	Measurement basis

The financial statements of the Group have been prepared under the historical cost convention, except for the assets and liabilities set out below:

– Available-for-sale financial assets (see Note 3(11))

– Derivative financial instruments (see Note 3(11))

– Convertible bonds (see Note 3(11))

	(4)	Functional currency and presentation currency

The functional currency of the Company’s and most of its subsidiaries is Renminbi. The Group’s consolidated financial statements are represented in Renminbi. The Company translates the financial statements of subsidiaries from their respective functional currencies into Renminbi (See Note 3(2)) if the subsidiaries’ functional currencies are not Renminbi.

3	SIGNIFICANT ACCOUNTING POLICIES

	(1)	Business combination and consolidated financial statements

		(a)	Business combination involving entities under common control

A business combination involving entities or businesses under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. The assets and liabilities that the acquirer receives in the acquisition are accounted for at the acquiree’s carrying amount on the acquisition date. The difference between the carrying amount of the acquired net assets and the carrying amount of the consideration paid for the acquisition (or the total nominal value of shares issued) is recognised in the share premium of capital reserve, or the retained profits in case of any shortfall in the share premium of capital reserve. The acquisition date is the date on which the acquirer effectively obtains control of the acquiree.

		(b)	Business combination involving entities not under common control

A business combination involving entities or businesses not under common control is a business combination in which all of the combining entities or businesses are not ultimately controlled by the same party or parties both before and after the business combination. The cost of a business combination paid by the Group is the aggregate of the fair value at the acquisition date of assets given, liabilities incurred or assumed, and equity securities issued by the Group, in exchange for control of the acquiree plus any cost directly attributable to the business combination. Difference between the fair value and carrying amount of disposed asset is recognised in the income statement for the period. The acquisition date is the date on which the Group effectively obtains control of the acquiree.

The Group allocates the cost of a business combination on the acquisition date and recognises the fair value of the acquiree’s various identifiable assets, liabilities or contingent liabilities as they are acquired.

The excess of the cost of business combination over the fair value of the identifiable net assets acquired is recognised as goodwill (Note 3(9)).

When the cost of business combination is less than the fair value of the identifiable net assets acquired, the difference is charged to the income statement.

		(c)	Consolidated financial statements

The consolidated financial statements comprise the Company and its subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights, such as warrants and convertible bonds, that are currently exercisable or convertible, are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Where the Company combines a subsidiary during the reporting period through a business combination involving entities under common control, the financial statements of the subsidiary are included in the consolidated financial statements as if the combination had occurred at the beginning of the earliest comparative period presented or, if later, at the date that common control was established. Therefore the opening balances and the comparative figures of the consolidated financial statements are restated. In the preparation of the consolidated financial statements, the subsidiary’s assets, liabilities and results of operations are included in the consolidated balance sheet and the consolidated income statement, respectively, based on their carrying amounts in the subsidiary’s financial statements, from the date that common control was established.

Where the Company acquires a subsidiary during the reporting period through a business combination involving entities not under common control, the identifiable assets, liabilities and results of operations of the subsidiaries are consolidated into consolidated financial statements from the date that control commences, base on the fair value of those identifiable assets and liabilities at the acquisition date.

Prior to 1 January 2008, the acquisition of minority interests from subsidiaries’ minority shareholders is accounted using acquisition method. Since 1 January 2008, where the Company acquired a minority interest from a subsidiary’s minority shareholders, the difference between the investment cost for acquiring the minority interest and the newly acquired interest into the subsidiary’s identifiable net assets recorded from the subsidiary’s acquisition date (or combination date) is adjusted to the capital reserve in the consolidated balance sheet. If the credit balance of capital reserve is insufficient, any excess is adjusted to retained profits.

Minority interest is presented separately in the consolidated balance sheet within equity. Net profit or loss attributable to minority shareholders is presented separately in the consolidated income statement below the net profit line item.

Where the amount of losses attributable to the minority shareholders of a subsidiary exceeds the minority shareholders’ portion of the equity of the subsidiary, the excess, and any further losses attributable to the minority shareholders, are allocated against the equity attributable to the Company except to the extent that the minority shareholders have a binding obligation under the articles of association or an agreement and are able to make additional investment to cover the losses. If the subsidiary subsequently reports profits, such profits are allocated to the equity attributable to the Company until the minority shareholders’ share of losses previously absorbed by the Company has been recovered.

Where the accounting policies and accounting period adopted by the subsidiaries are different from those adopted by the Company, adjustments are made to the subsidiaries’ financial statements according to the Company’s accounting policies and accounting period. Intra-group balances and transactions, and any unrealised profit or loss arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised losses resulting from intra-group transactions are eliminated in the same way as unrealised gains but only to the extent that there is no evidence of impairment.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(2)	Translation of foreign currencies

Foreign currency transactions are, on initial recognition, translated into Renminbi at the spot exchange rates quoted by the People’s Bank of China (“PBOC rates”) at the transaction dates.

Foreign currency monetary items are translated at the PBOC rates at the balance sheet date. Exchange differences, except for those directly related to the acquisition, construction or production of qualified assets (see Note 3(18)), are recognised as income or expenses in the income statement. Non-monetary items denominated in foreign currency measured at historical cost are not translated. Non-monetary items denominated in foreign currency that are measured at fair value are translated using the exchange rates at the date when the fair value was determined. The difference between the translated amount and the original currency amount is recognised as capital reserve, if it is classified as available-for-sale financial assets; or charged to the income statement if it is measured at fair value through profit or loss.

The assets and liabilities of foreign operation are translated to Renminbi at the spot exchange rates at the balance sheet date. The equity items, excluding “Retained profits”, are translated into Renminbi at the spot exchange rates at the transaction dates. The income and expenses of foreign operation are translated into Renminbi at the spot exchange rates on the transaction dates. The resulting exchange differences are separately presented in the balance sheet within equity. Upon disposal of a foreign operation, the cumulative amount of the exchange differences recognised in which relate to that foreign operation is transferred to income statement in the period in which the disposal occurs.

	(3)	Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, demand deposits, short-term and highly liquid investments which are readily convertible into known amounts of cash and are subject to an insignificant risk of change in value.

	(4)	Inventories

Inventories are stated at the lower of cost and net realisable value.

Cost includes the cost of purchase and processing, and other cost. Inventories are stated at cost upon acquisition. The cost of inventories is calculated using the weighted average method. In addition to the cost of purchase of raw material, work in progress and finished goods include direct labour and an appropriate allocation of manufacturing overhead costs.

Any excess of the cost over the net realisable value of each item of inventories is recognised as a provision for diminution in the value of inventories. Net realisable value is the estimated selling price in the normal course of business less the estimated costs to completion and the estimated expenses and related taxes to make the sale.

Reusable materials include low-value consumables, packaging materials and other materials, which can be used repeatedly but do not meet the definition of fixed assets. Reusable materials are amortised in full when received for use. The amounts of the amortisation are included in the cost of the related assets or profit or loss.

Inventories are recorded by perpetual method.

	(5)	Long-term equity investments

(a) Investment in subsidiaries

In the Group’s consolidated financial statements, investment in subsidiaries are accounted for in accordance with the principles described in Note 3(1)(c).

In the Company’s financial statements, investments in subsidiaries are accounted for using the cost method. The investments are stated at cost less impairment losses (see Note 3(12)) in the balance sheet. At initial recognition, such investments are measured as follows:

The initial investment cost of a long-term equity investment obtained through a business combination involving entities under common control is the book value of the acquired entities’ net asset at the combination date. The difference between the initial investment cost and the carrying amounts of the consideration given is adjusted to share premium in capital reserve. If the balance of the share premium is insufficient, any excess is adjusted to retained profits.

The initial investment cost of a long-term equity investment obtained through a business combination involving entities not under common control is the cost of business combination determined at the acquisition date.

An investment in a subsidiary acquired otherwise than through a business combination is initially recognised at actual purchase cost if the Group acquires the investment by cash, or at the fair value of the equity securities issued if an investment is acquired by issuing equity securities, or at the value stipulated in the investment contract or agreement if an investment is contributed by investors.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(5)	Long-term equity investments (Continued)

		(b)	Investment in jointly controlled entities and associates

A jointly controlled entity is an entity of which the Group can exercise joint control with other venturers. Joint control represents the contractual agreement of sharing of control over the entity’s economic activities, limited to economic activities related to significant financial and operating policies that require agreement of all venturers.

An associate is an entity of which the Group has significant influence. Significant influence represents the right to participate in the financial and operating policy decisions of the investee but is not control or joint control over the establishment of these policies.

An investment in a jointly controlled entity or an associate is accounted for using the equity method, unless the investment is classified as held for sale (see Note 3(10)).

At the balance sheet date, impairment losses on investment in jointly controlled entities and associates are measured according to Note 3(12).

The initial cost of investment in jointly controlled entities and associates is stated at the consideration paid if the investment is made in cash, or at the fair value of the non-monetary assets exchanged for the investment. The difference between the fair value of the non-monetary assets being exchanged and its carrying amount is charged to the income statement.

The Group’s accounting treatments when adopting the equity method include:

Where the initial investment cost of a long-term equity investment exceeds the Group’s interest in the fair value of the investee’s identifiable net assets at the time of acquisition, the investment is initially recognised at the initial investment cost. Where the initial investment cost is less than the Group’s interest in the fair value of the investee’s identifiable net assets at the time of acquisition, the investment is initially recognised at the investor’s share of the fair value of the investee’s identifiable net assets, and the difference is charged to income statement.

After the acquisition of the investment, the Group recognises its share of the investee’s net profits or losses, as investment income or losses, and adjusts the carrying amount of the investment accordingly. Once the investee declares any cash dividends or profits distributions, the carrying amount of the investment is reduced by that attributable to the Group.

The Group recognises its share of the investee’s net profits or losses after making appropriate adjustments to align the accounting policies or accounting periods with those of the Group based on the fair values of the investee’s net identifiable assets at the time of acquisition. Unrealised profits and losses resulting from transactions between the Group and its associates or jointly controlled entities are eliminated for the part attributable to the Group calculated based on its share of the associates or jointly controlled entities. Unrealised losses resulting from transactions between the Group and its associates or jointly controlled entities are eliminated in the same way as unrealised gains but only to the extent that there is no evidence of impairment.

The Group discontinues recognising its share of net losses of the investee after the carrying amount of the long-term equity investment and any long-term interest that in substance forms part of the Group’s net investment in the associate or the jointly controlled entity is reduced to zero, except to the extent that the Group has an obligation to assume additional losses. Where net profits are subsequently made by the associate or jointly controlled entity, the Group resumes recognising its share of those profits only after its share of the profits exceeds the share of losses not recognised.

		(c)	Other long-term equity investments

Other long-term equity investments refer to investments for which the Group does not have the rights to control, have joint control or exercise significant influence over the investees, and for which the investments are not quoted in an active market and their fair value can not be reliably measured.

The initial investment cost in these entities is originally recognised in the same way as the initial investment cost and measurement principles for investment in jointly controlled entities and associates, and subsequently accounted for under the cost method. As at the balance sheet date, the Group makes provision for impairment losses on such investments according to Note 3(12).

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(6)	Fixed assets and construction in progress

Fixed assets represent the tangible assets held by the Group using in the production of goods, rendering of services and for operation and administrative purposes with useful life over 1 year.

Fixed assets are stated in the balance sheet at cost less accumulated depreciation and impairment losses (see Note 3(12)). Construction in progress is stated in the balance sheet at cost less impairment losses (see Note 3(12)).

The cost of a purchased fixed asset comprises the purchase price, related taxes, and any directly attributable expenditure for bringing the asset to working condition for its intended use. The cost of self-constructed assets includes the cost of materials, direct labour, capitalised borrowing costs (see Note 3(18)), and any other costs directly attributable to bringing the asset to working condition for its intended use. Costs of dismantling and removing the items and restoring the site on which the related assets located are included in the initial cost.

Construction in progress is transferred to fixed assets when the asset is ready for its intended use. No depreciation is provided against construction in progress.

Where the individual component parts of an item of fixed asset have different useful lives or provide benefits to the Group in different patterns thus necessitating use of different depreciation rates or methods, they are recognised as a separate fixed asset.

The subsequent costs including the cost of replacing part of an item of fixed assets are recognised in the carrying amount of the item if the recognition criteria are satisfied, and the carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of fixed assets are recognised in income statement as incurred.

Gains or losses arising from the retirement or disposal of an item of fixed asset are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognised in income statement on the date of retirement or disposal.

Fixed assets other than oil and gas properties are depreciated using the straight-line method over their estimated useful lives. The estimated useful lives and the estimated rate of residual values adopted for respective classes of fixed assets are as follows:

	Estimated useful life	Estimated rate of residual value
Plants and buildings	15-45 years	3%-5%
Machinery, equipment, vehicles and others	4-18 years	3%
Oil depots, storage tanks and service stations	8-25 years	3%-5%

Useful lives, residual values and depreciation methods are reviewed at least each year end.

(7)	Oil and gas properties

Costs of development wells and related support equipment are capitalised. The cost of exploratory wells is initially capitalised as construction in progress pending determination of whether the well has found proved reserves. Exploratory well costs are charged to expenses upon the determination that the well has not found proved reserves. However, in the absence of a determination of the discovery of proved reserves, exploratory well costs are not carried as an asset for more than one year following completion of drilling. If, after one year has passed, a determination of the discovery of proved reserves cannot be made, the exploratory well costs are impaired and charged to expense. All other exploration costs, including geological and geophysical costs, are charged to the income statement in the period as incurred.

Gains and losses on the disposal of proved oil and gas properties are not recognised unless the disposal encompasses an entire property. The proceeds on such disposals are credited to the carrying amounts of oil and gas properties.

The Group estimates future dismantlement costs for oil and gas properties with reference to engineering estimates after taking into consideration the anticipated method of dismantlement required in accordance with the industry practices. These estimated future dismantlement costs are discounted at credit-adjusted risk-free rate and are capitalised as oil and gas properties, which are subsequently amortised as part of the costs of the oil and gas properties.

Capitalised costs relating to proved properties are amortised on a unit-of-production method.

(8)	Intangible assets

Intangible assets, where the estimated useful life is finite, are stated in the balance sheet at cost less accumulated amortisation, where the estimated useful life is finite and provision for impairment losses (see Note 3(12)). The cost of intangible assets less residual value and impairment losses is amortised on a straight-line basis over the expected useful lives, unless the intangible assets are classified as held for sale (see Note 3(10)).

An intangible asset is regarded as having an indefinite useful life and is not amortised when there is no foreseeable limit to the period over which the asset is expected to generate economic benefits for the Group.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(9)	Goodwill

Goodwill represents the excess of cost of business combination over the Group’s interest in the fair value of the identifiable net assets of the acquiree under the business combination involving entities not under common control.

When preparing the consolidated financial statements, if the Company acquired a minority interest from a subsidiary’s minority shareholders before 7 August 2008, a goodwill is recognised on the consolidated financial statement, whose amount is the excess of the additional long-term equity investment cost on the minority interest acquisition over the fair value on the transaction date of the subsidiary’s identifiable net assets of the newly acquired portion. The difference between (i) and (ii) below, less the aforementioned goodwill is adjusted to the capital reserve in the consolidated balance sheet:

(i)the additional long-term equity investment cost on the minority interest acquisition;

(ii)the newly acquired interest in the subsidiary’s identifiable net assets recorded from the acquisition date (or combination date) of the subsidiary.

If such an acquisition occurred on or after 7 August 2008, no goodwill is recognised. The total difference between the above (i) and (ii) is adjusted to the capital reserve in the consolidated balance sheet. In both cases if the credit balance of capital reserve is insufficient, any excess is adjusted to retained profits.

Goodwill is not amortised and is stated at cost less accumulated impairment losses (see Note 3 (12)). On disposal of an asset group or a set of asset groups, any attributable amount of purchased goodwill is included in the calculation of the profit or loss on disposal.

	(10)	Non-current assets held for sale

A non-current asset is classified as held for sale when the Group has made a decision and signed a non-cancellable agreement on the transfer of the asset with the transferee, and the transfer is expected to be completed within one year. Such non-current assets may be fixed assets, intangible assets, investment property subsequently measured using the cost model, long-term equity investment etc. but not include deferred tax assets. Non-current assets held for sale are stated at the lower of carrying amount and net realisable value. Any excess of the carrying amount over the net realisable value is recognized as impairment loss. At balance sheet date, non-current assets held for sale are still presented under corresponding asset classification as they were.

	(11)	Financial Instruments

Financial instruments of the Group include cash and cash equivalents, bond investments, equity securities other than long-term equity investments, receivables, derivative financial instruments, payables, loans, bonds payable, and share capital, etc.

		(a)	Recognition and measurement of financial assets and financial liabilities

The Group recognises a financial asset or a financial liability on its balance sheet when the Group enters into and becomes a party to the underlining contract of the financial instrument.

The Group classifies financial assets and liabilities into different categories at initial recognition based on the purpose of acquiring assets and assuming liabilities: financial assets and financial liabilities at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets and other financial liabilities.

Financial assets and financial liabilities are initially recognised at fair value. For financial asset or financial liability of which the change in its fair value is recognised in income statement, the relevant transaction cost is recognised in the income statement. The transaction costs for other financial assets or financial liabilities are included in the initially recognised amount. Subsequent to initial recognition financial assets and liabilities are measured as follows:

			—	Financial asset or financial liability with change in fair value recognised in the income statement (including financial asset or financial liability held for trading)

Financial assets, financial liabilities and derivative instruments held by the Group for the purpose of selling or repurchasing in short term. These financial instruments are initially measured at fair value with subsequently changes in fair value recognised in income statement.

			—	Receivables

Receivables are non-derivative financial assets with fixed or determinable recoverable amount and with no quoted price in active market. After the initial recognition, receivables are measured at amortised cost using the effective interest method.

			—	Held-to-maturity investment

Held-to-maturity investment includes non-derivative financial assets with fixed or determinable recoverable amount and fixed maturity that the Group has the positive intention and ability to hold to maturity.

After the initial recognition, held-to-maturity investments are stated at amortised cost using the effective interest rate method.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(11)	Financial Instruments (Continued)

		(a)	Recognition and measurement of financial assets and financial liabilities (Continued)

			—	Available-for-sale financial assets

Available-for-sale financial assets include non-derivative financial assets that are designated as available for sales and other financial assets which do not fall into any of the above categories. Investments in equity instruments that do not have quoted market prices in active markets and whose fair value cannot be reliably measured are stated at cost.

Other than the above equity instrument investments whose fair values cannot be measured reliably, other available-for-sale financial assets are initially stated at fair values. The gains or losses arising from changes in the fair value are directly recognised in equity, except for the impairment losses and exchange differences from monetary financial assets denominated in foreign currencies, which are recognised in the income statement. The cumulative gains and losses previously recognised in equity are transferred to the income statement when the available-for-sale financial assets are derecognised. Dividend income from these equity instruments is recognised in profit or loss when the investee declares the dividends. Interest on available-for-sale financial assets calculated using the effective interest method is recognised in profit or loss (see Note 3(16)(c)).

			—	Derivative financial instruments

Derivative financial instruments are recognised initially at fair value. At each balance sheet date the fair value is remeasured. The gain or loss on remeasurement of derivative financial instruments to fair value, except where the derivatives qualify for cash flow hedge accounting or hedge the net investment in a foreign operation, is charged immediately to the profit or loss.

			—	Other financial liabilities

Financial liabilities other than the financial liabilities at fair value through profit or loss are classified as other financial liabilities.

Among other financial liabilities, financial guarantees are contracts that require the issuer (i.e. the guarantor) to make specified payments to reimburse the beneficiary of the guarantee (the holder) for a loss the holder incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Where the Group issues a financial guarantee, subsequent to initial recognition, the guarantee is measured at the higher of the amount initially recognised less accumulated amortisation and the amount of a provision determined in accordance with the principles of contingent liabilities (see Note 3(15)).

Except for the other financial liabilities described above, subsequent to initial recognition, other financial liabilities are measured at amortised cost using the effective interest method.

		(b)	Determination of fair value

Fair value of financial asset or financial liability is determined with reference to quoted market price in active market without adjusting for transaction costs that may be incurred upon future disposal or settlement is used to establish the fair value of financial asset or financial liability. For a financial asset held or a financial liability to be assumed, the quoted price is the current bid price and, for a financial asset to be acquired or a financial liability assumed, it is the current asking price.

If no active market exists for a financial instrument, a valuation technique is used to establish the fair value. Valuation techniques include using arm’s length market transactions between knowledge, willing parties; reference to the current fair value of other instrument that is substantially the same; discounted cash flows and option pricing model. The Group calibrates the valuation technique and tests it for validity periodically.

		(c)	Convertible bonds

			(i)	Convertible bonds that contain an equity component

Convertible bonds that can be converted to equity share capital at the option of the holder, where the number of shares that would be issued on conversion and the value of the consideration that would be received at that time do not vary, are accounted for as compound financial instruments which contain both a liability component and an equity component.

At initial recognition the liability component of the convertible bonds is measured as the present value of the future interest and principal payments, discounted at the market rate of interest applicable at the time of initial recognition to similar liabilities that do not have a conversion option. Any excess of proceeds over the amount initially recognised as the liability component is recognised as the equity component. Transaction costs that relate to the issue of the convertible bonds are allocated to the liability and equity components in proportion to the allocation of proceeds.

The liability component is subsequently carried at amortised cost. The interest expense recognised in the income statement on the liability component is calculated using the effective interest method. The equity component is recognised in the capital reserve until either the bond is converted or redeemed.

If the bond is converted, the capital reserve, together with the carrying amount of the liability component at the time of conversion, is transferred to share capital and share premium as consideration for the shares issued. If the bond is redeemed, the capital reserve is transferred to retained profits.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(11)	Financial Instruments (Continued)

		(c)	Convertible bonds (Continued)

			(ii)	Other convertible bonds

Convertible bonds issued with a cash settlement option and other embedded derivative features are split into liability and derivative components.

At initial recognition, the derivative component of the convertible bonds is measured at fair value. Any excess of proceeds over the amount initially recognised as the derivative component is recognised as the liability component. Transaction costs that relate to the issue of the convertible bonds are allocated to the liability and derivative components in proportion to the allocation of proceeds. The portion of the transaction costs relating to the liability component is recognised initially as part of the liability. The portion relating to the derivative component is recognised immediately as an expense in the income statement.

The derivative component is subsequently remeasured at each balance sheet date and any gains or losses arising from change in the fair value are recognised in the income statement. The liability component is subsequently carried at amortised cost until extinguished on conversion or redemption. The interest expense recognised in the income statement on the liability component is calculated using the effective interest method. Both the liability and the related derivative components are presented together for financial statements reporting purposes.

If the convertible bonds are converted, the carrying amounts of the derivative and liability components are transferred to share capital and share premium as consideration for the shares issued. If the convertible bonds are redeemed, any difference between the amount paid and the carrying amounts of both components is recognised in the income statement.

		(d)	Derecognition of financial assets and financial liabilities

The Group derecognises a financial asset when the contractual right to receive cash flows from the financial asset expires, or where the Group transfers substantially all risks and rewards of ownership.

On derecognition of a financial asset, the difference between the following amounts is recognised in income statement:

			—	the carrying amounts, and

			—	the sum of the consideration received and any cumulative gain or loss that had been recognised directly in equity.

Where the obligations for financial liabilities are completely or partially discharged, the entire or part of financial liabilities are derecognised.

		(e)	Equity instruments

An equity instrument is a contract that the holder of which entitles the Company’s residual assets.

The consideration received from the issue of equity instruments less transaction costs is recognised in share capital and capital reserve.

The consideration paid for the repurchase of the Company’s issued equity instruments plus the associated transaction costs is charged to the shareholders’ equity.

	(12)	Impairment of financial assets and non-financial long-term assets

		(a)	Impairment of financial assets

The carrying amount of financial assets (except those financial assets stated at fair value with changes in the fair values charged to income statement) are reviewed at each balance sheet date to determine whether there is objective evidence of impairment. If any such evidence exists, impairment loss is provided.

			—	Receivables and held-to-maturity investments

Held-to-maturity investments are assessed for impairment on an individual basis. Receivables are assessed for impairment both on an individual basis and on a collective group basis.

Where impairment is assessed on an individual basis, an impairment loss in respect of a receivable or held-to-maturity investment is calculated as the excess of its carrying amount over the present value of the estimated future cash flows (exclusive of future credit losses that have not been incurred) discounted at the original effective interest rate. All impairment losses are recognised in income statement.

The assessment is made collectively where receivables share similar credit risk characteristics (including those having not been individually assessed as impaired), based on their historical loss experiences, and adjusted by the observative figures reflecting present economic conditions.

Impairment loss on receivables and held-to-maturity investments is reversed in the income statement if evidence suggests that the financial assets’ carrying amounts have increased and the reason for the increase is objectively as a result of an event occurred after the recognition of the impairment loss. The reversed carrying amount shall not exceed the amortised cost if the financial assets had no impairment recognised.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(12)	Impairment of financial assets and non-financial long-term assets

		(a)	Impairment of financial assets

— Available-for-sale financial assets

Available-for-sale financial assets are assessed for impairment on an individual basis.

When available-for-sale financial assets are impaired, despite not derecognised, the cumulative losses resulted from the decrease in fair value which had previously been recognised directly in shareholders’ equity, are reversed and charged to income statement.

Impairment loss of available-for-sale debt instrument is reversed, if the reason for the subsequent increase in fair value is objectively as a result of an event occurred after the recognition of the impairment loss. Impairment loss for available-for-sale equity instrument is not reversed through income statement.

		(b)	Impairment of other long-term equity investments

Other long-term equity investments are assessed for impairment on an individual basis.

For other long-term equity investments (see Note 3(5)(c)), the amount of the impairment loss is stated as the difference between the carrying amount of the investment and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss is not reversed.

		(c)	Impairment of other non-financial long-term assets

Internal and external sources of information are reviewed at each balance sheet date for indications that the following assets, including fixed assets, construction in progress, goodwill, intangible assets and investments in subsidiaries, associates and jointly controlled entities may be impaired.

Assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The recoverable amounts of goodwill and intangible assets with uncertain useful lives are estimated annually no matter there are any indications of impairment. Goodwill is tested for impairment together with related asset units or groups of asset units.

An asset unit is the smallest identifiable group of assets that generates cash inflows largely independent of the cash inflows from other assets or groups of assets. An asset unit comprises related assets that generate associated cash inflows. In identifying an asset unit, the Group primarily considers whether the asset unit is able to generate cash inflows independently as well as the management style of production and operational activities, and the decision for the use or disposal of asset.

The recoverable amount is the greater of the fair value less costs to sell and the present value of expected future cash flows generated by the asset (or asset unit, set of asset units).

Fair value less costs to sell of an asset is based on its selling price in an arm’s length transaction less any direct costs attributable to the disposal. Present value of expected future cash flows is the estimation of future cash flows to be generated from the use of and upon disposal of the asset, discounted at an appropriate pre-tax discount rate over the assets remaining useful life.

If the recoverable amount of an asset is less than its carrying amount, the carrying amount is reduced to the recoverable amount. The amount by which the carrying amount is reduced is recognised as an impairment loss in the income statement. A provision for impairment loss of the asset is recognised accordingly. Impairment losses related to an asset unit or a set of asset units first reduce the carrying amount of any goodwill allocated to the asset unit or set of asset units, and then reduce the carrying amount of the other assets in the asset unit or set of asset units on a pro rata basis. However, that the carrying amount of an impaired asset will not be reduced below the higher of its individual fair value less costs to sell (if determinable) and the present value of expected future cash flows (if determinable).

Impairment losses for assets are not reversed.

	(13)	Employee benefits

Employee benefits include various payments and other related expenses paid in exchange for services rendered by employees. When an employee has rendered service to the Group during an accounting period, the Group shall recognise the employee benefits payable (other than termination benefits) as a liability and charged to the cost of an asset or as an expense in the same time.

		(a)	Retirement benefits

Pursuant to the relevant laws and regulations in the PRC, the Group participates in various defined contribution retirement plans organised by the respective divisions in municipal and provincial governments for its staff. The Group is required to make contributions to the retirement plans in accordance with the contribution rates and basis as defined by the municipal and provincial governments. The contributions are charged to the respective assets or the income statement on an accrual basis. When employees retire, the respective divisions are responsible for paying their basic retirement benefits. The Group does not have any other obligations in this respect.

		(b)	Housing fund and other social insurance

In addition to retirement benefits, the Group makes contributions to housing fund and other social insurance such as basic medical insurance, unemployment insurance, work injury insurance and maternity insurance, etc. for its employees in accordance with the relevant rules and regulations. The Group makes monthly contributions to the housing fund and the above insurance based on the applicable rates based on the employees’ salaries. The contributions are charged to the respective assets or the income statement on an accrual basis.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(13)	Employee benefits (Continued)

		(c)	Termination benefits

The Group recognises termination benefits if it decides to terminate an employee’s employment before the employment contract has expired, or makes an offer to an employee for voluntary redundancy. The termination benefits, which are the liabilities payable on termination, are recognised in the income statement when both of the following conditions have been satisfied:

			—	the Group has a detailed formal plan for the termination of employment or makes an offer to employees for voluntary redundancy, which will be implemented shortly, and

			—	the Group is not allowed to withdraw from the termination or the voluntary redundancy being offered unilaterally.

	(14)	Income tax

Current tax and deferred tax are recognised in the income statement except to the extent that they relate to items recognised directly in equity, in which case, they are recognised in equity.

Current tax is the expected tax payable calculated at the applicable tax rate on taxable income for the period, and any adjustment to tax payable in respect of previous year.

At the balance sheet date, current tax assets and liabilities are offset if the taxable entity has a legally enforceable right to set off them and the entity intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

Deferred tax assets and liabilities are recognised based on deductible temporary differences and taxable temporary differences respectively. Temporary difference is the difference between the carrying amounts of assets and liabilities and their tax bases including unused tax losses and unused tax credits able to be utilised in subsequent years. Deferred tax assets are recognised to the extent that it is probable that future taxable income will be available to offset deductible temporary differences.

Temporary differences arise in a transaction, which is not a business combination, and at the time of transaction, does not affect accounting profit or taxable profit (or unused tax losses), will not result in deferred tax. Temporary differences arising from the initial recognition of goodwill will not result in deferred tax.

The amounts of deferred tax assets and liabilities are recognised based on the expected manner of realisation or settlement of the carrying amount of the assets and liabilities using tax rates enacted and relevant tax laws at the balance sheet date.

At the balance sheet date, deferred tax assets and liabilities are offset if all the following conditions are met:

		—	the taxable entity has a legally enforceable right to set off current tax assets against current tax liabilities, and

		—	they relate to income taxes levied by the same tax authority on either:

			—	the same taxable entity; or

—
different taxable entities which either to intend to settle the current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

	(15)	PROVISIONS AND CONTINGENT LIABILITIES

Provisions are recognised when the Group has a present obligation as a result of a contingent event, it is probable that an outflow of economic benefits will be required to settle the obligations and a reliable estimate can be made. Where the effect of time value of money is material, provisions are determined by discounting the expected future cash flows.

In terms of a possible obligation resulting from a past transaction or event, whose existence will only be confirmed by the occurrence or non-occurrence of future events, or a present obligation resulting from a past transaction or event, where it is not probable that the settlement of the above obligation will cause an outflow of economic benefits, or the amount of the outflow cannot be estimated reliably, the possible or present obligation is disclosed as a contingent liability.

Provisions for future dismantlement costs are initially recognised based on the present value of the future costs expected to be incurred in respect of the Group’s expected dismantlement and abandonment costs at the end of related oil and gas exploration and development activities. Any subsequent change in the present value of the estimated costs, other than the change due to passage of time which is regarded as interest costs, is reflected as an adjustment to the provision of oil and gas properties.

A provision for onerous contracts is recognised when the economic benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(16)	Revenue Recognition

Revenue is the total inflow of economic benefits generated from the Group’s normal activities, which causes shareholders’ equity to increase but is unrelated to shareholder’s injection of capital. Revenue is recognised in the income statement when it is probable that the economic benefits will flow to the Group, the revenue and costs can be measured reliably and the following respective conditions are met:

		(a)	Revenues from sales of goods

Revenue from the sales of goods is recognised when all of the general conditions stated above and following conditions are satisfied:

		—	the significant risks and rewards of ownership and title have been transferred to buyers, and

		—	the Group does not retain the management rights, which is normally associated with owner, on goods sold and has no control over the goods sold.

Revenue form the sale of goods is measured at fair value of the considerations received or receivable under the sales contract or agreement.

		(b)	Revenues from rendering services

When the outcome of a transaction involving the rendering of services can be estimated reliably at the balance sheet date, revenue from rendering of services is recognised in the income statement by reference to the stage of completion of the transaction based on the proportion of services performed to date to the total services to be performed.

When the outcome of rendering the services cannot be estimated reliably, revenues are recognised only to the extent that the costs incurred are expected to be recoverable. If the costs of rendering of services are not expected to be recoverable, the costs are charged to the income statement when incurred, and revenues are not recognised.

		(c)	Interest income

Interest income is recognised on a time proportion basis with reference to the principal outstanding and the applicable effect interest rate.

	(17)	Government grants

Government grants are the gratuitous monetary assets or non-monetary assets that the Group receives from the government, excluding capital injection by the government as an investor. Special funds such as investment grants allocated by the government, if clearly defined in official documents as part of “capital reserve” are dealt with as capital contributions, and not regarded as government grants.

Government grants are recognised when there is reasonable assurance that the grants will be received and the Group is able to comply with the conditions attaching to them. Government grants in the form of monetary assets are recorded based on as the amount received or receivable, whereas non-monetary assets are measured at fair value.

Government grants received in relation to assets are recorded as deferred income, and recognised evenly in the income statement over the assets’ useful lives. Government grants received in relation to revenue are recorded as deferred income, and recognised as income in future periods as compensation when the associated future expenses or losses arise; or directly recognised as income in the current period as compensation for past expenses or losses.

	(18)	Borrowing costs

Borrowing costs incurred on borrowings for the acquisition, construction or production of qualified assets are capitalised into the cost of the related assets.

Except for the above, other borrowing costs are recognised as financial expenses in the income statement when incurred.

	(19)	Repairs and maintenance expenses

Repairs and maintenance (including overhauling expenses) expenses are recognised in the income statement when incurred.

	(20)	Environmental expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations is expensed as incurred.

	(21)	Research and development costs

Research and development costs are recognised in the income statement when incurred.

	(22)	Operating leases

Operating lease payments are charged as expenses on a straight-line basis over the period of the respective leases.

	(23)	Dividends

Dividends and distributions of profits proposed in the profit appropriation plan which will be authorised and declared after the balance sheet date, are not recognised as a liability at the balance sheet date and are separately disclosed in the notes to the financial statements.

3	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(24)	Related parties

If a party has the power to control, jointly control or exercise significant influence over another party, or vice versa, or where two or more parties are subject to common control, joint control or significant influence from another party, they are considered to be related parties. Related parties may be individuals or enterprises. Where enterprises are subject to state control but are otherwise unrelated, they are not related parties. The Group’s related parties include but not limited to the following:

		(a)	the holding company of the Company;

		(b)	the subsidiaries of the Company;

		(c)	the parties that are subject to common control with the Company;

		(d)	investors that have joint control or exercise significant influence over the Group;

		(e)	enterprises or individuals if a party has control, joint control or significant influence over both the enterprises or individuals and the Group;

		(f)	jointly controlled entities of the Group;

		(g)	associates of the Group;

		(h)	the major individual investors of the Group and a close family member of such individuals;

		(i)	the member of key management personnel of the Group, and a close family member of such individuals;

		(j)	the member of key management personnel of the Company’s holding company;

		(k)	close family member of key management personnel of the Company’s holding company; and

		(l)	an entity which is under control, joint control or significant influence of major individual investor, key management personnel or a close family of such individuals.

	(25)	Segment reporting

A business segment is a distinguishable component of the Group that is engaged in providing products or services and is subject to risks and rewards that are different from those of other segments.

The segments were determined primarily because the Group manages its exploration and production, refining, marketing and distribution, chemicals, and corporate and others businesses separately. The reportable segments are each managed separately because they manufacture and/or distribute distinct products with different production processes and due to their distinct operating and gross margin characteristics. In view of the fact that the Company and its subsidiaries operate mainly in the PRC, no geographical segment information is presented.

The Group evaluates the performance and allocates resources to its operating segments on an operating income basis, without considering the effects of finance costs or investment income. Corporate administrative costs and assets are not allocated to the operating segments; instead, operating segments are billed for direct corporate services. Inter-segment transfer pricing is based on cost plus an appropriate margin, as specified by the Group’s policy.

Assets and liabilities dedicated to a particular segment’s operations are included in that segment’s total assets and liabilities. Assets which benefit more than one segment or are considered to be corporate assets are not allocated. “Unallocated assets” consists primarily of cash at bank and on hand, deferred tax assets, long-term deferred expenses and other non-current assets. “Unallocated liabilities” consists primarily of short-term and long-term loans, income tax payable, deferred tax liabilities and other non-current liabilities.

Segment capital expenditure is the total cost incurred during the period to acquire segment assets (including fixed assets, construction in progress and intangible assets) that are expected to be used for more than one year.

Unallocated profit and loss items consist primarily financial expenses, investment income, non-operating income and expenses and income tax expenses.

4	CHANGES IN ACCOUNTING POLICIES

In accordance with China Accounting Standards for Business Enterprises Bulletin No.2 (Bulletin No.2), which were newly issued by the Ministry of Finance in 2008, the Group changed the following significant accounting policies in the current accounting year:

	(1)	Oil and gas properties

Prior to 1 January 2008, oil and gas properties were depreciated using the straight-line method over their estimated useful lives. Pursuant to the requirements of Bulletin No.2, the Group changed the depreciation method of oil and gas properties from straight-line method to unit-of-production method and made retrospective adjustments. This adjustment decreased the consolidated net profit for the year ended 31 December 2008 and the consolidated shareholders’ equity by RMB 1,872 million and RMB 5,275 million, respectively. The effects of the above change in accounting policy on net profit and shareholders’ equity of previous years are disclosed in Noted 4(3).

	(2)	The acquisition of minority interests

When preparing the consolidated financial statements, if the Company acquired a minority interest from a subsidiary’s minority shareholders before 7 August 2008, a goodwill is recognised on the consolidated financial statement, whose amount is the excess of the additional long-term equity investment cost on the minority interest acquisition over the fair value on the transaction date of the subsidiary’s identifiable net assets of the newly acquired portion. The difference between (i) and (ii) below, less the aforementioned goodwill is adjusted to the capital reserve in the consolidated balance sheet:

(i) the additional long-term equity investment cost on the minority interest acquisition;

(ii) the newly acquired interest in the subsidiary’s identifiable net assets recorded from the acquisition date (or combination date) of the subsidiary.

If such an acquisition occurred on or after 7 August 2008, no goodwill is recognised. The total difference between the above (i) and (ii) is adjusted to the capital reserve in the consolidated balance sheet. In both cases if the credit balance of capital reserve is insufficient, any excess is adjusted to retained profits.

According to Bulletin No.2, no retrospective adjustment has been made by the Group for the above change of accounting policy on acquisition of minority interest. This change of accounting policy reduced the consolidated shareholders’ equity as at 31 December 2008 of the Group by RMB 318 million (Note 32(v)).

	(3)	The effects of the above changes in accounting policies on the Group and the Company’s net profits and shareholders’ equity for 2007 are summarised as follows:

	Note	Net profit for the year ended 31 December 2007 RMB millions	The Group Shareholders’ equity as at 31 December 2007 RMB millions	Shareholders’ equity as at 1January 2007 RMB millions
Net profit and shareholders’ equity before adjustment		57,153	326,347	281,799
Oil and gas properties	4(1)	1,568	7,147	5,579
Net profit and shareholders’ equity after adjustment		58,721	333,494	287,378

	Note	Net profit for the year ended 31 December 2007 RMB millions	The Company Shareholders’ equity as at 31 December 2007 RMB millions	Shareholders’ equity as at 1January 2007 RMB millions
Net profit and shareholders’ equity before adjustment		54,683	258,432	215,972
Oil and gas properties	4(1)	1,568	7,096	5,528
Net profit and shareholders’ equity after adjustment		56,251	265,528	221,500

5	TAXATION

Major types of tax applicable to the Group and are income tax, consumption tax, resources tax, value added tax, special oil income levy, city construction tax and education surcharge.

The Corporate Income Tax Law of the People’s Republic of China (“new tax law”) took effect on 1 January 2008. According to the new tax law, the income tax rate applicable to the Group is changed to 25% from 1 January 2008; however, certain entities previously taxed at a preferential rate are subject to a transition period during which their tax rate will gradually be increased to the unified rate of 25% over a five-year period starting from 1 January 2008.

Based on the new tax law, the income tax rate applicable to the Group, except for certain entities of the Group, is changed from 33% to 25% from 1 January 2008. Based on a tax notice issued by the State Council on 26 December 2007, the applicable tax rates for foreign investment enterprises operating in special economic zones, which were previously taxed at the preferential rate of 15%, are 18%, 20%, 22%, 24% and 25% for the years ending 31 December 2008, 2009, 2010, 2011 and 2012, respectively. According to the same notice, the applicable tax rate for entities operating in the western region of the PRC which were granted a preferential tax rate of 15% remains at 15% for the years ending 31 December 2008, 2009 and 2010 and will be increased to 25% from 1 January 2011.

Consumption tax is levied on gasoline, diesel, naphtha, solvent oil, lubricant oil, fuel oil and jet fuel oil at a rate of RMB 277.6 per tonne, RMB 117.6 per tonne, RMB 277.0 per tonne, RMB 256.4 per tonne, RMB 225.2 per tonne, RMB 101.5 per tonne and RMB 124.6 per tonne respectively. Effective from 1 January 2009, the consumption tax rates of on gasoline, diesel, naphtha, solvent oil, lubricant oil, fuel oil and jet fuel oil changed to RMB 1,388.0 per tonne, RMB 940.8 per tonne, RMB 1,385.0 per tonne, RMB 1,282.0 per tonne, RMB 1,126.0 per tonne, RMB 812.0 per tonne and RMB 996.8 per tonne respectively.

Resources tax is levied on crude oil and natural gas at rates ranging from RMB 14 per tonne to RMB 30 per tonne and RMB 7 to RMB 15 per 1000 cubic metre, respectively.

Value added tax rate for liquefied petroleum gas, natural gas and certain agricultural products is 13% and that for other products is 17%.

The Ministry of Finance imposed a special oil income levy on any income derived from the sale by an oil exploration and production enterprise of locally produced crude oil exceeding a standard price. The levy starts at USD 40 per barrel and the imposed rate ranges from 20% to 40%.

The branches and subsidiaries granted with tax concession are set out below:

Name of branches and subsidiaries	Preferential tax rate	Reasons for granting concession
Sinopec National Star Xinan Branch	15%	Tax preferential policy in the western part of China
Sinopec National Star Xibei Branch	15%	Tax preferential policy in the western part of China
Tahe Oilfield Petrochemical Factory	15%	Tax preferential policy in the western part of China
Zhanjiang Dongxing Petrochemical Company Limited	18%	Foreign investment enterprise
Sinopec Hainan Refining and Chemical Company Limited	2-year exemption and 3-year 50% reduction	Foreign investment enterprise

6	CASH AT BANK AND ON HAND

The Group

	2008			2007
	Original currency millions	Exchange rates	RMB millions	Original currency millions	Exchange rates	RMB millions
Cash on hand
Renminbi			161			108
Cash at bank
Renminbi			5,437			6,846
US Dollars	184	6.8346	1,259	103	7.3046	754
Hong Kong Dollars	124	0.8819	109	323	0.9364	302
Japanese Yen	66	0.0757	5	172	0.0641	11
Euro	4	9.6590	43	—	10.6669	5
			7,014			8,026
Deposits at related parties
Renminbi			595			338
US Dollars	13	6.8346	91	—	—	—
Total cash at bank and on hand			7,700			8,364

The Company

	2008			2007
	Original currency millions	Exchange rates	RMB millions	Original currency millions	Exchange rates	RMB millions
Cash on hand
Renminbi			141			24
Cash at bank
Renminbi			2,068			2,947
US Dollars	—	6.8346	1	1	7.3046	4
			2,210			2,975
Deposits at related parties
Renminbi			47			130
US Dollars	—	6.8346	1	—	—	—
Total cash at bank and on hand			2,258			3,105

Deposits at related parties represent deposits placed at Sinopec Finance Company Limited. Deposits interest is calculated based on market rate.

At 31 December 2008, time deposits with financial institutions of the Group and the Company amounted to RMB 752 million (2007: RMB 668 million) and RMB 31 million (2007: RMB 26 million), respectively.

7	BILLS RECEIVABLES

Bills receivable represents mainly the bills of acceptance issued by banks for sales of goods and products.

At 31 December 2008, the Group’s and the Company’s outstanding endorsed or discounted bills (with recourse) amounted to RMB 11,065 million (2007: RMB 5,570 million) and RMB 9,118 million (2007: RMB 4,424 million), respectively, all of which are due before 31 December 2009.

8	ACCOUNTS RECEIVABLE

	The Group		The Company
	2008 RMB millions	2007 RMB millions	2008 RMB millions	2007 RMB millions
Amounts due from subsidiaries	—	—	8,001	9,378
Amounts due from Sinopec Group Company and fellow subsidiaries	2,673	2,240	1,281	680
Amounts due from associates and jointly controlled entities	1,408	1,750	484	1,445
Amounts due from others	11,289	21,839	3,491	4,407
	15,370	25,829	13,257	15,910
Less: Allowance for doubtful accounts	2,381	2,882	1,983	2,363
Total	12,989	22,947	11,274	13,547

Ageing analysis on accounts receivable is as follows:

	The Group
	2008				2007
	Amount RMB millions	%	Allowance RMB millions	%	Amount RMB millions	%	Allowance RMB millions	%
Within one year	12,930	84.1	63	0.5	22,757	88.1	85	0.4
Between one and two years	100	0.7	21	21.0	253	1.0	97	38.3
Between two and three years	75	0.5	59	78.7	402	1.6	309	76.9
Over three years	2,265	14.7	2,238	98.8	2,417	9.3	2,391	98.9
Total	15,370	100.0	2,381		25,829	100.0	2,882

	The Company
	2008				2007
	Amount RMB millions	%	Allowance RMB millions	%	Amount RMB millions	%	Allowance RMB millions	%
Within one year	11,270	85.0	57	0.5	13,382	84.1	36	0.3
Between one and two years	40	0.3	17	42.5	169	1.1	51	30.2
Between two and three years	29	0.2	18	62.1	206	1.3	145	70.4
Over three years	1,918	14.5	1,891	98.6	2,153	13.5	2,131	99.0
Total	13,257	100.0	1,983		15,910	100.0	2,363

At 31 December 2008 and 2007, the total amounts of the top five accounts receivable of the Group are set out below:

	2008	2007
Total amount (RMB millions)	1,882	7,598
Ageing	Within 1 year	Within 1 year
Percentage to the total balance of accounts receivable	12.2%	29.4%

At 31 December 2008, the Group’s and the Company’s accounts receivable due from related parties amounted to RMB 4,081 million and RMB 9,766 million (2007: RMB 3,990 million and RMB 11,503 million), representing 26.6% and 73.7% (2007: 15.4% and 72.3%) of the total accounts receivable.

Except for the balances disclosed in Note 46, there is no amount due from shareholders who hold 5% or more voting right of the Company included in the balance of accounts receivable.

During the year ended 31 December 2008 and 2007, the Group and the Company had no individually significant accounts receivable been fully or substantially provided allowance for doubtful accounts.

During the year ended 31 December 2008 and 2007, the Group and the Company had no individually significant write-off or recovery of doubtful debts which had been fully or substantially provided for in prior years.

At 31 December 2008 and 2007, the Group and the Company had no individually significant accounts receivable that aged over three years.

9	OTHER RECEIVABLES

	The Group		The Company
	2008 RMB millions	2007 RMB millions	2008 RMB millions	2007 RMB millions
Amounts due from subsidiaries	—	—	11,266	8,689
Amounts due from Sinopec Group Company and fellow subsidiaries	2,734	6,438	910	5,819
Amounts due from associates and jointly controlled entities	578	313	502	230
Amounts due from others	19,792	8,147	14,597	6,875
	23,104	14,898	27,275	21,613
Less: Allowance for doubtful accounts	2,584	3,076	3,188	3,404
Total	20,520	11,822	24,087	18,209

Ageing analysis of other receivables is as follows:

	The Group
	2008				2007
	Amount RMB millions	%	Allowance RMB millions	%	Amount RMB millions	%	Allowance RMB millions	%
Within one year	18,100	78.3	52	0.3	8,779	58.9	46	0.5
Between one and two years	801	3.5	71	8.9	1,707	11.5	44	2.6
Between two and three years	438	1.9	54	12.3	497	3.3	133	26.8
Over three years	3,765	16.3	2,407	63.9	3,915	26.3	2,853	72.9
Total	23,104	100.0	2,584		14,898	100.0	3,076

	The Company
	2008				2007
	Amount RMB millions	%	Allowance RMB millions	%	Amount RMB millions	%	Allowance RMB millions	%
Within one year	22,038	80.8	53	0.2	16,501	76.3	16	0.1
Between one and two years	630	2.3	52	8.3	482	2.2	28	5.8
Between two and three years	217	0.8	46	21.2	312	1.4	39	12.5
Over three years	4,390	16.1	3,037	69.2	4,318	20.1	3,321	76.9
Total	27,275	100.0	3,188		21,613	100.0	3,404

At 31 December 2008 and 2007, the total amounts of the top five other receivables of the Group are set out below:

	2008	2007
Total amount (RMB millions)	2,611	6,398
Ageing	From within one year to over three years	From within one year to over three years
Percentage to the total balance of other receivables	11.3%	42.9%

At 31 December 2008, the Group’s and the Company’s other receivables due from related parties amounted to RMB 3,312 million and RMB 12,678 million (2007: RMB 6,751 million and RMB 14,738 million), representing 14.3% and 46.5% (2007: 45.3% and 68.2%) of the total of other receivables.

Except for the balances disclosed in Note 46, there is no amount due from shareholders who hold 5% or more voting right of the Company included in the balance of other receivables.

At 31 December 2008, income tax receivable of RMB 9,784 million (2007: RMB nil) and RMB 9,768 million(2007: RMB nil) are included in the Group’s and the Company’s other receivables respectively.

During the year ended 31 December 2008 and 2007, the Group and the Company had no individually significant other receivables been fully or substantially provided allowance for doubtful accounts.

During the year ended 31 December 2008 and 2007, the Group and the Company had no individually significant write-off or recovery of doubtful debts which had been fully or substantially provided for in prior years.

At 31 December 2008 and 2007, the Group and the Company had no individually significant other receivables that aged over three years.

10	PREPAYMENTS

All prepayments are aged within one year.

Except for the balances disclosed in Note 46, there is no amount due from shareholders who hold 5% or more voting right of the Company included in the balance of prepayments.

11	INVENTORIES

	The Group		The Company
	2008 RMB millions	2007 RMB millions	2008 RMB millions	2007 RMB millions
Raw materials	53,258	70,739	44,417	37,869
Work in progress	10,713	11,823	7,187	8,001
Finished goods	35,759	35,040	22,097	22,652
Spare parts and consumables	4,464	3,002	2,887	1,683
	104,194	120,604	76,588	70,205
Less: Provision for diminution in value of inventories	8,939	4,572	6,342	4,321
	95,255	116,032	70,246	65,884

Provision for diminution in value of inventories is mainly against raw materials. For the year ended 31 December 2008, the provision for diminution in value of inventories of the Group and the Company was primarily due to the costs of inventories of the refining and chemicals segments were higher than their net realisable value.

12	LONG-TERM EQUITY INVESTMENTS

The Group

	Investments in jointly controlled entities RMB millions	Investments in associates RMB millions	Other equity investments RMB millions	Provision for impairments losses RMB millions	Total RMB millions
Balance at 1 January 2008	12,723	16,865	2,052	(305)	31,335
Additions/(disposals) for the year	3,007	198	(490)	—	2,715
Share of profits less losses from investments accounted for under the equity method	(954)	1,534	—	—	580
Change of capital reserve from investments accounted for under the equity method	—	(2,206)	—	—
					(2,206)
Dividends receivable/received	(2,995)	(796)	—	—	(3,791)
Movement of provision for impairment losses	—	—	—	72	72
Balance at 31 December 2008	11,781	15,595	1,562	(233)	28,705

The Company

	Investments in subsidiaries RMB millions	Investments in jointly controlled entities RMB millions	Investments in associates RMB millions	Other equity investments RMB millions	Provision for impairments losses RMB millions	Total RMB millions
Balance at 1 January 2008	63,913	7,040	12,804	1,150	(118)	84,789
Additions/(disposals) for the year	4,248	246	204	(434)	—	4,264
Share of profits less losses from investments accounted for under the equity method	—	111	1,085	—	—	1,196
Change of capital reserve from investments accounted for under the equity method	—	—	(2,206)	—	—	(2,206)
Dividends receivable/received	—	(2,038)	(349)	—	—	(2,387)
Acquired equity interests in a subsidiary (Note)	(6,179)	—	—	—	—	(6,179)
Movement of provision for impairment losses	—	—	—	—	(28)	(28)
Balance at 31 December 2008	61,982	5,359	11,538	716	(146)	79,449

Note:
During the year ended 31 December 2008, the Company acquired all the assets and liabilities of Sinopec Wuhan Petroleum Group Company Limited, Sinopec Zhongyuan Petroleum Company Limited and Beijing Sinopec Capital Group Petroleum Investment Company Limited. The above companies no longer existed as at 31 December 2008.

Details of the Company’s principal subsidiaries are set out in Note 48.

12	LONG-TERM EQUITY INVESTMENTS (Continued)

At 31 December 2008, principal associates of the Group and the Company are as follows:

Name of associates	Registered capital/ paid-up capital	Percentage of equity/ voting right held by the Company %	Percentage of equity/voting right held by the Company’s subsidiaries %	Principal activities
Sinopec Finance Company Limited	Registered capital RMB 6,000,000,000	49.00	—	Provision of non-banking financial services
China Aviation Oil Supply Company Limited	Registered capital RMB 3,800,000,000	—	29.00	Marketing and distribution of refined petroleum products
Shanghai Petroleum National Gas Corporation	Registered capital RMB 900,000,000	30.00	—	Exploration and production of crude oil and natural gas
Shanghai Chemical Industry Park Development Company Limited	Registered capital RMB 2,372,439,000	—	38.26	Planning, development and operation of the Chemical Industry Park in Shanghai, the PRC
China Shipping & Sinopec Suppliers Company Limited	Registered capital RMB 876,660,000	—	50.00	Transportation of petroleum products

At 31 December 2008, details of principal associates of the Group and the Company are as follows:

Name of associates	Initial investment cost RMB millions	Balance at 1 January 2008 RMB millions	Share of profits accounted for under the equity method RMB millions	Changes of capital reserve accounted for under the equity method RMB millions	Dividends receivable/ received RMB millions	Balance at 31 December 2008 RMB millions
Sinopec Finance Company Limited	2,712	6,459	800	(2,206)	—	5,053
China Aviation Oil Supply Company Limited	1,102	1,250	253	—	(185)	1,318
Shanghai Petroleum National Gas Corporation	300	997	195	—	(180)	1,012
Shanghai Chemical Industry Park Development Company Limited	608	927	37	—	(4)	960
China Shipping & Sinopec Suppliers Company Limited	438	538	4	—	(23)	519

At 31 December 2008, the Group’s and the Company’s principal jointly controlled entities are as follows:

Name of jointly controlled entities	Registered capital/ paid-up capital	Percentage of equity/ voting right held by the Company %	Percentage of equity/voting right held by the Company’s subsidiaries %	Principal activities
Shanghai Secco Petrochemical Company Limited	Registered capital USD 901,440,964	30.00	20.00	Manufacturing and distribution of petrochemical products
BASF-YPC Company Limited	Registered capital RMB 8,793,000,000	30.00	10.00	Manufacturing and distribution of petrochemical products
Fujian Refining and Petrochemical Company Limited	Registered capital USD 1,654,351,000	—	50.00	Manufacturing of intermediate petrochemical products and petroleum products

31 December 2008, details of principal jointly controlled entities of the Group and the Company are as follows:

Name of jointly controlled entities	Initial investment cost RMB millions	Balance at 1 January 2008 RMB millions	Additions for the year RMB millions	Share of profits/(losses) accounted for under the equity method RMB millions	Dividends receivable/ received RMB millions	Balance at 31 December 2008 RMB millions
Shanghai Secco Petrochemical Company Limited	3,722	4,889	—	(97)	(1,250)	3,542
BASF-YPC Company Limited	3,517	5,388	—	110	(1,720)	3,778
Fujian Refining and Petrochemical Company Limited	4,890	2,368	2,318	(960)	—	3,726

12	LONG-TERM EQUITY INVESTMENTS (Continued)

The Group’s effective interest share of the jointly controlled entities’ net assets, operating revenue and net profit are as follows:

	2008	2007
	RMB millions	RMB millions
Net assets	11,781	12,723
Operating revenue	27,417	23,085
Net (loss)/profit	(954)	2,707

Other equity investments represent the Group’s interests in PRC privately owned enterprises which are mainly engaged in non-oil and natural gas and chemical activities and operations. This includes non-consolidated investments which the Group has over 50% equity interest but the Group has no control on the entities.

For the year ended 31 December 2008, the Group and the Company had no individually significant long-term investments which had been provided for impairment losses.

13	FIXED ASSETS

The Group – by segment

	Exploration and production RMB millions	Refining RMB millions	Marketing and distribution RMB millions	Chemicals RMB millions	Others RMB millions	Total RMB millions
Cost/valuation:
Balance at 1 January 2008	289,754	157,486	91,155	181,124	6,198	725,717
Additions for the year	1,598	509	588	688	162	3,545
Transferred from construction in progress	35,701	23,385	9,877	4,683	2,605	76,251
Acquisition (ii)	17,943	—	—	—	—	17,943
Reclassifications	(105)	(3,603)	(250)	3,952	6	—
Disposals	(198)	(486)	(952)	(928)	(28)	(2,592)
Reclassification to other assets	—	(247)	(314)	(41)	(202)	(804)
Balance at 31 December 2008	344,693	177,044	100,104	189,478	8,741	820,060
Accumulated depreciation:
Balance at 1 January 2008	134,401	74,465	21,752	108,899	2,378	341,895
Depreciation charge for the year	22,040	9,412	4,610	8,234	716	45,012
Acquisition (ii)	16,401	—	—	—	—	16,401
Reclassifications	(172)	(499)	13	664	(6)	—
Written back on disposals	(158)	(392)	(122)	(531)	(23)	(1,226)
Reclassification to other assets	—	—	(73)	(1)	(16)	(90)
Balance at 31 December 2008	172,512	82,986	26,180	117,265	3,049	401,992
Provision for impairment losses:
Balance at 1 January 2008	1,853	894	2,050	3,883	—	8,680
Additions for the year	4,600	270	698	1,511	19	7,098
Reclassifications	(22)	—	—	22	—	—
Written off for the year	(24)	(29)	(644)	(278)	—	(975)
Balance at 31 December 2008	6,407	1,135	2,104	5,138	19	14,803
Net book value:
Balance at 31 December 2008	165,774	92,923	71,820	67,075	5,673	403,265
Balance at 31 December 2007	153,500	82,127	67,353	68,342	3,820	375,142

13	FIXED ASSETS (Continued)

The Company – by segment

	Exploration and production RMB millions	Refining RMB millions	Marketing and distribution RMB millions	Chemicals RMB millions	Others RMB millions	Total RMB millions
Cost/valuation:
Balance at 1 January 2008	255,397	135,380	75,601	108,186	4,066	578,630
Additions for the year	1,482	107	351	611	127	2,678
Transferred from construction in progress	32,326	12,767	8,262	3,748	2,547	59,650
Transferred from a subsidiary	9,673	—	1,178	—	—	10,851
Acquisition (ii)	17,943	—	—	—	—	17,943
Reclassifications	(93)	(3,890)	(110)	4,074	19	—
Disposals	(198)	(415)	(770)	(736)	(23)	(2,142)
Reclassification to other assets	—	(84)	(89)	(14)	(9)	(196)
Balance at 31 December 2008	316,530	143,865	84,423	115,869	6,727	667,414
Accumulated depreciation:
Balance at 1 January 2008	114,762	67,413	19,381	63,638	1,722	266,916
Depreciation charge for the year	20,080	7,369	3,773	5,308	552	37,082
Transferred from a subsidiary	5,764	—	305	—	—	6,069
Acquisition (ii)	16,401	—	—	—	—	16,401
Reclassifications	(172)	(587)	16	749	(6)	—
Written back on disposals	(158)	(329)	(61)	(372)	(22)	(942)
Reclassification to other assets	—	—	(32)	—	—	(32)
Balance at 31 December 2008	156,677	73,866	23,382	69,323	2,246	325,494
Provision for impairment losses:
Balance at 1 January 2008	1,784	876	1,950	2,309	—	6,919
Additions for the year	2,400	244	659	607	14	3,924
Transferred from a subsidiary	63	—	8	—	—	71
Reclassifications	(22)	—	—	22	—	—
Written off for the year	(24)	(27)	(590)	(265)	—	(906)
Balance at 31 December 2008	4,201	1,093	2,027	2,673	14	10,008
Net book value:
Balance at 31 December 2008	155,652	68,906	59,014	43,873	4,467	331,912
Balance at 31 December 2007	138,851	67,091	54,270	42,239	2,344	304,795

13	FIXED ASSETS (Continued)

The Group – by asset class

	Plants and buildings RMB millions	Oil and gas properties RMB millions	Oil depots, storage tanks and service stations RMB millions	Machinery, equipment, vehicles and others RMB millions	Total RMB millions
Cost/valuation:
Balance at 1 January 2008	46,300	264,944	97,000	317,473	725,717
Additions for the year	195	1,482	319	1,549	3,545
Transferred from construction in progress	5,887	32,218	12,387	25,759	76,251
Acquisition (ii)	548	—	—	17,395	17,943
Reclassifications	49	(176)	363	(236)	—
Disposals	(227)	—	(1,118)	(1,247)	(2,592)
Reclassification to other assets	(543)	—	(27)	(234)	(804)
Balance at 31 December 2008	52,209	298,468	108,924	360,459	820,060
Accumulated depreciation:
Balance at 1 January 2008	24,227	122,814	21,376	173,478	341,895
Depreciation charge for the year	2,025	20,254	5,044	17,689	45,012
Acquisition (ii)	236	—	—	16,165	16,401
Reclassifications	(119)	(209)	265	63	—
Written back on disposals	(125)	—	(402)	(699)	(1,226)
Reclassification to other assets	(76)	—	(6)	(8)	(90)
Balance at 31 December 2008	26,168	142,859	26,277	206,688	401,992
Provision for impairment losses:
Balance at 1 January 2008	760	1,814	1,927	4,179	8,680
Additions for the year	522	4,530	632	1,414	7,098
Reclassifications	(5)	(22)	—	27	—
Written off for the year	(44)	—	(589)	(342)	(975)
Balance at 31 December 2008	1,233	6,322	1,970	5,278	14,803
Net book value:
Balance at 31 December 2008	24,808	149,287	80,677	148,493	403,265
Balance at 31 December 2007	21,313	140,316	73,697	139,816	375,142

13	FIXED ASSETS (Continued)

The Company – by asset class

	Plants and buildings RMB millions	Oil and gas properties RMB millions	Oil depots, storage tanks and service stations RMB millions	Machinery, equipment, vehicles and others RMB millions	Total RMB millions
Cost/valuation:
Balance at 1 January 2008	29,999	236,902	85,233	226,496	578,630
Additions for the year	189	1,334	199	956	2,678
Transferred from construction in progress	4,891	29,213	10,313	15,233	59,650
Transferred from a subsidiary	308	8,820	1,126	597	10,851
Acquisition (ii)	548	—	—	17,395	17,943
Reclassifications	298	(129)	(335)	166	—
Disposals	(158)	—	(1,025)	(959)	(2,142)
Reclassification to other assets	(126)	—	(27)	(43)	(196)
Balance at 31 December 2008	35,949	276,140	95,484	259,841	667,414
Accumulated depreciation:
Balance at 1 January 2008	14,375	105,164	20,031	127,346	266,916
Depreciation charge for the year	1,464	18,424	4,185	13,009	37,082
Transferred from a subsidiary	92	5,326	333	318	6,069
Acquisition (ii)	236	—	—	16,165	16,401
Reclassifications	(61)	(210)	60	211	—
Written back on disposals	(68)	—	(388)	(486)	(942)
Reclassification to other assets	(18)	—	(6)	(8)	(32)
Balance at 31 December 2008	16,020	128,704	24,215	156,555	325,494
Provision for impairment losses:
Balance at 1 January 2008	586	1,750	1,890	2,693	6,919
Additions for the year	330	2,330	590	674	3,924
Transferred from a subsidiary	5	63	2	1	71
Reclassifications	(5)	(22)	—	27	—
Written off for the year	(38)	—	(534)	(334)	(906)
Balance at 31 December 2008	878	4,121	1,948	3,061	10,008
Net book value:
Balance at 31 December 2008	19,051	143,315	69,321	100,225	331,912
Balance at 31 December 2007	15,038	129,988	63,312	96,457	304,795

Notes:

(i)
The additions in the exploration and production segment and oil and gas properties of the Group and the Company for the year ended 31 December 2008 included RMB 1,482 million (2007: RMB 1,976 million) and RMB 1,358 million (2007: RMB 1,934 million), respectively, relating to the estimated dismantlement costs for site restoration recognized during the year.

(ii)
During the year ended 31 December 2008, the Group acquired the fixed assets of the exploration and production segment related to the oilfield downhole operation (“the Downhole Assets”) from Sinopec Group Company (Note 46).

At 31 December 2008, the carrying amounts of fixed assets that were pledged by the Group and the Company were RMB 259 million (2007: RMB 141 million) and RMB 205 million (2007: RMB 31 million), respectively.

The primary factor resulting in the exploration and production segment impairment losses of RMB 4,600 million (2007: RMB 481 million) was downward reserves estimation for certain blocks of oil reserves resulting from lower crude oil pricing. The carrying values of these oil and gas properties were written down to a recoverable value which was determined based on the present values of the expected future cash flows of the assets. The crude oil pricing was a factor used in the determination of the present values of the expected future cash flows of the assets and had an impact on the recognition of the asset impairment.

Impairment losses recognised on property, plant and equipment of the chemicals segment were RMB 1,511 million (2007: RMB 318 million) for the year ended 31 December 2008. Impairment losses recognised on long-lived assets of the refining segment of RMB 270 million (2007: RMB 916 million) for the year ended 31 December 2008. These impairment losses relate to certain refining and chemicals production facilities that are held for use. The carrying values of these facilities were written down to their recoverable amounts that were primarily determined based on the asset held for use model using the present value of estimated future cash flows of the production facilities. The primary factor resulting in the impairment losses on long-lived assets of the refining and chemicals segments was due to the drop in profit margin caused by the adverse changes in the business environment.

Provision for impairment losses recognised on fixed assets of the marketing and distribution segment of the Group of RMB 698 million (2007: RMB 1,194 million) for the year ended 31 December 2008 primarily relate to certain service stations that were closed during the year. In measuring the amounts of impairment charges, the carrying amounts of these assets were compared to the present value of the expected future cash flows of the assets, as well as information about sales and purchases of similar properties in the same geographic area.

At 31 December 2008 and 2007, the Group and the Company had no individually significant fixed assets which were temporarily idle or pending for disposal.

At 31 December 2008 and 2007, the Group and the Company had no individually significant fully depreciated fixed assets which were still in use.

14	CONSTRUCTION IN PROGRESS

The Group

	Exploration and production RMB millions	Refining RMB millions	Marketing and distribution RMB millions	Chemicals RMB millions	Others RMB millions	Total RMB millions
Cost/valuation:
Balance at 1 January 2008	34,441	26,135	13,041	16,752	5,236	95,605
Additions for the year	61,750	12,647	12,791	20,536	2,073	109,797
Dry hole costs written off	(4,236)	—	—	—	—	(4,236)
Reclassifications	97	2,846	(292)	(2,732)	81	—
Transferred to fixed assets	(35,701)	(23,385)	(9,877)	(4,683)	(2,605)	(76,251)
Reclassification to other assets	(154)	(200)	(1,340)	(108)	(1,019)	(2,821)
Other decrease	—	(40)	(19)	—	—	(59)
Balance at 31 December 2008	56,197	18,003	14,304	29,765	3,766	122,035
Provision for impairment losses:
Balance at 1 January 2008	—	154	43	—	—	197
Addition for the year	—	—	11	—	—	11
Other decrease	—	(40)	(19)	—	—	(59)
Balance at 31 December 2008	—	114	35	—	—	149
Net book value:
Balance at 31 December 2008	56,197	17,889	14,269	29,765	3,766	121,886
Balance at 31 December 2007	34,441	25,981	12,998	16,752	5,236	95,408

The interest rates per annum at which borrowing costs were capitalised during the year ended 31 December 2008 by the Group ranged from 3.8% to 7.1% (2007: 3.6% to 7.1%).

At 31 December 2008, major construction projects of the Group are as follows:

Project name	Budgeted amount RMB millions	Balance at 1 January 2008 RMB millions	New additions for the year RMB millions	Balance at 31 December 2008 RMB millions	Percentage of completion	Source of funding	Accumulated interest capitalised at 31 December 2008 RMB millions
Sichuan-East China Gas Pipeline Project	22,261	11,155	5,307	16,462	74%	Bank loans & self-financing	252
Tianjin 1,000,000 tonnes per year Ethylene Construction Project	26,846	5,373	9,067	14,440	54%	Bank loans & self-financing	312
15,000 million cubic per year Natural Gas Capacity Improvement Project	33,700	9,496	10,509	20,005	59%	Bank loans & self-financing	600
Zhenhai 1,000,000 tonnes per year Ethylene Construction Project	23,497	2,614	4,760	7,374	31%	Bank loans & self-financing	167
Luoyang Oil Production Quality Updation Phase I Project	2,308	1,291	636	1,927	83%	Bank loans & self-financing	18

14	CONSTRUCTION IN PROGRESS (Continued)

The Company

	Exploration and production RMB millions	Refining RMB millions	Marketing and distribution RMB millions	Chemicals RMB millions	Others RMB millions	Total RMB millions
Cost/valuation:
Balance at 1 January 2008	34,248	16,755	10,884	13,795	5,233	80,915
Additions for the year	58,321	10,432	10,457	18,363	2,030	99,603
Transferred from subsidiaries	42	—	44	—	—	86
Transferred to subsidiaries	—	—	(912)	—	—	(912)
Dry hole costs written off	(4,236)	—	—	—	—	(4,236)
Reclassifications	(17)	1,921	(268)	(1,685)	49	—
Transferred to fixed assets	(32,326)	(12,767)	(8,262)	(3,748)	(2,547)	(59,650)
Reclassification to other assets	(154)	(80)	(1,033)	(105)	(1,019)	(2,391)
Other decrease	—	(40)	(19)	—	—	(59)
Balance at 31 December 2008	55,878	16,221	10,891	26,620	3,746	113,356
Provision for impairment losses:
Balance at 1 January 2008	—	154	41	—	—	195
Additions for the year	—	—	10	—	—	10
Other decrease	—	(40)	(19)	—	—	(59)
Balance at 31 December 2008	—	114	32	—	—	146
Net book value:
Balance at 31 December 2008	55,878	16,107	10,859	26,620	3,746	113,210
Balance at 31 December 2007	34,248	16,601	10,843	13,795	5,233	80,720

The interest rates per annum at which borrowing costs were capitalised for year ended 31 December 2008 by the Company ranged from 3.8% to 7.1% (2007: 3.6% to 7.1%).

15	INTANGIBLE ASSETS

The Group

	Land use rights RMB millions	Patents RMB millions	Non-patent technology RMB millions	Operation rights RMB millions	Others RMB millions	Total RMB millions
Cost:
Balance at 1 January 2008	10,460	2,566	1,149	1,964	1,100	17,239
Additions for the year	559	277	161	178	45	1,220
Other transfer in	3,031	80	36	182	194	3,523
Transferred to other assets	(478)	(11)	—	—	(411)	(900)
Disposals	(338)	—	—	(6)	(23)	(367)
Balance at 31 December 2008	13,234	2,912	1,346	2,318	905	20,715
Accumulated Amortisation:
Balance at 1 January 2008	1,460	1,893	440	85	647	4,525
Amortisation charge for the year	397	190	94	78	82	841
Transferred to other assets	(360)	(10)	—	—	(243)	(613)
Written back on disposals	—	—	—	(3)	—	(3)
Balance at 31 December 2008	1,497	2,073	534	160	486	4,750
Net book value:
Balance at 31 December 2008	11,737	839	812	2,158	419	15,965
Balance at 31 December 2007	9,000	673	709	1,879	453	12,714

The above intangible assets were acquired from third parties.

15	INTANGIBLE ASSETS (Continued)

The Company

	Land use rights RMB millions	Patents RMB millions	Non-patent technology RMB millions	Operation rights RMB millions	Others RMB millions	Total RMB millions
Cost:
Balance at 1 January 2008	5,051	2,203	1,025	1,879	483	10,641
Additions for the year	358	—	161	176	41	736
Transferred from subsidiaries	—	—	2	—	10	12
Other transfer in	2,318	69	36	182	183	2,788
Transferred from/(to) other assets	(206)	—	—	—	—	(206)
Disposals	(335)	—	—	(6)	(21)	(362)
Balance at 31 December 2008	7,186	2,272	1,224	2,231	696	13,609
Accumulated Amortisation:
Balance at 1 January 2008	333	1,733	365	81	325	2,837
Amortisation charge for the year	218	132	91	75	78	594
Transferred from subsidiaries	—	—	1	—	6	7
Written back on disposals	—	—	—	(3)	—	(3)
Balance at 31 December 2008	551	1,865	457	153	409	3,435
Net book value:
Balance at 31 December 2008	6,635	407	767	2,078	287	10,174
Balance at 31 December 2007	4,718	470	660	1,798	158	7,804

The above intangible assets were acquired from third parties.

16	GOODWILL

	The Group
	2008 RMB millions	2007 RMB millions
Balance at 1 January	15,581	14,416
Net additions and exchange adjustments	138	1,165
Balance at 31 December	15,719	15,581
Less: Impairment losses	1,391	—
Net balance at 31 December	14,328	15,581

Goodwill is allocated to the following Group’s cash-generating units:

	2008	2007
	RMB millions	RMB millions
Sinopec Beijing Yanshan Branch (“Sinopec Yanshan”)	1,157	1,157
Sinopec Zhenhai Refining and Chemical Branch (“Sinopec Zhenhai”)	4,043	4,043
Sinopec Qilu Branch (“Sinopec Qilu”)	2,159	2,159
Sinopec Yangzi Petrochemical Company Limited (“Sinopec Yangzi”)	2,737	2,737
Sinopec Zhongyuan Oil Field Branch (“Sinopec Zhongyuan”)	—	1,391
Sinopec Shengli Oil Field Dynamic Company Limited (“Dynamic”)	1,361	1,361
Hong Kong service stations	924	1,004
Multiple units without individually significant goodwill	1,947	1,729
	14,328	15,581

Goodwill represents the excess of the cost of purchase over the fair value of the underlying assets and liabilities. The recoverable amounts of Sinopec Yanshan, Sinopec Zhenhai, Sinopec Qilu, Sinopec Yangzi, Sinopec Zhongyuan, Dynamic and Hong Kong service stations are determined based on value in use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a one-year period and pre-tax discount rates primarily ranging from 10.0% to 12.8%(2007: 13.9% to 16.9%). Cash flows beyond the one-year period are maintained constant. Management believes any reasonably possible change in the key assumptions on which these entities’ recoverable amounts are based would not cause these entities’ carrying amounts to exceed their recoverable amounts.

Key assumptions used for the value in use calculations for these entities are the gross margin and sales volume. Management determined the budgeted gross margin based on the gross margin achieved in the period immediately before the budget period and management’s expectation on the future trend of the prices of crude oil and petrochemical products. The sales volume was based on the production capacity and/or the sales volume in the period immediately before the budget period.

During the year ended 31 December 2008, the carrying amount of a cash-generating unit, Sinopec Zhongyuan, was determined to be higher than its recoverable amount. The reduction in recoverable amount was a result of the downward reserves estimation for the blocks of oil reserves of this cash-generating unit resulting from lower crude oil pricing. The crude oil pricing was a factor used in the determination of the present values of the expected future cash flows of this cash-generating unit. The total impairment losses recognised on the goodwill of Sinopec Zhongyuan was RMB 1,391 million for the year ended 31 December 2008.

17	LONG-TERM DEFERRED EXPENSES
Long-term deferred expenses primarily represent prepaid rental expenses over one year and catalysts expenditures.

18	DEFERRED TAX ASSETS AND LIABILITIES

The Group

	Assets		Liabilities		Net balance
	2008 RMB millions	2007 RMB millions	2008 RMB millions	2007 RMB millions	2008 RMB millions	2007 RMB millions
Current
Receivables and inventories	4,357	3,841	—	—	4,357	3,841
Accruals	261	2,613	—	—	261	2,613
Non-current
Fixed assets	3,891	2,641	(1,286)	(1,376)	2,605	1,265
Accelerated depreciation	—	—	(3,716)	(4,144)	(3,716)	(4,144)
Tax value of losses carried forward	3,915	176	—	—	3,915	176
Available-for-sale financial assets	—	—	(52)	(116)	(52)	(116)
Embedded derivative component of the Convertible Bonds	—	803	(151)	—	(151)	803
Others	86	59	(30)	—	56	59
Deferred tax assets/(liabilities)	12,510	10,133	(5,235)	(5,636)	7,275	4,497

The Company

	Assets		Liabilities		Net balance
	2008 RMB millions	2007 RMB millions	2008 RMB millions	2007 RMB millions	2008 RMB millions	2007 RMB millions
Current
Receivables and inventories	3,810	3,714	—	—	3,810	3,714
Accruals	252	2,594	—	—	252	2,594
Non-current
Fixed assets	3,119	2,194	(500)	(584)	2,619	1,610
Accelerated depreciation	—	—	(3,799)	(4,027)	(3,799)	(4,027)
Embedded derivative component of the Convertible Bonds	—	803	(151)	—	(151)	803
Others	56	53	(6)	—	50	53
Deferred tax assets/(liabilities)	7,237	9,358	(4,456)	(4,611)	2,781	4,747

Movements in the deferred tax assets and liabilities are as follows:

The Group

	Balance at 1 January 2008 RMB millions	Recognised in consolidated income statement RMB millions	Recognised in capital reserve RMB millions	Balance at 31 December 2008 RMB millions
Current
Receivables and inventories	3,841	516	—	4,357
Accruals	2,613	(2,352)	—	261
Non-current
Fixed assets	1,265	1,340	—	2,605
Accelerated depreciation	(4,144)	428	—	(3,716)
Tax value of losses carried forward	176	3,739	—	3,915
Available-for-sale financial assets	(116)	—	64	(52)
Embedded derivative component of the Convertible Bonds	803	(954)	—	(151)
Others	59	(3)	—	56
Net deferred tax assets	4,497	2,714	64	7,275

The Company

	Balance at 1 January 2008 RMB millions	Recognised in consolidated income statement RMB millions	Recognised in capital reserve RMB millions	Balance at 31 December 2008 RMB millions
Current
Receivables and inventories	3,714	96	—	3,810
Accruals	2,594	(2,342)	—	252
Non-current
Fixed assets	1,610	971	38	2,619
Accelerated depreciation	(4,027)	228	—	(3,799)
Embedded derivative component of the Convertible Bonds	803	(954)	—	(151)
Others	53	(3)	—	50
Net deferred tax assets	4,747	(2,004)	38	2,781

19	IMPAIRMENT LOSSES

At 31 December 2008, impairment losses of the Group are analysed as follows:

	Note	Balance at 1 January 2008 RMB millions	Provision for the year RMB millions	Written back for the year RMB millions	Written off for the year RMB millions	Balance at 31 December 2008 RMB millions
Allowance for doubtful accounts
Included:
Accounts receivable	8	2,882	143	(254)	(390)	2,381
Other receivables	9	3,076	85	(330)	(247)	2,584
		5,958	228	(584)	(637)	4,965
Provision for diminution in value of inventories	11	4,572	8,527	(64)	(4,096)	8,939
Long-term equity investments	12	305	10	—	(82)	233
Fixed assets	13	8,680	7,098	—	(975)	14,803
Construction in progress	14	197	11	—	(59)	149
Goodwill	16	—	1,391	—	—	1,391
Total		19,712	17,265	(648)	(5,849)	30,480
At 31 December 2008, impairment losses of the Company are analysed as follows:

	Note	Balance at 1 January 2008 RMB millions	Provision for the year RMB millions	Written back for the year RMB millions	Written off for the year RMB millions	Transferred from subsidiaries RMB millions	Balance at 31 December 2008 RMB millions
Allowance for doubtful accounts
Included:
Accounts receivable	8	2,363	126	(237)	(301)	32	1,983
Other receivables	9	3,404	48	(244)	(28)	8	3,188
		5,767	174	(481)	(329)	40	5,171
Provision for diminution in value of inventories	11	4,321	5,918	(63)	(3,834)	—	6,342
Long-term equity investments	12	118	4	—	(29)	53	146
Fixed assets	13	6,919	3,924	—	(906)	71	10,008
Construction in progress	14	195	10	—	(59)	—	146
Total		17,320	10,030	(544)	(5,157)	164	21,813

See the note of each class of assets for the reason for its impairment losses recognised for the year.

20	SHORT-TERM LOANS

The Group’s and the Company’s short-term loans represent:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Short-term bank loans	40,735	21,294	20,392	7,429
Loans from Sinopec Group Company and fellow subsidiaries	23,237	15,660	14,063	14,523
Total	63,972	36,954	34,455	21,952

The Group’s and the Company’s weighted average interest rates per annum on short-term loans were 4.7% (2007: 5.4%) and 4.7% (2007: 5.4%), respectively at 31 December 2008. The majority of the above loans are by credit.

Except for the balances disclosed in Note 46, there is no amount due to shareholders who hold 5% or more voting right of the Company included in the balance of short-term loans.

At 31 December 2008 and 2007, the Group and the Company had no significant overdue short-term loan.

21	BILLS PAYABLE

Bills payable primarily represented bank accepted bills for the purchase of material, goods and products. The repayment term is normally within one year.

22	ACCOUNTS PAYABLE

Except for the balances disclosed in Note 46, there is no amount due to shareholders who hold 5% or more voting right of the Company included in the balance of accounts payable.

At 31 December 2008 and 2007, the Group and the Company had no individually significant accounts payable aged over one year.

23	RECEIPTS IN ADVANCE

Except for the balances disclosed in Note 46, there is no amount due to shareholders who hold 5% or more voting right of the Company included in the balance of receipts in advance.

At 31 December 2008 and 2007, the Group and the Company had no individually significant receipts in advance aged over one year.

24	STAFF COSTS PAYABLE

At 31 December 2008 and 2007, the Group’s and the Company’s staff costs payable primarily represented wages payable and social insurance payable.

25	TAXES PAYABLE

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Recoverable value-added tax	(14,352)	(2,828)	(10,977)	(2,351)
Consumption tax	1,635	2,018	1,226	1,592
Income tax	16	10,479	—	8,979
Special oil income levy	16,245	4,508	16,230	4,211
Resources tax	1,332	1,327	1,200	1,176
Other taxes	2,181	2,058	1,884	1,776
Total	7,057	17,562	9,563	15,383

26	OTHER PAYABLES

At 31 December 2007, the Group’s and the Company’s other payables primarily represented payables for constructions and provision for onerous contracts. At 31 December 2008, the Group’s and the Company’s other payables primarily represented payables for constructions.

Except for the balances disclosed in Note 46, there is no amount due to shareholders who hold 5% or more voting right of the Company included in the balance of other payables.

At 31 December 2008 and 2007, the Group and the Company had no individually significant other payables aged over three years.

At 31 December 2007, the Group entered into certain non-cancellable purchase commitment contracts of crude oil for delivery in 2008. Due to the distortion of the correlation of domestic refined petroleum product prices and the crude oil prices, the Group determined that the economic benefits to be derived from processing the crude oil under these purchase contracts would be lower than the unavoidable cost of meeting the Group’s obligations under these purchase contracts. Consequently, a provision for onerous contracts of RMB 6,700 million was recognised in accordance with the policy set out in Note 3(15) at 31 December 2007. The amount of provision for onerous contracts for purchases of crude oil at 31 December 2007 approximated the actual losses incurred from these non-cancellable purchase commitment contracts during the year ended 31 December 2008. At 31 December 2008, the Group did not recognise such a provision, as management expected the economic benefits to be derived from non-cancellable purchase commitment contracts entered into by the Group at 31 December 2008 would be higher than the unavoidable cost of meeting the obligation under these contracts.

27	CURRENT PORTION OF LONG-TERM LIABILITIES

The Group’s and the Company’s current portion of long-term loans represent:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Long-term bank loans
– Renminbi loans	16,491	11,659	14,766	11,073
– Japanese Yen loans	419	356	419	356
– US Dollar loans	115	218	83	175
– Euro loans	84	26	84	26
	17,109	12,259	15,352	11,630
Long-term other loans
– Renminbi loans	2,045	1,022	2,000	1,000
– US Dollar loans	7	5	3	3
	2,052	1,027	2,003	1,003
Long-term loans from Sinopec Group Company and fellow subsidiaries
– Renminbi loans	350	180	150	180
Total current portion of long-term loans	19,511	13,466	17,505	12,813

At 31 December 2008 and 2007, the Group and the Company had no significant overdue long-term loan.

28	LONG-TERM LOANS

The Group’s and the Company’s long-term loans represent:

		The Group		The Company
	Interest rate and final maturity	2008	2007	2008	2007
		RMB millions	RMB million	RMB millions	RMB millions
Third parties debts
Long-term bank loans
Renminbi loans	Interest rates ranging from interest free to 7.6% per annum at 31 December 2008 with maturities through 2018	42,036	46,912	29,787	36,762
Japanese Yen loans	Interest rates ranging from 2.6 % to 3.0 % per annum at 31 December 2008 with maturities through 2024	2,121	2,147	2,121	2,147
US Dollar loans	Interest rates ranging from interest free to 7.4% per annum at 31 December 2008 with maturities through 2031	746	1,189	475	857
Euro loans	Interest rate ranging from 6.6 % to 6.7 % per annum at 31 December 2008 with maturities through 2011	197	78	197	78
Hong Kong Dollar loans	Floating rate at Hong Kong Interbank Offer Rate plus 0.5% per annum at 31 December 2007, paid off at 31 December 2008	—	375	—	—
Less: Current portion		17,109	12,259	15,352	11,630
Long-term bank loans		27,991	38,442	17,228	28,214
Long-term other loans
Renminbi loans	Interest rates ranging from interest free to 5.2% per annum at 31 December 2008 with maturities through 2011	2,075	3,075	2,006	3,006
US Dollar loans	Interest rates ranging from interest free to 2.0% per annum at 31 December 2008 with maturities through 2015	33	38	23	28
Less: Current portion		2,052	1,027	2,003	1,003
Long-term other loans		56	2,086	26	2,031
Long-term loans from Sinopec Group Company and fellow subsidiaries
Renminbi loans	Interest rates ranging from interest free to 7.3% per annum at 31 December 2008 with maturities through 2020	37,240	37,360	35,970	36,990
Less: Current portion		350	180	150	180
Long-term loans from Sinopec Group Company and fellow subsidiaries		36,890	37,180	35,820	36,810
Total		64,937	77,708	53,074	67,055

The maturity analysis of the Group’s and the Company’s long-term loans is as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Between one and two years	9,991	19,604	4,885	17,375
Between two and five years	15,545	18,292	11,353	12,787
After five years	39,401	39,812	36,836	36,893
Total long-term loans	64,937	77,708	53,074	67,055

At 31 December 2008, the Group and the Company had loans from third parties secured by fixed assets amounting to RMB 52 million (2007: RMB 87 million) and RMB 10 million (2007: RMB 26 million). The remaining long-term loans are by credit.

Except for the balances disclosed in Note 46, there is no amount due to shareholders who hold 5% or more voting right of the Company included in the balance of long-term loans.

29	DEBENTURES PAYABLE

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Short-term corporate bonds (i)	15,000	10,074	15,000	10,074
Debentures payable:
– Corporate Bonds (ii)	28,500	28,500	28,500	28,500
– Convertible Bonds (iii)	9,870	14,106	9,870	14,106
– Convertible Bonds With Warrants (iv)	23,837	—	23,837	—
	62,207	42,606	62,207	42,606

(i)
The Company issued 182-day corporate bonds of face value at RMB 10 billion to corporate investors in the PRC debenture market on 22 October 2007 at par value of RMB 100. The effective yield of the 182 day corporate bond is 4.12% per annum. The corporate bonds were redeemed in April 2008.

The Company issued six-month corporate bonds of face value at RMB 15 billion to corporate investors in the PRC debenture market on 22 December 2008 at par value of RMB 100. The effective yield of the six-month corporate bonds is 2.3% per annum. The corporate bonds mature in June 2009.

(ii)
The Company issued ten-year corporate bonds of RMB 3.5 billion to PRC citizens as well as PRC legal and non-legal persons on 24 February 2004. The ten-year corporate bond bears a fixed interest rate of 4.61% per annum and interest is paid annually. Interest payable for the current year was included in other payables.

The Company issued ten-year corporate bonds of RMB 5 billion to corporate investors in the PRC on 10 May 2007. The ten-year corporate bond bears a fixed interest rate of 4.20% per annum and interest is paid annually. Interest payable for the current year was included in other payables.

The Company issued five-year corporate bonds of RMB 8.5 billion to corporate investors in the PRC on 13 November 2007. The five-year corporate bond bears a fixed interest rate of 5.40% per annum and interest is paid annually. Interest payable for the current year was included in other payables.

The Company issued ten-year corporate bonds of RMB 11.5 billion to corporate investors in the PRC on 13 November 2007. The ten-year corporate bond bears a fixed interest rate of 5.68% per annum and interest is paid annually. Interest payable for the current year was included in other payables.

(iii)
On 24 April 2007, the Company issued zero coupon convertible bonds due 2014 with an aggregate principal amount of HK$11.7 billion (the “Convertible Bonds”). The holders can convert the Convertible Bonds into shares of the Company from 4 June 2007 onwards at a price of HK$10.76 per share, subject to adjustment for, amongst other things, subdivision or consolidation of shares, bonus issues, rights issues, capital distribution, change of control and other events, which have a dilutive effect on the issued share capital of the Company (“the Conversion component”). Unless previously redeemed, converted or purchased and cancelled, the Convertible Bonds will be redeemed on the maturity date at 121.069% of the principal amount. The Company has an early redemption option at any time after 24 April 2011 (subject to certain criteria) (the “Early Redemption Option”) and a cash settlement option when the holders exercise their conversion right. The holders also have an early redemption option to require the Company to redeem all or some of the Convertible Bonds on 24 April 2011 at an early redemption amount of 111.544% of the principal amount.

As at 31 December 2008, the carrying amounts of the liability component and the derivative component of representing the Conversion component, the Early Redemption Option and the Cash Settlement Option, the Convertible Bonds, were RMB 9,870 million (2007: RMB 10,159 million) and RMB nil (2007: RMB 3,947 million), respectively. No conversion of the Convertible Bonds has occurred up to 31 December 2008.

As at 31 December 2008 and 2007, the fair value of the derivative components of the Convertible Bonds was calculated using the Black-Scholes Model. The following are the major inputs used in the Black-Scholes Model:

	2008	2007
Stock price of underlying shares	HKD 4.69	HKD 11.78
Conversion price	HKD 10.76	HKD 10.76
Option adjusted spread	450 basis points	50 basis points
Average risk free rate	1.64%	3.60%
Average expected life	3.8 years	4.8 years

Any change in the major inputs into the Black-Scholes Model will result in changes in the fair values of the derivative components. The change in the fair value of the conversion option from 31 December 2007 to 31 December 2008 resulted in a gain from changes in fair value of RMB 3,947 million (2007: loss from changes in fair value of RMB 3,211 million), which has been recorded as “gain/(loss) from changes in fair value” in the income statement.

The initial carrying amount of the liability component is the residual amount, which is after deducting the allocated issuance cost of the Convertible Bonds relating to the liability component and the fair value of the derivative component as at 24 April 2007. Interest expense is calculated using the effective interest method by applying the effective interest rate of 4.19% to the adjusted liability component. Should the aforesaid derivative component not have been separated out and the entire Convertible Bonds been considered as the liability component, the effective interest rate would have been 3.03%.

29	DEBENTURES PAYABLE (Continued)

(iv)
On 26 February 2008, the Company issued convertible bonds with stock warrants due 2014 with an aggregate principal amount of RMB 30 billion in the PRC (the “Bonds with Warrants”). The Bonds with Warrants with fixed interest rate of 0.8% per annum and interest payable annually, were issued at par value of RMB 100. The Bonds with Warrants were guaranteed by Sinopec Group Company. Each lot of the Bonds with Warrants, comprising ten Bonds with Warrants are entitled to warrants (the “Warrants”) to subscribe 50.5 A shares of the Company during the 5 trading days prior to 3 March 2010 at an initial exercise price of RMB 19.68 per share, subject to adjustment for, amongst other things, cash dividends, subdivision or consolidation of shares, bonus issues, rights issues, capital distribution, change of control and other events which have a dilutive effect on the issued share capital of the Company.

As at 31 December 2008, the exercise price of the Warrants was adjusted to RMB 19.43 per share as a result of the final dividend of 2007 and the interim dividend of 2008 declared during the year ended 31 December 2008.

The initial recognition of the liability component of the Bond with Warrants is measured as the present value of the future interest and principal payments, discounted at the market rate of interest applicable at the time of initial recognition to similar liabilities that do not have a conversion option. Interest expense is calculated using the effective interest method by applying the effective interest rate of 5.40% to the liability component. The excess of proceeds from the issuance of the Bonds with Warrants, net of issuance costs, over the amount initially recognised as the liability component is recognised as the equity component in capital reserve until either the Warrants is exercised or expired. Should the equity component not be separated out and the entire Bonds with Warrants is considered as the liability component, the effective interest rate would have been 0.8%. The initial carrying amounts of liability and equity components of the Bonds with Warrants were RMB 22,971 million and RMB 6,879 million upon issuance, respectively.

30	PROVISIONS

Provision primarily represents provision for future dismantlement costs of oil and gas properties. The Group has committed to the PRC government to establish certain standardised measures for the dismantlement of its retired oil and gas properties by making reference to the industry practices and is thereafter constructively obligated to take dismantlement measures of its retired oil and gas properties. During the year ended 31 December 2008, the Group and the Company recognised provisions of RMB 1,482 million and RMB 1,358 million (2007: RMB 1,976 million and RMB 1,934 million) in respect of its obligations for the dismantlement of its retired oil and gas properties, utilised RMB 222 million (2007: RMB 20 million) and RMB 222 million (2007: RMB 20 million), respectively, and recognised accretion expenses of RMB 430 million and RMB 410 million (2007: RMB 353 million and RMB 338 million), respectively. At 31 December 2008, the aggregate amount of provision in respect of the obligations for the dismantlement of the Group’s and the Company’s retired oil and gas properties were RMB 9,234 million (2007: RMB 7,544 million) and RMB 8,794 million (2007: RMB 7,248 million), respectively.

31	SHARE CAPITAL

	The Group and the Company
	2008	2007
	RMB millions	RMB millions
Registered, issued and fully paid:
69,921,951,000 domestic listed A shares of RMB 1.00 each	69,922	69,922
16,780,488,000 overseas listed H shares of RMB 1.00 each	16,780	16,780
	86,702	86,702

The Company was established on 25 February 2000 with a registered capital of 68.8 billion domestic state-owned domestic shares with a par value of RMB 1.00 each, which were all held by Sinopec Group Company (Note 1).

Pursuant to the resolutions passed at an Extraordinary General Meeting of the Company held on 25 July 2000 and the approval from relevant authorities, the Company issued 15,102,439,000 H shares with a par value of RMB 1.00 each in its initial global offering in October 2000. The shares include 12,521,864,000 H shares and 25,805,750 American Depositary Shares (“ADSs”, each representing 100 H shares) at prices of HK$ 1.59 and US$ 20.645 respectively. As part of the offering, 1,678,049,000 shares were offered in placing to Hong Kong and overseas investors.

In July 2001, the Company issued 2,800,000,000 domestic listed A shares with a par value of RMB 1.00 each at RMB 4.22.

On 25 September 2006, the shareholders of listed A shares accepted the proposal offered by the shareholders of state-owned A shares whereby the shareholders of state-owned A shares agreed to transfer 2.8 state-owned A shares to shareholders of listed A shares for every 10 listed A shares they held, in exchange for the approval for the listing of all state-owned A shares. 66,337,951,000 domestic stated-owned A shares have been granted trading right upon settlement of the above consideration. The 784,000,000 stated-owned A shares paid to the shareholders of the listed A shares were tradable on 10 October 2006.

All the domestic ordinary shares and H shares rank pari passu in all material aspects.

KPMG Huazhen had verified the above paid-in capital. The capital verification reports, KPMG-C (2000) CV No. 0007, KPMG-C (2001) CV No. 0002 and KPMG-C (2001) CV No. 0006 were issued on 22 February 2000, 27 February 2001 and 23 July 2001 respectively.

32	CAPITAL RESERVE

The movements in capital reserve are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Balance at 1 January	33,600	33,762	33,384	31,735
Change in fair value of available-for-sale financial assets, net of deferred tax (i)	(2,320)	2,892	(2,206)	2,711
Issuance of the Bond with Warrants (ii)	6,879	—	6,879	—
Acquisition of Refinery plants, net of contributions from Sinopec G`roup Company (Note 1)	(96)	(2,400)	(96)	(1,062)
Distributions to Sinopec Group Company (iii)	(106)	—	(106)	—
Acquisition of minority interests of subsidiaries (iv)	(318)	—	—	—
Government grants (v)	879	—	609	—
Transferred to retained profits and surplus reserves (vi)	—	(654)	—	—
Balance at 31 December	38,518	33,600	38,464	33,384

The capital reserve represents mainly: (a) the difference between the total amount of the par value of shares issued and the amount of the net assets transferred from Sinopec Group Company in connection with the Reorganisation; (b) share premiums derived from issuances of H shares and A shares by the Company and excess of cash paid by investors over their proportionate shares in share capital; (c) the equity component of the Bonds with Warrants; (d) difference between consideration paid for the combination of entities under common control over the carrying amount of the net assets acquired; and (e) adjustment for change in fair value of available-for-sale financial assets.

(i)	The available-for-sale financial assets held by the Group and the Company are carried at fair value with any change in fair value, net of deferred tax, recognised directly in capital reserve.

(ii)	In February 2008, the Company issued the Bonds with Warrants in the PRC. The fair value of the Warrants was recognised in capital reserve.

(iii)
During the year ended 31 December 2008, the Group acquired certain assets and liabilities, including the Downhole Assets from Sinopec Group Company. The difference between the consideration paid over the amount of the net assets acquired was recognised in capital reserve.

(iv)
During the year ended 31 December 2008, the Group acquired minority interests from subsidiaries. The difference between the considerations paid over total amounts of the net assets acquired was recognised in capital reserve.

(v)
The Group received certain government grants relating to the purchase of fixed assets. The received government grants were recognised in capital reserve pursuant to the relevant government regulations.

(vi)
During the year ended 31 December 2007, the Group acquired the Refinery Plants from Sinopec Group Company. The Group’s proportionate shares in retained profits and surplus reserves of Refinery Plants on the acquisition date, were transferred out from capital reserve.

33	SURPLUS RESERVES

Movements in surplus reserves are as follows:

	The Group and the Company
	Statutory	Discretionary
	surplus reserve	surplus reserve	Total
	RMB millions	RMB millions	RMB millions
Balance at 1 January 2008	38,986	27,000	65,986
Appropriation	4,092	20,000	24,092
Balance at 31 December 2008	43,078	47,000	90,078

The Articles of Association of the Company and the PRC Company Law have set out the following profit appropriation plans:

	(a)	10% of the net profit is transferred to the statutory surplus reserve;

	(b)	After the transfer to the statutory surplus reserve, a transfer to discretionary surplus reserve can be made upon the passing of a resolution at the shareholders’ meeting.

34	OPERATING INCOME AND OPERATING COSTS

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Income from principal operations	1,420,321	1,173,869	929,981	854,228
Income from other operations	31,780	30,974	29,483	28,125
Total	1,452,101	1,204,843	959,464	882,353

The income from principal operations represents revenue from sales of crude oil, natural gas, petroleum and chemical products net of value added tax. Operating costs primarily represents the products cost related to the principal operations. The Group’s segmental information is set out in Note 51.

For the year ended 31 December 2008, revenue from sales to top five customers amounted to RMB 143,625 million (2007: RMB 103,602 million) which accounted for 10% (2007: 9%) of total operating income of the Group.

35	SALES TAXES AND SURCHARGES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Consumption tax	17,524	16,324	13,654	13,037
Special oil income levy	32,823	11,208	31,016	10,470
City construction tax	3,340	3,670	2,887	2,971
Education surcharge	1,828	1,922	1,604	1,590
Resources tax	857	882	817	826
Business tax	427	298	328	287
Total	56,799	34,304	50,306	29,181

36	FINANCIAL EXPENSES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Interest expenses incurred	12,465	7,927	9,437	5,928
Less: Capitalised interest expenses	1,569	966	1,343	641
Net interest expenses	10,896	6,961	8,094	5,287
Accretion expenses	430	353	410	338
Interest income	(445)	(405)	(98)	(87)
Foreign exchange loss	954	311	411	72
Foreign exchange gain	(3,112)	(2,330)	(884)	(1,534)
Total	8,723	4,890	7,933	4,076

37	EXPLORATION EXPENSES

Exploration expenses include geological and geophysical expenses and written off of dry hole costs.

38	IMPAIRMENT LOSSES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Receivables	(356)	(17)	(307)	(6)
Inventories	8,463	3,831	5,855	3,851
Long-term equity investments	10	55	4	46
Fixed assets	7,098	2,909	3,924	2,602
Construction in progress	11	197	10	195
Goodwill	1,391	—	—	—
Total	16,617	6,975	9,486	6,688

39	GAIN/(LOSS) FROM CHANGES IN FAIR VALUE

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Change in fair value of financial assets and liabilities held for trading during the year	22	—	(105)	—
Fair value gain/ (loss) on the derivative component of the Convertible Bonds (Note 29(iii))	3,947	(3,211)	3,947	(3,211)
Total	3,969	(3,211)	3,842	(3,211)

40	INVESTMENT INCOME

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Investment income from subsidiaries	—	—	10,953	17,331
Investment income from associates and jointly controlled entities	580	4,044	1,196	2,781
Other investment income	400	1,712	208	310
Total	980	5,756	12,357	20,422

41	NON-OPERATING INCOME

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Gain on disposal of fixed assets	335	1,571	296	1,079
Grant (Note)	50,342	4,863	33,790	4,630
Others	714	394	492	254
Total	51,391	6,828	34,578	5,963

Note:
During the year ended 31 December 2008, the Group recognised grants income of RMB 50,342 million (2007: RMB 4,863 million). These government grants were for compensation of losses incurred due to the distortion of the correlation of domestic refined petroleum product prices and the crude oil prices, and the measures taken by the Group to stabilise the supply in the PRC refined petroleum product market during the year ended 31 December 2008. There are no unfulfilled conditions and other contingencies attached to the receipts of these grants. There is no assurance that the Group will continue to receive such grant in the future.

42	NON-OPERATING EXPENSES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Loss on disposal of fixed assets	87	805	33	681
Fines, penalties and compensation	105	90	89	83
Donations	104	158	97	118
Others	803	1,006	703	802
Total	1,099	2,059	922	1,684

43	INCOME TAX (BENEFIT)/ENPENSE

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Provision for PRC income tax for the year	609	28,628	(3,873)	20,198
Deferred taxation	(2,714)	(4,164)	2,004	(4,885)
Adjustment for provision for income tax in respect of preceding year	216	249	72	249
Total	(1,889)	24,713	(1,797)	15,562

Reconciliation between actual tax (benefit)/expense and accounting profit at applicable tax rates is as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Profit before taxation	24,226	83,434	39,125	71,813
Expected PRC income tax expense at a statutory tax rate of 25% (2007: 33%)	6,057	27,533	9,781	23,698
Tax effect of non-deductible expenses	864	1,400	649	921
Tax effect of non-taxable income	(11,203)	(3,767)	(12,293)	(8,896)
Tax effect of differential tax rate (Note)	1,229	(1,958)	(6)	(1,412)
Tax effect of tax losses not recognised	948	103	—	—
Adjustment for provision for income tax in respect of proceeding year	216	249	72	249
Tax credit for domestic equipment purchases	—	(500)	—	(500)
Effect of change in tax rate on deferred tax	—	1,653	—	1,502
Actual tax expense	(1,889)	24,713	(1,797)	15,562

Note:
The provision for PRC current income tax is based on a statutory rate of 25% (2007: 33%) of the assessable income of the Group as determined in accordance with the relevant income tax rules and regulations of the PRC, except for certain entities of the Group, which are taxed at preferential rates of 15% or 18%.

44	DIVIDENDS

	(a)	Dividends of ordinary shares declared after the balance sheet date

Pursuant to a resolution passed at the Directors’ meeting on 27 March 2009, a final dividend in respect of the year ended 31 December 2008 of RMB 0.09 per share totalling RMB 7,803 million was proposed for shareholders’ approval at the Annual General Meeting.

	(b)	Dividends of ordinary shares declared during the year

Pursuant to the Articles of Association of the Company and the resolution passed at the Board of Directors’ meeting on 22 August 2008, an interim dividend for the year ended 31 December 2008 of RMB 0.03 (2007: RMB 0.05) per share totalling RMB 2,601 million (2007: RMB 4,335 million) was declared.

Pursuant to the shareholders’ approval at the Annual General Meeting on 26 May 2008, a final dividend of RMB 0.115 per share totalling RMB 9,971 million in respect of the year ended 31 December 2007 was declared and paid on 30 June 2008.

Pursuant to the shareholders’ approval at the Annual General Meeting on 29 May 2007, a final dividend of RMB 0.11 per share totalling RMB 9,537 million in respect of the year ended 31 December 2006 was declared and paid on 29 June 2007.

45	SUPPLEMENTAL INFORMATION TO THE CASH FLOW STATEMENT

	(a)	Reconciliation of net profit to cash flows from operating activities:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Net profit	26,115	58,721	40,922	56,251
Add: Impairment losses on assets	16,617	6,975	9,486	6,688
Depreciation of fixed assets	45,012	42,216	37,082	34,866
Amortisation of intangible assets	841	1,129	594	622
Dry hole costs	4,236	6,060	4,236	5,956
Net gain on disposal of fixed assets	(248)	(766)	(263)	(398)
Fair value (gain)/loss	(3,969)	3,211	(3,842)	3,211
Financial expenses	8,723	4,890	7,933	4,076
Investment income	(980)	(5,756)	(12,357)	(20,422)
(Increase)/decrease in deferred tax assets	(2,377)	(3,293)	2,159	(3,313)
Decrease in deferred tax liabilities	(337)	(871)	(155)	(1,572)
Decrease/ (increase) in inventories	12,336	(24,324)	(10,124)	(9,967)
Decrease/ (increase) in operating receivables	12,284	(12,928)	7,436	(18,871)
(Decrease)/increase in operating payables	(43,370)	48,986	(8,416)	40,650
Net cash flow from operating activities	74,883	124,250	74,691	97,777

(b)	Net change in cash and cash equivalents:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Cash balance at the end of the year	161	108	141	24
Less: Cash balance at the beginning of the year	108	15	24	5
Add: Cash equivalents at the end of the year	6,787	7,588	2,086	3,055
Less: Cash equivalents at the beginning of the year	7,588	7,048	3,055	2,758
Net (decrease)/increase of cash and cash equivalents	(748)	633	(852)	316

(c)	The analysis of cash and cash equivalents held by the Group and the Company is as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Cash
– Cash in hand	161	108	141	24
– Demand deposits	6,787	7,588	2,086	3,055
Cash and cash equivalents at the end of the year	6,948	7,696	2,227	3,079

46	RELATED PARTIES AND RELATED PARTY TRANSACTIONS

	(a)	Related parties having the ability to exercise control over the Group

		The name of the company	:	China Petrochemical Corporation
		Organisation code	:	10169286-X
		Registered address	:	No. 22, Chaoyangmen North Street, Chaoyang District, Beijing
		Principal activities	:
Industrial investment and investment management; exploration, production, storage and transportation (including pipeline transportation), sales and utilisation of crude oil and natural gas; refining; wholesale of gasoline, kerosene and diesel; production, sales, storage and transportation of petrochemical and other chemical products; exploration, construction, installation and maintenance of petroleum and petrochemical constructions and equipments; manufacturing electrical equipment; research, development, application and consulting services of information technology and alternative energy products; self-run and representation import & export of goods and technology.

		Relationship with the Group	:	Ultimate holding company
		Types of legal entity	:	State-owned
		Authorised representative	:	Su Shulin
		Registered capital	:	RMB 130,645 million

For the year ended 31 December 2008, Sinopec Group Company held 75.84% shares of the Company and there is no change on percentage shareholding during this reporting period.

	(b)	Related parties not having the ability to exercise control over the Group

Related parties under common control of a parent company with the Company:
Sinopec Finance Company Limited
Sinopec Shengli Petroleum Administration Bureau
Sinopec Zhongyuan Petroleum Exploration Bureau
Qingdao Petrochemical Company
Sinopec Assets Management Corporation
Sinopec Engineering Incorporation
Sinopec Century Bright Capital Investment Limited
Sinopec Petroleum Storage and Reserve Limited

Associates of the Group:
Sinopec Railway Oil Marketing Company Limited
China Aviation Oil Supply Company Limited
Sinopec Changjiang Fuel Company Limited
BPZR (Ningbo) LPG Co., Ltd

Jointly controlled entities of the Group:
Shanghai Secco Petrochemical Company Limited
BASF-YPC Company Limited
Fujian Refining and Petrochemical Company Limited

(c)
The principal related party transactions with Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities, which were carried out in the ordinary course of business, are as follows:

		The Group		The Company
	Note	2008	2007	2008	2007
		RMB millions	RMB millions	RMB millions	RMB millions
Sales of goods	(i)	197,032	144,581	95,734	84,123
Purchases	(ii)	65,071	64,440	36,749	35,916
Transportation and storage	(iii)	1,199	1,141	1,066	985
Exploration and development services	(iv)	33,034	32,121	31,462	30,157
Production related services	(v)	13,768	19,238	12,417	11,310
Ancillary and social services	(vi)	1,611	1,621	1,586	1,552
Operating lease charges	(vii)	5,446	3,967	4,778	3,704
Agency commission income	(viii)	78	60	—	—
Interest received	(ix)	19	34	109	15
Interest paid	(x)	1,322	789	793	640
Net deposits (placed with)/withdrawn from related parties	(xi)	(348)	356	82	102
Net loans obtained from/(repaid to) related parties	(xii)	7,457	6,987	(1,480)	11,315

The amounts set out in the table above in respect of the year ended 31 December 2008 and 2007 represent the relevant costs to the Group and the Company and income from related parties as determined by the corresponding contracts with the related parties.

At 31 December 2008 and 2007, there were no guarantees given to banks by the Group and the Company in respect of banking facilities to Sinopec Group Company and fellow subsidiaries. Guarantees given to banks by the Group and the Company in respect of banking facilities to subsidiaries, associates and jointly controlled entities are disclosed in Note 50(b).

The directors of the Company are of the opinion that the above transactions with related parties were conducted in the ordinary course of business and on normal commercial terms or in accordance with the agreements governing such transactions, and this has been confirmed by the independent non- executive directors.

46	RELATED PARTIES AND RELATED PARTY TRANSACTIONS (Continued)

(c)
The principal related party transactions with Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities, which were carried out in the ordinary course of business, are as follows: (Continued)

Notes:

(i)	Sales of goods represent the sale of crude oil, intermediate petrochemical products, petroleum products and ancillary materials.

(ii)
Purchases represent the purchase of material and utility supplies directly related to the Group’s operations such as the procurement of raw and ancillary materials and related services, supply of water, electricity and gas.

(iii)	Transportation and storage represent the cost for the use of railway, road and marine transportation services, pipelines, loading, unloading and storage facilities.

(iv)	Exploration and development services comprise direct costs incurred in the exploration and development of crude oil such as geophysical, drilling, well testing and well measurement services.

(v)
Production related services represent ancillary services rendered in relation to the Group’s operations such as equipment repair and general maintenance, insurance premium, technical research, communications, fire fighting, security, product quality testing and analysis, information technology, design and engineering, construction which includes the construction of oilfield ground facilities, refineries and chemical plants, manufacture of replacement parts and machinery, installation, project management and environmental protection.

(vi)
Ancillary and social services represent expenditures for social welfare and support services such as educational facilities, media communication services, sanitation, accommodation, canteens, property maintenance and management services.

(vii)	Operating lease charges represent the rental paid to Sinopec Group Company for operating leases in respect of land, buildings and equipments.

(viii)	Agency commission income represents commission earned for acting as an agent in respect of sales of products and purchase of materials for certain entities owned by Sinopec Group Company.

(ix)
Interest received represents interest received from deposits placed with Sinopec Finance Company Limited, a finance company controlled by Sinopec Group Company. The applicable interest rate is determined in accordance with the prevailing saving deposit rate.

(x)	Interest paid represents interest charges on the loans and advances obtained from Sinopec Group Company and Sinopec Finance Company Limited.

(xi)	Deposits placed with/withdrawn from related parties represent net deposits placed with/withdrawn from Sinopec Finance Company Limited.

(xii)
The Group obtained loans from/repaid loans to Sinopec Group Company and fellow subsidiaries. The calculated periodic balance of average loan for year ended 31 December 2008, which is based on monthly average balances, was RMB 52,984 million (2007: RMB 45,941 million).

In connection with the Reorganisation, the Company and Sinopec Group Company entered into a number of agreements under which 1) Sinopec Group Company will provide goods and products and a range of ancillary, social and supporting services to the Group and 2) the Group will sell certain goods to Sinopec Group Company. These agreements impacted the operating results of the Group for the year 2008. The terms of these agreements are summarised as follows:

(a)
The Company has entered into a non-exclusive Agreement for Mutual Provision of Products and Ancillary Services (“Mutual Provision Agreement”) with Sinopec Group Company effective from 1 January 2000 in which Sinopec Group Company has agreed to provide the Group with certain ancillary production services, construction services, information advisory services, supply services and other services and products. While each of Sinopec Group Company and the Company is permitted to terminate the Mutual Provision Agreement upon at least six months’ notice, Sinopec Group Company has agreed not to terminate the agreement if the Group is unable to obtain comparable services from a third party. The pricing policy for these services and products provided by Sinopec Group Company to the Group is as follows:

the government-prescribed price;

where there is no government-prescribed price, the government guidance price;

where there is neither a government-prescribed price nor a government guidance price, the market price; or

where none of the above is applicable, the price to be agreed between the parties, which shall be based on a reasonable cost incurred in providing such services plus a profit margin not exceeding 6%.

(b)
The Company has entered into a non-exclusive Agreement for Provision of Cultural and Educational, Health Care and Community Services with Sinopec Group Company effective from 1 January 2000 in which Sinopec Group Company has agreed to provide the Group with certain cultural, educational, health care and community services on the same pricing terms and termination conditions as agreed to in the above Mutual Provision Agreement.

(c)
The Company has entered into a number of lease agreements with Sinopec Group Company to lease certain land and buildings at a rental of approximately RMB 4,234 million (2007: RMB 3,234 million) and RMB 568 million (2007: RMB 568 million), respectively, per annum. The Company and Sinopec Group Company can renegotiate the rental amount every three years for land and every year for buildings, however, such amount can not exceed the market price as determined by an independent third party. The Group has the option to terminate these leases upon six months notice to Sinopec Group Company.

(d)
The Company has entered into agreements with Sinopec Group Company effective from 1 January 2000 under which the Group has been granted the right to use certain trademarks, patents, technology and computer software developed by Sinopec Group Company.

(e)
The Company has entered into a service station franchise agreement with Sinopec Group Company effective from 1 January 2000 under which its service station and retail stores would exclusively sell the refined products supplied by the Group.

Pursuant to the resolutions passed at the Board of Directors’ meeting held on 26 June 2008, the Group acquired the Downhole Assets from Sinopec Group Company, primarily fixed assets, for a cash consideration of RMB 1,624 million, which approximated the net carrying value of the assets and liabilities of the Downhole Assets.

46	RELATED PARTIES AND RELATED PARTY TRANSACTIONS (Continued)

	(d)	Balances with Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities

The balances with the Group’s related parties at 31 December 2008 and 2007 are as follows:
	The ultimate holding company		Other related companies
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Cash and cash equivalents	—	—	686	338
Accounts receivable	340	—	3,741	3,990
Prepayments and other receivables	36	5,364	4,514	1,718
Accounts payable	—	—	3,670	5,472
Receipts in advance	—	—	1,987	1,531
Other payables	—	243	10,637	11,133
Short-term loans	—	—	23,237	15,660
Long-term loans (including current portion) (Note)	—	—	37,240	37,360

Note:	The Sinopec Group Company had lent an interest-free loan for 20 years amounted to RMB 35,561 million to the Group through Sinopec Finance Company Limited which was included in the long-term loans.

As at and for the year ended 31 December 2008, and as at and for the year ended 31 December 2007, no individually significant impairment losses for bad and doubtful debts were recorded in respect of amounts due from Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities.

(e)	Key management personnel emoluments

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly, including directors and supervisors of the Group. The key management compensations are as follows:

	2008	2007
	RMB thousands	RMB thousands
Short-term employee benefits	6,530	9,681
Retirement scheme contributions	198	184
	6,728	9,865

47	PRINCIPAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The Group’s financial condition and results of operations are sensitive to accounting methods, assumptions and estimates that underlie the preparation of the financial statements. Management bases the assumptions and estimates on historical experience and on various other assumptions that it believes to be reasonable and which form the basis for making judgements about matters that are not readily apparent from other sources. On an on-going basis, management evaluates its estimates. Actual results may differ from those estimates as facts, circumstances and conditions change.

The selection of critical accounting policies, the judgements and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing the financial statements. The principal accounting policies are set forth in Note 3. Management believes the following critical accounting policies involve the most significant judgements and estimates used in the preparation of the financial statements.

	(a)	Oil and gas properties and reserves

The accounting for the exploration and production’s oil and gas activities is subject to accounting rules that are unique to the oil and gas industry. There are two methods to account for oil and gas business activities, the successful efforts method and the full cost method. The Group has elected to use the successful efforts method. The successful efforts method reflects the volatility that is inherent in exploring for mineral resources in that costs of unsuccessful exploratory efforts are charged to expense as they are incurred. These costs primarily include dry hole costs, seismic costs and other exploratory costs. Under the full cost method, these costs are capitalised and written-off or depreciated over time.

Engineering estimates of the Group’s oil and gas reserves are inherently imprecise and represent only approximate amounts because of the subjective judgements involved in developing such information. There are authoritative guidelines regarding the engineering criteria that have to be met before estimated oil and gas reserves can be designated as “proved”. Proved and proved developed reserves estimates are updated at least annually and take into account recent production and technical information about each field. In addition, as prices and cost levels change from year to year, the estimate of proved and proved developed reserves also changes. This change is considered a change in estimate for accounting purposes and is reflected on a prospective basis in related depreciation rates.

Future dismantlement costs for oil and gas properties are estimated with reference to engineering estimates after taking into consideration the anticipated method of dismantlement required in accordance with industry practices in the similar geographic area, including estimation of economic life of oil and gas properties, technology and price level. The present values of these estimated future dismantlement costs are capitalised as oil and gas properties with equivalent amounts recognised as provision for dismantlement costs.

Despite the inherent imprecision in these engineering estimates, these estimates are used in determining depreciation expense, impairment expense and future dismantlement costs. Depreciation rates are determined based on estimated proved developed reserve quantities (the denominator) and capitalised costs of producing properties (the numerator). Producing properties’ capitalised costs are amortised based on the unit of oil or gas produced.

47	PRINCIPAL ACCOUNTING ESTIMATES AND JUDGEMENTS (Continued)

	(b)	Impairment for assets

If circumstances indicate that the net book value of a long-lived asset may not be recoverable, the asset may be considered “impaired”, and an impairment loss may be recognised in accordance with “ASBE 8 – Impairment of Assets”. The carrying amounts of long-lived assets are reviewed periodically in order to assess whether the recoverable amounts have declined below the carrying amounts. These assets are tested for impairment whenever events or changes in circumstances indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to recoverable amount. For goodwill, the recoverable amount is estimated annually. The recoverable amount is the greater of the net selling price and the value in use. It is difficult to precisely estimate selling price because quoted market prices for the Group’s assets or cash-generating units are not readily available. In determining the value in use, expected cash flows generated by the asset or the cash-generating unit are discounted to their present value, which requires significant judgement relating to level of sale volume, selling price and amount of operating costs. Management uses all readily available information in determining an amount that is a reasonable approximation of recoverable amount, including estimates based on reasonable and supportable assumptions and projections of sale volume, selling price and amount of operating costs.

	(c)	Depreciation

Fixed assets are depreciated on a straight-line basis over the estimated useful lives of the assets, after taking into account the estimated residual value. Management reviews the estimated useful lives of the assets regularly in order to determine the amount of depreciation expense to be recorded during any reporting period. The useful lives are based on the Group’s historical experience with similar assets and take into account anticipated technological changes. The depreciation expense for future periods is adjusted if there are significant changes from previous estimates.

	(d)	Allowances for bad and doubtful accounts

Management estimates impairment losses for bad and doubtful debts resulting from the inability of the Group’s customers to make the required payments. Management bases the estimates on the ageing of the accounts receivable balance, customer credit-worthiness, and historical write-off experience. If the financial condition of the customers were to deteriorate, actual write-offs would be higher than estimated.

	(e)	Allowance for diminution in value of inventories

If the costs of inventories fall below their net realisable values, an allowance for diminution in value of inventories is recognised. Net realisable value represents the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Management bases the estimates on all available information, including the current market prices of the finished goods and raw materials, and historical operating costs. If the actual selling prices were to be lower or the costs of completion were to be higher than estimated, the actual allowance for diminution in value of inventories could be higher than estimated.

48	PRINCIPAL SUBSIDIARIES

The Company’s principal subsidiaries are limited companies operating in the PRC and had been consolidated into the Group’s financial statements for the year ended 31 December 2008. Except for Sinopec Kantons Holdings Limited and Sinopec (Hong Kong) Limited, which are incorporated in Bermuda and Hong Kong, respectively, the companies below are incorporated in the PRC. The following list contains only the particulars of subsidiaries which principally affected the results or assets of the Group:

			Percentage of
			equity interest/
		Registered capital/	voting right held
Name of enterprise		paid-up capital	by the Group	Principal activities
		RMB millions	%
(a)	Subsidiaries acquired through group restructuring:
	China Petrochemical International Company Limited	1,663	100.00	Trading of petrochemical products and equipments
	Sinopec Sales Company Limited	1,700	100.00	Marketing and distribution of refined petroleum products
	Sinopec Yangzi Petrochemical Company Limited	16,337	100.00	Manufacturing of intermediate petrochemical products and petroleum products
	Sinopec Fujian Petrochemical Company Limited (Note)	2,253	50.00	Manufacturing of plastics, intermediate petrochemical products and petroleum products
	Sinopec Shanghai Petrochemical Company Limited	7,200	55.56	Manufacturing of synthetic fibres, resin and plastics, intermediate petrochemical products and petroleum products
	Sinopec Kantons Holdings Limited	HKD 104	72.34	Trading of crude oil and petroleum products
	Sinopec Yizheng Chemical Fibre Company Limited (Note)	4,000	42.00	Production and sale of polyester chips and polyester fibres
	China International United Petroleum and Chemical Company Limited	3,040	100.00	Trading of crude oil and petrochemical products
	Sinopec (Hong Kong) Limited	HKD 5,477	100.00	Trading of crude oil and petrochemical products
(b)	Subsidiaries established by the group:
	Sinopec Shell (Jiangsu) Petroleum Marketing Company Limited	830	60.00	Marketing and distribution of refined petroleum products
	BP Sinopec (Zhejiang) Petroleum Company Limited	800	60.00	Marketing and distribution of refined petroleum products
	Sinopec Qingdao Refining and Chemical Company Limited	3,400	85.00	Manufacturing of intermediate petrochemical products and petroleum products
	Sinopec Senmei (Fujian) Petroleum Ltd.	1,840	55.00	Marketing and distribution of refined petroleum products
(c)	Subsidiaries acquired through business combination under common control:
	Sinopec Zhongyuan Petrochemical Company Limited	2,400	93.51	Manufacturing of chemical products
	Sinopec Hainan Refining and Chemical Company Limited	3,986	75.00	Manufacturing of intermediate petrochemical products and petroleum products

Note:	The Group consolidated the financial statements of the entity because the Group controlled the board of this entity and had the power to govern its financial and operating policies.

49	COMMITMENTS

Operating lease commitments

The Group and the Company lease land and buildings, service stations and other equipment through non-cancellable operating leases. These operating leases do not contain provisions for contingent lease rentals. None of the rental agreements contain escalation provisions that may require higher future rental payments.

At 31 December 2008 and 2007, the future minimum lease payments of the Group and the Company under operating leases are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Within one year	6,066	4,620	5,983	4,373
Between one and two years	5,750	4,497	5,673	4,365
Between two and three years	5,655	4,477	5,615	4,351
Between three and four years	5,595	4,407	5,562	4,292
Between four and five years	5,519	4,465	5,487	4,355
Thereafter	149,893	119,726	149,725	116,590
Total	178,478	142,192	178,045	138,326

Capital commitments

At 31 December 2008 and 2007, capital commitments are as follows:>>

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Authorised and contracted for	120,773	130,816	116,327	118,506
Authorised but not contracted for	48,100	114,854	46,027	83,626
	168,873	245,670	162,354	202,132

These capital commitments relate to oil and gas exploration and development, refining and petrochemical production capacity expansion projects and the construction of service stations and oil depots.

Exploration and production licenses

Exploration licenses for exploration activities are registered with the Ministry of Land and Resources. The maximum term of the Group’s exploration licenses is 7 years, and may be renewed twice within 30 days prior to expiration of the original term with each renewal being for a two-year term. The Group is obligated to make progressive annual minimum exploration investment relating to the exploration blocks in respect of which the license is issued. The Ministry of Land and Resources also issues production licenses to the Group on the basis of the reserve reports approved by relevant authorities. The maximum term of a full production license is 30 years unless a special dispensation was given by the State Council. The maximum term of the production licenses issued to the Group is 80 years as a special dispensation was given to the Group by the State Council. The Group’s production license is renewable upon application by the Group 30 days prior to expiration.

The Group is required to make payments of exploration license fees and production right usage fees to the Ministry of Land and Resources annually which are expensed as incurred. Payments incurred were approximately RMB 437 million for the year ended 31 December 2008 (2007: RMB 303 million).

Estimated future annual payments are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Within one year	123	218	123	218
Between one and two years	118	150	118	150
Between two and three years	20	66	20	66
Between three and four years	20	20	20	20
Between four and five years	19	19	19	19
Thereafter	651	656	651	656
Total	951	1,129	951	1,129

The implementation of commitments in previous period and the Group’s commitments did not have material discrepancy.

50	CONTINGENT LIABILITIES

(a)
The Company has been advised by its PRC lawyers that, except for liabilities constituting or arising out of or relating to the business assumed by the Company in the Reorganisation, no other liabilities were assumed by the Company, and the Company is not jointly and severally liable for other debts and obligations incurred by Sinopec Group Company prior to the Reorganisation.

	(b)	At 31 December 2008 and 2007, guarantees given by the Group and the Company to banks in respect of banking facilities granted to the parties below are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Subsidiaries	—	—	170	2,361
Associates and jointly controlled entities	11,404	9,812	9,618	9,618
Total	11,404	9,812	9,788	11,979

The Group monitors the conditions that are subject to the guarantees to identify whether it is probable that a loss has occurred, and recognises any such losses under guarantees when those losses are estimable. At 31 December 2008 and 2007, it is not probable that the Group will be required to make payments under the guarantees. Thus no liability has been accrued for a loss related to the Group’s obligation under these guarantee arrangement.

Environmental contingencies

Under existing legislation, management believes that there are no probable liabilities that will have a material adverse effect on the financial position or operating results of the Group. The PRC government, however, has moved, and may move further towards more rigorous enforcement of applicable laws, and towards the adoption of more stringent environmental standards. Environmental liabilities are subject to considerable uncertainties which affect the Group’s ability to estimate the ultimate cost of remediation efforts. These uncertainties include i) the exact nature and extent of the contamination at various sites including, but not limited to refineries, oil fields, service stations, terminals and land development areas, whether operating, closed or sold, ii) the extent of required cleanup efforts, iii) varying costs of alternative remediation strategies, iv) changes in environmental remediation requirements, and v) the identification of new remediation sites. The amount of such future cost is indeterminable due to such factors as the unknown magnitude of possible contamination and the unknown timing and extent of the corrective actions that may be required. Accordingly, the outcome of environmental liabilities under proposed or future environmental legislation cannot reasonably be estimated at present, and could be material. The Group paid normal routine pollutant discharge fees of approximately RMB 2,284 million for the year ended 31 December 2008 (2007: RMB 2,085 million).

Legal contingencies

The Group is a defendant in certain lawsuits as well as the named party in other proceedings arising in the ordinary course of business. While the outcomes of such contingencies, lawsuits or other proceedings cannot be determined at present, management believes that any resulting liabilities will not have a material adverse effect on the financial position or operating results of the Group.

51	SEGMENT REPORTING

The Group has five operating segments as follows:

(i) Exploration and production – which explores and develops oil fields, produces crude oil and natural gas and sells such products to the refining segment of the Group and external customers.

(ii)
Refining – which processes and purifies crude oil, which is sourced from the exploration and production segment of the Group and external suppliers, and manufactures and sells petroleum products to the chemicals and marketing and distribution segments of the Group and external customers.

(iii)
Marketing and distribution – which owns and operates oil depots and service stations in the PRC, and distributes and sells refined petroleum products (mainly gasoline and diesel) in the PRC through wholesale and retail sales networks.

(iv) Chemicals – which manufactures and sells petrochemical products, derivative petrochemical products and other chemical products to external customers.

(v) Others – which largely comprise the trading activities of the import and export companies of the Group and research and development undertaken by other subsidiaries.

The segments were determined primarily because the Group manages its exploration and production, refining, marketing and distribution, chemicals, and others businesses separately. The reportable segments are each managed separately because they manufacture and/or distribute distinct products with different production processes and due to their distinct operating and gross margin characteristics. In view of the fact that the Company and its subsidiaries operate mainly in the PRC, no geographical segment information is presented.

The Group evaluates the performance and allocates resources to its operating segments on an operating income basis, without considering the effects of finance costs or investment income. The accounting policies of the Group’s segments are the same as those described in the principal accounting policies (Note 3). Corporate administrative costs and assets are not allocated to the operating segments; instead, operating segments are billed for direct corporate services. Inter-segment transfer pricing is based on cost plus an appropriate margin, as specified by the Group’s policy.

51	SEGMENT REPORTING (Continued)

Reportable information on the Group’s operating segments is as follows:

	2008	2007
	RMB millions	RMB millions
Income from principal operations
Exploration and production
External sales	26,403	20,437
Inter-segment sales	151,393	107,473
	177,796	127,910
Refining
External sales	129,668	117,256
Inter-segment sales	683,965	534,671
	813,633	651,927
Marketing and distribution
External sales	802,817	659,552
Inter-segment sales	3,200	2,841
	806,017	662,393
Chemicals
External sales	207,396	217,452
Inter-segment sales	27,481	15,990
	234,877	233,442
Others
External sales	254,037	159,172
Inter-segment sales	479,982	297,145
	734,019	456,317
Elimination of inter-segment sales	(1,346,021)	(958,120)

Income from principal operations	1,420,321	1,173,869
Income from other operations
Exploration and production	18,705	17,757
Refining	4,948	4,996
Marketing and distribution	1,181	461
Chemicals	6,214	7,247
Others	732	513
Income from other operations	31,780	30,974

Consolidated operating income	1,452,101	1,204,843
Operating (loss)/profit
By segment
Exploration and production	66,839	49,111
Refining	(102,084)	(13,666)
Marketing and distribution	28,308	33,597
Chemicals	(13,352)	13,416
Others	(2,003)	(1,448)
Total segment operating (loss)/profit	(22,292)	81,010
Financial expenses	(8,723)	(4,890)
Gain/(loss) from changes in fair value	3,969	(3,211)
Investment income	980	5,756
Operating (loss)/profit	(26,066)	78,665
Add: Non-operating income	51,391	6,828
Less: Non-operating expenses	1,099	2,059
Profit before taxation	24,226	83,434
Less: Income tax (benefit)/expense	(1,889)	24,713
Net profit	26,115	58,721

51	SEGMENT REPORTING (Continued)

Assets and liabilities dedicated to a particular segment’s operations are included in that segment’s total assets and liabilities. Assets which benefit more than one segment or are considered to be corporate assets are not allocated. “Unallocated assets” consists primarily of cash and cash equivalents, equity investments and deferred tax assets. “Unallocated liabilities” consists primarily of bank loans, income tax payable and deferred tax liabilities.

Investments in and share of profits from associates and jointly controlled entities are included in the segments in which the associates and jointly controlled entities operate. Information on associates and jointly controlled entities is included in Note 12. Additions to long-lived assets by operating segment are included in Notes 13 and 14.

	2008	2007
	RMB millions	RMB millions
Assets
Segment assets
Exploration and production	231,436	198,576
Refining	171,789	192,747
Marketing and distribution	130,783	125,596
Chemicals	121,423	121,482
Others	30,934	34,264
Total segment assets	686,365	672,665
Investment in associates and jointly controlled entities
Exploration and production	1,779	1,080
Refining	5,415	3,915
Marketing and distribution	5,630	5,355
Chemicals	9,292	12,176
Others	5,260	7,062
Aggregate investment in associates and jointly controlled entities	27,376	29,588
Unallocated assets	38,494	27,610
Total assets	752,235	729,863
Liabilities
Segment liabilities
Exploration and production	57,945	44,816
Refining	27,088	44,593
Marketing and distribution	35,772	29,668
Chemicals	14,857	20,454
Others	32,376	51,783
Total segment liabilities	168,038	191,314
Unallocated liabilities	233,251	205,055
Total liabilities	401,289	396,369

Reportable information on the Group’s operating segments is as follows:

	2008	2007
	RMB millions	RMB millions
Capital expenditure for the year
Exploration and production	57,646	54,498
Refining	12,491	22,763
Marketing and distribution	14,148	12,548
Chemicals	20,622	16,184
Others	2,393	3,289
	107,300	109,282
Depreciation, depletion and amortisation for the year
Exploration and production	22,115	18,216
Refining	9,504	9,040
Marketing and distribution	4,946	6,032
Chemicals	8,473	8,987
Others	815	1,070
	45,853	43,345
Impairment losses on long-lived assets for the year
Exploration and production	5,991	481
Refining	270	1,070
Marketing and distribution	709	1,237
Chemicals	1,511	318
Others	19	—
	8,500	3,106

52	FINANCIAL INSTRUMENTS

Overview

Financial assets of the Group include cash at bank, equity investments, accounts receivable, bills receivable, prepayments, derivative financial instruments and other receivables. Financial liabilities of the Group include short-term and long-term loans, accounts payable, bills payable, debentures payable and advances from third parties. The Group has no derivative instruments that are designated and qualified as hedging instruments at 31 December 2007.

The Group has exposure to the following risks from its use of financial instruments:

credit risk;

liquidity risk;

market risk; and

equity price risk.

The Board of Directors has overall responsibility for the establishment, oversight of the Group’s risk management framework, and developing and monitoring the Group’s risk management policies.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations. Internal audit department undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the Group’s audit committee.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s deposits placed with financial institutions and receivables from customers. To limit exposure to credit risk relating to deposits, the Group primarily places cash deposits only with large financial institution in the PRC with acceptable credit ratings. The majority of the Group’s accounts receivable relates to sales of petroleum and chemical products to related parties and third parties operating in the petroleum and chemical industries. The Group performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable. The Group maintains an impairment loss for doubtful accounts and actual losses have been within management’s expectations. No single customer accounted for greater than 10% of total accounts receivable.

The carrying amounts of cash at bank, time deposits with financial institutions, trade accounts and bills receivables, derivative financial instruments and other current assets, represent the Group’s maximum exposure to credit risk in relation to financial assets.

Liquidity risk

Liquidity risk is the risk that the Group encounters short fall of capital when meeting its obligation of financial liabilities. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed capital conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. The Group prepares monthly cash flow budget to ensure that they will always have sufficient liquidity to meet its financial obligation as they fall due. The Group arranges and negotiates financing with financial institutions and maintains a certain level of standby credit facilities to reduce the liquidity risk.

At 31 December 2008, the Group has standby credit facilities with several PRC financial institutions which provide the Group to borrow up to RMB 185,000 million (2007: RMB 164,500 million) on an unsecured basis, at a weighted average interest rate of 4.647% (2007: 5.619%). At 31 December 2008, the Group’s outstanding borrowings under these facilities were RMB 33,484 million (2007: RMB 13,269 million) and were included in short-term loans.

52	FINANCIAL INSTRUMENTS (Continued)

Liquidity risk (Continued)

The following table sets out the remaining contractual maturities at the balance sheet date of the Group’s and the Company’s financial liabilities, which are based on contractual undiscounted cash flows (including interest payments computed using contractual rates or, if floating, based on prevailing rates current at the balance sheet date) and the earliest date the Group and the Company would be required to repay:

The Group

	2008
		Total		More than	More than
		contractual	Within	1 year	2 years
	Carrying	undiscounted	1 year or	but less than	but less than	More than
	amount	cash flow	on demand	2 years	5 years	5 years
	RMB	RMB	RMB	RMB	RMB	RMB
	millions	millions	millions	millions	millions	millions
Short-term loans	63,972	65,834	65,834	—	—	—
Non-current liabilities due within one year	19,511	20,076	20,076	—	—	—
Short-term debentures payable	15,000	15,171	15,171	—	—	—
Long-term loans	64,937	70,824	1,809	11,497	17,658	39,860
Debentures payable	62,207	82,144	1,724	1,724	12,982	65,714
Total	225,627	254,049	104,614	13,221	30,640	105,574
Derivatives settled gross:
Forward exchange contracts
– outflow	(4,366)	(4,415)	(4,415)	—	—	—
– inflow	4,480	4,531	4,531	—	—	—

	2007
		Total		More than	More than
		contractual	Within	1 year	2 years
	Carrying	undiscounted	1 year or	but less than	but less than	More than
	amount	cash flow	on demand	2 years	5 years	5 years
	RMB	RMB	RMB	RMB	RMB	RMB
	millions	millions	millions	millions	millions	millions
Short-term loans	36,954	38,058	38,058	—	—	—
Non-current liabilities due within one year	13,466	14,095	14,095	—	—	—
Short-term debentures payable	10,074	10,201	10,201	—	—	—
Long-term loans	77,708	84,854	2,422	21,551	20,151	40,730
Debentures payable	42,606	54,340	1,484	1,484	12,912	38,460
	180,808	201,548	66,260	23,035	33,063	79,190

The Company

	2008
		Total		More than	More than
		contractual	Within	1 year	2 years
	Carrying	undiscounted	1 year or	but less than	but less than	More than
	amount	cash flow	on demand	2 years	5 years	5 years
	RMB	RMB	RMB	RMB	RMB	RMB
	millions	millions	millions	millions	millions	millions
Short-term loans	34,455	35,630	35,630	—	—	—
Non-current liabilities due within one year	17,505	17,972	17,972	—	—	—
Short-term debentures payable	15,000	15,171	15,171	—	—	—
Long-term loans	53,074	56,371	1,048	5,790	12,620	36,913
Debentures payable	62,207	82,144	1,724	1,724	12,982	65,714
Total	182,241	207,288	71,545	7,514	25,602	102,627
Derivatives settled gross:
Forward exchange contracts
– outflow	(657)	(670)	(670)	—	—	—
– inflow	673	686	686	—	—	—

	2007
		Total		More than	More than
		contractual	Within	1 year	2 years
	Carrying	undiscounted	1 year or	but less than	but less than	More than
	amount	cash flow	on demand	2 years	5 years	5 years
	RMB	RMB	RMB	RMB	RMB	RMB
	millions	millions	millions	millions	millions	millions
Short-term loans	21,952	22,634	22,634	—	—	—
Non-current liabilities due within one year	12,813	13,403	13,403	—	—	—
Short-term debentures payable	10,074	10,201	10,201	—	—	—
Long-term loans	67,055	71,312	1,783	18,725	13,824	36,980
Debentures payable	42,606	54,340	1,484	1,484	12,912	38,460
	154,500	171,890	49,505	20,209	26,736	75,440

Management believes that the Group’s current cash on hand, expected cash flows from operations and available standby credit facilities from financial institutions will be sufficient to meet the Group’s working capital requirements and repay its short term debts and obligations when they become due.

52	FINANCIAL INSTRUMENTS (Continued)

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return on risk.

(a) Currency risk

Currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Group’s currency risk exposure primarily relates to short-term and long-term debts and loans from Sinopec Group Company and fellow subsidiaries denominated in US Dollars, Japanese Yen and Hong Kong dollars, and the Group entered into a number of foreign exchange contracts to manage such exposure.

The changes in the fair value of forward exchange contracts that economically hedge monetary assets and liabilities in foreign currencies are recognised as finance costs in the consolidated income statement. The net fair value of forward exchange contracts used by the Group and the Company as economic hedges of monetary assets and liabilities in foreign currencies at 31 December 2008 was RMB 114 million (2007: RMB nil) and RMB 16 million (2007: RMB nil), respectively.

Included in derivative financial instruments, short-term and long-term loans of the Group are the following amounts denominated in a currency other than the functional currency of the entity to which they relate:

	The Group		The Company
	2008 millions	2007 millions	2008 millions	2007 millions
Gross exposure arising from loans and borrowings
US Dollars	USD (1,232)	USD (780)	USD (277)	USD (121)
Japanese Yen	JPY (28,037)	JPY (33,494)	JPY (28,037)	JPY (33,494)
Hong Kong Dollars	HKD (11,192)	HKD (15,135)	HKD (11,192)	HKD (15,064)
Notional amounts of forward exchange contracts
US Dollars	USD 660	USD –	USD 100	USD –

A 5 percent strengthening of Renminbi against the following currencies at 31 December 2008 and 2007 would have increased net profit for the period and retained profits of the Group by the amounts shown below. This analysis has been determined assuming that the change in foreign exchange rates had occurred at the balance sheet date and had been applied to the foreign currency balances to which the Group has significant exposure as stated above, and that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2007.

	The Group
	2008 RMB millions	2007 RMB millions
US Dollars	147	191
Japanese Yen	80	72
Hong Kong Dollars	370	475

Other than the amounts as disclosed above, the amounts of other financial assets and liabilities of the Group are substantially denominated in the functional currency of respective entity of the Group.

(b)	Interest rate risk

The Group’s interest rate risk exposure arises primarily from its short-term and long-term loans. Loans carrying interest at variable rates and at fixed rates expose the Group to cash flow interest rate risk and fair value interest rate risk respectively. The interest rates and terms of repayment of short-term and long-term loans of the Group are disclosed in Note 20 and Note 28, respectively.

As at 31 December 2008, it is estimated that a general increase/decrease of 100 basis points in variable interest rates, with all other variables held constant, would decrease/increase the Group’s net profit for the year and retained profits by approximately RMB 263 million (2007: RMB 154 million). This sensitivity analysis has been determined assuming that the change in interest rates had occurred at the balance sheet date and the change was applied to the Group’s loans outstanding at that date with exposure to cash flow interest rate risk. The analysis is performed on the same basis for 2007.

52	FINANCIAL INSTRUMENTS (Continued)

Equity price risk

The Group is exposed to equity price risk arising from changes in the Company’s own share price to the extent that the Company’s own equity instruments underlie the fair values of derivatives of the Group. At 31 December 2008, the Group is exposed to this risk through the derivative embedded in the Convertible Bonds issued by the Company as disclosed in Note 29.

At 31 December 2008, it is estimated that an increase of 20% in the Company’s own share price would decrease the Group’s profit for the year and retained profits by approximately RMB 62 million while a decrease of 20% in the Company’s own share price would have no effect to the Group’s profit for the year and retained profits. The sensitivity analysis has been determined assuming that the changes in the Company’s own share price had occurred at the balance sheet date and that all other variables remain constant.

Fair values

The fair values of the Group’s financial instruments (other than long-term debts and security investments) approximate their carrying amounts due to the short-term maturity of these instruments. The fair values of long-term debts are estimated by discounting future cash flows using current market interest rates offered to the Group for debt with substantially the same characteristics and maturities ranging 3.58% to 5.94% (2007: 5.40% to 6.97%). The following table presents the carrying amount and fair value of the Group’s long-term debts other than loans from Sinopec Group Company and fellow subsidiaries at 31 December 2008 and 2007:

	2008 RMB millions	2007 RMB millions
Carrying amount	109,415	96,420
Fair value	113,060	95,600

The Group has not developed an internal valuation model necessary to make the estimate of the fair value of loans from Sinopec Group Company and fellow subsidiaries as it is not considered practicable to estimate their fair value because the cost of obtaining discount and borrowing rates for comparable borrowings would be excessive based on the Reorganisation of the Group, its existing capital structure and the terms of the borrowings.

The fair value of available-for-sale financial assets, which amounted to RMB 154 million as at 31 December 2008 (2007: RMB 653 million) was based on quoted market price. Other unquoted equity investments are individually and in the aggregate not material to the Group’s financial position or results of operations. There are no listed market prices for such interests in the PRC and, accordingly, a reasonable estimate of fair value could not be made without incurring excessive costs. The Group intends to hold these unquoted equity investments for long term purpose.

Except for the above items, the financial assets and liabilities of the Group are carried at amounts not materially different from their fair values as at 31 December 2008 and 2007.

53	EXTRAORDINARY GAIN AND LOSS

Pursuant to “Questions and answers in the prepayment of information disclosures of companies issuing public shares, No.1 – Extraordinary gain and loss” (2008), the extraordinary gains and losses of the Group are as follows:

	2008 RMB millions	2007 RMB millions
Extraordinary gain and loss for the year:
(Gain)/loss on disposal of fixed assets	(248)	618
Employee reduction expenses	306	399
Donations	104	158
Gain on disposal of long-term investments	(70)	(315)
Gain on disposal of available-for-sale financial assets	(186)	(1,160)
Loss of subsidiaries generated from a business combination involving entities under common control before acquisition date	—	205
Other non-operating income and expenses, excluding impairment loss on long-lived assets	194	(682)
	100	(777)
Tax effect	(25)	256
Total	75	(521)
Attributable to:Equity shareholders of the Company	131	36
Minority interests	(56)	(557)

54	BASIC AND DILUTED EARNINGS PER SHARE

The calculations of basic earnings per share for the year ended 31 December 2008 is based on the profit attributable to the ordinary equity shareholders of the Company of RMB 29,689 million (2007: RMB 56,515 million) and the weighted average number of shares of 86,702,439,000 (2007: 86,702,439,000) during the period. For the year ended 31 December 2007, diluted earnings per share is calculated on the same basis as basic earnings per share, since the effect of the Convertible Bonds was anti-dilutive for that year.

The calculation of diluted earnings per share for the year ended 31 December 2008 is based on the profit attributable to ordinary equity shareholders of the Company of RMB 26,512 million and the weighted average number of shares of 87,789,799,595 calculated as follows:

	(i)	Profit attributable to equity shareholders of the Company (diluted)

2008 RMB millions
Profit attributable to ordinary equity shareholders of the Company	29,689
After tax effect of exchange gain net of interest expense on the Convertible Bonds	(217)
After tax effect of fair value gain on embedded derivative component of the Convertible Bonds	(2,960)
Profit attributable to ordinary equity shareholders of the Company (diluted)	26,512

(ii)	Weighted average number of shares (diluted)

2008 RMB millions
Weighted average number of shares at 31 December	86,702,439,000
Effect of conversion of the Convertible Bonds	1,087,360,595
Weighted average number of shares (diluted) at 31 December	87,789,799,595

The calculation of diluted earnings per share for year ended 31 December 2008 excludes the effect of the Warrants (Note 29 (iv)), since it did not have any dilutive effect.

55	POST BALANCE SHEET EVENT

Pursuant to the resolution passed at the Directors’ meeting on 27 March 2009, the Group entered into a number of agreements with Sinopec Group Company and fellow subsidiaries to acquire the entire equity interests of Sinopec Qingdao Petrochemical Company Limited and certain assets and liabilities related to the exploration and production, the refining and the marketing and distribution segments from Sinopec Group Company and fellow subsidiaries for a total cash consideration of RMB 1,839 million, and to dispose of certain assets in the Group’s chemicals segment to a fellow subsidiary for a cash consideration of RMB 157 million. These transactions are subject to the approval from the relevant PRC governmental and regulatory bodies.

REPORT OF THE INTERNATIONAL AUDITORS

To the Shareholders of
China Petroleum & Chemical Corporation
(Established in The People’s Republic of China with limited liability)

We have audited the consolidated financial statements of China Petroleum & Chemical Corporation (the “Company”) set out on pages 139 to 189, which comprise the consolidated and company balance sheets as at 31 December 2008, and the consolidated income statement, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL STATEMENTS
The directors of the Company are responsible for the preparation and the true and fair presentation of these financial statements in accordance with International Financial Reporting Standards promulgated by the International Accounting Standards Board and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

AUDITOR’S RESPONSIBILITY
Our responsibility is to express an opinion on these financial statements based on our audit. This report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of the report.

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and true and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION
In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2008 and of the Group’s profit and cash flows for the year then ended in accordance with International Financial Reporting Standards promulgated by the International Accounting Standards Board and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

KPMG
Certified Public Accountants
8th Floor, Prince’s Building
10 Chater Road
Central, Hong Kong

27 March 2009

(B)	FINANCIAL STATEMENTS PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

CONSOLIDATED INCOME STATEMENT

for the year ended 31 December 2008
(Amounts in millions, except per share data)

	Note	2008 RMB	2007 RMB
Turnover and other operating revenues
Turnover	3	1,420,321	1,173,869
Other operating revenues	4	31,780	30,974
		1,452,101	1,204,843
Other income	5	50,342	4,863
Operating expenses
Purchased crude oil, products and operating supplies and expenses		(1,285,155)	(970,929)
Selling, general and administrative expenses	6	(46,175)	(37,843)
Depreciation, depletion and amortisation		(45,823)	(43,315)
Exploration expenses, including dry holes		(8,310)	(11,105)
Personnel expenses	7	(23,285)	(22,745)
Taxes other than income tax	8	(56,799)	(34,304)
Other operating expenses, net	9	(8,773)	(3,601)
Total operating expenses		(1,474,320)	(1,123,842)
Operating profit		28,123	85,864
Finance costs
Interest expense	10	(11,326)	(7,314)
Interest income		445	405
Unrealised gain/(loss) on embedded derivative component of the Convertible Bonds	29(f)	3,947	(3,211)
Foreign currency exchange losses	(954)	(311)
Foreign currency exchange gains	3,112	2,330
Net finance costs		(4,776)	(8,101)
Investment income		390	1,657
Share of profits less losses from associates and jointly controlled entities	580	4,044
Profit before taxation		24,317	83,464
Tax benefit/(expense)	11	1,883	(24,721)
Profit for the year		26,200	58,743
Attributable to:
Equity shareholders of the Company	29,769	56,533
Minority interests		(3,569)	2,210
Profit for the year		26,200	58,743
Dividends payable to equity shareholders of the Company attributable to the year:	15
Interim dividend declared during the year	2,601	4,335
Final dividend proposed after the balance sheet date		7,803	9,971
		10,404	14,306
Earnings per share:	16
Basic		0.34	0.65
Diluted		0.30	0.65

The notes on pages 146 to 189 form part of these financial statements.

CONSOLIDATED BALANCE SHEET
as at 31 December 2008
(Amounts in millions)

	Note	2008	2007
		RMB	RMB
Non-current assets
Property, plant and equipment, net	17	403,265	375,142
Construction in progress	18	121,886	95,408
Goodwill	19	14,237	15,490
Interest in associates	21	15,595	16,865
Interest in jointly controlled entities	22	11,781	12,723
Investments	23	1,483	3,194
Deferred tax assets	28	12,810	10,439
Lease prepayments		10,817	8,224
Long-term prepayments and other assets	24	11,642	10,124
Total non-current assets		603,516	547,609
Current assets
Cash and cash equivalents		6,948	7,696
Time deposits with financial institutions		752	668
Trade accounts receivable, net	25	12,989	22,947
Bills receivable	25	3,659	12,851
Inventories	26	95,255	116,032
Prepaid expenses and other current assets	27	34,924	24,922
Income tax receivable		9,784	—
Total current assets		164,311	185,116
Current liabilities
Short-term debts	29	74,896	44,654
Loans from Sinopec Group Company and fellow subsidiaries	29	23,587	15,840
Trade accounts payable	30	56,667	93,049
Bills payable	30	17,493	12,162
Accrued expenses and other payables	31	101,878	89,171
Income tax payable		16	10,479
Total current liabilities		274,537	265,355
Net current liabilities		(110,226)	(80,239)
Total assets less current liabilities		493,290	467,370
Non-current liabilities
Long-term debts	29	90,254	83,134
Loans from Sinopec Group Company and fellow subsidiaries	29	36,890	37,180
Deferred tax liabilities	28	5,235	5,636
Other liabilities	32	11,589	8,662
Total non-current liabilities		143,968	134,612
		349,322	332,758
Equity
Share capital	33	86,702	86,702
Reserves	34	241,967	220,731
Total equity attributable to equity shareholders of the Company		328,669	307,433
Minority interests		20,653	25,325
Total equity		349,322	332,758
Approved and authorised for issue by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang
Chairman	Director, President	Director, Senior Vice President and
Chief Financial Officer

The notes on pages 146 to 189 form part of these financial statements.

BALANCE SHEET
as at 31 December 2008
(Amounts in millions)

	Note	2008	2007
		RMB	RMB
Non-current assets
Property, plant and equipment, net	17	331,912	304,795
Construction in progress	18	113,210	80,720
Investments in subsidiaries	20	61,982	63,913
Interest in associates	21	8,400	8,624
Interest in jointly controlled entities	22	5,306	5,060
Investments	23	570	1,032
Deferred tax assets	28	7,461	9,587
Lease prepayments		5,211	4,257
Long-term prepayments and other assets	24	10,054	8,212
Total non-current assets		544,106	486,200
Current assets
Cash and cash equivalents		2,227	3,079
Time deposits with financial institutions		31	26
Trade accounts receivable, net	25	11,274	13,547
Bills receivable	25	830	6,377
Inventories	26	70,246	65,884
Prepaid expenses and other current assets	27	33,050	30,166
Income tax receivable		9,768	—
Total current assets		127,426	119,079
Current liabilities
Short-term debts	29	52,747	30,136
Loans from Sinopec Group Company and fellow subsidiaries	29	14,213	14,703
Trade accounts payable	30	53,602	58,932
Bills payable	30	13,453	8,613
Accrued expenses and other payables	31	113,118	103,509
Income tax payable		—	8,979
Total current liabilities		247,133	224,872
Net current liabilities		(119,707)	(105,793)
Total assets less current liabilities		424,399	380,407
Non-current liabilities
Long-term debts	29	79,461	72,851
Loans from Sinopec Group Company and fellow subsidiaries	29	35,820	36,810
Deferred tax liabilities	28	4,456	4,611
Other liabilities	32	9,836	7,603
Total non-current liabilities		129,573	121,875
		294,826	258,532
Equity
Share capital	33	86,702	86,702
Reserves	34	208,124	171,830
Total equity		294,826	258,532

Approved and authorised for issue by the board of directors on 27 March 2009.

Su Shulin	Wang Tianpu	Dai Houliang
Chairman	Director, President	Director, Senior Vice President and
Chief Financial Officer

The notes on pages 146 to 189 form part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
for the year ended 31 December 2008
(Amounts in millions)

	Share capital RMB	Capital reserve RMB	Share premium RMB	Revaluation reserve RMB	Statutory surplus reserve RMB	Discretionary surplus reserve RMB	Other reserves RMB	Retained earnings RMB	Total equity attributable to equity shareholders of the Company RMB	Minority interests RMB	Total equity RMB
Balance at 1 January 2007	86,702	(21,590)	18,072	24,752	32,094	27,000	1,758	95,546	264,334	22,323	286,657
Net gain recognised directly in equity:
Unrealised gain for the change in fair value of available-for-sale financial assets, net of deferred tax (Note (h))	—	—	—	—	—	—	2,892	—	2,892	145	3,037
Effect of change in tax rate (Note 28 (i))	—	—	—	—	—	—	(54)	—	(54)	17	(37)
Profit for the year	—	—	—	—	—	—	—	56,533	56,533	2,210	58,743
Total recognised income for the year	—	—	—	—	—	—	2,838	56,533	59,371	2,372	61,743
Final dividend for 2006 (Note 15)	—	—	—	—	—	—	—	(9,537)	(9,537)	—	(9,537)
Interim dividend for 2007 (Note 15)	—	—	—	—	—	—	—	(4,335)	(4,335)	—	(4,335)
Adjustment to statutory surplus reserve (Note (a))	—	—	—	—	235	—	—	(235)	—	—	—
Appropriation (Note (a))	—	—	—	—	5,468	—	—	(5,468)	—	—	—
Revaluation surplus realised	—	—	—	(638)	—	—	—	638	—	—	—
Realisation of deferred tax on lease prepayments	—	—	—	—	—	—	(7)	7	—	—	—
Transfer from retained earnings to other reserves	—	—	—	—	—	—	(151)	151	—	—	—
Transfer from other reserves to capital reserve	—	(1,062)	—	—	—	—	1,062	—	—	—	—
Contribution from Sinopec Group Company (Note (f))	—	—	—	—	—	—	68	—	68	—	68
Consideration for the Acquisition of Refinery Plants (Note 1)	—	—	—	—	—	—	(2,468)	—	(2,468)	—	(2,468)
Contributions from minority interests net of distributions	—	—	—	—	—	—	—	—	—	630	630
Balance at 31 December 2007	86,702	(22,652)	18,072	24,114	37,797	27,000	3,100	133,300	307,433	25,325	332,758

	Share capital RMB	Capital reserve RMB	Share premium RMB	Revaluation reserve RMB	Statutory surplus reserve RMB	Discretionary surplus reserve RMB	Other reserves RMB	Retained earnings RMB	Total equity attributable to equity shareholders of the Company RMB	Minority interests RMB	Total equity RMB
Balance at 1 January 2008	86,702	(22,652)	18,072	24,114	37,797	27,000	3,100	133,300	307,433	25,325	332,758
Net loss recognised directly in equity:
Unrealised loss for the change in fair value of available-for-sale financial assets, net of deferred tax (Note (h))	—	—	—	—	—	—	(2,320)	—	(2,320)	(118)	(2,438)
Profit for the year	—	—	—	—	—	—	—	29,769	29,769	(3,569)	26,200
Total recognised income/(loss) for the year	—	—	—	—	—	—	(2,320)	29,769	27,449	(3,687)	23,762
Issuance of the Bonds with Warrants (Note 29 (g))	—	6,879	—	—	—	—	—	—	6,879	—	6,879
Final dividend for 2007 (Note 15)	—	—	—	—	—	—	—	(9,971)	(9,971)	—	(9,971)
Interim dividend for 2008 (Note 15)	—	—	—	—	—	—	—	(2,601)	(2,601)	—	(2,601)
Adjustment to the statutory surplus reserve (Note (a))	—	—	—	—	1,189	—	—	(1,189)	—	—	—
Appropriation (Note (a) and (b))	—	—	—	—	4,092	20,000	—	(24,092)	—	—	—
Revaluation surplus realised	—	—	—	(347)	—	—	—	347	—	—	—
Realisation of deferred tax on lease prepayments	—	—	—	—	—	—	(6)	6	—	—	—
Acquisitions of non-controlling interests of subsidiaries	—	(318)	—	—	—	—	—	—	(318)	(617)	(935)
Distribution to Sinopec Group Company (Note (e))	—	(202)	—	—	—	—	—	—	(202)	—	(202)
Distributions to minority interests net of contributions	—	—	—	—	—	—	—	—	—	(368)	(368)
Balance at 31 December 2008	86,702	(16,293)	18,072	23,767	43,078	47,000	774	125,569	328,669	20,653	349,322

Notes:
(a)
According to the Company’s Articles of Association, the Company is required to transfer 10% of its net profit in accordance with the PRC accounting policies adopted by the Group to statutory surplus reserve until the reserve balance reaches 50% of the registered capital. The transfer to this reserve must be made before distribution of a dividend to shareholders. Statutory surplus reserve can be used to make good previous years’ losses, if any, and may be converted into share capital by the issue of new shares to shareholders in proportion to their existing shareholdings or by increasing the par value of the shares currently held by them, provided that the balance after such issue is not less than 25% of the registered capital.

Before 1 January 2007, the net profit for this purpose was determined in accordance with the PRC accounting policies complying with Accounting Standards for Business Enterprises and the Accounting Regulations for Business Enterprises issued by the Ministry of Finance of the PRC (“MOF”) before 2006. On 1 January 2007, the Group adopted the accounting policies complying with the new Accounting Standards for Business Enterprises (“ASBE”) issued by the MOF on 15 February 2006, which resulted in certain PRC accounting policies being changed and applied retrospectively. The statutory surplus reserve, amounting to RMB 235 million, has been adjusted accordingly. The adjustment to the statutory surplus reserve was reflected as a movement for the year ended 31 December 2007. During the year ended 31 December 2007, the Company transferred RMB 5,468 million, being 10% of the net profit determined in accordance with the PRC accounting policies complying with ASBE, to this reserve.

Pursuant to the requirement in Cai Kuai [2008] No. 11 “Interpretation of ASBE No. 2” issued by the MOF on 7 August 2008, the Group changed certain PRC accounting policies that were applied retrospectively. The statutory surplus reserve, amounting to RMB 1,189 million, has been adjusted accordingly. The adjustment to statutory surplus reserve was reflected as a movement for the year ended 31 December 2008. During the year ended 31 December 2008, the Company transferred RMB 4,092 million, being 10% of the current year’s net profit determined in accordance with the PRC accounting policies complying with ASBE, to this reserve.

(b)
For the year ended 31 December 2008, the directors authorised the transfer of RMB 20,000 million (2007: RMB nil), subject to the shareholders’ approval at the Annual General Meeting, to the discretionary surplus reserve. The usage of the discretionary surplus reserve is similar to that of statutory surplus reserve.

(c)
According to the Company’s Articles of Association, the amount of retained earnings available for distribution to equity shareholders of the Company is the lower of the amount determined in accordance with the accounting policies complying with ASBE and the amount determined in accordance with the accounting policies complying with International Financial Reporting Standards (“IFRS”). At 31 December 2008, the amount of retained earnings available for distribution was RMB 82,147 million (2007: RMB 77,805 million), being the amount determined in accordance with the accounting policies complying with IFRS. Final dividend for the year ended 31 December 2008 of RMB 7,803 million (2007: RMB 9,971 million) proposed after the balance sheet date has not been recognised as a liability at the balance sheet date.

(d)
The capital reserve represents (i) the difference between the total amount of the par value of shares issued and the amount of the net assets transferred from Sinopec Group Company in connection with the Reorganisation and (ii) the difference between the considerations paid over the amount of the net assets of certain entities and related operations acquired from Sinopec Group Company and (iii) the equity component of the Bonds with Warrants.

(e)
During the year ended 31 December 2008, the Group paid additional consideration of RMB 96 million for the Acquisition of Refinery Plants (Note 1) to Sinopec Group Company, which was accounted for as an equity transaction. In addition, the Group acquired certain assets and liabilities, including the oilfield downhole operation (the “Downhole Assets”), from Sinopec Group Company. The difference between the consideration paid over the carrying value of these net assets acquired was RMB 106 million, which was accounted for as an equity transaction.

(f)	These represent net assets distributed to/contributed from Sinopec Group Company for no monetary consideration.

(g)	The application of the share premium account is governed by Sections 168 and 169 of the PRC Company Law.

(h)
The unrealised gain/loss for the change in fair value of available-for-sale financial assets, net of deferred tax, included the share of the change in fair value of available-for-sale financial assets in an associate based on the Group’s proportionate interest in this associate, which amounted to an unrealised loss of RMB 2,206 million (2007: an unrealised gain of RMB 2,711 million).

The notes on pages 146 to 189 form part of these financial statements.

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December 2008
(Amounts in millions)

	Note	2008	2007
		RMB	RMB
Net cash generated from operating activities	(a)	67,712	119,594
Investing activities
Capital expenditure		(99,636)	(99,946)
Exploratory wells expenditure		(8,380)	(9,913)
Purchase of investments and investments in associates		(3,089)	(1,581)
Purchase of subsidiaries, net of cash acquired		—	(3,968)
Proceeds from disposal of investments and investments in associates		1,366	1,441
Proceeds from disposal of property, plant and equipment		263	413
Acquisitions of non-controlling interests of subsidiaries		(598)	—
Purchase of time deposits with financial institutions		(1,442)	(3,373)
Proceeds from maturity of time deposits with financial institutions		1,358	3,340
Net cash used in investing activities		(110,158)	(113,587)
Financing activities
Proceeds of issuance of convertible bonds, net of issuance costs		29,850	11,368
Proceeds of issuance of corporate bonds		15,000	35,000
Proceeds from bank and other loans		1,147,279	768,039
Repayments of corporate bonds		(10,000)	(12,000)
Repayments of bank and other loans		(1,125,333)	(788,793)
Distributions to minority interests		(1,404)	(593)
Contributions from minority interests		1,137	1,223
Dividend paid		(12,572)	(13,872)
Distributions to Sinopec Group Company		(2,180)	(5,682)
Net cash generated from/(used in) financing activities		41,777	(5,310)

Net (decrease)/increase in cash and cash equivalents		(669)	697
Cash and cash equivalents at 1 January		7,696	7,063
Effect of foreign currency exchange rate changes		(79)	(64)
Cash and cash equivalents at 31 December		6,948	7,696

The notes on pages 146 to 189 form part of these financial statements.

NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December 2008
(Amounts in millions)

(a) Reconciliation of profit before taxation to net cash generated from operating activities

	2008	2007
	RMB	RMB
Operating activities
Profit before taxation	24,317	83,464
Adjustments for:
Depreciation, depletion and amortisation	45,823	43,315
Dry hole costs	4,236	6,060
Share of profits less losses from associates and jointly controlled entities	(580)	(4,044)
Investment income	(390)	(1,657)
Interest income	(445)	(405)
Interest expense	11,326	7,314
Unrealised gain on foreign currency exchange rate changes and derivative financial instruments	(2,228)	(1,463)
(Gain)/loss on disposal of property, plant and equipment, net	(248)	549
Impairment losses on long-lived assets	8,500	3,106
Gain on non-monetary contribution to a jointly controlled entity	—	(1,315)
Unrealised (gain)/ loss on embedded derivative component of the Convertible Bonds	(3,947)	3,211
	86,364	138,135
Decrease/(increase) in trade accounts receivable	10,817	(6,613)
Decrease/(increase) in bills receivable	9,193	(4,130)
Decrease/(increase) in inventories	20,799	(20,493)
Increase in prepaid expenses and other current assets	(10,581)	(2,536)
Increase in lease prepayments	(2,593)	(4,128)
Decrease in long-term prepayments and other assets	1,928	3,288
(Decrease)/increase in trade accounts payable	(37,234)	39,176
Increase/(decrease) in bills payable	5,331	(9,710)
Increase in accrued expenses and other payables	11,269	18,396
Increase/(decrease) in other liabilities	442	(207)
	95,735	151,178
Interest received	446	404
Interest paid	(11,079)	(6,971)
Investment and dividend income received	3,682	2,657
Income tax paid	(21,072)	(27,674)
Net cash generated from operating activities	67,712	119,594

The notes on pages 146 to 189 form part of these financial statements.

NOTES ON THE FINANCIAL STATEMENTS
for the year ended 31 December 2008

1	PRINCIPAL ACTIVITIES, ORGANISATION AND BASIS OF PREPARATION

Principal activities

China Petroleum & Chemical Corporation (the “Company”) is an energy and chemical company that, through its subsidiaries (hereinafter collectively referred to as the “Group”), engages in oil and gas and chemical operations in the People’s Republic of China (the “PRC”). Oil and gas operations consist of exploring for, developing and producing crude oil and natural gas; transporting crude oil and natural gas by pipelines; refining crude oil into finished petroleum products; and marketing crude oil, natural gas and refined petroleum products. Chemical operations include the manufacture and marketing of a wide range of chemicals for industrial uses.

Organisation

The Company was established in the PRC on 25 February 2000 as a joint stock limited company as part of the reorganisation (the “Reorganisation”) of China Petrochemical Corporation (“Sinopec Group Company”), the ultimate holding company of the Group and a ministry-level enterprise under the direct supervision of the State Council of the PRC. Prior to the incorporation of the Company, the oil and gas and chemical operations of the Group were carried on by oil administration bureaux, petrochemical and refining production enterprises and sales and marketing companies of Sinopec Group Company.

As part of the Reorganisation, certain of Sinopec Group Company’s core oil and gas and chemical operations and businesses together with the related assets and liabilities were transferred to the Company. On 25 February 2000, in consideration for Sinopec Group Company transferring such oil and gas and chemical operations and businesses and the related assets and liabilities to the Company, the Company issued 68.8 billion domestic state-owned ordinary shares with a par value of RMB 1.00 each to Sinopec Group Company. The shares issued to Sinopec Group Company on 25 February 2000 represented the entire registered and issued share capital of the Company at that date. The oil and gas and chemical operations and businesses transferred to the Company related to (i) the exploration, development and production of crude oil and natural gas, (ii) the refining, transportation, storage and marketing of crude oil and petroleum products, and (iii) the production and sale of chemicals.

Basis of preparation

Pursuant to the resolution passed at the Directors’ meeting on 28 December 2007, the Group acquired the controlling equity interests of Zhanjiang Dongxing Petrochemical Company Limited, Sinopec Hangzhou Oil Refinery Plant, Yangzhou Petrochemical Plant, Jiangsu Taizhou Petrochemical Plant and Sinopec Qingjiang Petrochemical Company Limited (collectively “Refinery Plants”) from Sinopec Group Company (hereinafter referred to as the “Acquisition of Refinery Plants”). In accordance with the acquisition agreement with Sinopec Group Company, the Group paid a cash consideration of RMB 2,468 million to Sinopec Group Company during the year ended 31 December 2007, which is subject to further adjustment, if any, made by State-owned Assets Supervision and Administration Commission of the State Council (“SASAC”). During the year ended 31 December 2008, the consideration was adjusted by SASAC and the Group paid an additional consideration of RMB 96 million to Sinopec Group Company.

As the Group and Refinery Plants are under the common control of Sinopec Group Company, the Acquisition of Refinery Plants has been reflected in the accompanying consolidated financial statements as combination of entities under common control in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities of Refinery Plants have been accounted for at historical cost and the consolidated financial statements of the Company prior to this acquisition have been restated to include the results of operations and the assets and liabilities of Refinery Plants on a combined basis. The difference between the total consideration paid over the amount of the net asset of Refinery Plants was accounted for as an equity transaction.

The accompanying financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). IFRS includes International Accounting Standards (“IAS”) and related interpretations. These financial statements also comply with the disclosure requirements of the Hong Kong Companies Ordinance and the applicable disclosure provisions of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited. A summary of the principal accounting policies adopted by the Group and the Company are set out in Note 2.

The IASB has issued certain new and revised IFRS that are first effective or available for early adoption for the current accounting period of the Group and the Company. There have been no significant changes to the accounting policies applied in these financial statements for the years presented as a result of these developments, except for the early adoption of revised IFRS 3 “Business Combinations” (“revised IFRS 3”) and the amended IAS 27 “Consolidated and Separate Financial Statements” (“amended IAS 27”). The impact of the early adoptions of revised IFRS 3 and amended IAS 27, which have been applied prospectively, is that any changes in the Company’s ownership interests in a subsidiary on or after 1 January 2008 that do not result in a loss of control are recognised as equity transactions. The early adoptions of revised IFRS 3 and amended IAS 27 did not have a significant impact to the Group’s consolidated financial statments for the year ended 31 December 2008.

The Group has not adopted any other new standard or interpretation that is not yet effective for the current accounting period (Note 42).

The accompanying financial statements are prepared on the historical cost basis as modified by the revaluation of certain property, plant and equipment (Note 2(f)) and by the remeasurement of available-for-sale securities (Note 2(k)), derivative financial instruments (Note 2(p)) and derivative component of the convertible bonds (Note 2(o)) to their fair values.

The preparation of the financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Key assumptions and estimation made by management in the application of IFRS that have significant effect on the financial statements and have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities in the following financial year are disclosed in Note 41.

2	PRINCIPAL ACCOUNTING POLICIES

	(a)	Basis of consolidation

The consolidated financial statements comprise the Company and its subsidiaries, and the Group’s interest in associates and jointly controlled entities.

(i) Subsidiaries

Subsidiaries are those entities controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The financial statements of subsidiaries are included in the consolidated financial statements from the date that control effectively commences until the date that control effectively ceases.

Minority interests at the balance sheet date, being the portion of the net assets of subsidiaries attributable to equity interests that are not owned by the Company, whether directly or indirectly through subsidiaries, are presented in the consolidated balance sheet and statement of changes in equity within equity, separately from equity attributable to the equity shareholders of the Company. Minority interests in the results of the Group are presented on the face of the consolidated income statement as an allocation of the total profit or loss for the period between minority interests and the equity shareholders of the Company.

In the Company’s balance sheet, investments in subsidiaries are stated at cost less impairment losses (Note 2(l)).

The particulars of the Group’s principal subsidiaries are set out in Note 39.

(ii) Associates and jointly controlled entities

An associate is an entity, not being a subsidiary, in which the Group or the Company exercises significant influence over its management. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

A jointly controlled entity is an entity which operates under a contractual arrangement between the Group or the Company and other parties, where the contractual arrangement establishes that the Group or the Company and one or more of the other parties share joint control over the economic activity of the entity.

Investments in associates and jointly controlled entities are accounted for in the consolidated financial statements using the equity method from the date that significant influence or joint control commences until the date that significant influence or joint control ceases.

In the Company’s balance sheet, investments in associates and jointly controlled entities are stated at cost less impairment losses (Note 2(l)).

(iii) Transactions eliminated on consolidation

Inter-company balances and transactions and any unrealised gains arising from inter-company transactions are eliminated on consolidation. Unrealised gains arising from transactions with associates and jointly controlled entities are eliminated to the extent of the Group’s interest in the entity. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

	(b)	Translation of foreign currencies

The presentation currency of the Group is Renminbi. Foreign currency transactions during the year are translated into Renminbi at the applicable rates of exchange quoted by the People’s Bank of China (“PBOC”) prevailing on the transaction dates. Foreign currency monetary assets and liabilities are translated into Renminbi at the PBOC’s rates at the balance sheet date.

Exchange differences, other than those capitalised as construction in progress, are recognised as income or expense in the “finance costs” section of the consolidated income statement.

	(c)	Cash and cash equivalents

Cash equivalents consist of time deposits with financial institutions with an initial term of less than three months when purchased. Cash equivalents are stated at cost, which approximates fair value.

	(d)	Trade, bills and other receivables

Trade, bills and other receivables are initially recognised at fair value and thereafter stated at amortised cost less impairment losses for bad and doubtful debts (Note 2(l)). Trade, bills and other receivables are derecognised if the Group’s contractual rights to the cash flows from these financial assets expire or if the Group transfers these financial assets to another party without retaining control or substantially all risks and rewards of the assets.

	(e)	Inventories

Inventories, other than spare parts and consumables, are stated at the lower of cost and net realisable value. Cost includes the cost of purchase computed using the weighted average method and, in the case of work in progress and finished goods, direct labour and an appropriate proportion of production overheads. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

Spare parts and consumables are stated at cost less any provision for obsolescence.

2	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(f)	Property, plant and equipment

An item of property, plant and equipment is initially recorded at cost, less accumulated depreciation and impairment losses (Note 2(l)). The cost of an asset comprises its purchase price, any directly attributable costs of bringing the asset to working condition and location for its intended use. Subsequent to the revaluation, which was based on depreciated replacement costs, property, plant and equipment are carried at revalued amount, being the fair value at the date of the revaluation less any subsequent accumulated depreciation and impairment losses. Revaluations are performed periodically to ensure that the carrying amount does not differ materially from that which would be determined using fair value at the balance sheet date. The Group recognises in the carrying amount of an item of property, plant and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the Group and the cost of the item can be measured reliably. All other expenditure is recognised as an expense in the consolidated income statement in the year in which it is incurred.

Gains or losses arising from the retirement or disposal of an item of property, plant and equipment, other than oil and gas properties, are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognised as income or expense in the consolidated income statement on the date of retirement or disposal. On disposal of a revalued asset, the related revaluation surplus is transferred from the revaluation reserve to retained earnings.

Depreciation is provided to write off the cost/revalued amount of items of property, plant and equipment, other than oil and gas properties, over its estimated useful life on a straight-line basis, after taking into account its estimated residual value, as follows:

Buildings	15 to 45 years
Plant, machinery, equipment, and others	4 to 18 years
Oil depots, storage tanks and service stations	8 to 25 years

Where parts of an item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis between the parts and each part is depreciated separately. Both the useful life of an asset and its residual value, if any, are reassessed annually.

(g)	Oil and gas properties

The Group uses the successful efforts method of accounting for its oil and gas producing activities. Under this method, costs of development wells and the related support equipment are capitalised. The cost of exploratory wells is initially capitalised as construction in progress pending determination of whether the well has found proved reserves. The impairment of exploratory well costs occurs upon the determination that the well has not found proved reserves. Exploratory wells that find oil and gas reserves in any area requiring major capital expenditure are expensed unless the well has found a sufficient quantity of reserves to justify its completion as a producing well if the required capital expenditure is made, and drilling of the additional exploratory wells is under way or firmly planned for the near future. However, in the absence of a determination of the discovery of proved reserves, exploratory well costs are not carried as an asset for more than one year following completion of drilling. If, after one year has passed, a determination of the discovery of proved reserves cannot be made, the exploratory well costs are impaired and charged to expense. All other exploration costs, including geological and geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred. Capitalised costs relating to proved properties are amortised at the field level on a unit-of-production method. The amortisation rates are determined based on oil and gas reserves estimated to be recoverable from existing facilities over the shorter of the economic lives of crude oil and natural gas reservoirs and the terms of the relevant production licenses.

Gains and losses on the disposal of proved oil and gas properties are not recognised unless the disposal encompasses an entire property. The proceeds on such disposals are credited to the carrying amounts of oil and gas properties.

Management estimates future dismantlement costs for oil and gas properties with reference to engineering estimates after taking into consideration the anticipated method of dismantlement required in accordance with the industry practices. These estimated future dismantlement costs are discounted at a credit-adjusted risk-free rate and are capitalised as oil and gas properties, which are subsequently amortised as part of the costs of the oil and gas properties.

(h)	Lease prepayments

Lease prepayments represent land use rights paid to the relevant government authorities. Land use rights are carried at cost less the accumulated amount charged to expense and impairment losses (Note 2(l)). The cost of lease prepayments are charged to expense on a straight-line basis over the respective periods of the rights.

(i)	Construction in progress

Construction in progress represents buildings, oil and gas properties, various plant and equipment under construction and pending installation, and is stated at cost less impairment losses (Note 2(l)). Cost comprises direct costs of construction as well as interest charges, and foreign exchange differences on related borrowed funds to the extent that they are regarded as an adjustment to interest charges, during the periods of construction.

Construction in progress is transferred to property, plant and equipment when the asset is substantially ready for its intended use.

No depreciation is provided in respect of construction in progress.

2	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(j)	Goodwill

Goodwill represents amounts arising on acquisition of subsidiaries, associates or jointly controlled entities. Goodwill represents the difference between the cost of acquisition and the fair value of the net identifiable assets acquired.

Prior to 1 January 2008, the acquisition of the minority interests (or non-controlling interests) of a consolidated subsidiary was accounted using the acquisition method whereby the difference between the cost of acquisition and the fair value of the net identifiable assets acquired (on a proportionate share) was recognised as goodwill. From 1 January 2008, any difference between the amount by which the non-controlling interest is adjusted (such as through an acquisition of the non-controlling interests) and the cash or other considerations paid is recognised in equity.

Goodwill is stated at cost less accumulated impairment losses. Goodwill is allocated to cash-generating units and is tested annually for impairment (Note 2(l)). In respect of associates or jointly controlled entities, the carrying amount of goodwill is included in the carrying amount of the interest in the associate or jointly controlled entity.

	(k)	Investments

Investment in available-for-sale equity securities are carried at fair value with any change in fair value recognised directly in equity. When these investments are derecognised or impaired, the cumulative gain or loss previously recognised directly in equity is recognised in the income statement. Investments in equity securities, other than investments in associates and jointly controlled entities, that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are recognised in the balance sheet at cost less impairment losses (Note 2(l)).

	(l)	Impairment of assets

(i)
Trade accounts receivable, other receivables and investment in equity securities that do not have an quoted market price in an active market, other than investments in associates and jointly controlled entities, are reviewed at each balance sheet date to determine whether there is objective evidence of impairment. If any such evidence exists, an impairment loss is determined and recognised.

The impairment loss is measured as the difference between the asset’s carrying amount and the estimated future cash flows, discounted at the current market rate of return for a similar financial asset where the effect of discounting is material, and is recognised as an expense in the income statement. Impairment losses for trade and other receivables are reversed through the income statement if in a subsequent period the amount of the impairment losses decreases. Impairment losses for equity securities are not reversed.

(ii) Impairment of other long-lived assets is accounted as follows:

The carrying amounts of other long-lived assets, including property, plant and equipment, construction in progress, lease prepayment and investments in associates and jointly controlled entities, are reviewed at each balance sheet date to identify indicators that the assets may be impaired. These assets are tested for impairment whenever events or changes in circumstances indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. For goodwill, the recoverable amount is estimated at each balance sheet date.

The recoverable amount is the greater of the fair value less costs to sell and the value in use. In determining the value in use, expected future cash flows generated by the asset are discounted to their present value using a pre-tax discount rate that reflects current market assessments of time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).

The amount of the reduction is recognised as an expense in the income statement unless the asset is carried at revalued amount for which an impairment loss is recognised directly against any related revaluation reserve to the extent that the impairment loss does not exceed the amount held in the revaluation reserve for that same asset. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit and then, to reduce the carrying amount of the other assets in the unit on a pro rata basis, except that the carrying value of an asset will not be reduced below its individual fair value less costs to sell, or value in use, if determinable.

Management assesses at each balance sheet date whether there is any indication that an impairment loss recognised for an asset, except in the case of goodwill, in prior years may no longer exist. An impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount. A subsequent increase in the recoverable amount of an asset, when the circumstances and events that led to the write-down or write-off cease to exist, is recognised as an income unless the asset is carried at revalued amount. Reversal of an impairment loss on a revalued asset is credited to the revaluation reserve except for impairment loss which was previously recognised as an expense in the income statement; a reversal of such impairment loss is recognised as an income. The reversal is reduced by the amount that would have been recognised as depreciation had the write-down or write-off not occurred. An impairment loss in respect of goodwill is not reversed.

	(m)	Trade, bills and other payables

Trade, bills and other payables are initially recognised at fair value and thereafter stated at amortised cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

	(n)	Interest-bearing borrowings

Interest-bearing borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in income statement over the period of borrowings using the effective interest method.

2	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(o)	Convertible bonds

(i) Convertible bonds that contain an equity component

Convertible bonds that can be converted to equity share capital at the option of the holder, where the number of shares that would be issued on conversion and the value of the consideration that would be received at that time do not vary, are accounted for as compound financial instruments that contain both a liability component and an equity component.

At initial recognition, the liability component of the convertible bonds is measured as the present value of the future interest and principal payments, discounted at the market rate of interest applicable at the time of initial recognition to similar liabilities that do not have a conversion option. Any excess of proceeds over the amount initially recognised as the liability component is recognised as the equity component. Transaction costs that relate to the issuance of the convertible bonds are allocated to the liability and equity components in proportion to the allocation of proceeds.

The liability component is subsequently carried at amortised cost. The interest expense on the liability component is calculated using the effective interest method. The equity component is recognised in the capital reserve until the bond is converted or redeemed.

capital and share premium as consideration for the shares issued. If the bond is redeemed, the capital reserve is transferred to retained earnings.

(ii) Other convertible bonds

Convertible bonds issued with a cash settlement option and other embedded derivative features are accounted for as compound financial instruments that contain a liability component and a derivative component.

At initial recognition, the derivative component of the convertible bonds is measured at fair value. Any excess of proceeds over the amount initially recognised as the derivative component is recognised as the liability component. Transaction costs that relate to the issuance of the convertible bonds are allocated to the liability and derivative components in proportion to the allocation of proceeds. The portion of the transaction costs relating to the liability component is recognised initially as part of the liability. The portion relating to the derivative component is recognised immediately as an expense in the income statement.

The derivative component is subsequently remeasured at each balance sheet date and any gains or losses arising from change in the fair value are recognised in the income statement. The liability component is subsequently carried at amortised cost until extinguished on conversion or redemption. The interest expense recognised in the income statement on the liability component is calculated using the effective interest method. Both the liability and the related derivative components are presented together for financial statements reporting purposes.

If the convertible bonds are converted, the carrying amounts of the derivative and liability components are transferred to share capital and share premium as consideration for the shares issued. If the convertible bonds are redeemed, any difference between the amount paid and the carrying amounts of both components is recognised in the income statement.

	(p)	Derivative financial instruments

Derivative financial instruments are recognised initially at fair value. At each balance sheet date the fair value is remeasured. The gain or loss on remeasurement of derivative financial instruments to fair value, except where the derivatives qualify for cash flow hedge accounting or hedge the net investment in a foreign operation, is recognised in the consolidated income statement.

	(q)	Provisions and contingent liability

A provision is recognised for liability of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made.

When it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

Provisions for future dismantlement costs are initially recognised based on the present value of the future costs expected to be incurred in respect of the Group’s expected dismantlement and abandonment costs at the end of related oil and gas exploration and development activities. Any subsequent change in the present value of the estimated costs, other than the change due to passage of time which is regarded as interest cost, is reflected as an adjustment to the provision and oil and gas properties.

A provision for onerous contracts is recognised when the expected economic benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract.

	(r)	Revenue recognition

Revenues associated with the sale of crude oil, natural gas, petroleum and chemical products and ancillary materials are recorded when the customer accepts the goods and the significant risks and rewards of ownership and title have been transferred to the buyer. Revenue from the rendering of services is recognised in the income statement upon performance of the services. No revenue is recognised if there are significant uncertainties regarding recovery of the consideration due, the possible return of goods, or when the amount of revenue and the costs incurred or to be incurred in respect of the transaction cannot be measured reliably.

Interest income is recognised on a time apportioned basis that takes into account the effective yield on the asset.

A government grant that becomes receivable as compensation for expenses or losses already incurred with no future related costs is recognised as income in the period in which it becomes receivable.

2	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(s)	Borrowing costs

Borrowing costs are expensed in the income statement in the period in which they are incurred, except to the extent that they are capitalised as being attributable to the construction of an asset which necessarily takes a period of time to get ready for its intended use.

	(t)	Repairs and maintenance expenditure

Repairs and maintenance expenditure is expensed as incurred.

	(u)	Environmental expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed as incurred.

Liabilities related to future remediation costs are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. As facts concerning environmental contingencies become known to the Group, the Group reassesses its position both with respect to accrued liabilities and other potential exposures.

	(v)	Research and development expense

Research and development expenditures are expensed in the period in which they are incurred. Research and development expense amounted to RMB 3,427 million for the year ended 31 December 2008 (2007: RMB 3,419 million).

	(w)	Operating leases

Operating lease payments are charged to the income statement on a straight-line basis over the period of the respective leases.

	(x)	Employee benefits

The contributions payable under the Group’s retirement plans are recognised as an expense in the income statement as incurred and according to the contribution determined by the plans. Further information is set out in Note 37.

Termination benefits, such as employee reduction expenses, are recognised when, and only when, the Group demonstrably commits itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

	(y)	Income tax

Income tax comprises current and deferred tax. Current tax is calculated on taxable income by applying the applicable tax rates. Deferred tax is provided using the balance sheet liability method on all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes only to the extent that it is probable that future taxable income will be available against which the assets can be utilised. Deferred tax is calculated on the basis of the enacted tax rates that are expected to apply in the period when the asset is realised or the liability is settled. The effect on deferred tax of any changes in tax rates is charged or credited to the income statement, except for the effect of a change in tax rate on the carrying amount of deferred tax assets and liabilities which were previously charged or credited to equity.

The tax value of losses expected to be available for utilisation against future taxable income is set off against the deferred tax liability within the same legal tax unit and jurisdiction to the extent appropriate, and is not available for set off against the taxable profit of another legal tax unit. The carrying amount of a deferred tax asset is reviewed at each balance sheet date and is reduced to the extent that it is no longer probable that the related tax benefit will be realised.

	(z)	Dividends

Dividends are recognised as a liability in the period in which they are declared.

	(aa)	Segmental reporting

A business segment is a distinguishable component of the Group that is engaged in providing products or services and is subject to risks and rewards that are different from those of other segments.

The segments were determined primarily because the Group manages its exploration and production, refining, marketing and distribution, chemicals, and corporate and others businesses separately. The reportable segments are each managed separately because they manufacture and/or distribute distinct products with different production processes and due to their distinct operating and gross margin characteristics. In view of the fact that the Company and its subsidiaries operate mainly in the PRC, no geographical segment information is presented.

Management evaluates the performance and allocates resources to its operating segments on an operating income basis, without considering the effects of finance costs or investment income. Corporate administrative costs and assets are not allocated to the operating segments; instead, operating segments are billed for direct corporate services. Inter-segment transfer pricing is based on cost plus an appropriate margin, as specified by the Group’s policy.

Assets and liabilities dedicated to a particular segment’s operations are included in that segment’s total assets and liabilities. Assets which benefit more than one segment or are considered to be corporate assets are not allocated. “Unallocated assets” consists primarily of cash and cash equivalents, time deposits with financial institutions, investments, deferred tax assets and other non-current assets. “Unallocated liabilities” consists primarily of short-term and long-term debts, loans from Sinopec Group Company and fellow subsidiaries, income tax payable and deferred tax liabilities.

Interests in and share of profits from associates and jointly controlled entities are included in the segments in which the associates and jointly controlled entities operate.

3	TURNOVER

Turnover represents revenue from the sales of crude oil, natural gas, petroleum and chemical products, net of value-added tax.

4	OTHER OPERATING REVENUES

	The Group
	2008	2007
	RMB millions	RMB millions
Sale of materials, service and others	31,289	30,604
Rental income	491	370
	31,780	30,974

5	OTHER INCOME

During the year ended 31 December 2008, the Group recognised grant income of RMB 50,342 million (2007: RMB 4,863 million). These government grants were for compensation of losses incurred due to the distortion of the correlation of domestic refined petroleum product prices and the crude oil prices, and the measures taken by the Group to stabilise the supply in the PRC refined petroleum product market during the year ended 31 December 2008. There are no unfulfilled conditions and other contingencies attached to the receipts of these grants. There is no assurance that the Group will continue to receive such grant in the future.

6	SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The following items are included in selling, general and administrative expenses:

	The Group
	2008	2007
	RMB millions	RMB millions
Operating lease charges	6,986	5,897
Auditors’ remuneration – audit services	81	85
Impairment losses:
– trade accounts receivable	143	295
– other receivables	85	143

7	PERSONNEL EXPENSES

	The Group
	2008	2007
	RMB millions	RMB millions
Wages and salaries	17,669	17,763
Staff welfare	1,271	885
Contributions to retirement schemes (Note 37)	2,861	2,806
Social security contributions	1,484	1,291
	23,285	22,745

8	TAXES OTHER THAN INCOME TAX

	The Group
	2008	2007
	RMB millions	RMB millions
Consumption tax	17,524	16,324
Special oil income levy	32,823	11,208
City construction tax	3,340	3,670
Education surcharge	1,828	1,922
Resources tax	857	882
Business tax	427	298
	56,799	34,304

Consumption tax is levied on producers of gasoline, diesel, naphtha, fuel oil, jet fuel, lubricant oil and solvent oil based on a tariff rate applied to the volume of sales. Special oil income levy is levied on oil exploration and production entities based on the progressive rates ranging from 20% to 40% on the portion of the monthly weighted average sales price of the crude oil produced in the PRC exceeding USD 40 per barrel. City construction tax is levied on an entity based on its total amount of value-added tax, consumption tax and business tax.

9	OTHER OPERATING EXPENSES, NET

	The Group
	2008	2007
	RMB millions	RMB millions
Fines, penalties and compensations	105	73
Donations	104	158
Employee reduction expenses (i)	306	399
(Gain)/loss on disposal of property, plant and equipment, net	(248)	549
Impairment losses on long-lived assets (ii)	8,500	3,106
Gain on non-monetary contribution to a jointly controlled entity (iii)	—	(1,315)
Others	6	631
	8,773	3,601

Notes:

(i)
In accordance with the Group’s voluntary employee reduction plan, the Group recorded employee reduction expenses of RMB 306 million (2007: RMB 399 million) during the year ended 31 December 2008 in respect of the voluntary termination of approximately 4,900 (2007: 5,000) employees.

(ii)
The primary factor resulting in the exploration and production (“E&P”) segment impairment losses of RMB 5,991 million (2007: RMB 481 million) for the year ended 31 December 2008, that comprised of impairment losses of RMB 4,600 million (2007: RMB 481 million) of property, plant and equipment in the E&P segment (Note 17) and RMB 1,391 million (2007: RMB nil) of goodwill in respect of Sinopec Zhongyuan (Note 19), was downward reserves estimation for certain blocks of oil reverses resulting from lower crude oil pricing. The carrying values of these E&P properties and associated goodwill were written down to respective recoverable amounts which were determined based on the present values of the expected future cash flows of the assets. The crude oil pricing was a factor used in the determination of the present values of the expected future cash flows of the assets and had an impact on the recognition of the asset and goodwill impairment.

Impairment losses recognised on property, plant and equipment of the chemicals segment were RMB 1,511 million (2007: RMB 318 million) for the year ended 31 December 2008. Impairment losses recognised on long-lived assets of the refining segment of RMB 270 million (2007: RMB 1,070 million) for the year ended 31 December 2008 comprised of impairment losses of RMB 270 million on property, plant and equipment (2007: RMB 916 million and RMB 154 million on property, plant and equipment and construction in progress, respectively). These impairment losses relate to certain refining and chemicals production facilities that are held for use and a refining construction in progress. The carrying values of these facilities were written down to their recoverable amounts that were primarily determined based on the asset held for use model using the present value of estimated future cash flows of the production facilities. The primary factor resulting in the impairment losses on long-lived assets of the refining and chemicals segments was due to the drop in profit margin caused by the adverse changes in the business environment.

Impairment losses recognised on long-lived assets of the marketing and distribution segment of RMB 709 million (2007: RMB 1,237 million) for the year ended 31 December 2008, comprised of impairment losses of RMB 698 million and RMB 11 million (2007: RMB 1,194 million and RMB 43 million) of property, plant and equipment and construction in progress, respectively, primarily relate to certain service stations and certain construction in progress that were closed or abandoned during the year. In measuring the amounts of impairment charges, the carrying amounts of these assets were compared to the present value of the expected future cash flows of the assets, as well as information about sales and purchases of similar properties in the same geographic area.

(iii)
During the year ended 31 December 2007, the Group contributed certain property, plant and equipment and construction in progress with carrying amounts of RMB 1,239 million and RMB 601 million, respectively, in exchange for a 50% equity interest in a newly set up jointly controlled entity and recognised a gain of RMB 1,315 million, representing the portion of the difference between the carrying amount of these assets and their fair value attributable to the equity interests of the other venturer. The other venturer contributed the other 50% equity interest in cash representing the fair values of the property, plant and equipment and construction in progress as determined by a valuation performed by an independent valuer.

10	INTEREST EXPENSE

	The Group
	2008	2007
	RMB millions	RMB millions
Interest expense incurred	12,465	7,927
Less: Interest expense capitalised*	(1,569)	(966)
	10,896	6,961
Accretion expenses (Note 32)	430	353
Interest expense	11,326	7,314

* Interest rates per annum at which borrowing costs were capitalised for construction in progress	3.8% to 7.1%	3.6% to 7.1%

11	TAX (BENEFIT)/EXPENSE

Tax (benefit)/expense in the consolidated income statement represents:

	The Group
	2008	2007
	RMB millions	RMB millions
Current tax
– Provision for the year	609	28,628
– Under-provision in prior years	216	249
Deferred taxation (Note 28)	(2,708)	(4,156)
	(1,883)	24,721

Reconciliation between actual income tax (benefit)/expense and the expected income tax at applicable statutory tax rates is as follows:

	The Group
	2008	2007
	RMB millions	RMB millions
Profit before taxation	24,317	83,464
Expected PRC income tax expense at a statutory tax rate of 25% (2007: 33%)	6,079	27,543
Tax effect of differential tax rate (i)	1,213	(1,959)
Tax effect of non-deductible expenses	864	1,400
Tax effect of non-taxable income (iii)	(11,203)	(3,767)
Tax effect of tax losses not recognised	948	103
Under-provision in prior years	216	249
Tax credit for domestic equipment purchases	—	(500)
Effect of change in tax rate on deferred tax (ii)	—	1,652
Actual income tax (benefit)/expense	(1,883)	24,721

Substantially all income before income tax and related tax (benefit)/expense is from PRC sources.

Notes:

(i)
The provision for PRC current income tax is based on a statutory income tax rate of 25% (2007: 33%) of the assessable income of the Group as determined in accordance with the relevant income tax rules and regulations of the PRC, except for certain entities of the Group, which are taxed at a preferential rate of 15% or 18%.

(ii)
On 16 March 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the People’s Republic of China (“new tax law”), which took effect on 1 January 2008. According to the new tax law, a unified corporate income tax rate of 25% is applied to PRC entities; however certain entities previously taxed at a preferential rate are subject to a transition period during which their tax rate will gradually be increased to the unified rate of 25% over a five-year period starting from 1 January 2008.

Based on the new tax law, the income tax rate applicable to the Group, except for certain entities of the Group, is reduced from 33% to 25% from 1 January 2008. Based on a tax notice issued by the State Council on 26 December 2007, the applicable tax rates for entities operating in special economic zones, which were previously taxed at the preferential rate of 15%, are 18%, 20%, 22%, 24% and 25% in 2008, 2009, 2010, 2011 and 2012 onward, respectively. According to the same notice, the applicable tax rate for entities operating in the western region of the PRC which were granted a preferential tax rate of 15% from 2004 to 2010, remains at 15% in 2008, 2009 and 2010 and will be increased to 25% from 1 January 2011.

(iii)	The tax effect of non-taxable income for the year ended 31 December 2008 primarily related to the grant income.

12	DIRECTORS’ AND SUPERVISORS’ EMOLUMENTS

	(a)	Directors’ and supervisors’ emoluments are as follows:

		Salaries,		Retirement
	Directors’/	allowances and	Discretionary	scheme	2008
Name	supervisors’ fee	benefits in kind	bonuses	contributions	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Directors
Su Shulin	—	—	—	—	—
Zhou Yuan	—	—	—	—	—
Wang Tianpu	—	318	502	23	843
Zhang Jianhua	—	306	479	23	808
Wang Zhigang	—	306	479	23	808
Dai Houliang	—	306	479	23	808
Fan Yifei	48	—	—	—	48
Yao Zhongmin	48	—	—	—	48
Independent non-executive directors
Liu Zhongli	240	—	—	—	240
Shi Wanpeng	240	—	—	—	240
Li Deshui	240	—	—	—	240
Supervisors
Wang Zuoran	—	—	—	—	—
Kang Xianzhang	—	—	—	—	—
Zou Huiping	—	190	223	23	436
Su Wensheng	—	179	226	23	428
Zhang Jitian	—	187	223	19	429
Cui Guoqi	—	190	235	23	448
Li Zhonghua	—	177	229	18	424
Independent supervisors
Zhang Youcai	240	—	—	—	240
Li Yonggui	240	—	—	—	240
Total	1,296	2,159	3,075	198	6,728

12	DIRECTORS’ AND SUPERVISORS’ EMOLUMENTS (Continued)

		Salaries,		Retirement
	Directors’/	allowances and	Discretionary	scheme	2007
Name	supervisors’ fee	benefits in kind	bonuses	contributions	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Directors
Su Shulin (appointed on 10 August 2007)	—	—	—	—	—
Zhou Yuan	—	—	—	—	—
Wang Tianpu	—	302	502	21	825
Zhang Jianhua	—	289	479	21	789
Wang Zhigang	—	289	479	21	789
Dai Houliang	—	289	381	21	691
Fan Yifei	65	—	—	—	65
Yao Zhongmin	65	—	—	—	65
Chen Tonghai (resigned on 22 June 2007)	—	—	—	—	—
Independent non-executive directors
Liu Zhongli	240	—	—	—	240
Shi Wanpeng	240	—	—	—	240
Li Deshui	240	—	—	—	240
Supervisors
Wang Zuoran	—	—	—	—	—
Kang Xianzhang	—	—	—	—	—
Zou Huiping	—	162	114	21	297
Su Wensheng	—	162	195	21	378
Zhang Jitian	—	162	114	21	297
Cui Guoqi	—	168	198	21	387
Li Zhonghua	—	154	127	16	297
Independent supervisors
Zhang Youcai	240	—	—	—	240
Li Yonggui	240	—	—	—	240
Total	1,330	1,977	2,589	184	6,080

(b)
During the year ended 31 December 2007, in accordance with the “Provisional measure of performance assessment for the management of state-owned enterprises” issued by the State-owned Assets Supervision and Administration Commission of the State Council in 2006, the Company paid bonuses amounting to RMB 3.785 million to four executive directors and five supervisors in relation to their performance in the years ended 31 December 2004, 2005 and 2006.

13	SENIOR MANAGEMENT’S EMOLUMENTS

For the year ended 31 December 2008, of the five highest paid individuals, four (2007: four) are directors whose emoluments are disclosed in Note 12. The emoluments in respect of the other one highest paid individual are as follows:

	2008	2007
	RMB’000	RMB’000
Salaries and other emoluments	785	1,369
Retirement scheme contributions	23	21
	808	1,390

The emoluments of the one (2007: one) highest paid individual is within the following bands:

	2008	2007
	Number	Number
Nil to HK$ 1,000,000	1	—
HK$ 1,000,000 to HK$ 2,000,000	—	1

14	PROFIT ATTRIBUTABLE TO EQUITY SHAREHOLDERS OF THE COMPANY

The consolidated profit attributable to equity shareholders of the Company includes a profit of RMB 30,708 million (2007: RMB 46,311 million) which has been dealt with in the financial statements of the Company.

15	DIVIDENDS

Dividends payable to equity shareholders of the Company attributable to the year represent:

	2008	2007
	RMB millions	RMB millions
Dividends declared and paid during the year of RMB 0.03 per share (2007: RMB 0.05 per share)	2,601	4,335
Dividends declared after the balance sheet date of RMB 0.09 per share (2007: RMB 0.115 per share)	7,803	9,971
	10,404	14,306

Pursuant to the Company’s Articles of Association and a resolution passed at the Directors’ meeting on 22 August 2008, the directors authorised to declare an interim dividend for the year ended 31 December 2008 of RMB 0.03 (2007: RMB 0.05) per share totalling RMB 2,601 million (2007: RMB 4,335 million), which was paid on 19 September 2008.

Pursuant to a resolution passed at the Directors’ meeting on 27 March 2009, a final dividend in respect of the year ended 31 December 2008 of RMB 0.09 (2007: RMB 0.115) per share totalling RMB 7,803 million (2007: RMB 9,971 million) was proposed for shareholders’ approval at the Annual General Meeting. Final dividend of RMB 7,803 million (2007: RMB 9,971 million) proposed after the balance sheet date has not been recognised as a liability at the balance sheet date.

Dividends payable to equity shareholders of the Company attributable to the previous financial year, approved and paid during the year represent:
	2008	2007
	RMB millions	RMB millions
Final dividends in respect of the previous financial year, approved and paid during the year of RMB 0.115 per share (2007: RMB 0.11 per share)	9,971	9,537

Pursuant to the shareholders’ approval at the Annual General Meeting on 26 May 2008, a final dividend of RMB 0.115 per share totalling RMB 9,971 million in respect of the year ended 31 December 2007 was declared and paid on 30 June 2008.

Pursuant to the shareholders’ approval at the Annual General Meeting on 29 May 2007, a final dividend of RMB 0.11 per share totalling RMB 9,537 million in respect of the year ended 31 December 2006 was declared and paid on 29 June 2007.

16	BASIC AND DILUTED EARNINGS PER SHARE

The calculation of basic earnings per share for the year ended 31 December 2008 is based on the profit attributable to ordinary equity shareholders of the Company of RMB 29,769 million (2007: RMB 56,533 million) and the weighted average number of shares of 86,702,439,000 (2007: 86,702,439,000) during the year. For the year ended 31 December 2007, diluted earnings per share is calculated on the same basis as basic earnings per share, since the effect of the Convertible Bonds (Note 29(f)) was anti-dilutive for that year.

The calculation of diluted earnings per share for the year ended 31 December 2008 is based on the profit attributable to ordinary equity shareholders of the Company of RMB 26,592 million and the weighted average number of the shares of 87,789,799,595 calculated as follows:

	(i)	Profit attributable to ordinary equity shareholders of the Company (diluted)

2008
RMB millions
Profit attributable to ordinary equity shareholders of the Company	29,769
After tax effect of exchange gain net of interest expense of the Convertible Bonds	(217)
After tax effect of unrealised gain on embedded derivative component of the Convertible Bonds	(2,960)
Profit attributable to ordinary equity shareholders of the Company (diluted)	26,592

(ii)	Weighted average number of shares (diluted)

2008
Number of shares
Weighted average number of shares at 31 December	86,702,439,000
Effect of conversion of the Convertible Bonds	1,087,360,595
Weighted average number of shares (diluted) at 31 December	87,789,799,595

The calculation of diluted earnings per share for year ended 31 December 2008 excludes the effect of the Warrants (Note 29(g)), since it did not have any dilutive effect.

17	PROPERTY, PLANT AND EQUIPMENT

The Group - by segment

	Exploration and		Marketing and		Corporate and
	production	Refining	distribution	Chemicals	others	Total
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Cost/valuation:
Balance at 1 January 2007	241,364	151,956	86,108	176,717	4,869	661,014
Additions	7,367	506	289	269	247	8,678
Transferred from construction in progress	35,851	10,768	5,726	6,244	1,316	59,905
Acquisitions (ii)	—	—	2,474	—	—	2,474
Reclassification	(7)	(78)	94	(9)	—	—
Contributed to a jointly controlled entity (Note 9 (iii))	—	(4,317)	—	—	—	(4,317)
Reclassification to lease prepayments and other assets	—	(322)	(1,345)	(672)	(27)	(2,366)
Disposals	(392)	(1,027)	(2,191)	(1,425)	(207)	(5,242)
Balance at 31 December 2007	284,183	157,486	91,155	181,124	6,198	720,146
Balance at 1 January 2008	284,183	157,486	91,155	181,124	6,198	720,146
Additions	1,598	509	588	688	162	3,545
Transferred from construction in progress	35,701	23,385	9,877	4,683	2,605	76,251
Acquisitions (ii)	17,943	—	—	—	—	17,943
Reclassification	(105)	(3,603)	(250)	3,952	6	—
Reclassification to lease prepayments and other assets	—	(247)	(314)	(41)	(202)	(804)
Disposals	(198)	(486)	(952)	(928)	(28)	(2,592)
Balance at 31 December 2008	339,122	177,044	100,104	189,478	8,741	814,489

Accumulated depreciation:
Balance at 1 January 2007	112,050	69,257	17,154	104,959	1,837	305,257
Depreciation charge for the year	18,161	8,899	5,788	8,734	634	42,216
Acquisitions (ii)	—	—	916	—	—	916
Impairment losses for the year (Note 9 (ii))	481	916	1,194	318	—	2,909
Reclassification	131	(204)	82	(9)	—	—
Contributed to a jointly controlled entity (Note 9 (iii))	—	(3,078)	—	—	—	(3,078)
Reclassification to lease prepayments and other assets	—	—	(190)	(56)	—	(246)
Written back on disposals	(140)	(431)	(1,142)	(1,164)	(93)	(2,970)
Balance at 31 December 2007	130,683	75,359	23,802	112,782	2,378	345,004
Balance at 1 January 2008	130,683	75,359	23,802	112,782	2,378	345,004
Depreciation charge for the year	22,040	9,412	4,610	8,234	716	45,012
Acquisitions (ii)	16,401	—	—	—	—	16,401
Impairment losses for the year (Note 9 (ii))	4,600	270	698	1,511	19	7,098
Reclassification	(194)	(499)	13	686	(6)	—
Reclassification to lease prepayments and other assets	—	—	(73)	(1)	(16)	(90)
Written back on disposals	(182)	(421)	(766)	(809)	(23)	(2,201)
Balance at 31 December 2008	173,348	84,121	28,284	122,403	3,068	411,224

Net book value:
Balance at 1 January 2007	129,314	82,699	68,954	71,758	3,032	355,757
Balance at 31 December 2007	153,500	82,127	67,353	68,342	3,820	375,142
Balance at 31 December 2008	165,774	92,923	71,820	67,075	5,673	403,265

17	PROPERTY, PLANT AND EQUIPMENT (Continued)

The Company - by segment

	Exploration and		Marketing and		Corporate and
	production	Refining	distribution	Chemicals	others	Total
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Cost/valuation:
Balance at 1 January 2007	211,124	108,247	74,935	87,218	3,269	484,793
Additions	7,056	418	137	450	228	8,289
Transferred from construction in progress	31,715	8,977	5,362	3,069	628	49,751
Transferred from subsidiaries	—	18,340	429	18,080	—	36,849
Transferred to subsidiaries	—	—	(881)	—	—	(881)
Reclassification	63	(171)	117	(9)	—	—
Reclassification to lease prepayments and other assets	—	(60)	(2,942)	(36)	—	(3,038)
Disposals	(50)	(371)	(1,556)	(586)	(59)	(2,622)
Balance at 31 December 2007	249,908	135,380	75,601	108,186	4,066	573,141
Balance at 1 January 2008	249,908	135,380	75,601	108,186	4,066	573,141
Additions	1,482	107	351	611	127	2,678
Transferred from construction in progress	32,326	12,767	8,262	3,748	2,547	59,650
Transferred from subsidiaries	9,673	—	1,178	—	—	10,851
Acquisitions (ii)	17,943	—	—	—	—	17,943
Reclassification	(93)	(3,890)	(110)	4,074	19	—
Reclassification to lease prepayments and other assets	—	(84)	(89)	(14)	(9)	(196)
Disposals	(198)	(415)	(770)	(736)	(23)	(2,142)
Balance at 31 December 2008	311,041	143,865	84,423	115,869	6,727	661,925

Accumulated depreciation:
Balance at 1 January 2007	93,720	52,050	16,116	50,897	1,227	214,010
Depreciation charge for the year	16,915	7,050	5,170	5,222	509	34,866
Transferred from subsidiaries	—	8,673	25	10,310	—	19,008
Transferred to subsidiaries	—	—	(130)	—	—	(130)
Impairment losses for the year	474	908	1,118	102	—	2,602
Reclassification	(6)	(65)	81	(10)	—	—
Reclassification to lease prepayments and other assets	—	—	(103)	—	—	(103)
Written back on disposals	(46)	(327)	(946)	(574)	(14)	(1,907)
Balance at 31 December 2007	111,057	68,289	21,331	65,947	1,722	268,346
Balance at 1 January 2008	111,057	68,289	21,331	65,947	1,722	268,346
Depreciation charge for the year	20,080	7,369	3,773	5,308	552	37,082
Transferred from subsidiaries	5,827	—	313	—	—	6,140
Acquisitions (ii)	16,401	—	—	—	—	16,401
Impairment losses for the year	2,400	244	659	607	14	3,924
Reclassification	(194)	(587)	16	771	(6)	—
Reclassification to lease prepayments and other assets	—	—	(32)	—	—	(32)
Written back on disposals	(182)	(356)	(651)	(637)	(22)	(1,848)
Balance at 31 December 2008	155,389	74,959	25,409	71,996	2,260	330,013

Net book value:
Balance at 1 January 2007	117,404	56,197	58,819	36,321	2,042	270,783
Balance at 31 December 2007	138,851	67,091	54,270	42,239	2,344	304,795
Balance at 31 December 2008	155,652	68,906	59,014	43,873	4,467	331,912

17	PROPERTY, PLANT AND EQUIPMENT (Continued)

The Group - by asset class

			Oil depots,	Plant,
			storage	machinery,
		Oil and gas	tanks and	equipment and
	Buildings	properties	service stations	others	Total
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Cost/valuation:
Balance at 1 January 2007	47,379	218,693	90,249	304,693	661,014
Additions	199	7,264	370	845	8,678
Transferred from construction in progress	684	33,423	7,289	18,509	59,905
Acquisitions (ii)	1,423	—	949	102	2,474
Reclassification	349	(7)	(446)	104	—
Contributed to a jointly controlled entity (Note 9 (iii))	(749)	—	—	(3,568)	(4,317)
Reclassification to lease prepayments and other assets	(1,941)	—	—	(425)	(2,366)
Disposals	(1,044)	—	(1,411)	(2,787)	(5,242)
Balance at 31 December 2007	46,300	259,373	97,000	317,473	720,146
Balance at 1 January 2008	46,300	259,373	97,000	317,473	720,146
Additions	195	1,482	319	1,549	3,545
Transferred from construction in progress	5,887	32,218	12,387	25,759	76,251
Acquisitions (ii)	548	—	—	17,395	17,943
Reclassification	49	(176)	363	(236)	—
Reclassification to lease prepayments and other assets	(543)	—	(27)	(234)	(804)
Disposals	(227)	—	(1,118)	(1,247)	(2,592)
Balance at 31 December 2008	52,209	292,897	108,924	360,459	814,489

Accumulated depreciation:
Balance at 1 January 2007	22,728	102,382	17,868	162,279	305,257
Depreciation charge for the year	1,740	16,304	4,409	19,763	42,216
Acquisitions (ii)	472	—	350	94	916
Impairment losses for the year	337	437	961	1,174	2,909
Reclassification	736	(66)	471	(1,141)	—
Contributed to a jointly controlled entity (Note 9 (iii))	(448)	—	—	(2,630)	(3,078)
Reclassification to lease prepayments and other assets	(245)	—	—	(1)	(246)
Written back on disposals	(333)	—	(756)	(1,881)	(2,970)
Balance at 31 December 2007	24,987	119,057	23,303	177,657	345,004
Balance at 1 January 2008	24,987	119,057	23,303	177,657	345,004
Depreciation charge for the year	2,025	20,254	5,044	17,689	45,012
Acquisitions (ii)	236	—	—	16,165	16,401
Impairment losses for the year	522	4,530	632	1,414	7,098
Reclassification	(124)	(231)	265	90	—
Reclassification to lease prepayments and other assets	(76)	—	(6)	(8)	(90)
Written back on disposals	(169)	—	(991)	(1,041)	(2,201)
Balance at 31 December 2008	27,401	143,610	28,247	211,966	411,224

Net book value:
Balance at 1 January 2007	24,651	116,311	72,381	142,414	355,757
Balance at 31 December 2007	21,313	140,316	73,697	139,816	375,142
Balance at 31 December 2008	24,808	149,287	80,677	148,493	403,265

17	PROPERTY, PLANT AND EQUIPMENT (Continued)

The Company - by asset class

			Oil depots,	Plant,
			storage	machinery,
		Oil and gas	tanks and	equipment and
	Buildings	properties	service stations	others	Total
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Cost/valuation:
Balance at 1 January 2007	27,784	194,535	78,784	183,690	484,793
Additions	541	6,952	290	506	8,289
Transferred from construction in progress	549	29,947	5,587	13,668	49,751
Transferred from subsidiaries	3,555	—	1,894	31,400	36,849
Transferred to subsidiaries	(47)	—	(807)	(27)	(881)
Reclassification	811	—	663	(1,474)	—
Reclassification to lease prepayments and other assets	(2,936)	—	—	(102)	(3,038)
Disposals	(258)	(21)	(1,178)	(1,165)	(2,622)
Balance at 31 December 2007	29,999	231,413	85,233	226,496	573,141
Balance at 1 January 2008	29,999	231,413	85,233	226,496	573,141
Additions	189	1,334	199	956	2,678
Transferred from construction in progress	4,891	29,213	10,313	15,233	59,650
Transferred from subsidiaries	308	8,820	1,126	597	10,851
Acquisitions (ii)	548	—	—	17,395	17,943
Reclassification	298	(129)	(335)	166	—
Reclassification to lease prepayments and other assets	(126)	—	(27)	(43)	(196)
Disposals	(158)	—	(1,025)	(959)	(2,142)
Balance at 31 December 2008	35,949	270,651	95,484	259,841	661,925

Accumulated depreciation:
Balance at 1 January 2007	12,623	85,969	16,473	98,945	214,010
Depreciation charge for the year	1,166	15,042	3,846	14,812	34,866
Transferred from subsidiaries	1,541	—	697	16,770	19,008
Transferred to subsidiaries	—	—	(127)	(3)	(130)
Impairment losses for the year	276	436	906	984	2,602
Reclassification	(368)	(3)	778	(407)	—
Reclassification to lease prepayments and other assets	(102)	—	—	(1)	(103)
Written back on disposals	(175)	(19)	(652)	(1,061)	(1,907)
Balance at 31 December 2007	14,961	101,425	21,921	130,039	268,346
Balance at 1 January 2008	14,961	101,425	21,921	130,039	268,346
Depreciation charge for the year	1,464	18,424	4,185	13,009	37,082
Transferred from subsidiaries	97	5,389	335	319	6,140
Acquisitions (ii)	236	—	—	16,165	16,401
Impairment losses for the year	330	2,330	590	674	3,924
Reclassification	(66)	(232)	60	238	—
Reclassification to lease prepayments and other assets	(18)	—	(6)	(8)	(32)
Written back on disposals	(106)	—	(922)	(820)	(1,848)
Balance at 31 December 2008	16,898	127,336	26,163	159,616	330,013

Net book value:
Balance at 1 January 2007	15,161	108,566	62,311	84,745	270,783
Balance at 31 December 2007	15,038	129,988	63,312	96,457	304,795
Balance at 31 December 2008	19,051	143,315	69,321	100,225	331,912

Notes:

(i)
The additions to the exploration and production segment and oil and gas properties of the Group and the Company for the year ended 31 December 2008 included RMB 1,482 million (2007: RMB 7,211 million) and RMB 1,358 million (2007: RMB 6,930 million) of the estimated dismantlement costs for site restoration (Note 32).

(ii)
During the year ended 31 December 2008, the Group acquired Downhole Assets from Sinopec Group Company (Note 36). During the year ended 31 December 2007, the Group acquired the entire equity interests of certain service stations companies incorporated in Hong Kong (“Hong Kong service stations”).

18	CONSTRUCTION IN PROGRESS

The Group

	Exploration and production RMB millions	Refining RMB millions	Marketing and distribution RMB millions	Chemicals RMB millions	Corporate and others RMB millions	Total RMB millions
Balance at 1 January 2007	16,420	15,439	10,288	7,025	3,699	52,871
Additions	60,135	22,209	10,448	16,025	2,873	111,690
Dry hole costs written off	(6,060)	—	—	—	—	(6,060)
Transferred to property, plant and equipment	(35,851)	(10,768)	(5,726)	(6,244)	(1,316)	(59,905)
Reclassification to lease prepayments and other assets	(203)	(144)	(1,969)	(54)	(20)	(2,390)
Impairment losses for the year (Note 9 (ii))	—	(154)	(43)	—	—	(197)
Contributed to a jointly controlled entity (Note 9 (iii))	—	(601)	—	—	—	(601)
Balance at 31 December 2007	34,441	25,981	12,998	16,752	5,236	95,408
Balance at 1 January 2008	34,441	25,981	12,998	16,752	5,236	95,408
Additions	61,750	12,647	12,791	20,536	2,073	109,797
Dry hole costs written off	(4,236)	—	—	—	—	(4,236)
Transferred to property, plant and equipment	(35,701)	(23,385)	(9,877)	(4,683)	(2,605)	(76,251)
Reclassification to lease prepayments and other assets	(154)	(200)	(1,340)	(108)	(1,019)	(2,821)
Reclassification	97	2,846	(292)	(2,732)	81	—
Impairment losses for the year (Note 9 (ii))	—	—	(11)	—	—	(11)
Balance at 31 December 2008	56,197	17,889	14,269	29,765	3,766	121,886

As at 31 December 2008, the amount of capitalised cost of exploratory wells included in the Group’s construction in progress related to the exploration and production segment was RMB 7,833 million (2007: RMB 6,294 million). The geological and geophysical costs paid during the year ended 31 December 2008 were RMB 3,789 million (2007: RMB 4,640 million).

The Company

	Exploration and production RMB millions	Refining RMB millions	Marketing and distribution RMB millions	Chemicals RMB millions	Corporate and others RMB millions	Total RMB millions
Balance at 1 January 2007	11,798	12,569	9,086	4,644	3,042	41,139
Additions	60,133	13,043	8,354	11,896	2,839	96,265
Dry hole costs written off	(5,956)	—	—	—	—	(5,956)
Transferred to property, plant and equipment	(31,715)	(8,977)	(5,362)	(3,069)	(628)	(49,751)
Transferred from/(to) subsidiaries	—	224	(181)	375	—	418
Reclassification to lease prepayments and other assets	(12)	(104)	(1,013)	(51)	(20)	(1,200)
Impairment losses for the year	—	(154)	(41)	—	—	(195)
Balance at 31 December 2007	34,248	16,601	10,843	13,795	5,233	80,720
Balance at 1 January 2008	34,248	16,601	10,843	13,795	5,233	80,720
Additions	58,321	10,432	10,457	18,363	2,030	99,603
Dry hole costs written off	(4,236)	—	—	—	—	(4,236)
Transferred to property, plant and equipment	(32,326)	(12,767)	(8,262)	(3,748)	(2,547)	(59,650)
Transferred from/(to) subsidiaries	42	—	(868)	—	—	(826)
Reclassification to lease prepayments and other assets	(154)	(80)	(1,033)	(105)	(1,019)	(2,391)
Reclassification	(17)	1,921	(268)	(1,685)	49	—
Impairment losses for the year	—	—	(10)	—	—	(10)
Balance at 31 December 2008	55,878	16,107	10,859	26,620	3,746	113,210

19	GOODWILL

	The Group
	2008	2007
	RMB millions	RMB millions
Cost:
Balance at 1 January	15,490	14,325
Net additions and exchange adjustments	138	1,165
Balance at 31 December	15,628	15,490
Accumulated impairment losses:
Balance at 1 January	—	—
Impairment losses for the year	(1,391)	—
Balance at 31 December	(1,391)	—
Net book value:
Balance at 31 December	14,237	15,490

Impairment tests for cash-generating units containing goodwill

Goodwill is allocated to the following Group’s cash-generating units:

	2008	2007
	RMB millions	RMB millions
Sinopec Beijing Yanshan Branch (“Sinopec Yanshan”)	1,157	1,157
Sinopec Zhenhai Refining and Chemical Branch (“Sinopec Zhenhai”)	3,952	3,952
Sinopec Qilu Branch (“Sinopec Qilu”)	2,159	2,159
Sinopec Yangzi Petrochemical Company Limited (“Sinopec Yangzi”)	2,737	2,737
Sinopec Zhongyuan Petroleum Company Limited (“Sinopec Zhongyuan”)	—	1,391
Sinopec Shengli Oil Field Dynamic Company Limited (“Dynamic”)	1,361	1,361
Hong Kong service stations	924	1,004
Multiple units without individual significant goodwill	1,947	1,729
	14,237	15,490

Goodwill represents the excess of the cost of purchase over the fair value of the underlying assets and liabilities. The recoverable amounts of Sinopec Yanshan, Sinopec Zhenhai, Sinopec Qilu, Sinopec Yangzi, Sinopec Zhongyuan, Dynamic and Hong Kong service stations are determined based on value in use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a one-year period and pre-tax discount rates primarily ranging from 10.0% to 12.8% (2007: 13.9% to 16.9%). Cash flows beyond the one-year period are maintained constant. Management believes any reasonably possible change in the key assumptions on which these entities’ recoverable amounts are based would not cause these entities’ carrying amounts to exceed their recoverable amounts.

Key assumptions used for the value in use calculations for these entities are the gross margin and sales volume. Management determined the budgeted gross margin based on the gross margin achieved in the period immediately before the budget period and management’s expectation on the future trend of the prices of crude oil and petrochemical products. The sales volume was based on the production capacity and/or the sales volume in the period immediately before the budget period.

During the year ended 31 December 2008, the carrying amount of a cash-generating unit, Sinopec Zhongyuan, was determined to be higher than its recoverable amount. The reduction in recoverable amount was a result of the downward reserves estimation for certain blocks of the oil reserves of this cash-generating unit resulting from lower crude oil pricing. The crude oil pricing was a factor used in the determination of the present values of the expected future cash flows of this cash-generating unit. The total impairment losses recognised on the goodwill of Sinopec Zhongyuan was RMB 1,391 million for the year ended 31 December 2008.

20	INVESTMENTS IN SUBSIDIARIES

	The Company
	2008	2007
	RMB millions	RMB millions
Investments in subsidiaries, at cost	61,982	63,913

Details of the Company’s principal subsidiaries at 31 December 2008 are set out in Note 39.

21	INTEREST IN ASSOCIATES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Investments in associates, at cost	—	—	8,400	8,624
Share of net assets	15,595	16,865	—	—
	15,595	16,865	8,400	8,624

The Group’s and the Company’s investments in associates are with companies primarily engaged in the oil and gas, petrochemical, and marketing and distribution operations in the PRC. These investments are individually and in aggregate not material to the Group’s and the Company’s financial condition or results of operations for all periods presented. The principal investments in associates, all of which are incorporated in the PRC, are as follows:

Percentage
			Percentage	equity of
	Form of	Particulars of issued	of equity	held by the
	business	and paid up by	held by the	Company’s
Name of company	structure	capital	Company	subsidiaries	Principal activities
			%	%
Sinopec Finance Company Limited	Incorporated	Registered capital	49.00	—	Provision of non-banking
		RMB 6,000,000,000			financial services
China Aviation Oil Supply	Incorporated	Registered capital	—	29.00	Marketing and distribution of
Company Limited		RMB 3,800,000,000			refined petroleum products
Shanghai Petroleum National Gas	Incorporated	Registered capital	30.00	—	Exploration and production of
Corporation		RMB 900,000,000			crude oil and natural gas
Shanghai Chemical Industry	Incorporated	Registered capital	—	38.26	Planning, development and
Park Development		RMB 2,372,439,000			operation of the Chemical
Company Limited					Industry Park in Shanghai, the PRC
China Shipping & Sinopec	Incorporated	Registered capital	—	50.00	Transportation of petroleum
Suppliers Company Limited		RMB 876,660,000			products

22	INTEREST IN JOINTLY CONTROLLED ENTITIES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Investments in jointly controlled entities, at cost	—	—	5,306	5,060
Share of net assets	11,781	12,723	—	—
	11,781	12,723	5,306	5,060

The Group’s and the Company’s principal interests in jointly controlled entities are primarily engaged in the refining and chemical operations in the PRC as follows:

Name of company	Form of business structure	Particulars of issued and paid up by capital	Percentage of equity held by Company	Percentage equity of held by the Company's subsidiaries	Principal activities
			%	%
Shanghai Secco Petrochemical	Incorporated	Registered capital	30.00	20.00	Manufacturing and distribution of
Company Limited		USD 901,440,964			petrochemical products
BASF-YPC Company Limited	Incorporated	Registered capital	30.00	10.00	Manufacturing and distribution of
		RMB 8,793,000,000			petrochemical products
Fujian Refining and Petrochemical	Incorporated	Registered capital	—	50.00	Manufacturing and distribution of
Company Limited		USD 1,654,351,000			petrochemical products

22	INTEREST IN JOINTLY CONTROLLED ENTITIES (Continued)

The Group’s effective interest share of the jointly controlled entities’ results of operation, financial condition and cash flows are as follows:

	2008	2007
	RMB millions	RMB millions
Results of operation:
Operating revenue	27,417	23,085
Expenses	(28,371)	(20,378)
Net (loss)/profit	(954)	2,707
Financial condition:
Current assets	6,691	6,736
Non-current assets	28,430	22,229
Current liabilities	(6,413)	(5,313)
Non-current liabilities	(16,927)	(10,929)
Net assets	11,781	12,723
Cash flows:
Net cash (used in)/generated from operating activities	(2,046)	5,079
Net cash used in investing activities	(5,872)	(13,238)
Net cash generated from financing activities	7,999	7,143
Net increase/(decrease) in cash and cash equivalents	81	(1,016)

23	INVESTMENTS

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Available-for-sale equity securities, listed and at quoted market price	154	653	—	—
Other investments in equity securities, unlisted and at cost	1,562	2,846	716	1,150
	1,716	3,499	716	1,150
Less: Impairment losses for investments	(233)	(305)	(146)	(118)
	1,483	3,194	570	1,032

Unlisted investments represent the Group’s and the Company’s interests in PRC privately owned enterprises which are mainly engaged in non-oil and gas activities and operations.

The impairment losses relating to investments for the year ended 31 December 2008 amounted to RMB 9 million (2007: RMB 55 million).

24	LONG-TERM PREPAYMENTS AND OTHER ASSETS

Long-term prepayments and other assets primarily represent prepaid rental expenses over one year, computer software, catalysts and operating rights of service stations.

25	TRADE ACCOUNTS RECEIVABLES, NET AND BILLS RECEIVABLES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Amounts due from third parties	11,289	21,839	3,491	4,407
Amounts due from subsidiaries	—	—	8,001	9,378
Amounts due from Sinopec Group Company and fellow subsidiaries	2,673	2,240	1,281	680
Amounts due from associates and jointly controlled entities	1,408	1,750	484	1,445
	15,370	25,829	13,257	15,910
Less: Impairment losses for bad and doubtful debts	(2,381)	(2,882)	(1,983)	(2,363)
	12,989	22,947	11,274	13,547
Bills receivable	3,659	12,851	830	6,377
	16,648	35,798	12,104	19,924

25	TRADE ACCOUNTS RECEIVABLES, NET AND BILLS RECEIVABLES (Continued)

The ageing analysis of trade accounts and bills receivables (net of impairment losses for bad and doubtful debts) is as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Within one year	16,526	35,523	12,043	19,723
Between one and two years	79	156	23	118
Between two and three years	16	93	11	61
Over three years	27	26	27	22
	16,648	35,798	12,104	19,924

Impairment losses for bad and doubtful debts are analysed as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Balance at 1 January	2,882	3,345	2,363	2,668
Impairment losses recognised for the year	143	295	126	205
Reversal of impairment losses	(254)	(204)	(237)	(154)
Written off	(390)	(554)	(301)	(457)
Transferred from subsidiaries	—	—	32	101
Balance at 31 December	2,381	2,882	1,983	2,363

Sales are generally on a cash term. Credit is generally only available for major customers with well-established trading records. Amounts due from Sinopec Group Company and fellow subsidiaries are repayable under the same terms.

26	INVENTORIES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Crude oil and other raw materials	53,258	70,739	44,417	37,869
Work in progress	10,713	11,823	7,187	8,001
Finished goods	35,759	35,040	22,097	22,652
Spare parts and consumables	4,464	3,002	2,887	1,683
	104,194	120,604	76,588	70,205
Less: Allowance for diminution in value of inventories	(8,939)	(4,572)	(6,342)	(4,321)
	95,255	116,032	70,246	65,884

The cost of inventories recognised as an expense in the consolidated income statement amounted to RMB 1,327,970 million for the year ended 31 December 2008 (2007: RMB 1,008,384 million), which includes the write-down of inventories of RMB 8,527 million (2007: RMB 3,962 million) that primarily related to the refining and chemicals segment, and the reversal of write-down of inventories made in prior years of RMB 4,160 million (2007: RMB 261 million), that mainly was due to the sales of inventories. The write-down of inventories and the reversal of write-down of inventories were recorded in purchased crude oil, products and operating supplies and expenses in the income statement.

27	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Advances to third parties	1,242	1,418	1,067	1,210
Amounts due from Sinopec Group Company and fellow subsidiaries	3,896	6,719	1,806	6,078
Amounts due from subsidiaries	—	—	12,647	12,271
Other receivables	3,566	1,597	136	1,138
Purchase deposits and other assets	4,819	3,817	1,026	2,645
Prepayments in connection with construction work and equipment purchases	3,176	4,683	2,648	3,837
Prepaid value-added tax and customs duty	17,457	6,325	13,132	2,716
Amounts due from associates and jointly controlled entities	654	363	572	271
Derivative financial instruments – foreign exchange contracts	114	—	16	—
	34,924	24,922	33,050	30,166

28	DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and deferred tax liabilities are attributable to the items detailed in the table below:

The Group

	Assets		Liabilities		Net balance
	2008	2007	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Current
Receivables and inventories	4,357	3,841	—	—	4,357	3,841
Accruals	261	2,613	—	—	261	2,613
Non-current
Property, plant and equipment	3,891	2,641	(1,286)	(1,376)	2,605	1,265
Accelerated depreciation	—	—	(3,716)	(4,144)	(3,716)	(4,144)
Tax value of losses carried forward	3,915	176	—	—	3,915	176
Lease prepayments	300	306	—	—	300	306
Available-for-sale financial assets	—	—	(52)	(116)	(52)	(116)
Embedded derivative component of the Convertible Bonds	—	803	(151)	—	(151)	803
Others	86	59	(30)	—	56	59
Deferred tax assets/(liabilities)	12,810	10,439	(5,235)	(5,636)	7,575	4,803

The Company

	Assets		Liabilities		Net balance
	2008	2007	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Current
Receivables and inventories	3,810	3,714	—	—	3,810	3,714
Accruals	252	2,594	—	—	252	2,594
Non-current
Property, plant and equipment	3,119	2,194	(500)	(584)	2,619	1,610
Accelerated depreciation	—	—	(3,799)	(4,027)	(3,799)	(4,027)
Lease prepayments	224	229	—	—	224	229
Embedded derivative component of the Convertible Bonds	—	803	(151)	—	(151)	803
Others	56	53	(6)	—	50	53
Deferred tax assets/(liabilities)	7,461	9,587	(4,456)	(4,611)	3,005	4,976

As at 31 December 2008, certain subsidiaries of the Company did not recognise the tax value of losses carried forward of RMB 7,975 million (2007: RMB 3,813 million), because it was not probable that the related tax benefit will be realised. The tax value of these losses carried forward of RMB 765 million, RMB 1,443 million, RMB 1,366 million, RMB 639 million and RMB 3,762 million expire in 2009, 2010, 2011, 2012 and 2013, respectively.

Based on management’s assessment of the probability that taxable profit will be available over the period which the deferred tax assets can be realised or utilised, deferred tax asset of RMB 948 million (2007: RMB 103 million) were not recognised for the year ended 31 December 2008. In assessing the probability, both positive and negative evidence was considered, including whether it is probable that the operations will have future taxable profits over the periods which the deferred tax assets are deductible or utilised and whether the tax losses result from identifiable causes which are unlikely to recur.

28	DEFERRED TAX ASSETS AND LIABILITIES (Continued)

Movements in the deferred tax assets and liabilities are as follows:

The Group

		Recognised in
	Balance at	consolidated	Acquisitions		Balance at
	1 January	income	of	Recognised in	31 December
	2007	statement	subsidiaries	equity	2007
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Current
Receivables and inventories	3,532	309	—	—	3,841
Accruals	865	1,748	—	—	2,613
Non-current
Property, plant and equipment	601	711	(47)	—	1,265
Accelerated depreciation	(4,657)	513	—	—	(4,144)
Tax value of losses carried forward	105	71	—	—	176
Lease prepayments (i)	351	(8)	—	(37)	306
Available-for-sale financial assets (ii)	(4)	—	—	(112)	(116)
Embedded derivative component of the Convertible Bonds	—	803	—	—	803
Others	50	9	—	—	59
Net deferred tax assets	843	4,156	(47)	(149)	4,803

		Recognised in
	Balance at	consolidated		Balance at
	1 January	income	Recognised in	31 December
	2008	statement	equity	2008
	RMB millions	RMB millions	RMB millions	RMB millions
Current
Receivables and inventories	3,841	516	—	4,357
Accruals	2,613	(2,352)	—	261
Non-current
Property, plant and equipment	1,265	1,340	—	2,605
Accelerated depreciation	(4,144)	428	—	(3,716)
Tax value of losses carried forward	176	3,739	—	3,915
Lease prepayments	306	(6)	—	300
Available-for-sale financial assets (ii)	(116)	—	64	(52)
Embedded derivative component of the Convertible Bonds	803	(954)	—	(151)
Others	59	(3)	—	56
Net deferred tax assets	4,803	2,708	64	7,575

28	DEFERRED TAX ASSETS AND LIABILITIES (Continued)

The Company

	Balance at	Recognised in	Transferred		Balance at
	1 January	income	from	Recognised in	31 December
	2007	statement	subsidiaries	equity	2007
	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions
Current
Receivables and inventories	3,339	315	60	—	3,714
Accruals	814	1,755	25	—	2,594
Non-current
Property, plant and equipment	115	1,455	40	—	1,610
Accelerated depreciation	(4,540)	513	—	—	(4,027)
Lease prepayments (i)	17	(5)	254	(37)	229
Embedded derivative component of Convertible Bonds	—	803	—	—	803
Others	17	34	2	—	53
Net deferred tax (liabilities)/assets	(238)	4,870	381	(37)	4,976

	Balance at	Recognised in	Transferred	Balance at
	1 January	income	from	31 December
	2008	statement	a subsidiary	2008
	RMB millions	RMB millions	RMB millions	RMB millions
Current
Receivables and inventories	3,714	96	—	3,810
Accruals	2,594	(2,342)	—	252
Non-current
Property, plant and equipment	1,610	971	38	2,619
Accelerated depreciation	(4,027)	228	—	(3,799)
Lease prepayments	229	(5)	—	224
Embedded derivative component of Convertible Bonds	803	(954)	—	(151)
Others	53	(3)	—	50
Net deferred tax assets	4,976	(2,009)	38	3,005

Notes:

(i)	The amount recognised in equity represents the effect of change in tax rate on deferred tax assets previously recognised directly in equity as a result of the new tax law.

(ii)	The amount recognised in equity represents the deferred tax effect of change in fair value of available-for-sale financial assets which was recognised directly in equity.

29	SHORT-TERM AND LONG-TERM DEBTS AND LOANS FROM SINOPEC GROUP COMPANY AND FELLOW SUBSIDIARIES

Short-term debts represent:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Third parties’ debts
Short-term bank loans	40,735	21,294	20,392	7,429
Current portion of long-term bank loans	17,109	12,259	15,352	11,630
Current portion of long-term other loans	2,052	1,027	2,003	1,003
	19,161	13,286	17,355	12,633
Corporate bonds (a)	15,000	10,074	15,000	10,074

	74,896	44,654	52,747	30,136
Loans from Sinopec Group Company and fellow subsidiaries
Short-term loans	23,237	15,660	14,063	14,523
Current portion of long-term loans	350	180	150	180
	23,587	15,840	14,213	14,703

	98,483	60,494	66,960	44,839

The Group’s and the Company’s weighted average interest rate on short-term loans were 4.7% (2007: 5.4%) and 4.7% (2007: 5.4%) at 31 December 2008, respectively.

29	SHORT-TERM AND LONG-TERM DEBTS AND LOANS FROM SINOPEC GROUP COMPANY AND FELLOW SUBSIDIARIES (Continued)

Long-term debts comprise:

		The Group		The Company
	Interest rate and final maturity	2008	2007	2008	2007
		RMB millions	RMB millions	RMB millions	RMB millions
Third parties’ debts
Long-term bank loans
Renminbi denominated	Interest rates ranging from interest free to 7.6% per annum at 31 December 2008 with maturities through 2018	42,036	46,912	29,787	36,762
Japanese Yen denominated	Interest rates ranging from 2.6% to 3.0% per annum at 31 December 2008 with maturities through 2024	2,121	2,147	2,121	2,147
US Dollar denominated	Interest rates ranging from interest free to 7.4% per annum at 31 December 2008 with maturities through 2031	746	1,189	475	857
Euro denominated	Interest rate ranging from 6.6% to 6.7% per annum at 31 December 2008 with maturities through 2011	197	78	197	78
Hong Kong Dollar denominated	Floating rate at Hong Kong Interbank Offer Rate plus 0.5% per annum at 31 December 2007, paid off as at 31 December 2008	—	375	—	—
		45,100	50,701	32,580	39,844
Long-term other loans
Renminbi denominated	Interest rates ranging from interest free to 5.2% per annum at 31 December 2008 with maturities through 2011	2,075	3,075	2,006	3,006
US Dollar denominated	Interest rates ranging from interest free to 2.0% per annum at 31 December 2008 with maturities through 2015	33	38	23	28
		2,108	3,113	2,029	3,034
Corporate bonds
Renminbi denominated	Fixed interest rate at 4.61% per annum at 31 December 2008 with maturity in February 2014 (b)	3,500	3,500	3,500	3,500
	Fixed interest rate at 4.20% per annum at 31 December 2008 with maturity in May 2017 (c)	5,000	5,000	5,000	5,000
	Fixed interest rate at 5.40% per annum at 31 December 2008 with maturity in November 2012 (d)	8,500	8,500	8,500	8,500
	Fixed interest rate at 5.68% per annum at 31 December 2008 with maturity in November 2017 (e)	11,500	11,500	11,500	11,500
		28,500	28,500	28,500	28,500
Convertible bonds
Hong Kong Dollar denominated	Zero coupon convertible bonds with maturity in April 2014 (f)	9,870	14,106	9,870	14,106
Renminbi denominated	Bonds with Warrants with fixed interest rate at 0.8% per annum and maturity in February 2014 (g)	23,837	—	23,837	—
		33,707	14,106	33,707	14,106

Total third parties’ long-term debts		109,415	96,420	96,816	85,484
Less: Current portion		(19,161)	(13,286)	(17,355)	(12,633)
		90,254	83,134	79,461	72,851
Long-term loans from Sinopec Group Company and fellow subsidiaries
Renminbi denominated	Interest rates ranging from interest free to 7.3% per annum at 31 December 2008 with maturities through 2020	37,240	37,360	35,970	36,990
Less: Current portion		(350)	(180)	(150)	(180)
		36,890	37,180	35,820	36,810

		127,144	120,314	115,281	109,661

29	SHORT-TERM AND LONG-TERM DEBTS AND LOANS FROM SINOPEC GROUP COMPANY AND FELLOW SUBSIDIARIES (Continued)

Notes:

(a)
The Company issued 182-day corporate bonds of face value at RMB 10 billion to corporate investors in the PRC debenture market on 22 October 2007 at par value of RMB 100. The effective yield of the 182-day corporate bonds is 4.12% per annum. The Company redeemed the corporate bonds in April 2008.

The Company issued six-month corporate bonds of face value at RMB 15 billion to corporate investors in the PRC debenture market on 22 December 2008 at par value of RMB 100. The effective yield of the six-month corporate bonds is 2.3% per annum. The corporate bonds mature in June 2009.

(b)
The Company issued ten-year corporate bonds of RMB 3.5 billion to PRC citizens as well as PRC legal and non-legal persons on 24 February 2004. The ten-year corporate bond bears a fixed interest rate of 4.61% per annum and interest is paid annually. These corporate bonds are guaranteed by Sinopec Group Company.

(c)
The Company issued ten-year corporate bonds of RMB 5 billion to corporate investors in the PRC debenture market on 10 May 2007. The ten-year corporate bond bears a fixed interest rate of 4.20% per annum and interest is paid annually. These corporate bonds are guaranteed by Sinopec Group Company.

(d)
The Company issued five-year corporate bonds of RMB 8.5 billion to corporate investors in the PRC debenture market on 13 November 2007. The five-year corporate bond bears a fixed interest rate of 5.40% per annum and interest is paid annually. These corporate bonds are guaranteed by Sinopec Group Company.

(e)
The Company issued ten-year corporate bonds of RMB 11.5 billion to corporate investors in the PRC debenture market on 13 November 2007. The ten-year corporate bond bears a fixed interest rate of 5.68% per annum and interest is paid annually. These corporate bonds are guaranteed by Sinopec Group Company.

(f)
On 24 April 2007, the Company issued zero coupon convertible bonds due 2014 with an aggregate principal amount of HK$11.7 billion (the “Convertible Bonds”). The holders can convert the Convertible Bonds into shares of the Company from 4 June 2007 onwards at a price of HK$10.76 per share, subject to adjustment for, amongst other things, subdivision or consolidation of shares, bonus issues, rights issues, capital distribution, change of control and other events, which have a dilutive effect on the issued share capital of the Company (the “Conversion component”). Unless previously redeemed, converted or purchased and cancelled, the Convertible Bonds will be redeemed on the maturity date at 121.069% of the principal amount. The Company has an early redemption option at any time after 24 April 2011 (subject to certain criteria) (the “Early Redemption Option”) and a cash settlement option when the holders exercise their conversion right (the “Cash Settlement Option”). The holders also have an early redemption option to require the Company to redeem all or some of the Convertible Bonds on 24 April 2011 at an early redemption amount of 111.544% of the principal amount.

As at 31 December 2008, the carrying amounts of the liability component and the derivative component, representing the Conversion component, the Early Redemption Option and the Cash Settlement Option, of the Convertible Bonds, were RMB 9,870 million (2007: RMB 10,159 million) and RMB nil (2007: RMB 3,947 million), respectively. No conversion of the Convertible Bonds has occurred up to 31 December 2008.

As at 31 December 2008 and 2007, the fair value of the derivative components of the Convertible Bonds was calculated using the Black-Scholes Model. The following are the major inputs used in the Black-Scholes Model:

	2008	2007
Stock price of underlying shares	HKD 4.69	HKD 11.78
Conversion price	HKD 10.76	HKD 10.76
Option adjusted spread	450 basis points	50 basis points
Average risk free rate	1.64%	3.60%
Average expected life	3.8 years	4.8 years

Any change in the major inputs into the Black-Scholes Model will result in changes in the fair values of the derivative components. The change in the fair value of the derivative components from 31 December 2007 to 31 December 2008 resulted in an unrealised gain of RMB 3,947 million (2007: an unrealised loss of RMB 3,211 million), which has been recorded in the “finance costs” section of the income statement.

The initial carrying amount of the liability component is the residual amount, which is after deducting the allocated issuance cost of the Convertible Bonds relating to the liability component and the fair value of the derivative component as at 24 April 2007. Interest expense is calculated using the effective interest method by applying the effective interest rate of 4.19% to the adjusted liability component. Should the aforesaid derivative components not been separated out and the entire Convertible Bonds been considered as the liability component, the effective interest rate would have been 3.03%.

(g)
On 26 February 2008, the Company issued bonds with stock warrants due 2014 with an aggregate principal amount of RMB 30 billion in the PRC (the “Bonds with Warrants”). The Bonds with Warrants, which bear a fixed interest rate of 0.80% per annum payable annually, were issued at par value of RMB 100. The Bonds with Warrants are guaranteed by Sinopec Group Company. Every ten Bonds with Warrants are entitled to warrants to subscribe 50.5 A shares of the Company during the 5 trading days prior to 3 March 2010 at an initial exercise price of RMB 19.68 per share (the “Warrants”), subject to adjustment for, amongst other things, cash dividends, subdivision or consolidation of shares, bonus issues, rights issues, capital distribution, change of control and other events which have a dilutive effect on the issued share capital of the Company.

As at 31 December 2008, the exercise price of the Warrants was adjusted to RMB 19.43 per share as a result of the final dividend in respect of the year ended 31 December 2007 and the interim dividend in respect of the year ended 31 December 2008 declared and paid during the year ended 31 December 2008.

The initial recognition of the liability component of the Bond with Warrants is measured as the present value of the future interest and principal payments, discounted at the market rate of interest applicable at the time of initial recognition to similar liabilities that do not have a conversion option (“market interest rate”). Interest expense is calculated using the effective interest method by applying the market interest rate of 5.40% to the liability component. The excess of proceeds from the issuance of the Bonds with Warrants, net of issuance costs, over the amount initially recognised as the liability component is recognised as the equity component in capital reserve until either the Warrants is exercised or expired. Should the equity component not been separated out and the entire Bonds with Warrants been considered as the liability component, the effective interest rate would have been 0.80%. The initial carrying amounts of liability and equity components of the Bonds with Warrants were RMB 22,971 million and RMB 6,879 million upon issuance, respectively.

Third parties’ loans of RMB 52 million of the Group at 31 December 2008 (2007: RMB 87 million) are secured by certain of the Group’s property, plant and equipment. The net book value of property, plant and equipment of the Group pledged as security amounted to RMB 259 million at 31 December 2008 (2007: RMB 141 million).

Third parties’ loans of RMB 10 million of the Company at 31 December 2008 (2007: RMB 26 million) are secured by certain of the Company’s property, plant and equipment. The net book value of property, plant and equipment of the Company pledged as security amounted to RMB 205 million at 31 December 2008 (2007: RMB 31 million).

30	TRADE ACCOUNTS AND BILLS PAYABLES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Amounts due to third parties	52,997	87,577	26,744	26,910
Amounts due to subsidiaries	—	—	25,158	29,012
Amounts due to Sinopec Group Company and fellow subsidiaries	1,840	3,522	1,339	2,797
Amounts due to associates and jointly controlled entities	1,830	1,950	361	213
	56,667	93,049	53,602	58,932
Bills payable	17,493	12,162	13,453	8,613
	74,160	105,211	67,055	67,545
The maturities of trade accounts and bills payables are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Due within 1 month or on demand	38,745	75,401	35,102	42,073
Due after 1 month but within 6 months	35,267	29,609	31,829	25,387
Due after 6 months	148	201	124	85
	74,160	105,211	67,055	67,545

31	ACCRUED EXPENSES AND OTHER PAYABLES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Amounts due to Sinopec Group Company and fellow subsidiaries	12,624	12,907	9,068	9,074
Amounts due to subsidiaries	—	—	25,367	28,076
Accrued expenditures	31,211	29,260	25,937	25,614
Provision for onerous contracts for purchases of crude oil (i)	—	6,700	—	6,700
Taxes other than income tax	21,518	8,836	20,985	7,439
Receipts in advance	27,796	23,551	24,752	20,048
Advances from third parties	1,822	1,103	1,571	1,001
Others	6,907	6,814	5,438	5,557
	101,878	89,171	113,118	103,509

Note:

(i)
As at 31 December 2007, the Group entered into certain non-cancellable purchase commitment contracts of crude oil for delivery in 2008. Due to the distortion of the correlation of domestic refined petroleum product prices and the crude oil prices, the Group determined that the economic benefits to be derived from processing the crude oil under these purchase contracts would be lower than the unavoidable cost of meeting the Group’s obligations under these purchase contracts. Consequently, a provision for onerous contracts of RMB 6,700 million was recognised in accordance with the policy set out in Note 2(q) as at 31 December 2007. The amount of provision for onerous contracts for purchases of crude oil as at 31 December 2007 approximated the actual losses incurred from these non-cancellable purchase commitment contracts during the year ended 31 December 2008. As at 31 December 2008, the Group did not recognise such a provision, as management expected the economic benefits to be derived from non-cancellable purchase commitment contracts entered into by the Group as at 31 December 2008 would be higher than the unavoidable cost of meeting the obligation under these contracts.

32	OTHER LIABILITIES

Other liabilities primarily represent provision for future dismantlement costs of oil and gas properties. As at and before 31 December 2006, the Group did not have legal obligation nor constructive obligation to take any dismantlement measures for its retired oil and gas properties. During the year ended 31 December 2007, due to the rising environmental concern in the PRC, the Group has committed to the PRC government to establish certain standardised measures for the dismantlement of its retired oil and gas properties by making reference to the industry practices and is thereafter constructively obligated to take dismantlement measures of its retired oil and gas properties. During the year ended 31 December 2008, the Group and the Company recognised a provision of RMB 1,482 million (2007: RMB 7,211 million) and RMB 1,358 million (2007: RMB 6,930 million), respectively, utilised RMB 222 million (2007: RMB 20 million) and RMB 222 million (2007: RMB 20 million), respectively, and recognised accretion expenses of RMB 430 million (2007: RMB 353 million) and RMB 410 million (2007: RMB 338 million), respectively, in respect of its obligations for the dismantlement of its retired oil and gas properties. As at 31 December 2008, the aggregate amount of provision in respect of the obligations for the dismantlement of the Group’s and the Company’s retired oil and gas properties was RMB 9,234 million (2007: RMB 7,544 million) and RMB 8,794 million (2007: RMB 7,248 million), respectively.

33	SHARE CAPITAL

	The Group and the Company
	2008	2007
	RMB millions	RMB millions
Registered, issued and fully paid
69,921,951,000 domestic listed A shares of RMB 1.00 each	69,922	69,922
16,780,488,000 overseas listed H shares of RMB 1.00 each	16,780	16,780
	86,702	86,702

The Company was established on 25 February 2000 with a registered capital of 68.8 billion domestic state-owned shares with a par value of RMB 1.00 each. Such shares were issued to Sinopec Group Company in consideration for the assets and liabilities of the Predecessor Operations transferred to the Company (Note 1).

Pursuant to the resolutions passed at an Extraordinary General Meeting held on 25 July 2000 and approvals from relevant government authorities, the Company is authorised to increase its share capital to a maximum of 88.3 billion shares with a par value of RMB 1.00 each and offer not more than 19.5 billion shares with a par value of RMB 1.00 each to investors outside the PRC. Sinopec Group Company is authorised to offer not more than 3.5 billion shares of its shareholdings in the Company to investors outside the PRC. The shares sold by Sinopec Group Company to investors outside the PRC would be converted into H shares.

In October 2000, the Company issued 15,102,439,000 H shares with a par value of RMB 1.00 each, representing 12,521,864,000 H shares and 25,805,750 American Depositary Shares (“ADSs”, each representing 100 H shares), at prices of HK$ 1.59 per H share and US$ 20.645 per ADS, respectively, by way of a global initial public offering to Hong Kong and overseas investors. As part of the global initial public offering, 1,678,049,000 domestic state-owned ordinary shares of RMB 1.00 each owned by Sinopec Group Company were converted into H shares and sold to Hong Kong and overseas investors.

In July 2001, the Company issued 2.8 billion domestic listed A shares with a par value of RMB 1.00 each at RMB 4.22 by way of a public offering to natural persons and institutional investors in the PRC.

On 25 September 2006, the shareholders of listed A shares accepted the proposal offered by the shareholders of state-owned A shares whereby the shareholders of state-owned A shares agreed to transfer 2.8 state-owned A shares to shareholders of listed A shares for every 10 listed A shares they held, in exchange for the approval for the listing of all state-owned A shares. In October 2006, the 67,121,951,000 domestic state-owned A shares became listed A shares.

All A shares and H shares rank pari passu in all material aspects.

Capital management

Management optimises the structure of the Group’s capital, comprising equity and loans. In order to maintain or adjust the capital structure of the Group, management may cause the Group to issue new shares, adjust the capital expenditure plan, sell assets to reduce debt, or adjust the proportion of short-term and long-term loans. Management monitors capital on the basis of debt-to-equity ratio, which is calculated by dividing long-term loans (excluding current portion), including long-term debts and loans from Sinopec Group Company and fellow subsidiaries, by the total of equity attributable to equity shareholders of the Company and long-term loans (excluding current portion), and liability-to-asset ratio, which is calculated by dividing total liabilities by total assets. Management’s strategy is to make appropriate adjustments according to the Group’s operating and investment needs and the changes of market conditions, and to maintain the debt-to-equity ratio and the liability-to-asset ratio of the Group at a range considered reasonable. As at 31 December 2008, the debt-to-equity ratio and the liability-to-asset ratio of the Group were 27.9% (2007: 28.1%) and 54.5% (2007: 54.6%), respectively.

The schedule of the contractual maturities of loans and commitments are disclosed in Notes 29 and 35, respectively.

There were no changes in the management’s approach to capital management of the Group during the year. Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.

34	RESERVES

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Capital reserve
Balance at 1 January	(22,652)	(21,590)	10,982	12,044
Transfer from other reserves to capital reserve	—	(1,062)	—	(1,062)
Issuance of the Bonds with Warrants (Note 29(g))	6,879	—	6,879	—
Acquisition of non-controlling interests of subsidiaries	(318)	—	—	—
Distribution to Sinopec Group Company	(202)	—	(202)	—
Balance at 31 December	(16,293)	(22,652)	17,659	10,982
Share premium
Balance at 1 January/31 December	18,072	18,072	18,072	18,072
Revaluation reserve
Balance at 1 January	24,114	24,752	—	—
Revaluation surplus realised	(347)	(638)	—	—
Balance at 31 December	23,767	24,114	—	—
Statutory surplus reserve
Balance at 1 January	37,797	32,094	37,797	32,094
Adjustment to the statutory surplus reserve	1,189	235	1,189	235
Appropriation	4,092	5,468	4,092	5,468
Balance at 31 December	43,078	37,797	43,078	37,797
Discretionary surplus reserve
Balance at 1 January	27,000	27,000	27,000	27,000
Appropriation	20,000	—	20,000	—
Balance at 31 December	47,000	27,000	47,000	27,000
Other reserves
Balance at 1 January	3,100	1,758	174	235
Unrealised (loss)/gain for the change in fair value of available-for-sale financial assets, net of deferred tax	(2,320)	2,892	—	—
Effect of change in tax rate	—	(54)	—	(54)
Realisation of deferred tax on lease prepayments	(6)	(7)	(6)	(7)
Transfer from retained earnings to other reserves	—	(151)	—	—
Transfer from other reserves to capital reserve	—	1,062	—	1,062
Contribution from/(distribution to) Sinopec Group Company	—	68	—	(1,062)
Consideration for the Acquisition of Refinery Plants (Note 1)	—	(2,468)	—	—
Balance at 31 December	774	3,100	168	174
Retained earnings
Balance at 1 January	133,300	95,546	77,805	42,156
Profit for the year attributable to equity shareholders of the Company	29,769	56,533	42,189	55,217
Final dividend for 2006 (Note 15)	—	(9,537)	—	(9,537)
Interim dividend for 2007 (Note 15)	—	(4,335)	—	(4,335)
Final dividend for 2007 (Note 15)	(9,971)	—	(9,971)	—
Interim dividend for 2008 (Note 15)	(2,601)	—	(2,601)	—
Adjustment to the statutory surplus reserve	(1,189)	(235)	(1,189)	(235)
Appropriation	(24,092)	(5,468)	(24,092)	(5,468)
Revaluation surplus realised	347	638	—	—
Realisation of deferred tax on lease prepayments	6	7	6	7
Transfer from retained earnings to other reserves	—	151	—	—
Balance at 31 December	125,569	133,300	82,147	77,805
	241,967	220,731	208,124	171,830

35	COMMITMENTS AND CONTINGENT LIABILITIES

Operating lease commitments

The Group leases land and buildings, service stations and other equipment through non-cancellable operating leases. These operating leases do not contain provisions for contingent lease rentals. None of the rental agreements contain escalation provisions that may require higher future rental payments.

At 31 December 2008 and 2007, the future minimum lease payments under operating leases are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Within one year	6,066	4,620	5,983	4,373
Between one and two years	5,750	4,497	5,673	4,365
Between two and three years	5,655	4,477	5,615	4,351
Between three and four years	5,595	4,407	5,562	4,292
Between four and five years	5,519	4,465	5,487	4,355
Thereafter	149,893	119,726	149,725	116,590
	178,478	142,192	178,045	138,326

Capital commitments

At 31 December 2008 and 2007, capital commitments are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Authorised and contracted for	120,773	130,816	116,327	118,506
Authorised but not contracted for	48,100	114,854	46,027	83,626
	168,873	245,670	162,354	202,132

These capital commitments relate to oil and gas exploration and development, refining and petrochemical production capacity expansion projects and the construction of service stations and oil depots.

Exploration and production licenses

Exploration licenses for exploration activities are registered with the Ministry of Land and Resources. The maximum term of the Group’s exploration licenses is 7 years, and may be renewed twice within 30 days prior to expiration of the original term with each renewal being for a two-year term. The Group is obligated to make progressive annual minimum exploration investment relating to the exploration blocks in respect of which the license is issued. The Ministry of Land and Resources also issues production licenses to the Group on the basis of the reserve reports approved by relevant authorities. The maximum term of a full production license is 30 years unless a special dispensation is given by the State Council. The maximum term of production licenses issued to the Group is 80 years as a special dispensation was given to the Group by the State Council. The Group’s production license is renewable upon application by the Group 30 days prior to expiration.

The Group is required to make payments of exploration license fees and production right usage fees to the Ministry of Land and Resources annually which are expensed as incurred. Payments incurred were approximately RMB 437 million for the year ended 31 December 2008 (2007: RMB 303 million).

Estimated future annual payments are as follows:

	The Group and the Company
	2008	2007
	RMB millions	RMB millions
Within one year	123	218
Between one and two years	118	150
Between two and three years	20	66
Between three and four years	20	20
Between four and five years	19	19
Thereafter	651	656
	951	1,129

35	COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Contingent liabilities

At 31 December 2008 and 2007, guarantees given to banks in respect of banking facilities granted to the parties below were as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions
Subsidiaries	—	—	170	2,361
Associates and jointly controlled entities	11,404	9,812	9,618	9,618
	11,404	9,812	9,788	11,979

Management monitors the conditions that are subject to the guarantees to identify whether it is probable that a loss has occurred, and recognise any such losses under guarantees when those losses are estimable. At 31 December 2008 and 2007, it is not probable that the Group will be required to make payments under the guarantees. Thus no liability has been accrued for the Group’s obligation under these guarantee arrangements.

Environmental contingencies

Under existing legislation, management believes that there are no probable liabilities that will have a material adverse effect on the financial position or operating results of the Group. The PRC government, however, has moved, and may move further towards more rigorous enforcement of applicable laws, and towards the adoption of more stringent environmental standards. Environmental liabilities are subject to considerable uncertainties which affect management’s ability to estimate the ultimate cost of remediation efforts. These uncertainties include i) the exact nature and extent of the contamination at various sites including, but not limited to refineries, oil fields, service stations, terminals and land development areas, whether operating, closed or sold, ii) the extent of required cleanup efforts, iii) varying costs of alternative remediation strategies, iv) changes in environmental remediation requirements, and v) the identification of new remediation sites. The amount of such future cost is indeterminable due to such factors as the unknown magnitude of possible contamination and the unknown timing and extent of the corrective actions that may be required. Accordingly, the outcome of environmental liabilities under proposed or future environmental legislation cannot reasonably be estimated at present, and could be material. The Group paid normal routine pollutant discharge fees of approximately RMB 2,284 million for the year ended 31 December 2008 (2007: RMB 2,085 million).

Legal contingencies

The Group is a defendant in certain lawsuits as well as the named party in other proceedings arising in the ordinary course of business. Management has assessed the likelihood of an unfavourable outcome of such contingencies, lawsuits or other proceedings and believes that any resulting liabilities will not have a material adverse effect on the financial position, operating results or cash flows of the Group.

36	RELATED PARTY TRANSACTIONS

Parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control or jointly control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities and include entities which are under the significant influence of related parties of the Group where those parties are individuals, and post-employment benefit plans which are for the benefit of employees of the Group or of any entity that is a related party of the Group.

(a) Transactions with Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities

The Group is part of a larger group of companies under Sinopec Group Company, which is owned by the PRC government, and has significant transactions and relationships with Sinopec Group Company and fellow subsidiaries. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

The principal related party transactions with Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities, which were carried out in the ordinary course of business, are as follows:

	Note	2008	2007
		RMB millions	RMB millions
Sales of goods	(i)	197,032	144,581
Purchases	(ii)	65,071	64,440
Transportation and storage	(iii)	1,199	1,141
Exploration and development services	(iv)	33,034	32,121
Production related services	(v)	13,768	19,238
Ancillary and social services	(vi)	1,611	1,621
Operating lease charges	(vii)	5,446	3,967
Agency commission income	(viii)	78	60
Interest received	(ix)	19	34
Interest paid	(x)	1,322	789
Net deposits (placed with)/withdrawn from related parties	(xi)	(348)	356
Net loans obtained from related parties	(xii)	7,457	6,987

The amounts set out in the table above in respect of the years ended 31 December 2008 and 2007 represent the relevant costs to the Group and income from related parties as determined by the corresponding contracts with the related parties.

36	RELATED PARTY TRANSACTIONS (Continued)

	(a)	Transactions with Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities (Continued)

At 31 December 2008 and 2007, there were no guarantees given to banks by the Group in respect of banking facilities to Sinopec Group Company and fellow subsidiaries. Guarantees given to banks by the Group in respect of banking facilities to associates and jointly controlled entities are disclosed in Note 35.

The directors of the Company are of the opinion that the above transactions with related parties were conducted in the ordinary course of business and on normal commercial terms or in accordance with the agreements governing such transactions, and this has been confirmed by the independent non-executive directors.

Notes:

(i)	Sales of goods represent the sale of crude oil, intermediate petrochemical products, petroleum products and ancillary materials.

(ii)
Purchases represent the purchase of materials and utility supplies directly related to the Group’s operations such as the procurement of raw and ancillary materials and related services, supply of water, electricity and gas.

(iii)	Transportation and storage represent the cost for the use of railway, road and marine transportation services, pipelines, loading, unloading and storage facilities.

(iv)	Exploration and development services comprise direct costs incurred in the exploration and development such as geophysical, drilling, well testing and well measurement services.

(v)
Production related services represent ancillary services rendered in relation to the Group’s operations such as equipment repair and general maintenance, insurance premium, technical research, communications, fire fighting, security, product quality testing and analysis, information technology, design and engineering, construction which includes the construction of oilfield ground facilities, refineries and chemical plants, manufacture of replacement parts and machinery, installation, project management and environmental protection.

(vi)
Ancillary and social services represent expenditures for social welfare and support services such as educational facilities, media communication services, sanitation, accommodation, canteens, property maintenance and management services.

(vii)	Operating lease charges represent the rental paid to Sinopec Group Company for operating leases in respect of land, buildings and equipment.

(viii)	Agency commission income represents commission earned for acting as an agent in respect of sales of products and purchase of materials for certain entities owned by Sinopec Group Company.

(ix)
Interest received represents interest received from deposits placed with Sinopec Finance Company Limited, a finance company controlled by Sinopec Group Company. The applicable interest rate is determined in accordance with the prevailing saving deposit rate. The balance of deposits at 31 December 2008 was RMB 686 million (2007: RMB 338 million).

(x)	Interest paid represents interest charges on the loans and advances obtained from Sinopec Group Company and fellow subsidiaries.

(xi)	Deposits placed with/withdrawn from related parties represent net deposits placed with/withdrawn from Sinopec Finance Company Limited.

(xii)	The Group obtained or repaid loans from or to Sinopec Group Company and fellow subsidiaries.

In connection with the Reorganisation, the Company and Sinopec Group Company entered into a number of agreements under which 1) Sinopec Group Company will provide goods and products and a range of ancillary, social and supporting services to the Group and 2) the Group will sell certain goods to Sinopec Group Company. The terms of these agreements are summarised as follows:

(a)
The Company has entered into a non-exclusive Agreement for Mutual Provision of Products and Ancillary Services (“Mutual Provision Agreement”) with Sinopec Group Company effective from 1 January 2000 in which Sinopec Group Company has agreed to provide the Group with certain ancillary production services, construction services, information advisory services, supply services and other services and products. While each of Sinopec Group Company and the Company is permitted to terminate the Mutual Provision Agreement upon at least six months notice, Sinopec Group Company has agreed not to terminate the agreement if the Group is unable to obtain comparable services from a third party. The pricing policy for these services and products provided by Sinopec Group Company to the Group is as follows:

the government-prescribed price;

where there is no government-prescribed price, the government-guidance price;

where there is neither a government-prescribed price nor a government-guidance price, the market price; or

where none of the above is applicable, the price to be agreed between the parties, which shall be based on a reasonable cost incurred in providing such services plus a profit margin not exceeding 6%.

(b)
The Company has entered into a non-exclusive Agreement for Provision of Cultural and Educational, Health Care and Community Services with Sinopec Group Company effective from 1 January 2000 in which Sinopec Group Company has agreed to provide the Group with certain cultural, educational, health care and community services on the same pricing terms and termination conditions as agreed to in the above Mutual Provision Agreement.

36	RELATED PARTY TRANSACTIONS (Continued)

(a) Transactions with Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities (Continued)

(c)
The Company has entered into a series of lease agreements with Sinopec Group Company to lease certain land at a rental of approximately RMB 4,234 million (2007: RMB 3,234 million) per annum for the year ended 31 December 2008 and certain buildings at a rental of approximately RMB 568 million (2007: RMB 568 million) per annum for the year ended 31 December 2008. The Company and Sinopec Group Company can renegotiate the rental amount every three years for land and every year for buildings, however such amount cannot exceed the market price as determined by an independent third party. The Group has the option to terminate these leases upon six months notice to Sinopec Group Company.

(d)
The Company has entered into agreements with Sinopec Group Company effective from 1 January 2000 under which the Group has been granted the right to use certain trademarks, patents, technology and computer software developed by Sinopec Group Company.

(e)
The Company has entered into a service stations franchise agreement with Sinopec Group Company effective from 1 January 2000 under which its service stations and retail stores would exclusively sell the refined products supplied by the Group.

Pursuant to the resolutions passed at the Directors’ meeting held on 26 June 2008, the Group acquired the Downhole Assets from Sinopec Group Company, primarily property, plant and equipment, for a cash consideration of RMB 1,624 million, which approximated the net carrying value of the assets and liabilities of the Downhole Assets.

Amounts due from/to Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities included in the following accounts captions are summarised as follows:

	2008	2007
	RMB millions	RMB millions
Trade accounts receivable	4,081	3,990
Prepaid expenses and other current assets	4,550	7,082
Total amounts due from Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities	8,631	11,072
Trade accounts payable	3,670	5,472
Accrued expenses and other payables	12,624	12,907
Short-term loans and current portion of long-term loans from Sinopec Group Company and fellow subsidiaries	23,587	15,840
Long-term loans excluding current portion from Sinopec Group Company and fellow subsidiaries	36,890	37,180
Total amounts due to Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities	76,771	71,399

Amounts due from/to Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities, other than short-term loans and long-term loans, bear no interest, are unsecured and are repayable in accordance with normal commercial terms. The terms and conditions associated with short-term loans and long-term loans payable to Sinopec Group Company and fellow subsidiaries are set out in Note 29.

As at and for the years ended 31 December 2008 and 2007, no individually significant impairment losses for bad and doubtful debts were recognised in respect of amounts due from Sinopec Group Company and fellow subsidiaries, associates and jointly controlled entities.

(b)	Key management personnel emoluments

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly, including directors and supervisors of the Group. The key management personnel compensations are as follows:

	2008	2007
	RMB’000	RMB’000
Short-term employee benefits	6,530	5,896
Retirement scheme contributions	198	184
	6,728	6,080

Total emoluments are included in “personnel expenses” as disclosed in Note 7.

(c)	Contributions to defined contribution retirement plans

The Group participates in various defined contribution retirement plans organised by municipal and provincial governments for its staff. The details of the Group’s employee benefits plan are disclosed in Note 37. As at 31 December 2008 and 2007, the accrued contribution to post-employment benefit plans was not material.

36	RELATED PARTY TRANSACTIONS (Continued)

	(d)	Transactions with other state-controlled entities in the PRC

The Group is a state-controlled energy and chemical enterprise and operates in an economic regime currently dominated by entities directly or indirectly controlled by the PRC government through its government authorities, agencies, affiliations and other organisations (collectively referred as “state-controlled entities”).

Apart from transactions with Sinopec Group Company and fellow subsidiaries, the Group has transactions with other state-controlled entities include but not limited to the following:

sales and purchase of goods and ancillary materials;

rendering and receiving services;

lease of assets;

depositing and borrowing money; and

use of public utilities.

These transactions are conducted in the ordinary course of the Group’s business on terms comparable to those with other entities that are not state-controlled. The Group has established procurement policies, pricing strategy and approval process for purchases and sales of products and services which do not depend on whether the counterparties are state-controlled entities or not.

Having considered the transactions potentially affected by related party relationships, the Group’s pricing strategy, procurement policies and approval processes, and the information that would be necessary for an understanding of the potential effect of the related party relationship on the financial statements, the directors are of the opinion that the following related party transactions require disclosure of numeric details:

(i) Transactions with other state-controlled energy and chemical companies

The Group’s major domestic suppliers of crude oil and refined petroleum products are China National Petroleum Corporation and its subsidiaries (“CNPC Group”) and China National Offshore Oil Corporation and its subsidiaries (“CNOOC Group”), which are state-controlled entities.

During the year ended 31 December 2008, the aggregate amount of crude oil purchased by the Group’s refining segment from CNPC Group and CNOOC Group and refined petroleum purchased by the Group’s marketing and distribution segment from CNPC Group was RMB 113,612 million (2007: RMB 70,341 million).

The aggregate amounts due from/to CNPC Group and CNOOC Group are summarised as follows:

	2008	2007
	RMB millions	RMB millions
Trade accounts receivable	292	326
Prepaid expenses and other current assets	113	934
Total amounts due from CNPC Group and CNOOC Group	405	1,260
Trade accounts payable	2,045	3,494
Accrued expenses and other payables	433	371
Total amounts due to CNPC Group and CNOOC Group	2,478	3,865

(ii)	Transactions with state-controlled banks

The Group deposits its cash with several state-controlled banks in the PRC. The Group also obtains short-term and long-term loans from these banks in the ordinary course of business. The interest rates of the bank deposits and loans are regulated by the PBOC. The Group’s interest income from and interest expense to these state-controlled banks in the PRC are as follows:

	2008	2007
	RMB millions	RMB millions
Interest income	244	225
Interest expense	6,966	5,264

The amounts of cash deposited at and loans from state-controlled banks in the PRC are summarised as follows:

	2008	2007
	RMB millions	RMB millions
Cash and cash equivalents	5,675	6,522
Time deposits with financial institutions	449	647
Total deposits at state-controlled banks in the PRC	6,124	7,169
Short-term loans and current portion of long-term loans	55,841	27,813
Long-term loans excluding current portion of long-term loans	27,844	37,338
Total loans from state-controlled banks in the PRC	83,685	65,151

37	EMPLOYEE BENEFITS PLAN

As stipulated by the regulations of the PRC, the Group participates in various defined contribution retirement plans organised by municipal and provincial governments for its staff. The Group is required to make contributions to the retirement plans at rates ranging from 18.0% to 23.0% of the salaries, bonuses and certain allowances of its staff. A member of the plan is entitled to a pension equal to a fixed proportion of the salary prevailing at his or her retirement date. The Group has no other material obligation for the payment of pension benefits associated with these plans beyond the annual contributions described above. The Group’s contributions for the year ended 31 December 2008 were RMB 2,861 million (2007: RMB 2,806 million).

38	SEGMENTAL REPORTING

The Group has five operating segments as follows:

(i) Exploration and production, which explores and develops oil fields, produces crude oil and natural gas and sells such products to the refining segment of the Group and external customers.

(ii)
Refining, which processes and purifies crude oil, that is sourced from the exploration and production segment of the Group and external suppliers, and manufactures and sells petroleum products to the chemicals and marketing and distribution segments of the Group and external customers.

(iii)
Marketing and distribution, which owns and operates oil depots and service stations in the PRC, and distributes and sells refined petroleum products (mainly gasoline and diesel) in the PRC through wholesale and retail sales networks.

(iv) Chemicals, which manufactures and sells petrochemical products, derivative petrochemical products and other chemical products mainly to external customers.

(v) Corporate and others, which largely comprise the trading activities of the import and export companies of the Group and research and development undertaken by other subsidiaries.

Reportable information on the Group’s business segments is as follows:

	2008	2007
	RMB millions	RMB millions
Turnover
Exploration and production
External sales	26,403	20,437
Inter-segment sales	151,393	107,473
	177,796	127,910
Refining
External sales	129,668	117,256
Inter-segment sales	683,965	534,671
	813,633	651,927
Marketing and distribution
External sales	802,817	659,552
Inter-segment sales	3,200	2,841
	806,017	662,393
Chemicals
External sales	207,396	217,452
Inter-segment sales	27,481	15,990
	234,877	233,442
Corporate and others
External sales	254,037	159,172
Inter-segment sales	479,982	297,145
	734,019	456,317
Elimination of inter-segment sales	(1,346,021)	(958,120)
Turnover	1,420,321	1,173,869
Other operating revenues
Exploration and production	18,705	17,757
Refining	4,948	4,996
Marketing and distribution	1,181	461
Chemicals	6,214	7,247
Corporate and others	732	513
Other operating revenues	31,780	30,974
Other income
Refining	40,502	1,926
Marketing and distribution	9,840	2,937
Total other income	50,342	4,863

Turnover, other operating revenues and other income	1,502,443	1,209,706

38	SEGMENTAL REPORTING (Continued)

	2008	2007
	RMB millions	RMB millions
Result
Operating profit/(loss)
By segment
– Exploration and production	66,569	48,766
– Refining	(61,538)	(10,452)
– Marketing and distribution	38,209	35,727
– Chemicals	(13,102)	13,306
– Corporate and others	(2,015)	(1,483)
Total operating profit	28,123	85,864
Share of profits less losses from associates and jointly controlled entities
– Exploration and production	216	164
– Refining	(822)	(114)
– Marketing and distribution	708	519
– Chemicals	(92)	2,959
– Corporate and others	570	516
Aggregate share of profits less losses from associates and jointly controlled entities	580	4,044
Finance costs
Interest expense	(11,326)	(7,314)
Interest income	445	405
Unrealised gain/(loss) on embedded derivative component of the Convertible Bonds	3,947	(3,211)
Foreign currency exchange losses	(954)	(311)
Foreign currency exchange gains	3,112	2,330
Net finance costs	(4,776)	(8,101)
Investment income	390	1,657
Profit before taxation	24,317	83,464
Tax benefit/(expense)	1,883	(24,721)
Profit for the year	26,200	58,743

Information on associates and jointly controlled entities is included in Notes 21 and 22. Additions to long-lived assets by operating segment are included in Notes 17 and 18.

	2008	2007
	RMB millions	RMB millions
Assets
Segment assets
– Exploration and production	235,866	198,945
– Refining	180,270	193,956
– Marketing and distribution	132,434	127,047
– Chemicals	121,964	120,988
– Corporate and others	31,124	34,285
Total segment assets	701,658	675,221
Interest in associates and jointly controlled entities
– Exploration and production	1,779	1,080
– Refining	5,415	3,915
– Marketing and distribution	5,630	5,355
– Chemicals	9,292	12,176
– Corporate and others	5,260	7,062
Aggregate interest in associates and jointly controlled entities	27,376	29,588
Unallocated assets	38,793	27,916
Total assets	767,827	732,725
Liabilities
Segment liabilities
– Exploration and production	62,375	45,185
– Refining	35,758	46,017
– Marketing and distribution	37,423	31,118
– Chemicals	16,220	20,786
– Corporate and others	32,566	51,804
Total segment liabilities	184,342	194,910
Unallocated liabilities	234,163	205,057
Total liabilities	418,505	399,967

38	SEGMENTAL REPORTING (Continued)

Segment capital expenditure is the total cost incurred during the year to acquire segment assets that are expected to be used for more than one year.

	2008	2007
	RMB millions	RMB millions
Capital expenditure
Exploration and production	57,646	54,498
Refining	12,491	22,763
Marketing and distribution	14,148	12,548
Chemicals	20,622	16,184
Corporate and others	2,393	3,289
	107,300	109,282
Depreciation, depletion and amortisation
Exploration and production	22,115	18,216
Refining	9,484	9,020
Marketing and distribution	4,946	6,032
Chemicals	8,463	8,977
Corporate and others	815	1,070
	45,823	43,315
Impairment losses on long-lived assets
Exploration and production	5,991	481
Refining	270	1,070
Marketing and distribution	709	1,237
Chemicals	1,511	318
Corporate and others	19	—
	8,500	3,106

39	PRINCIPAL SUBSIDIARIES

At 31 December 2008, the following list contains the particulars of subsidiaries which principally affected the results, assets and liabilities of the Group.

Name of company	Particulars of issued capital (millions)	Type of legal entity	Percentage of equity %	Principal activities
China Petrochemical International Company Limited	RMB 1,663	Limited company	100.00	Trading of petrochemical products
Sinopec Sales Company Limited	RMB 1,700	Limited company	100.00	Marketing and distribution of refined petroleum products
Sinopec Yangzi Petrochemical Company Limited	RMB 16,337	Limited company	100.00	Manufacturing of intermediate petrochemical products and petroleum products
Sinopec Fujian Petrochemical Company Limited (i)	RMB 2,253	Limited company	50.00	Manufacturing of plastics, intermediate petrochemical products and petroleum products
Sinopec Shanghai Petrochemical Company Limited	RMB 7,200	Limited company	55.56	Manufacturing of synthetic fibres, resin and plastics, intermediate petrochemical products and petroleum products
Sinopec Kantons Holdings Limited	HKD 104	Limited company	72.34	Trading of crude oil and petroleum products
Sinopec Yizheng Chemical Fibre Company Limited (i)	RMB 4,000	Limited company	42.00	Production and sale of polyester chips and polyester fibres
Sinopec Zhongyuan Petrochemical Company Limited	RMB 2,400	Limited company	93.51	Manufacturing of chemical products
Sinopec Shell (Jiangsu) Petroleum Marketing Company Limited	RMB 830	Limited company	60.00	Marketing and distribution of refined petroleum products
BP Sinopec (Zhejiang) Petroleum Company Limited	RMB 800	Limited company	60.00	Marketing and distribution of refined petroleum products
Sinopec Qingdao Refining and Chemical Company Limited	RMB 3,400	Limited company	85.00	Manufacturing of intermediate petrochemical products and petroleum products
China International United Petroleum and Chemical Company Limited	RMB 3,040	Limited company	100.00	Trading of crude oil and petrochemical products
Sinopec Hainan Refining and Chemical Company Limited	RMB 3,986	Limited company	75.00	Manufacturing of intermediate petrochemical products and petroleum products
Sinopec (Hong Kong) Limited	HKD 5,477	Limited company	100.00	Trading of crude oil and petrochemical products
Sinopec Senmei (Fujian) Petroleum Ltd.	RMB 1,840	Limited company	55.00	Marketing and distribution of refined petroleum products

Except for Sinopec Kantons Holdings Limited and Sinopec (Hong Kong) Limited, which are incorporated in Bermuda and Hong Kong respectively, all of the above principal subsidiaries are incorporated in the PRC.

(i)	The Group consolidated the financial statements of the entity because the Group controlled the board of this entity and had the power to govern its financial and operating policies.

40	FINANCIAL RISK MANAGEMENT AND FAIR VALUES

Overview

Financial assets of the Group include cash and cash equivalents, time deposits with financial institutions, investments, trade accounts receivable, bills receivable, amounts due from Sinopec Group Company and fellow subsidiaries, advances to third parties, amounts due from associates and jointly controlled entities, derivative financial instruments and other receivables. Financial liabilities of the Group include short-term and long-term debts, loans from Sinopec Group Company and fellow subsidiaries, trade accounts payable, bills payable, amounts due to Sinopec Group Company and fellow subsidiaries and advances from third parties.

The Group has exposure to the following risks from its use of financial instruments:

credit risk;

liquidity risk;

market risk; and

equity price risk.

The Board of Directors has overall responsibility for the establishment, oversight of the Group’s risk management framework, and developing and monitoring the Group’s risk management policies.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations. Internal audit department undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the Group’s audit committee.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s deposits placed with financial institutions and receivables from customers. To limit exposure to credit risk relating to deposits, the Group primarily places cash deposits only with large financial institution in the PRC with acceptable credit ratings. The majority of the Group’s trade accounts receivable relate to sales of petroleum and chemical products to related parties and third parties operating in the petroleum and chemical industries. Management performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on trade accounts receivable. The Group maintains an impairment loss for doubtful accounts and actual losses have been within management’s expectations. No single customer accounted for greater than 10% of total trade accounts receivable. The details of the Group’s credit policy for and quantitative disclosures in respect of the Group’s exposure on credit risk for trade receivables are set out in Note 25.

The carrying amounts of cash and cash equivalents, time deposits with financial institutions, trade accounts and bills receivables, derivative financial instruments and other receivables, represent the Group’s maximum exposure to credit risk in relation to financial assets.

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. The Group prepares monthly cash flow budget to ensure that they will always have sufficient liquidity to meet its financial obligation as they fall due. The Group arranges and negotiates financing with financial institutions and maintains a certain level of standby credit facilities to reduce liquidity risk.

At 31 December 2008, the Group has standby credit facilities with several PRC financial institutions which provide the Group to borrow up to RMB 185,000 million (2007: RMB 164,500 million) on an unsecured basis, at a weighted average interest rate of 4.647% (2007: 5.619%) per annum. At 31 December 2008, the Group’s outstanding borrowings under these facilities were RMB 33,484 million (2007: RMB 13,269 million) and were included in short-term debts.

40	FINANCIAL RISK MANAGEMENT AND FAIR VALUES (Continued)

The following table sets out the remaining contractual maturities at the balance sheet date of the Group’s and the Company’s financial liabilities, which are based on contractual undiscounted cash flows (including interest payments computed using contractual rates or, if floating, based on prevailing rates current at the balance sheet date) and the earliest date the Group and the Company would be required to repay:

The Group

	2008
	Carrying amount RMB millions	Total contractual undiscounted cash flow RMB millions	Within 1 year or on demand RMB millions	More than 1 year but less than 2 years RMB millions	More than 2 years but less than 5 years RMB millions	More than 5 years RMB millions
Short-term debts	74,896	76,669	76,669	—	—	—
Long-term debts	90,254	115,721	3,442	12,712	30,013	69,554
Loans from Sinopec Group Company and fellow subsidiaries	60,477	61,659	24,503	509	627	36,020
Trade accounts payable	56,667	56,667	56,667	—	—	—
Bills payable	17,493	17,508	17,508	—	—	—
Accrued expenses and other payables	52,564	52,564	52,564	—	—	—
	352,351	380,788	231,353	13,221	30,640	105,574
Derivatives settled gross:
Forward exchange contracts
– outflow	(4,366)	(4,415)	(4,415)	—	—	—
– inflow	4,480	4,531	4,531	—	—	—

	2007
	Carrying amount RMB millions	Total contractual undiscounted cash flow RMB millions	Within 1 year or on demand RMB millions	More than 1 year but less than 2 years RMB millions	More than 2 years but less than 5 years RMB millions	More than 5 years RMB millions
Short-term debts	44,654	45,869	45,869	—	—	—
Long-term debts	83,134	101,886	3,906	22,708	31,643	43,629
Loans from Sinopec Group Company and fellow subsidiaries	53,020	53,793	16,485	327	1,420	35,561
Trade accounts payable	93,049	93,049	93,049	—	—	—
Bills payable	12,162	12,233	12,233	—	—	—
Accrued expenses and other payables	50,084	50,084	50,084	—	—	—
	336,103	356,914	221,626	23,035	33,063	79,190

40	FINANCIAL RISK MANAGEMENT AND FAIR VALUES (Continued)

The Company

	2008
	Carrying amount RMB millions	Total contractual undiscounted cash flow RMB millions	Within 1 year or on demand RMB millions	More than 1 year but less than 2 years RMB millions	More than 2 years but less than 5 years RMB millions	More than 5 years RMB millions
Short-term debts	52,747	53,956	53,956	—	—	—
Long-term debts	79,461	102,657	2,751	7,341	25,498	67,067
Loans from Sinopec Group Company and fellow subsidiaries	50,033	50,675	14,838	173	104	35,560
Trade accounts payable	53,602	53,602	53,602	—	—	—
Bills payable	13,453	13,468	13,468	—	—	—
Accrued expenses and other payables	67,381	67,381	67,381	—	—	—
	316,677	341,739	205,996	7,514	25,602	102,627
Derivatives settled gross:
Forward exchange contracts
– outflow	(657)	(670)	(670)	—	—	—
– inflow	673	686	686	—	—	—
	2007
	Carrying amount RMB millions	Total contractual undiscounted cash flow RMB millions	Within 1 year or on demand RMB millions	More than 1 year but less than 2 years RMB millions	More than 2 years but less than 5 years RMB millions	More than 5 years RMB millions
Short-term debts	30,136	30,964	30,964	—	—	—
Long-term debts	72,851	88,735	3,267	20,097	25,491	39,880
Loans from Sinopec Group Company and fellow subsidiaries	51,513	52,192	15,274	112	1,245	35,561
Trade accounts payable	58,932	58,932	58,932	—	—	—
Bills payable	8,613	8,670	8,670	—	—	—
Accrued expenses and other payables	69,322	69,322	69,322	—	—	—
	291,367	308,815	186,429	20,209	26,736	75,441

Management believes that the Group’s current cash on hand, expected cash flows from operations and available standby credit facilities from financial institutions will be sufficient to meet the Group’s working capital requirements and repay its short term debts and obligations when they become due.

40	FINANCIAL RISK MANAGEMENT AND FAIR VALUES (Continued)

Currency risk

Currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Group’s currency risk exposure primarily relates to short-term and long-term debts and loans from Sinopec Group Company and fellow subsidiaries denominated in US Dollars, Japanese Yen and Hong Kong Dollars, and the Group entered into a number of foreign exchange contracts to manage such exposure.

The changes in the fair value of forward exchange contracts that economically hedge monetary assets and liabilities in foreign currencies are recognised as finance costs in the consolidated income statement. The net fair value of forward exchange contracts used by the Group and the Company as economic hedges of monetary assets and liabilities in foreign currencies at 31 December 2008 was RMB 114 million (2007: RMB nil) and RMB 16 million (2007: RMB nil), respectively.

Included in derivative financial instruments, short-term and long-term debts and loans from Sinopec Group Company and fellow subsidiaries of the Group are the following amounts denominated in a currency other than the functional currency of the entity to which they relate:

	The Group		The Company
	2008	2007	2008	2007
	millions	millions	millions	millions
Gross exposure arising from loans and borrowings
US Dollars	USD (1,232)	USD (780)	USD (277)	USD (121)
Japanese Yen	JPY (28,037)	JPY (33,494)	JPY (28,037)	JPY (33,494)
Hong Kong Dollars	HKD (11,192)	HKD (15,135)	HKD (11,192)	HKD (15,064)
Notional amounts of forward exchange contracts
US Dollars	USD 660	USD —	USD 100	USD —

A 5 percent strengthening of Renminbi against the following currencies at 31 December would have increased profit for the year and retained earnings of the Group by the amounts shown below. This analysis has been determined assuming that the change in foreign exchange rates had occurred at the balance sheet date and had been applied to the foreign currency balances to which the Group has significant exposure as stated above, and that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2007.

	The Group
	2008	2007
	RMB millions	RMB millions
US Dollars	147	191
Japanese Yen	80	72
Hong Kong Dollars	370	475

Other than the amounts as disclosed above, the amounts of other financial assets and liabilities of the Group are substantially denominated in the functional currency of respective entity of the Group.

Interest rate risk

The Group’s interest rate risk exposure arises primarily from its short-term and long-term debts. Debts carrying interest at variable rates and at fixed rates expose the Group to cash flow interest rate risk and fair value interest rate risk respectively. The interest rates of short-term and long-term debts, and loans from Sinopec Group Company and fellow subsidiaries of the Group are disclosed in Note 29.

As at 31 December 2008, it is estimated that a general increase/decrease of 100 basis points in variable interest rates, with all other variables held constant, would decrease/increase the Group’s profit for the year and retained earnings by approximately RMB 263 million (2007: RMB 154 million). This sensitivity analysis has been determined assuming that the change in interest rates had occurred at the balance sheet date and the change was applied to the Group’s debts outstanding at that date with exposure to cash flow interest rate risk. The analysis is performed on the same basis for 2007.

Equity price risk

The Group is exposed to equity price risk arising from changes in the Company’s own share price to the extent that the Company’s own equity instruments underlie the fair values of derivatives of the Group. At 31 December 2008, the Group’s exposure to equity price risk is the derivative embedded in the Convertible Bonds issued by the Company as disclosed in Note 29(f).

At 31 December 2008, it is estimated that an increase of 20% in the Company’s own share price would decrease the Group’s profit for the year and retained earnings by approximately RMB 62 million while a decrease of 20% in the Company’s own share price would have no effect to the Group’s profit for the year and retained earnings. The sensitivity analysis has been determined assuming that the changes in the Company’s own share price had occurred at the balance sheet date and that all other variables remain constant.

40	FINANCIAL RISK MANAGEMENT AND FAIR VALUES (Continued)

Fair values

The disclosures of the fair value estimates, methods and assumptions, set forth below for the Group’s financial instruments, are made to comply with the requirements of IFRS 7 and IAS 39 and should be read in conjunction with the Group’s consolidated financial statements and related notes. The estimated fair value amounts have been determined by the Group using market information and valuation methodologies considered appropriate. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Group could realise in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair values of the Group’s financial instruments (other than long-term indebtedness and investment securities) approximate their carrying amounts due to the short-term maturity of these instruments. The fair values of long-term indebtedness are estimated by discounting future cash flows using current market interest rates offered to the Group for debt with substantially the same characteristics and maturities ranging 3.58% to 5.94% (2007: 5.40% to 6.97%). The following table presents the carrying amount and fair value of the Group’s long-term indebtedness other than loans from Sinopec Group Company and fellow subsidiaries at 31 December 2008 and 2007:

	2008	2007
	RMB millions	RMB millions
Carrying amount	109,415	96,420
Fair value	113,060	95,600

The Group has not developed an internal valuation model necessary to make the estimate of the fair value of loans from Sinopec Group Company and fellow subsidiaries as it is not considered practicable to estimate their fair value because the cost of obtaining discount and borrowing rates for comparable borrowings would be excessive based on the Reorganisation of the Group, its existing capital structure and the terms of the borrowings.

The fair value of available-for-sale equity securities, which amounted to RMB 154 million as at 31 December 2008 (2007: RMB 653 million) was based on quoted market price on stock exchanges. Investments in unquoted equity securities are individually and in aggregate not material to the Group’s financial condition or results of operations. There are no listed market prices for such interests in the PRC and, accordingly, a reasonable estimate of fair value could not be made without incurring excessive costs. The Group intends to hold these unquoted equity securities for long term purpose.

41	ACCOUNTING ESTIMATES AND JUDGEMENTS

The Group’s financial condition and results of operations are sensitive to accounting methods, assumptions and estimates that underlie the preparation of the financial statements. Management bases the assumptions and estimates on historical experience and on various other assumptions that it believes to be reasonable and which form the basis for making judgements about matters that are not readily apparent from other sources. On an on-going basis, management evaluates its estimates. Actual results may differ from those estimates as facts, circumstances and conditions change.

The selection of critical accounting policies, the judgements and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing the financial statements. The principal accounting policies are set forth in Note 2. Management believes the following critical accounting policies involve the most significant judgements and estimates used in the preparation of the financial statements.

Oil and gas properties and reserves

The accounting for the exploration and production’s oil and gas activities is subject to accounting rules that are unique to the oil and gas industry. There are two methods to account for oil and gas business activities, the successful efforts method and the full cost method. The Group has elected to use the successful efforts method. The successful efforts method reflects the volatility that is inherent in exploring for mineral resources in that costs of unsuccessful exploratory efforts are charged to expense as they are incurred. These costs primarily include dry hole costs, seismic costs and other exploratory costs. Under the full cost method, these costs are capitalised and written-off or depreciated over time.

Engineering estimates of the Group’s oil and gas reserves are inherently imprecise and represent only approximate amounts because of the subjective judgements involved in developing such information. There are authoritative guidelines regarding the engineering criteria that have to be met before estimated oil and gas reserves can be designated as “proved”. Proved and proved developed reserves estimates are updated at least annually and take into account recent production and technical information about each field. In addition, as prices and cost levels change from year to year, the estimate of proved and proved developed reserves also changes. This change is considered a change in estimate for accounting purposes and is reflected on a prospective basis in related depreciation rates.

Future dismantlement costs for oil and gas properties are estimated with reference to engineering estimates after taking into consideration the anticipated method of dismantlement required in accordance with industry practices in similar geographic area, including estimation of economic life of oil and gas properties, technology and price level. The present values of these estimated future dismantlement costs are capitalised as oil and gas properties with equivalent amounts recognised as provision for dismantlement costs.

Despite the inherent imprecision in these engineering estimates, these estimates are used in determining depreciation expense, impairment expense and future dismantlement costs. Depreciation rates are determined based on estimated proved developed reserve quantities (the denominator) and capitalised costs of producing properties (the numerator). Producing properties’ capitalised costs are amortised based on the units of oil or gas produced.

41	ACCOUNTING ESTIMATES AND JUDGEMENTS (Continued)

Impairment for long-lived assets

If circumstances indicate that the net book value of a long-lived asset may not be recoverable, the asset may be considered “impaired”, and an impairment loss may be recognised in accordance with IAS 36 “Impairment of Assets”. The carrying amounts of long-lived assets are reviewed periodically in order to assess whether the recoverable amounts have declined below the carrying amounts. These assets are tested for impairment whenever events or changes in circumstances indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to recoverable amount. For goodwill, the recoverable amount is estimated annually. The recoverable amount is the greater of the net selling price and the value in use. It is difficult to precisely estimate selling price because quoted market prices for the Group’s assets or cash-generating units are not readily available. In determining the value in use, expected cash flows generated by the asset or the cash-generating unit are discounted to their present value, which requires significant judgement relating to level of sale volume, selling price and amount of operating costs. Management uses all readily available information in determining an amount that is a reasonable approximation of recoverable amount, including estimates based on reasonable and supportable assumptions and projections of sale volume, selling price and amount of operating costs.

Depreciation

Property, plant and equipment, other than oil and gas properties, are depreciated on a straight-line basis over the estimated useful lives of the assets, after taking into account the estimated residual value. Management reviews the estimated useful lives of the assets regularly in order to determine the amount of depreciation expense to be recorded during any reporting period. The useful lives are based on the Group’s historical experience with similar assets and take into account anticipated technological changes. The depreciation expense for future periods is adjusted if there are significant changes from previous estimates.

Impairment for bad and doubtful debts

Management estimates impairment losses for bad and doubtful debts resulting from the inability of the Group’s customers to make the required payments. Management bases the estimates on the ageing of the accounts receivable balance, customer credit-worthiness, and historical write-off experience. If the financial condition of the customers were to deteriorate, actual write-offs would be higher than estimated.

Allowance for diminution in value of inventories

If the costs of inventories fall below their net realisable values, an allowance for diminution in value of inventories is recognised. Net realisable value represents the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Management bases the estimates on all available information, including the current market prices of the finished goods and raw materials, and historical operating costs. If the actual selling prices were to be lower or the costs of completion were to be higher than estimated, the actual allowance for diminution in value of inventories could be higher than estimated.

42	POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2008

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the annual accounting period ended 31 December 2008 and which have not been adopted in these financial statements.

Management is in the process of making an assessment of what the impact of these amendments, new standards and new interpretations is expected to be in the period of initial application and has so far concluded that the adoption of these amendments, new standards and new interpretations is unlikely to have a significant impact on the Group’s results of operations and financial position.

43	POST BALANCE SHEET EVENT

Pursuant to the resolution passed at the Directors’ meeting on 27 March 2009, the Group entered into a number of agreements with Sinopec Group Company and fellow subsidiaries to acquire the entire equity interests of Sinopec Qingdao Petrochemical Company Limited and certain assets and liabilities related to the exploration and production, the refining and the marketing and distribution segments from Sinopec Group Company and fellow subsidiaries for a total cash consideration of RMB 1,839 million, and to dispose of certain assets in the Group’s chemicals segment to a fellow subsidiary for a cash consideration of RMB 157 million. These transactions are subject to the approval from the relevant PRC governmental and regulatory bodies.

44	PARENT AND ULTIMATE HOLDING COMPANY

The directors consider the parent and ultimate holding company of the Group as at 31 December 2008 is Sinopec Group Company, a state-owned enterprise established in the PRC. This entity does not produce financial statements available for public use.

(C)	DIFFERENCES BETWEEN FINANCIAL STATEMENTS PREPARED UNDER THE PRC ACCOUNTING STANDARDS FOR BUSINESS ENTERPRISES AND IFRS

Other than the differences in the classifications of certain financial statements captions and the accounting for the items described below, there are no material differences between the Group’s financial statements prepared under the PRC Accounting Standards for Business Enterprises and IFRS. The reconciliation presented below is included as supplemental information, is not required as part of the basic financial statements and does not include differences related to classification, display or disclosures. Such information has not been subject to independent audit or review. The major differences are:

(i)	Revaluation of land use rights

Under the PRC Accounting Standards for Business Enterprises, land use rights are carried at revalued amount. Under IFRS, land use rights are carried at historical cost less amortisation. Accordingly, the surplus on the revaluation of land use rights, credited to revaluation reserve, was eliminated.

(ii)	Government grants

Under the PRC Accounting Standards for Business Enterprises, grants from the government are credited to capital reserve if required by relevant governmental regulations. Under IFRS, government grants relating to the purchase of fixed assets are recognised as deferred income and are transferred to the income statement over the useful life of these assets.

Effects of major differences between the net profit under the PRC Accounting Standards for Business Enterprises and the profit for the year under IFRS are analysed as follows:

	Note	2008	2007
		RMB millions	RMB millions
Net profit under the PRC Accounting Standards for Business Enterprises		26,115	58,721
Adjustments:
Reduced amortisation on revaluation of land use rights	(i)	30	30
Government grants	(ii)	61	—
Effects of the above adjustments on taxation		(6)	(8)
Profit for the year under IFRS*		26,200	58,743

Effects of major differences between the shareholders’ equity under the PRC Accounting Standards for Business Enterprises and the total equity under IFRS are analysed as follows:

	Note	2008	2007
		RMB millions	RMB millions
Shareholders’ equity under the PRC Accounting Standards for Business Enterprises		350,946	333,494
Adjustments:
Revaluation of land use rights	(i)	(1,012)	(1,042)
Government grants	(ii)	(912)	—
Effects of the above adjustments on taxation		300	306
Total equity under IFRS*		349,322	332,758

*	The above figures are extracted from the financial statements prepared in accordance with IFRS which have been audited by KPMG.

(D)	SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)
In accordance with the United States Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities” (“SFAS No. 69”), this section provides supplemental information on oil and gas exploration and producing activities of the Group at 31 December 2008 and 2007, and for the years then ended in the following six separate tables. Tables I through III provide historical cost information under IFRS pertaining to capitalised costs related to oil and gas producing activities; costs incurred in exploration and development; and results of operations related to oil and gas producing activities. Tables IV through VI present information on the Group’s estimated net proved reserve quantities; standardised measure of discounted future net cash flows; and changes in the standardised measure of discounted future net cash flows.

Table I: Capitalised costs related to oil and gas producing activities

	2008	2007
	RMB millions	RMB millions
Property cost	—	—
Wells and related equipment and facilities	292,897	259,373
Supporting equipment and facilities	46,717	25,145
Uncompleted wells, equipment and facilities	56,197	34,441
Total capitalised costs	395,811	318,959
Accumulated depreciation, depletion, amortisation and impairment provisions	(173,551)	(130,837)
Net capitalised costs	222,260	188,122

Table II: Cost incurred in exploration and development

	2008	2007
	RMB millions	RMB millions
Exploration	12,947	15,774
Development	53,009	49,829
Total cost incurred	65,956	65,603

Table III: Results of operations for oil and gas producing activities

	2008	2007
	RMB millions	RMB millions
Revenues
Sales	26,192	20,092
Transfers	151,051	107,473
	177,243	127,565
Production costs excluding taxes	(30,837)	(28,855)
Exploration expenses	(8,310)	(11,105)
Depreciation, depletion, amortisation and impairment provisions	(26,715)	(18,697)
Taxes other than income tax	(35,980)	(13,604)
Income before income tax	75,401	55,304
Income tax expense	(18,850)	(18,250)
Results of operations from producing activities	56,551	37,054

The results of operations for producing activities for the years ended 31 December 2008 and 2007 are shown above. Revenues include sales to unaffiliated parties and transfers (essentially at third-party sales prices) to other segments of the Group. All revenues reported in this table do not include royalties to others as there were none. In accordance with SFAS No. 69, income taxes are based on statutory tax rates, reflecting allowable deductions and tax credits. General corporate overhead and interest income and expense are excluded from the results of operations.

Table IV: Reserve quantities information

The Group’s estimated net proved underground oil and gas reserves and changes thereto for the years ended 31 December 2008 and 2007 are shown in the following table.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Due to the inherent uncertainties and the limited nature of reservoir data, estimates of underground reserves are subject to change as additional information becomes available.

Proved reserves do not include additional quantities recoverable beyond the term of the relevant production licenses, or that may result from extensions of currently proved areas, or from application of improved recovery processes not yet tested and determined to be economical. The Group’s estimated proved reserves do not include any quantities that are recoverable through application of tertiary recovery techniques.

Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.

“Net” reserves exclude royalties and interests owned by others and reflect contractual arrangements in effect at the time of the estimate.

	2008	2007
Proved developed and undeveloped reserves (oil) (million barrels)
Beginning of year	3,024	3,293
Revisions of previous estimates	(94)	(250)
Improved recovery	98	125
Extensions and discoveries	110	148
Production	(297)	(292)
End of year	2,841	3,024
Proved developed reserves
Beginning of year	2,651	2,903
End of year	2,451	2,651
Proved developed and undeveloped reserves (gas) (billion cubic feet)
Beginning of year	6,331	2,856
Revisions of previous estimates	203	222
Extensions and discoveries	718	3,536
Production	(293)	(283)
End of year	6,959	6,331
Proved developed reserves
Beginning of year	1,518	1,472
End of year	1,571	1,518

Table V: Standardised measure of discounted future net cash flows

The standardised measure of discounted future net cash flows, related to the above proved oil and gas reserves, is calculated in accordance with the requirements of SFAS No. 69. Estimated future cash inflows from production are computed by applying year-end prices for oil and gas to year-end quantities of estimated net proved reserves. Future price changes are limited to those provided by contractual arrangements in existence at the end of each reporting year. Future development and production costs are those estimated future expenditures necessary to develop and produce year-end estimated proved reserves based on year-end cost indices, assuming continuation of year-end economic conditions. Estimated future income taxes are calculated by applying appropriate year-end statutory tax rates to estimated future pre-tax net cash flows, less the tax basis of related assets. Discounted future net cash flows are calculated using 10% midperiod discount factors. This discounting requires a year-by-year estimate of when the future expenditure will be incurred and when the reserves will be produced.

The information provided does not represent management’s estimate of the Group’s expected future cash flows or value of proved oil and gas reserves. Estimates of proved reserve quantities are imprecise and change over time as new information becomes available. Moreover, probable and possible reserves, which may become proved in the future, are excluded from the calculations. The arbitrary valuation prescribed under SFAS No. 69 requires assumptions as to the timing and amount of future development and production costs. The calculations are made for the years ended 31 December 2008 and 2007 and should not be relied upon as an indication of the Group’s future cash flows or value of its oil and gas reserves.

	2008	2007
	RMB millions	RMB millions
Future cash flows	977,904	1,835,471
Future production costs	(536,442)	(799,408)
Future development costs	(42,207)	(68,970)
Future income tax expenses	(44,249)	(196,103)
Undiscounted future net cash flows	355,006	770,990
10% annual discount for estimated timing of cash flows	(113,367)	(349,987)
Standardised measure of discounted future net cash flows	241,639	421,003

Table VI: Changes in the standardised measure of discounted future net cash flows

	2008	2007
	RMB millions	RMB millions
Sales and transfers of oil and gas produced, net of production costs	(112,424)	(77,522)
Net changes in prices and production costs	(231,578)	165,191
Net change due to extensions, discoveries and improved recoveries	32,011	68,788
Revisions of previous quantity estimates	(8,298)	(46,980)
Previously estimated development costs incurred during the year	27,578	8,783
Accretion of discount	36,031	23,726
Net change in income taxes	76,964	(4,716)
Others	352	272
Net change for the year	(179,364)	137,542

CORPORATE INFORMATION

STATUTORY NAME 中国石油化工股有限公司		NEWSPAPERS FOR INFORMATION DISCLOSURE
ENGLISH NAME China Petroleum & Chemical Corporation		Wen Wei Po (Hong Kong) China Daily (in English) China Securities Journal Shanghai Securities News Securities Times
CHINESE ABBREVIATION 中國石化		INTERNET WEBSITE PUBLISHING THIS ANNUAL REPORT DESIGNATED BY THE CHINA SECURITIES REGULATORY COMMISSION http://www.sse.com.cn
ENGLISH ABBREVIATION Sinopec Corp.		LEGAL ADVISORS
LEGAL REPRESENTATIVE Mr. Su Shulin		People’s Republic of China: Haiwen & Partners 21st Floor, Beijing Silver Tower No. 2, Dong San Huan North Road Chaoyang District Beijing PRC Postcode: 100027
REGISTERED ADDRESS AND PLACE OF BUSINESS No.22 Chaoyangmen North Street, Chaoyang District Beijing, PRC Postcode		Hong Kong: Herbert Smith 23rd Floor, Gloucester Tower 15 Queen’s Road Central Central, Hong Kong
Tel. Fax Website E-mail addresses	: 100728 : 86-10-59960028 : 86-10-59960386 : http://www.sinopec.com : ir@sinopec.com media@sinopec.com	United States: Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, Tower II, Lippo Centre 89 Queensway Hong Kong
PLACE OF BUSINESS IN HONG KONG 20th Floor, Office Tower Convention Plaza 1 Harbour Road Wanchai Hong Kong		PRINCIPAL BANKERS Bank of China 410 Fuchengmennei Street Xicheng District Beijing, PRC
AUTHORISED REPRESENTATIVES Mr. Wang Tianpu Mr. Chen Ge		Industrial and Commercial Bank of China 55 Fuxingmennei Avenue Xicheng District Beijing, PRC
SECRETARY TO THE BOARD OF DIRECTORS Mr. Chen Ge		China Construction Bank 25 Finance Street Xicheng District Beijing, PRC
REPRESENTATIVE ON SECURITIES MATTERS Mr. Huang Wensheng No.22 Chaoyangmen North Street, Chaoyang District Beijing, PRC		China Development Bank 29 Fuchengmenwai Street Xicheng District Beijing, PRC
Postcode Tel. Fax	: 100728 : 86-10-59960028 : 86-10-59960386

REGISTRARS

H Shares: Computershare Hong Kong Investor Services Limited 46th Floor, Hopewell Centre 183 Queen’s Road East Hong Kong		ADRs: New York Stock Exchange Stock name:SINOPEC CORP Stock code:SNP
A Shares: China Securities Registration and Clearing Company Limited Shanghai Branch Company 166 Lujiazui East Road Shanghai, PRC		London Stock Exchange Stock name:SINOPEC CORP Stock code:SNP
DEPOSITARY FOR ADRs The US: Citibank, N.A. 388 Greenwich St., 14th Floor New York NY 10013 United States of America		A Shares: Shanghai Stock Exchange Stock name:SINOPEC CORP Stock code:600028
COPIES OF THIS ANNUAL REPORT ARE AVAILABLE AT
The PRC:
China Petroleum & Chemical Corporation
Board Secretariat
22 Chaoyangmen North Street
Chaoyang District
Beijing PRC

The US:
Citibank, N.A.
388 Greenwich St., 14th Floor
New York NY 10013
United States of America

FIRST REGISTRATION DATE OF SINOPEC CORP.
25 February 2000

FIRST REGISTRATION PLACE OF SINOPEC CORP.
6A Huixindong Street, Chaoyang District,
Beijing, PRC

ENTERPRISE LEGAL BUSINESSES LICENSE REGISTRATION NO.
1000001003298 (10-10)

The UK: Citibank, N.A. Citigroup Centre Canada Square, Canary Wharf London E14 5LB, U.K.		TAXATION REGISTRATION NO. Jing Guo Shui Chao Zi 110105710926094
PLACES OF LISTING OF SHARES, STOCK NAMES AND STOCK CODES		NAMES AND ADDRESSES OF AUDITORS OF SINOPEC CORP.
H Shares: Hong Kong Stock Exchange Stock name Stock code	: Sinopec Corp : 0386	Domestic Auditors Address	: KPMG Huazhen Certified Public Accountants : 8/F, Office Tower E2 Oriental Plaza 1 East Chang An Avenue Dong Cheng District Beijing 100738, PRC
		Overseas Auditors Address	: KPMG Certified Public Accountants : 8th Floor Prince’s Building Central, Hong Kong

DOCUMENTS FOR INSPECTION

The following documents will be available for inspection during normal business hours after 27 March 2009 (Friday) at the registered address of Sinopec Corp. upon requests by the relevant regulatory authorities and shareholders in accordance with the Articles of Association of Sinopec Corp. and the laws and regulations of the PRC:

a)	The original annual report signed by the Chairman;

b)
The original audited financial statements and audited consolidated financial statements of Sinopec Corp. for the year ended 31 December 2008, prepared in accordance with ASBE and IFRS signed by Chairman Mr. Su Shulin, Director and President, Mr. Wang Tianpu, Director, Senior Vice President, and Chief Financial Officer, Mr. Dai Houliang and the head of the Corporate Finance Department, Mr Liu Yun;

c)	The original auditors’ report in respect of the above financial statements signed by the auditors; and

d)	All original copies of the documents and announcements Sinopec Corp. has published in the newspapers stipulated by the China Securities Regulatory Commission during the reporting period.

By Order of the Board
Su Shulin
Chairman

Beijing, PRC, 27 March 2009

CONFIRMATION FROM THE DIRECTORS AND SENIOR MANAGEMENT

According to the relevant provisions and requirements of the Securities Law of the People’s Republic of China and Management Rules for Information Disclosure by Listed Companies promulgated by the China Securities Regulatory Commission, as the Board Directors and senior management of Sinopec Corp., we have carefully reviewed the annual report for 2008 and accounts of Sinopec Corp. and concluded that this annual report truly and objectively represents the Sinopec Corp.’s business performance in 2008, it contains no false representations, misleading statements or material omissions and complies with the requirements of the China Securities Regulatory Commission and other relevant regulatory authorities.

Signatures of the Directors and Senior Management

Su Shulin	Zhou Yuan	Wang Tianpu

Zhang Jianhua	Wang Zhigang	Dai Houliang

Liu Zhongli	Shi Wanpeng	Li Deshui

Yao Zhongmin	Fan Yifei	Cai Xiyou

Zhang Kehua	Zhang Haichao	Jiao Fangzheng

Chen Ge

27 March 2009

This annual report is published in both English and Chinese. Should any conflict regarding meaning arises, the Chinese version shall prevail.